     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 10, 1996


                      REGISTRATION NOS. 333-02355, 333-02355-01 AND 333-02355-02
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------


                               AMENDMENT NO. 2 TO

                                    FORM S-1
                                 NEW CF&I, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                              3370                             93-1086900
(State or other jurisdiction of       (Primary Standard Industrial       (I.R.S. Employer Identification
 incorporation of organization)       Classification Code Number)                     No.)
                  1000 S.W. BROADWAY, SUITE 2200, PORTLAND, OREGON 97205 (503) 223-9228
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ---------------------


                               AMENDMENT NO. 2 TO


                                    FORM S-1
                                CF&I STEEL, L.P.
             (Exact name of registrant as specified in its charter)

            DELAWARE                              3370                             93-1103440
(State or other jurisdiction of       (Primary Standard Industrial       (I.R.S. Employer Identification
 incorporation or organization)       Classification Code Number)                     No.)
                  1000 S.W. BROADWAY, SUITE 2200, PORTLAND, OREGON 97205 (503) 223-9228
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ---------------------

                               AMENDMENT NO. 2 TO


                                    FORM S-3
                            OREGON STEEL MILLS, INC.
             (Exact name of registrant as specified in its charter)

                         DELAWARE                                                  94-0506370
               (State or other jurisdiction                                     (I.R.S. Employer
             of incorporation or organization)                                 Identification No.)

     1000 S.W. BROADWAY, SUITE 2200, PORTLAND, OREGON 97205 (503) 223-9228
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

         THOMAS B. BOKLUND                       THOMAS B. BOKLUND                       THOMAS B. BOKLUND
           NEW CF&I, INC.                         CF&I STEEL, L.P.                    OREGON STEEL MILLS, INC.
   PRESIDENT AND CHIEF EXECUTIVE           1000 S.W. BROADWAY, SUITE 2200       CHAIRMAN AND CHIEF EXECUTIVE OFFICER
               OFFICER                         PORTLAND, OREGON 97205              1000 S.W. BROADWAY, SUITE 2200
   1000 S.W. BROADWAY, SUITE 2200                  (503) 223-9228                      PORTLAND, OREGON 97205
       PORTLAND, OREGON 97205                                                              (503) 223-9228
           (503) 223-9228

 (Name, address, including zip code, and telephone number, including area code, of agents for service)
                             ---------------------
                                   Copies to:

                     ROBERT J. MOORMAN                                           ERIC S. HAUETER
                      JOHN R. THOMAS                                              BROWN & WOOD
                      STOEL RIVES LLP                                         555 CALIFORNIA STREET
                    900 SW FIFTH AVENUE                                  SAN FRANCISCO, CALIFORNIA 94104
                  PORTLAND, OREGON 97204                                     (415) 772-1200 (PHONE)
                  (503) 224-3380 (PHONE)                                      (415) 397-4621 (FAX)
                   (503) 220-2480 (FAX)

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.
                             ---------------------
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ---------------------



    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF
THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                 NEW CF&I, INC.
                                CF&I STEEL, L.P.
                            ------------------------

                     CROSS REFERENCE SHEET SHOWING LOCATION
                          IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM S-1

              ITEM NUMBER AND HEADING IN
            FORM S-1 REGISTRATION STATEMENT             LOCATION OR CAPTION IN PROSPECTUS
      -------------------------------------------  -------------------------------------------
  1.  Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus.....  Forepart of the Registration Statement;
                                                   Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages
      of Prospectus..............................  Inside Front and Outside Back Cover Pages
  3.  Summary Information, Risk Factors and Ratio
      of Earnings to Fixed Charges...............  Prospectus Summary; The Company; Risk
                                                   Factors
  4.  Use of Proceeds............................  Use of Proceeds
  5.  Determination of Offering Price............  Not applicable
  6.  Dilution...................................  Not applicable
  7.  Selling Security Holders...................  Not applicable
  8.  Plan of Distribution.......................  Outside and Inside Front Cover Pages;
                                                   Underwriting
  9.  Description of Securities to be
      Registered.................................  Description of the Notes
 10.  Interests of Named Experts and Counsel.....  Not applicable
 11.  Information with Respect to the
      Registrant.................................  Outside and Inside Front Cover Pages;
                                                   Additional Information; Prospectus Summary;
                                                   The Company; Risk Factors; Use of Proceeds;
                                                   Capitalization; Selected Financial Data;
                                                   Management's Discussion and Analysis of
                                                   Financial Condition and Results of
                                                   Operations; Business; Description of the
                                                   Notes; Description of Capital Stock
 12.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities................................  Not applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION DATED JUNE 10, 1996

                                  $235,000,000

                                      LOGO
                           % FIRST MORTGAGE NOTES DUE 2003
                             ---------------------


    Oregon Steel Mills, Inc. ("Oregon Steel" or the "Company") is offering (the
"Notes Offering") $235,000,000 aggregate principal amount of its     % First
Mortgage Notes due 2003 (the "Notes"). The Notes will bear interest at the rate
of     % per annum from the date of original issuance. Interest on the Notes
will be payable semi-annually on June    and December    of each year,
commencing December   , 1996. The Notes will mature on June   , 2003 and will be
redeemable, in whole or in part, at the option of the Company, on or after June
  , 2000 at the redemption prices set forth herein plus accrued interest to the date of redemption. The Notes have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.


    In the event of a Change of Control (as defined), the Company will be obligated to make an offer to purchase all outstanding Notes at a purchase price of 101% of the principal amount thereof plus accrued interest. There is no assurance that the Company and the Guarantors (as defined below) will have adequate resources to fund the purchase of the Notes upon a Change of Control. In addition, the Company will be obligated in certain instances to offer to purchase Notes at a purchase price of 100% of the principal amount thereof plus accrued interest with the net cash proceeds of certain sales or other dispositions of assets. See "Description of the Notes -- Certain
Covenants -- Change of Control" and "Description of the Notes -- Certain Covenants -- Disposition of Proceeds of Asset Sales."

    The Notes will be unconditionally guaranteed (the "Guarantees"), jointly and severally, by two subsidiaries of the Company, New CF&I, Inc. and CF&I Steel, L.P. (the "Guarantors"). The Notes and the Guarantees will be secured by a lien on certain assets of the Company and the Guarantors, respectively. The Notes and the Guarantees will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of the Company and the Guarantors, respectively, except to the extent of any collateral which may be pledged to secure such other indebtedness. After giving effect to the Offerings (as defined below) and the application of the estimated net proceeds therefrom as if such transactions had occurred on March 31, 1996, the Company and the Guarantors would have had, in addition to the Notes and excluding intercompany liabilities, $230.6 million of consolidated liabilities, including $47.8 million of unsecured consolidated long-term debt (excluding current portion of $6.2 million). The Notes will be effectively subordinated to all existing and future liabilities (whether or not for borrowed money) of the Company's subsidiaries which are not Guarantors. After giving effect to the Offerings and the application of the estimated net proceeds therefrom as if such transactions had occurred on March 31, 1996, subsidiaries of the Company which are not Guarantors would have had, excluding liabilities owed to the Company, $11.2 million of consolidated liabilities, including secured debt of Canadian $3.9 million.

    Ownership of the Notes will be maintained in book-entry form by or through the Depository (as defined herein). Interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Beneficial owners of the Notes will not have the right to receive physical certificates evidencing their ownership of the Notes except under the limited circumstances described herein. Settlement for the Notes will be made in immediately available funds. The Notes will trade in the Depository's Same-Day Funds Settlement System and secondary market trading activity for the Notes will therefore settle in immediately available funds. All payments of principal of, premium, if any, and interest on the Notes will be made by the Company in immediately available funds so long as the Notes are maintained in book-entry form. Beneficial interests in the Notes may be acquired, or subsequently transferred, only in denominations of $1,000 and integral multiples thereof.

    Concurrently with the Notes Offering, the Company is publicly offering shares of its Common Stock pursuant to a separate prospectus (the "Common Stock Offering" and, together with the Notes Offering, the "Offerings"). The Notes Offering is contingent upon the concurrent completion of the Common Stock Offering and the effectiveness of the Amended Credit Agreement (as defined herein). The Amended Credit Agreement will initially be guaranteed by the Guarantors and borrowings under the Amended Credit Agreement will be limited to an amount calculated as a specified percentage of eligible accounts receivable and inventory, provided that the maximum amount of borrowings thereunder may not at any time exceed $125 million, and will be secured by the accounts receivable and inventory of the Company and the Guarantors.


     SEE "RISK FACTORS" BEGINNING ON PAGE 14 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE NOTES.

                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------
                                                                     UNDERWRITING
                                                  PRICE TO           DISCOUNTS AND         PROCEEDS TO
                                                  PUBLIC(1)         COMMISSIONS(2)         COMPANY(3)
- -----------------------------------------------------------------------------------------------------------
Per Note..................................            %                    %                    %
- -----------------------------------------------------------------------------------------------------------
Total.....................................      $235,000,000               $                    $
- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------

   (1) Plus accrued interest, if any, from the date of original issuance.
   (2) For information regarding indemnification, see "Underwriting".
   (3) Before deducting expenses payable by the Company estimated at $450,000.

                             ---------------------

    The Notes are offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that delivery of the Notes will be made through the book-entry
facilities of the Depository on or about           , 1996.
                             ---------------------

SMITH BARNEY INC.
                     PAINEWEBBER INCORPORATED
                                               SCOTIA CAPITAL MARKETS (USA) INC.
           , 1996

                                     [Photograph of continuous caster at
                                      CF&I Steel Division's Pueblo Mill]



                               Continuous Caster (above) -- CF&I Steel Division
                               Only domestic minimill to utilize 100%
                               continuously cast rounds.
 [Photograph of steel coil
produced at CF&I Steel         Rod and Bar Mill (left) -- CF&I Steel Division
Division's rod and bar mill]   Newly modernized rod and bar mill produces a
                               full range of grades, available in coil weights up to 6,000 pounds.

Pressure Cast
Slab (right) -- Oregon Steel
Division. Bottom poured cast slab            [Photograph of pressure cast steel
provides a uniform structure                 slab produced at the Oregon Steel
ideal for hot rolled plate.                  Division's Portland Mill]

Napa Pipe Mill (below) -- Oregon
Steel Division. Only large
diameter pipe mill in the western
United States.


[Photograph of large diameter steel
pipe produced at the Oregon Steel
Division's Napa Pipe Mill]

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, New York, New York 10048 and Chicago Regional Office, 1400 Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the aforementioned material can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. The Guarantors do not intend to provide holders of the Notes with annual or quarterly reports containing financial statements.

     The Company and the Guarantors have filed with the Commission a Registration Statement on Form S-3 and Form S-1, respectively, (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which are available from the Public Reference Section of the Commission at prescribed rates as described above. Statements contained herein concerning the provisions of documents filed with, or incorporated by reference in, the Registration Statement as exhibits are necessarily summaries of such provisions and documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed with the Commission by the Company (Commission File No. 1-9887), are incorporated in this Prospectus by reference:
(i) the Company's Annual Report on Form 10-K (and amendment thereto on Form 10-K/A) for the fiscal year ended December 31, 1995 and (ii) the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company and the Guarantors undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on written or oral request, a copy of any and all of the documents incorporated in this Prospectus by reference, other than exhibits to such documents not specifically incorporated by reference therein. Requests for such copies should be directed to Oregon Steel Mills, Inc., at its principal executive offices located at 1000 S.W. Broadway, Suite 2200, Portland, Oregon 97205, Attention: Director of Investor Relations (telephone: (503) 223-9228).

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements included and incorporated by reference in this Prospectus. Unless otherwise indicated or the context otherwise requires,
(i) all information in this Prospectus assumes that the over-allotment option to purchase up to an additional 900,000 shares of Common Stock granted to the underwriters by the Company in the Common Stock Offering is not exercised and
(ii) the terms "Company" and "Oregon Steel" refer to Oregon Steel Mills, Inc. and its consolidated subsidiaries.

                                  THE COMPANY

     Oregon Steel operates two steel minimills and four finishing facilities in the western United States and Canada that produce one of the broadest lines of specialty and commodity steel products of any domestic minimill company. The Company emphasizes the cost-efficient production of higher margin specialty steel products targeted at a diverse customer base located primarily in the western United States, western Canada and the Pacific Rim. The Company's manufacturing flexibility allows it to manage actively its product mix in response to changes in customer demand and individual product cycles.

     Through strategic acquisitions and selective capital additions, the Company has:

     - increased shipments of steel products from 762,700 tons in 1991 to 1.4 million tons in 1995

     - expanded its range of finished products from plate and large diameter welded pipe in 1991 to eight products currently by adding electric resistance welded ("ERW") pipe, rail, rod, bar, wire and seamless oil country tubular goods ("OCTG")

     - increased its emphasis on higher margin specialty products

     - expanded its geographic markets from the western United States to national and international markets

     The Company is organized into two business units: the Oregon Steel Division and the CF&I Steel Division. The Oregon Steel Division is centered on the Company's steel plate minimill in Portland, Oregon (the "Portland Mill"), which is the only steel plate minimill in the 11 western states and one of only two steel plate production facilities operating in that region. The Oregon Steel Division's steel pipe mill in Napa, California (the "Napa Pipe Mill"), one of only four large diameter pipe mills operating in the United States and the only such mill in the 11 western states, produces large diameter pipe that satisfies the demanding specifications of oil and gas transmission companies. The Oregon Steel Division also produces large diameter pipe and ERW pipe at its 60% owned pipe mill in Camrose, Alberta, Canada (the "Camrose Pipe Mill"), which is strategically located in the Alberta natural gas fields to provide transmission pipe to western Canada's gas industry.

     The CF&I Steel Division consists of steelmaking and finishing facilities in Pueblo, Colorado (the "Pueblo Mill"). Through the Pueblo Mill, the Company is the sole rail manufacturer west of the Mississippi River and is one of only two rail manufacturers in the United States. During 1995 the Company completed the construction and start-up of a combination rod and bar mill that has an annual capacity of approximately 600,000 tons and the capability to produce specialty bar products and high carbon rod in 6,000-pound coils. The Pueblo Mill is also a producer of wire products and OCTG.

     Oregon Steel seeks to be a cost-efficient producer of specialty and commodity steel products. The Company strives to reduce costs and improve performance by (i) operating manufacturing facilities capable of responding rapidly to changes in customer demand and individual product cycles, (ii) emphasizing the production of higher margin specialty steel products and (iii) investing in efficient and flexible manufacturing technology.

                          CAPITAL IMPROVEMENT PROGRAM

     As part of its effort to reduce manufacturing costs, upgrade its steelmaking facilities and improve product quality and product mix, the Company initiated a $410 million (excluding capitalized interest) capital improvement program in late 1993, of which approximately $324 million had been expended as of March 31, 1996. The purpose of the program is to (i) expand and improve the steelmaking and casting capability at the Pueblo Mill from 900,000 tons to 1.2 million tons annually, (ii) reduce the cost of producing rail, rod and bar products at the Pueblo Mill while improving product quality and expanding the specialty grades that can be manufactured there, (iii) reduce the cost and improve the yield of plate rolling and other finishing operations at the Portland Mill while increasing plate rolling capacity from 430,000 tons to 1.2 million tons annually and (iv) reduce dependence on scrap steel. Several of these projects have been completed, and construction of various other projects is scheduled to continue through 1996.

     As part of its strategy in acquiring the CF&I Steel Division in 1993, the Company initiated significant capital additions to the Pueblo Mill. In 1993 work began on a series of capital improvements, principally to the steelmaking facility, rod and bar mills and rail production facilities. These improvements have been substantially completed except for the installation of equipment capable of producing in-line head hardened rail, which is expected to begin operating in the third quarter of 1996. The new rod and bar mill was completed in July 1995 and is expected to reach full production capacity in the fourth quarter of 1996. Major improvements completed to date include expansion of steelmaking and casting capacity from 900,000 tons to 1.2 million tons annually, upgrading from ingot to continuous casting for rail production, enhancement of the ability to produce specialty grades of steel and construction of a new rod and bar mill. These changes are expected to reduce average production costs at the Pueblo Mill, primarily as a result of increased yields and enhanced production efficiencies, and to improve product quality and allow production of a broader range of products.

     At the Portland Mill, the Company has begun engineering, site preparation and construction work for installation of a new Steckel combination rolling mill (the "Combination Mill"). When fully operational, the Combination Mill is expected to (i) increase capacity of plate rolling operations from 430,000 tons to 1.2 million tons annually, (ii) reduce the cost and improve the yield of plate rolling and other finishing operations, (iii) provide enhanced manufacturing flexibility, (iv) supply substantially all the Company's requirements for plate used in its manufacturing of large diameter line pipe,
(v) add coiled plate to the product mix and (vi) be capable of producing wider steel plate than any such mill currently operating in the world. The Combination Mill is currently scheduled to begin start-up operation in the second half of 1996 and is expected to reach full production capacity by the end of 1997. The Company plans to operate the existing rolling mill at the Portland Mill until the Combination Mill is fully operational.

     The Company believes the improvements described above will significantly reduce production costs at both the CF&I and Oregon Steel Divisions. The Company estimates that the capital improvements at the Pueblo Mill, when fully operational, should reduce the average production costs of making cast steel for use in its finishing operations by approximately $27 per ton and should reduce the average production costs of making rod and bar products from cast steel by approximately $28 per ton (assuming annual production of approximately 1,000,000 tons of cast steel and approximately 500,000 tons of rod and bar products), in each case compared to average costs for the year ended December 31, 1995. In that regard, average manufacturing costs at the CF&I Steel Division during 1995 were higher than anticipated due to start-up difficulties related to the new rod and bar mill. At the Oregon Steel Division, the Company estimates that the Combination Mill and related improvements, when fully operational and assuming production of approximately 775,000 tons of steel plate and coil product annually, should decrease average rolling costs by approximately $45 per ton, including estimated savings of approximately $11 per ton due to the elimination of transportation costs related to the operations at the Company's plate rolling mill in Fontana, California (the "Fontana Plate Mill"), compared to average plate rolling costs for the year ended December 31, 1994. The Company believes 1994 results are more appropriate than 1995 results for calculating the estimated cost savings at the Oregon Steel Division because of the termination of production at the Fontana Plate Mill in the fourth quarter of 1994. Closure of the Fontana Plate Mill, which was an initial step in the Company's plan to consolidate plate rolling operations at the Portland Mill, reduced the Company's effective plate rolling capacity in 1995 and thereafter by approximately 50%. The Company anticipates that plate rolling capacity lost as a result of the Fontana Plate Mill closure will be restored when the Combination Mill is fully operational.

     There is no assurance that these estimated cost savings will be realized or that capital improvement projects will be fully operational by the dates anticipated, and actual results will vary from the estimates set forth herein. The estimates of cost savings are based on a number of estimates and assumptions, including completion of the capital improvement program and an assumed increase in production, as a result of the capital improvement program, to the production levels set forth above (which in certain cases are at or near the maximum production levels for the respective facilities); average estimated cost savings per ton would be lower, perhaps substantially, at lower rates of production. In addition, these estimates do not take into account, among other things, estimated increased depreciation expenses resulting from the capital improvement program. Due in large part, however, to the assumed increase in production levels as set forth above, depreciation, if taken into account, would not significantly affect the estimated average cost savings for cast steel, but would reduce the estimated average cost savings for rod and bar to $27 per ton and for steel plate to $35 per ton. Furthermore, following completion of capital improvement projects the Company may continue to experience operational difficulties and delays before those projects become fully operational. As a result, there is no assurance that the new rod and bar mill, the Combination Mill or other capital improvement projects will be fully operational by the dates anticipated, which would delay the realization of benefits from those projects. Moreover, completion of the capital improvement program is subject to a number of uncertainties, including the continued availability of borrowings under the Amended Credit Agreement, and there is no assurance that the program will be completed as planned. See "Risk Factors -- Start-Up Difficulties,"
"-- Funding for the Capital Improvement Program," "-- Potential Delay in Completion of Capital Improvement Program" and "-- Uncertainty of Benefits of Capital Improvement Program; Increase in Interest and Depreciation Expense" and "Business -- Capital Improvement Program."

     The Company believes the information set forth in the preceding two paragraphs includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and is subject to the safe harbor created by that section. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in those paragraphs and in "Risk Factors" and "Business -- Capital Improvement Program."

                                THE REFINANCING

     The Notes Offering is part of a refinancing (the "Refinancing") which will include (i) the Common Stock Offering and the Notes Offering, (ii) the amendment of the Company's existing bank credit agreement (the "Old Credit Agreement") to establish a $125 million credit facility (the "Amended Credit Agreement") collateralized by accounts receivable and inventory, none of which is expected to be borrowed as of the completion of the Offerings, and (iii) the repayment in full of all of the outstanding indebtedness under the Old Credit Agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Certain Indebtedness."

     In connection with the proposed Refinancing, Napa Pipe Corporation and Oregon Steel Mills -- Fontana Division, Inc., former subsidiaries of the Company, were merged into the Company in February 1996 (the "Mergers").

     The following table sets forth the estimated sources and uses of funds from the Refinancing, assuming a public offering price of $16.00 per share for the Common Stock Offering (in thousands).

Sources:
  Common Stock Offering(1)......................................................    $ 96,000
  Notes Offering(1).............................................................     235,000
  Amended Credit Agreement......................................................          --
                                                                                    --------
          Total sources.........................................................    $331,000
                                                                                    ========
Uses:
  Repay borrowings under Old Credit Agreement(2)................................    $295,000
  Estimated fees and cash expenses(3)...........................................      14,700
  Capital expenditures and other general corporate purposes.....................      21,300
                                                                                    --------
          Total uses............................................................    $331,000
                                                                                    ========

- ---------------

(1) Represents gross proceeds.
(2) Estimated outstanding balance upon completion of the Offerings.
(3) Includes (i) estimated underwriting discounts and commissions and related expenses of the Offerings and (ii) estimated cash payments in the approximate aggregate amount of $2.6 million to terminate certain interest rate swap agreements related to the Old Credit Agreement.

                              RECENT DEVELOPMENTS



     On June 7, 1996 the Company announced that a mechanical failure had resulted in the temporary shutdown of the ladle refining furnace (the "LRF") at the Pueblo Mill. The LRF is used to refine the chemistry of the molten steel produced by the electric arc furnaces at the Pueblo Mill. The Company estimates that repairs to the LRF will take approximately 20 days and that, until the LRF is returned to full operation, steel production at the Pueblo Mill will be reduced substantially. There is, however, no assurance that repairs will not take longer.



     This temporary shutdown of the LRF and the reduction in steel production will increase production costs and adversely affect shipment levels in June and July 1996. The Company estimates that this temporary shutdown will reduce pretax results by approximately $3 million, although the actual effect on results of operations will likely vary from this estimate. The Company has business interruption insurance and is reviewing its coverage under the policy to determine whether it is entitled to any insurance recovery in connection with the LRF shutdown. Although the Company believes there is insurance coverage (subject to a deductible), there is no assurance that the Company will be entitled to any recovery under this policy and, in any event, any recovery would likely occur in a later period.



     The estimates regarding the length of time it will take to repair the LRF and the effect of the temporary shutdown on results of operations are based on a number of estimates and assumptions and are subject to significant uncertainties. Accordingly, there is no assurance that the LRF will be repaired within the estimated time period set forth above or that the effect of the shutdown on results of operations will not be more adverse than the estimate set forth above.



     The Company's results of operations for the three months ended March 31, 1996 were favorably affected by strong shipments of rail and OCTG products. Rail sales are expected to decline in the second quarter of 1996, and this decline, together with the need for further adjustment of the product mix at the Pueblo Mill, including rod and bar product mix, is expected to adversely affect results of operations for the second quarter of 1996 compared to the first quarter of 1996.



     The combined effect of the matters discussed above is expected to have a material adverse effect on the Company's results of operations for the second quarter of 1996 compared to the first quarter of 1996. See "-- Forward-Looking Statements" below.


                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered by prospective purchasers of the Notes.

                           FORWARD-LOOKING STATEMENTS


     The Company believes the information set forth in this Prospectus under the captions "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and in Appendix A under "Results of Operations" includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and is subject to the safe harbor created by that section. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Capital Improvement Program."

                               THE NOTES OFFERING

Securities Offered.........  $235,000,000 aggregate principal amount of   %
                             First Mortgage Notes due 2003 (the "Notes"). Upon issuance, all Notes will be represented by one or more fully registered global Notes. Ownership of the global Notes will be maintained in book-entry form by or through the Depository.

Interest Payments..........  Interest on the Notes will accrue from the date of original issuance and will be payable semi-annually
                             on June   and December   of each year, commencing
                             December   , 1996.

Maturity Date..............  June   , 2003.

Optional Redemption........  The Notes will be redeemable, in whole or in part,
                             at the option of the Company, on or after June   ,
                             2000, at the redemption prices set forth herein plus accrued interest to the date of redemption.


Change of Control..........  In the event of a Change of Control (as defined), the Company will be obligated to make an offer to purchase all outstanding Notes at a purchase price of 101% of the principal amount thereof plus accrued interest. The occurrence of a Change of Control could result in an event of default under the Amended Credit Agreement (which will permit borrowings in an aggregate principal amount of up to $125 million, but under which no borrowings are expected to be outstanding upon completion of the Offerings) and under other credit facilities and debt instruments of the Company and its subsidiaries (under which borrowings of approximately $56.8 million in aggregate principal amount were outstanding as of March 31, 1996) and could entitle the lenders under such credit facilities and debt instruments to require the immediate repayment of the indebtedness thereunder in full. There is no assurance that the Company and the Guarantors will have adequate resources to repay or refinance other indebtedness upon the occurrence of such an event of default or to fund the purchase of the Notes upon a Change of Control. See "Description of the Notes -- Certain
                             Covenants -- Change of Control."


Asset Sale Proceeds........  The Company will be obligated in certain instances to offer to purchase Notes at a purchase price of 100% of the principal amount thereof plus accrued interest with the net cash proceeds of certain sales or other dispositions of assets.

Guarantees.................  The Notes will be unconditionally guaranteed (the
                             "Guarantees"), jointly and severally, by the following subsidiaries of the Company: CF&I Steel, L.P., a Delaware limited partnership ("CF&I"), and New CF&I, Inc., a Delaware corporation ("New CF&I") (the "Guarantors"). CF&I owns the Pueblo Mill and New CF&I is a holding company through which the Company holds its interest in CF&I. See "Description of the Notes -- Guarantees."

Ranking....................  The Notes and the Guarantees will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of the Company and the Guarantors, respectively, except to the extent of any collateral which may be pledged to secure such other indebtedness. After giving effect to the Offerings and the application of the estimated net proceeds therefrom as if such transactions had occurred on March 31, 1996, the Company and the Guarantors would have had, in addition to the Notes and excluding intercompany liabilities, $230.6 million of consolidated liabilities, including $47.8 million of unsecured consolidated long-term debt (excluding current portion of $6.2 million). In addition, concurrently with the effectiveness of the Offerings, the Company will enter into the Amended Credit Agreement, which will initially be guaranteed by CF&I and New CF&I and secured by accounts receivable and inventory of the Company, New CF&I and CF&I. Borrowings under the Amended Credit Agreement will be limited to an amount calculated as a specified percentage of eligible accounts receivable and inventory, provided that the maximum amount of borrowings thereunder may not at any time exceed $125 million. See "Description of Certain Indebtedness."


                             The Notes will be effectively subordinated to all existing and future liabilities (whether or not for borrowed money) of the Company's subsidiaries which are not Guarantors. After giving effect to the Offerings and the application of the estimated net proceeds therefrom as if such transactions had occurred on March 31, 1996, subsidiaries of the Company which are not Guarantors would have had, excluding liabilities owed to the Company, $11.2 million of consolidated liabilities, including secured debt of Cdn.$3.9 million.


Security...................  The Notes will be secured by a lien on substantially all of the buildings, fixtures and equipment which comprise the Portland Mill and the Napa Pipe Mill, together with the real property on which such buildings are located, excluding certain assets referred to below. CF&I's Guarantee will be secured by a lien on substantially all the buildings, fixtures and equipment which comprise the Pueblo Mill, together with the real property on which such buildings are located, excluding certain assets referred to below. The collateral for the Notes and the Guarantees will not include, among other things, (i) inventory and accounts receivable and related books and records (most of which will be pledged as collateral for the Company's proposed $125 million Amended Credit Agreement), (ii) any partnership interests in CF&I or Camrose Pipe Company ("Camrose") or any capital stock of (or other equity interests in) New CF&I or any other subsidiary of the Company, (iii) any intercompany indebtedness, (iv) any Excluded Assets (as defined) (which will include certain real property and improvements, the rod mill equipment previously used at the Pueblo Mill, the rolling mill equipment previously used at the Fontana Plate Mill, assets encumbered by purchase money liens or securing commercial letters of credit, motor vehicles and certain mobile equipment) or (v) any Excluded Intangibles (as defined). In that regard, once the Combination Mill is operational, the existing rolling mill at the Portland Mill will cease operations and be released as collateral for the Notes. Furthermore, New CF&I is a holding company whose only material assets consist of the general partnership interest in CF&I and the capital stock of another subsidiary, none of which will be pledged as collateral for its Guarantee. See "Description of the Notes -- Security."


Certain Covenants..........  The indenture under which the Notes will be issued
                             (the "Indenture") will contain certain covenants that, among other things, will limit the ability of the Company and certain of its subsidiaries to incur additional indebtedness, pay dividends or make other distributions, create certain liens, make certain asset sales, sell the capital stock of certain subsidiar-ies, enter into transactions with affiliates, create restrictions on the ability of certain subsidiaries to pay dividends to the Company, enter into sale-leaseback transactions, and enter into certain consolidations, mergers or other business combinations, in each case subject to the exceptions and qualifications provided therein. See "Description of the Notes."


Listing....................  The Notes have been approved for listing on the New
                             York Stock Exchange, subject to official notice of issuance.


Use of Proceeds............  The net proceeds from the Notes Offering and the
                             Common Stock Offering will be used primarily to repay debt outstanding under the Old Credit Agreement. Remaining net proceeds will be used for capital expenditures and other general corporate purposes. See "Use of Proceeds."

Conditions to the Notes
  Offering.................  The Notes Offering is contingent upon the concurrent completion of the Common Stock Offering and the effectiveness of the Amended Credit Agreement. See "Description of Certain Indebtedness."

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

                                                                                                          THREE MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,                             MARCH 31,
                                         -----------------------------------------------------------      -------------------
                                           1991      1992(1)     1993(2)      1994(3)      1995(4)          1995       1996
                                         --------    --------   ----------   ----------   ----------      --------   --------
                                              (IN THOUSANDS, EXCEPT PER SHARE AND PER TON DATA, RATIOS AND TONNAGE DATA)
INCOME STATEMENT DATA:
  Sales................................  $489,357    $397,722   $  679,823   $  838,268   $  710,971      $187,017   $205,489
  Gross profit.........................   102,840      81,267       71,587       76,933       72,558        16,739     28,584
  Operating income.....................    54,644      37,471       24,860        1,673       24,019         4,841     15,301
  Net income (loss)(15)................    35,465      19,977       14,805         (338)      12,434         1,910      6,518
Net income (loss) per share(5)(15).....  $   1.89    $   1.04   $      .75   $     (.02)  $      .62      $    .10   $    .33
Cash dividends declared per common
  share................................  $    .50    $    .56   $      .56   $      .56   $      .56      $    .14   $    .14
Weighted average common shares and
  common share equivalents
  outstanding(5).......................    18,735      19,183       19,822       19,973       20,016        20,005     20,020
BALANCE SHEET DATA:
  Working capital......................  $122,780    $ 99,444   $  139,461   $  141,480   $  115,453      $123,087   $104,045
  Total assets.........................   323,529     354,252      549,670      665,733      805,266       670,752    824,201
  Long-term debt.......................     3,417          --       76,487      187,935      312,679       195,013    320,660
  Total stockholders' equity(15).......   245,006     257,515      275,242      263,477      266,790       263,654    270,709
OTHER DATA:
  Depreciation and amortization........  $ 12,441    $ 16,253   $   21,375   $   22,012   $   24,964      $  5,116   $  7,131
  Capital expenditures.................  $ 38,481    $ 34,281   $   40,905   $  128,237   $  176,885      $ 38,321   $ 36,878
  Ratio of earnings to fixed
    charges(6)(15).....................     29.9x       36.8x         4.4x          .4x         1.1x          1.1x       2.0x
  EBITDA(7)............................  $ 68,676    $ 55,776   $   44,806   $   44,777   $   51,467      $ 10,079   $ 21,668
  Net cash provided by operating
    activities.........................  $ 22,598    $ 48,385   $   44,545   $   20,520   $   53,616      $ 30,724   $ 29,388
  Net cash used in investing
    activities.........................  $(36,411)   $(52,960)  $  (46,185)  $ (128,444)  $ (176,261)     $(38,805)  $(37,709)
  Net cash provided by (used in)
    financing activities...............  $ 26,025    $ (4,892)  $    6,193   $  104,006   $  118,082      $  4,485   $  9,407
  Ratio of EBITDA to interest expense
    (including capitalized interest)...     49.1x      175.4x         7.9x         4.0x         2.3x          2.1x       2.9x
  Total long-term debt as a percentage
    of capitalization(8)(15)...........      1.4%          --        21.7%        41.6%        54.0%         42.5%      54.2%
  Tonnage sold:
    Oregon Steel Division(9):
      Commodity plate..................   232,900     241,200      278,900      269,400      136,200        42,300     35,500
      Specialty plate..................   111,200     138,500      157,300      154,700      159,700        49,700     46,300
      ERW pipe.........................        --      16,100       75,100       94,900       48,400        21,100     23,100
      Large diameter pipe..............   418,600     269,500      248,600      356,300      223,000        32,200     47,300
      Semifinished.....................        --          --       18,400       45,400      196,200        57,600         --
                                         --------    --------   ----------   ----------   ----------      --------   --------
        Total Oregon Steel Division....   762,700     665,300      778,300      920,700      763,500       202,900    152,200
                                         --------    --------   ----------   ----------   ----------      --------   --------
    CF&I Steel Division(10):
      Rail.............................        --          --      186,200      250,500      240,700        78,600     95,100
      Rod, bar and wire products.......        --          --      346,100      379,300      271,300        84,700    112,800
      Seamless pipe....................        --          --       85,300      130,000      116,100        28,900     40,700
      Semifinished.....................        --          --        7,100        5,800       12,100            --      7,100
                                         --------    --------   ----------   ----------   ----------      --------   --------
        Total CF&I Steel Division......        --          --      624,700      765,600      640,200       192,200    255,700
                                         --------    --------   ----------   ----------   ----------      --------   --------
        Total Company..................   762,700     665,300    1,403,000    1,686,300    1,403,700       395,100    407,900
                                         ========    ========    =========    =========    =========      ========   ========
  Average price per ton sold:
    Oregon Steel Division..............  $    642    $    598   $      533   $      542   $      534      $    490   $    610
    CF&I Steel Division................        --          --          424          443       467(11)          456        441
        Total Company..................       642         598          485          497       504(11)          473        504
PRO FORMA DATA(12):
  Operating income..............................................................          $   24,019                 $ 15,301
  Interest expense (including capitalized interest)(13).........................          $   31,515                 $  7,804
  Net income....................................................................          $    7,365                 $  6,857
  Ratio of earnings to fixed charges(6).........................................                 .8x                     1.9x
  Ratio of EBITDA to interest expense (including capitalized interest)(16)......                1.6x                     2.8x
  Total long-term debt as a percentage of capitalization(8).....................               45.1%                    44.0%

                                                                                              AT MARCH 31, 1996
                                                                                        -----------------------------
                                                                                         ACTUAL      AS ADJUSTED(14)
                                                                                        --------     ----------------
                                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents...........................................................  $  1,738         $ 42,092
  Working capital.....................................................................   104,045          147,794
  Total assets........................................................................   824,201          873,082
  Long-term debt (excluding current portion)..........................................   320,660          282,760
  Stockholders' equity................................................................   270,709          359,895

                         (Footnotes on following page)

 (1) Results for 1992 include the results of operations of the Camrose Pipe Mill from the date of its acquisition on June 30, 1992.

 (2) Results for 1993 include the results of operations of the CF&I Steel Division from the date of its acquisition on March 3, 1993.

 (3) In the fourth quarter of 1994, the Company began construction of the Combination Mill and, in connection therewith, in the third quarter of 1994 the Company recorded a non-cash, pre-tax charge of $8.9 million to reduce the carrying value of certain plant and equipment and inventories that are unlikely to be used following completion of the Combination Mill. The Fontana Plate Mill ceased production in the fourth quarter of 1994 and closed permanently in the first quarter of 1995. As a result of the closure, the Company recognized a pre-tax loss for the disposal and exit costs of $13.2 million in the third quarter of 1994. Also in the fourth quarter of 1994, the Company received property tax refunds totaling $4.6 million related to prior years for the over-assessment of its Portland and Pueblo Mills. The refunds reduced 1994 cost of sales by $3.5 million and increased 1994 interest income by $1.1 million.

 (4) Sales for 1995 include insurance proceeds of approximately $4.0 million received in the second quarter of 1995 as reimbursement of lost profits resulting from lost production and start-up delays at the Pueblo Mill caused by an explosion in the third quarter of 1994. In 1995 revenues of $26.0 million and related product costs of $26.7 million were capitalized during construction of the rod and bar mill at the Pueblo Mill prior to placement of the mill in service on August 1, 1995.

 (5) Includes 598,400 shares of Common Stock reserved for issuance on March 3, 2003 as payment of a portion of the purchase price for the acquisition of the CF&I Steel Division. Excludes 100,000 shares of Common Stock reserved for issuance upon exercise of warrants, to be issued in connection with the acquisition of the CF&I Steel Division, with an exercise price of $35 per share. See "Capitalization."

 (6) For the purpose of determining the ratio of earnings to fixed charges, earnings consist of consolidated income (loss) before income taxes plus fixed charges (excluding capitalized interest) and minority interest in income of majority-owned subsidiaries with fixed charges, less minority interest in losses of majority-owned subsidiaries. Fixed charges consist of consolidated interest on indebtedness, including capitalized interest, amortization of debt issue costs and that portion of rental expense deemed to be representative of the interest factor (one-third of rental expenses). Fixed charges exceeded earnings by $7.3 million for the year ended December 31, 1994. Pro forma fixed charges exceeded pro forma earnings by $5.9 million for the year ended December 31, 1995.

 (7) EBITDA means, in general, the sum of consolidated net income (loss), consolidated depreciation and amortization expense, consolidated interest expense and consolidated income tax expense or benefit, excluding any provisions for non-recurring expenses such as rolling mill closures and settlements of litigation. EBITDA has been included solely because the Company uses it as one means of analyzing its ability to service its debt, the Company's lenders use it for the purpose of analyzing the Company's performance with respect to its credit agreements and the Company believes that it is used by certain investors as one measure of a company's historical ability to service its debt. EBITDA is not intended to represent cash flows for the period nor has it been presented as an alternative to operating income or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

 (8) For purposes of this percentage, long-term debt excludes current portion, and capitalization is defined as the sum of long-term debt plus stockholders' equity.

 (9) The Oregon Steel Division consists primarily of the operations of the Portland Mill, the Napa Pipe Mill, the Camrose Pipe Mill and, until production there terminated in November 1994, the Fontana Plate Mill.

(10) The CF&I Steel Division consists primarily of the operations of the Pueblo Mill.

(11) Excludes insurance proceeds of approximately $4.0 million received in the second quarter of 1995 as reimbursement of lost profits resulting from lost production and start-up delays at the Pueblo Mill caused by an explosion that occurred during the third quarter of 1994.

(12) Gives effect to the Refinancing as if it had occurred on January 1, 1995 except for total long-term debt as a percentage of capitalization which gives effect to the Refinancing as if it had occurred on December 31, 1995 and March 31, 1996, respectively. The pro forma data does not purport to represent what the Company's results of operations or financial position would have been had such transaction occurred on such dates or to project the Company's results of operations or financial position for any future period. Such pro forma data should be read in conjunction with, and are qualified in their entirety by reference to, the pro forma unaudited condensed consolidated financial statements and notes thereto and other pro forma data set forth under "Pro Forma Unaudited Condensed Consolidated Financial Data."

(13) Interest expense has been adjusted to reflect (i) interest expense on the Notes at an assumed rate of 10% per annum, (ii) elimination of interest expense on the Old Credit Agreement, (iii) amortization of debt issue costs resulting from the Refinancing and (iv) capitalization of interest using the assumed annual rate of 10% on the Notes.

(14) As adjusted to reflect (i) receipt by the Company of the estimated net proceeds from the Offerings (assuming a public offering price of $16.00 per share in the Common Stock Offering) and (ii) application of substantially all of the estimated net proceeds therefrom to repay borrowings outstanding and accrued interest under the Old Credit Agreement. See "Capitalization" and "Pro Forma Unaudited Condensed Consolidated Financial Data."

(15) The 1994 amounts have been restated to reflect proceeds from the sale of a 10% equity interest in New CF&I, Inc., a subsidiary of the Company, as a minority interest. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

(16) For the purpose of determining the ratio of EBITDA to interest expense (including capitalized interest), EBITDA means, in general the sum of consolidated net income (loss), consolidated depreciation and amortization expense, consolidated interest expense and consolidated income tax expense or benefit, excluding any provisions for non-recurring expenses such as rolling mill closures and settlements of litigation. Interest expense consists of total interest costs, including capitalized interest. The ratio of EBITDA to interest expense (including capitalized interest) has been included solely because the Company uses it as one means of analyzing its ability to service its debt, the Company's lenders use it for the purpose of analyzing the Company's performance with respect to its credit agreements and the Company believes that it is used by certain investors as one measure of a company's historical ability to service its debt.

                                  RISK FACTORS

     Prospective investors should carefully review the risk factors set forth below and the other information set forth and incorporated by reference in this Prospectus.

SUBSTANTIAL INCREASE IN DIVIDEND REQUIREMENTS; LIMITATIONS ON PAYMENT OF COMMON STOCK DIVIDENDS

     The Common Stock Offering will substantially increase the number of shares of Common Stock outstanding and the Company's dividend requirements. For the year ended December 31, 1995, the Company paid total Common Stock dividends of $10.9 million (based on a quarterly dividend rate of $0.14 per share) and had net income of $12.4 million. Assuming that the Common Stock Offering and other transactions contemplated by the Refinancing had occurred on January 1, 1995, and giving effect to the other assumptions and adjustments described under "Pro Forma Unaudited Condensed Consolidated Financial Data," pro forma Common Stock dividends for 1995 and the first quarter of 1996 would have been approximately $14.2 million and $3.6 million, respectively, (based on a quarterly dividend rate of $0.14 per share) and pro forma net income for 1995 and the first quarter of 1996 would have been approximately $7.4 million and $6.9 million, respectively.


     Although the Company has no plans to alter the frequency or rate of its dividends, the amount of future dividends, as well as the decision to pay any dividends, on the Common Stock will depend on the Company's results of operations, capital requirements and financial condition and other factors the Board of Directors deems relevant. In addition, the Amended Credit Agreement and the indenture (the "Indenture") relating to the Notes will contain, and other debt instruments and agreements to which the Company and its subsidiaries are or may in the future become parties contain or may contain, restrictive covenants and provisions that limit or could limit the amount of dividends payable by the Company. In particular, following completion of the Offerings, the Company's ability to pay Common Stock dividends will be limited by the covenants described in the following paragraph. See "Description of Certain Indebtedness." In that regard, the Company believes that investors may view the Company's ability to pay dividends at its historic rate as a general measure of its financial condition. Consequently, a reduction in the dividend rate could make it more difficult for the Company to raise additional debt or equity capital, and also could adversely affect the market prices of the Common Stock and the Notes.



     The Indenture will contain a covenant which, in general, will limit the aggregate amount of dividends payable by the Company after the date on which the Notes are issued (the "Issue Date") to an amount (the "Restricted Payment Amount") equal to 50% of the Company's "consolidated net income" (as defined) (calculated on a cumulative basis commencing on the first day of the fiscal quarter in which the Notes are issued). The Indenture will contain an exception to this covenant which will permit the payment of Common Stock dividends in an aggregate amount of up to $25 million. To the extent the Company fully utilizes this $25 million exception to pay dividends, however, additional Common Stock dividends may only be paid if the amount of those dividends, when added to the aggregate amount of all Common Stock dividends (excluding those paid pursuant to such $25 million exception) and certain other restricted payments paid since the Issue Date, does not exceed the Restricted Payment Amount. In that regard, assuming the Refinancing had occurred on January 1, 1995, and giving effect to the other assumptions and adjustments described under "Pro Forma Unaudited Condensed Consolidated Financial Data," the pro forma Restricted Payment Amount for the year ended December 31, 1995 would have been approximately $4.0 million, and the pro forma amount of dividends payable on the Company's Common Stock at the current quarterly rate of $0.14 per share would have been approximately $14.2 million. As a result, on a pro forma basis for the year ended December 31, 1995 the Company would have been required to utilize approximately $10.2 million of the $25 million exception to sustain its current level of Common Stock dividends. It is anticipated that the Amended Credit Agreement will contain a covenant which will require the Company to maintain a consolidated tangible net worth (as defined) of not less than $232.5 million (i) plus 50% of its consolidated net income (as defined) (without giving effect to any losses) for each fiscal quarter beginning on or after January 1, 1996 (ii) plus the net proceeds from equity offerings by the Company or any of its subsidiaries after that date, including the Common Stock Offering. At March 31, 1996, this covenant would have required the Company to have a consolidated tangible net worth (as expected to be defined in the Amended Credit Agreement) of approximately $235.8 million, and at that date the Company had a consolidated tangible net worth (as defined) of approximately $265.9 million. The effect of this covenant is substantially similar to the effect of the Indenture restriction described above. Accordingly, these covenants will require that the Company substantially improve its results of operations to sustain its current level of Common Stock dividends after the Offerings, and there is no assurance that such an improvement will occur. Absent such an improvement, to the extent the Company has exhausted the $25 million exception under the Indenture referred to above or the similar exception under the Amended Credit Agreement, the Company will be required to reduce the amount of its Common Stock dividends, which would likely have a material adverse effect on the market price of the Common Stock. In addition, it is anticipated that the Amended Credit Agreement will contain a covenant prohibiting the payment of any dividend if, at the time of or after giving effect to such payment, there exists an event of default (as defined) under the Amended Credit Agreement or an event which, with notice or lapse of time, would constitute such an event of default.

STEEL INDUSTRY CYCLICALITY

     The steel industry is cyclical in nature, and the domestic steel industry has been adversely affected in recent years by high levels of steel imports, worldwide production overcapacity and other factors. The Company also is subject to industry trends and conditions, such as the presence or absence of sustained economic growth and construction activity, currency exchange rates and other factors. The Company is particularly sensitive to trends in the oil and gas, gas transmission, construction, capital equipment, rail transportation, agriculture and durable goods industries, because these industries are significant markets for the Company's products. Further, the Company has seen substantial shrinkage in the domestic large diameter pipe market in recent years, which has adversely affected the Company's average price per ton of steel shipped and results of operations beginning in 1993. These trends have led the Company to seek new overseas markets for large diameter pipe and to seek to increase sales of its higher quality plate products.

VARIABILITY OF FINANCIAL RESULTS

     Historically, the Company's operating results have fluctuated substantially and this variability may continue. In the past, operating results have been, and in the future will be, affected by numerous factors, including the prices and availability of raw materials, particularly scrap; the demand for and prices of the Company's products; the level of competition, particularly in the western United States and, to a lesser extent, certain Pacific Rim countries; the level of unutilized production capacity in the steel industry; the mix of products sold by the Company; the timing and pricing of large orders; start-up difficulties with respect to new capital equipment; the integration and modification of facilities acquired in acquisitions; costs associated with closing existing facilities and other factors. Beginning in 1993, the Company's results of operations have been adversely affected by a decline in domestic demand for large diameter pipe. In addition, products manufactured by the Pueblo Mill generally have lower average selling prices and gross margins than products manufactured by the Oregon Steel Division. As a result, the acquisition of the Pueblo Mill in March 1993 has exerted downward pressure on the Company's operating margin per ton and average price per ton shipped. In addition, start-up difficulties with respect to certain elements of the Company's capital improvement program have adversely affected, and may continue to adversely affect, the Company's results of operations. See "-- Start-Up Difficulties."


     There is no assurance that these events and circumstances will not continue or that other events or circumstances, such as an economic downturn adversely affecting the steel industry generally or the Company in particular, will not occur, any of which could have a material adverse effect on the Company. See "Prospectus Summary -- Recent Developments" for certain matters which are expected to adversely affect the Company's results of operations for the second quarter of 1996 as compared to the first quarter of 1996.


START-UP DIFFICULTIES

     The Company experienced significant delays and operational difficulties in bringing the new rod and bar mill at the Pueblo Mill into production, which required the CF&I Steel Division to operate its steelmaking and casting facilities, as well as the new rod and bar mill, at substantially below full capacities during much of 1995. Although the Company believes these difficulties and delays are typical of those encountered when commissioning major pieces of capital equipment, the Company may continue to experience difficulties with this mill that could adversely affect its results of operations. In addition, the Company may experience similar start-up difficulties and delays with respect to the Combination Mill and other capital improvements, which could interrupt or reduce production and materially adversely affect its results of operations.

FUNDING FOR THE CAPITAL IMPROVEMENT PROGRAM

     The Company's capital improvement program contemplates capital expenditures at the Portland and Pueblo Mills of approximately $103 million (excluding capitalized interest) for 1996 and 1997, and also contemplates expenditures of up to $12 million in 1996 and 1997 for investments in raw material ventures intended to reduce dependence on scrap steel. The Company is also continuing various upgrade and maintenance projects for which it has budgeted approximately $41 million for 1996 and 1997; the cost of these upgrade and maintenance projects is in addition to amounts budgeted for the capital improvement program. Completion of the capital improvement program and these other projects will require the continued availability of funds from operations and borrowings under the Amended Credit Agreement. The availability of borrowings under the Amended Credit Agreement will require the Company to comply with the financial and other covenants therein. See "-- Leverage and Access to Funding; Compliance with Financial Covenants." As a result, there is no assurance that borrowings will be available under the Amended Credit Agreement or that sufficient funds otherwise will be available to complete the capital improvement program or to make other capital expenditures as planned. Failure to obtain required funds would delay or prevent some portions of the capital improvement program and other capital expenditures from being initiated or completed, which could have a material adverse effect on the Company. Completion of the capital improvement program is subject to a number of additional uncertainties, and there is no assurance that the program will be completed as planned or at costs currently budgeted. See
"-- Potential Delay in Completion of Capital Improvement Program," "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and "Business -- Capital Improvement Program."

     The Company's business is capital intensive and will likely require substantial expenditures (in addition to those discussed above) for, among other things, the purchase and maintenance of equipment used in its steelmaking and finishing operations, and there is no assurance the Company will have adequate sources of funds for any such future capital expenditures, which could have a material adverse effect on the Company.

LEVERAGE AND ACCESS TO FUNDING; COMPLIANCE WITH FINANCIAL COVENANTS; INSUFFICIENCY OF 1995 PRO FORMA EARNINGS TO COVER PRO FORMA FIXED CHARGES

     Upon completion of the Offerings, the Company will have significant amounts of outstanding indebtedness and interest cost. At March 31, 1996, on a pro forma basis after giving effect to the Offerings and the repayment of amounts outstanding under the Old Credit Agreement, the Company would have had total liabilities of $476.7 million, total long-term debt (excluding current portion) of $282.8 million, total assets of $873.1 million and stockholders' equity of $359.9 million, and the Company's percentage of long-term debt to total capitalization (defined as total long-term debt (less current portion) plus total stockholders' equity) would have been approximately 44.0%. See "Pro Forma Unaudited Condensed Consolidated Financial Data." Assuming the Refinancing had occurred on January 1, 1995, the Company's pro forma ratio of earnings to fixed charges would have been 0.8 to 1 for the year ended December 31, 1995 and 1.9 to 1 for the three months ended March 31, 1996. See Note 3 to "Pro Forma Unaudited Condensed Consolidated Financial Data." Moreover, the Company and its subsidiaries will be permitted, subject to restrictions in their debt instruments, to incur additional indebtedness in the future. The Company's level of indebtedness presents risks to investors, including the possibility that the Company and its subsidiaries may be unable to generate cash sufficient to pay principal of and interest on their indebtedness when due.

     The Company's debt instruments require, and the Amended Credit Agreement and the Indenture will require, that the Company and its subsidiaries comply with various financial tests and impose and will impose restrictions affecting, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, create liens on assets, make loans or investments, pay dividends and effect other corporate actions. In that regard, the Company anticipates that, following the Refinancing, it will not meet the minimum pro forma consolidated fixed charge coverage ratio (as defined) required by the Indenture for the incurrence of additional indebtedness and, unless its results of operations improve, the Company will be prohibited by the Indenture from incurring additional indebtedness other than under the Amended Credit Agreement and subject to certain additional exceptions. The level of the Company's indebtedness and the restrictive covenants contained in its debt instruments, including the Notes and the Amended Credit Agreement, could significantly limit the operating and financial flexibility of the Company and its ability to respond to competitive pressures or adverse industry conditions. In addition, this level of indebtedness and these covenants, as well as the pledge of substantially all of the assets of the Company and its subsidiaries to collateralize borrowings under the Notes, the Amended Credit Agreement and the $18 million (in Canadian dollars ("Cdn.$")) credit facility (the "Camrose Credit Facility") maintained by Camrose, a 60% owned subsidiary which owns the Camrose Pipe Mill, will likely limit significantly the Company's ability to obtain additional financing or make the terms of any financing which may be obtained less favorable.

     The amount of the Company's borrowings which may be outstanding under the Amended Credit Agreement at any time will be limited to a specified percentage of its eligible accounts receivable and eligible inventory. Moreover, the Company's ability to borrow under the Amended Credit Agreement will require its compliance with financial and other covenants contained therein. See "Description of Certain Indebtedness." As of September 30, 1995 and December 31, 1995, the Company obtained amendments to the Old Credit Agreement to, among other things, modify the interest coverage ratio covenant and certain other restrictive covenants and to facilitate the Company in pursuing other or additional financing alternatives. The amendments were needed for the Company to remain in compliance with certain financial covenants in the Old Credit Agreement in light of lower than anticipated earnings and higher than anticipated borrowing requirements. Compliance with the terms of the Amended Credit Agreement, which also will contain certain restrictive financial covenants and other customary terms, will depend upon an improvement in the Company's results of operations, including improved performance by the Pueblo Mill, and a significant reduction in the ratio of the Company's debt to total capitalization. There is no assurance these improvements or this reduction will occur and, if they do not, the Company could be required to obtain amendments or waivers under the Amended Credit Agreement to avoid a default and obtain future borrowings thereunder. There is no assurance that any such amendment or waiver could be obtained on terms satisfactory to the Company, if at all. In the event of a default under the Amended Credit Agreement or the Indenture, or if the Company or its subsidiaries are unable to comply with covenants contained in other debt instruments or to pay their indebtedness when due, the holders of such indebtedness generally will be able to declare all indebtedness owing them to be due and payable immediately and, in the case of collateralized indebtedness, to proceed against their collateral. In addition, default on one debt instrument could in turn permit lenders under other debt instruments to declare borrowings outstanding thereunder to be due and payable pursuant to cross-default clauses. As a result, any default by the Company or any of its subsidiaries under any of their respective debt instruments or credit facilities would likely have a material adverse effect on the Company. Furthermore, the Amended Credit Agreement will bear, and the Camrose Credit Facility bears, interest at variable interest rates. Accordingly, increases in the applicable interest rates may adversely affect the Company's cost of capital.


     Since its acquisition by the Company in March 1993, CF&I has required substantial amounts of cash to fund its operations and capital expenditures. Borrowing requirements for these and other cash needs, both short-term and long-term, are provided through loans from the Company to CF&I. As of March 31, 1996, $193.9 million of aggregate principal amount of these loans was outstanding. The Company is not required to provide financing to CF&I and, although no repayments of these loans are expected in 1996, the Company may in any event demand repayment of these loans at any time. If the Company were to demand repayment of these loans, it is unlikely that CF&I would be able to obtain from external sources financing necessary to repay these loans or to fund its capital expenditures and other cash needs. Failure to obtain alternative financing would have a material adverse effect on CF&I and the CF&I Steel Division. If CF&I were able to obtain the necessary financing, it is likely that such financing would be at interest rates and on terms substantially less favorable to CF&I than those provided by the Company.


     If the Company and its subsidiaries remain in compliance with the terms of their respective credit facilities and debt instruments, the Company believes its anticipated cash needs for currently budgeted capital expenditures and for working capital through the end of 1996 will be met from the net proceeds of the

Offerings, borrowings under the credit facilities, existing cash balances and funds generated by operations. There is no assurance, however, that the amounts available from these sources will be sufficient for such purposes. In that event, or for other reasons, the Company may be required to seek additional financing, which may include additional bank financing and debt or equity securities offerings. There is no assurance that such sources of funding will be available if required or, if available, will be on terms satisfactory to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

POTENTIAL DELAY IN COMPLETION OF CAPITAL IMPROVEMENT PROGRAM

     Completion of the capital improvement program, including the Combination Mill at the Portland Mill, is subject to a number of uncertainties, including the need for borrowings under the Amended Credit Agreement and completion of the design and construction of the facilities. The Company experienced significant delays and difficulties in bringing new capital equipment at its Pueblo Mill up to production capacity (see "-- Start-Up Difficulties"); and there is no assurance that the Company will not experience delays and difficulties with respect to the Combination Mill, which could include substantial construction or production interruptions and the diversion of resources from the Company's other facilities. There is no assurance that the capital improvement program can be completed in a timely manner or for the amounts budgeted. Failure to complete, or a substantial disruption or delay in completing, the projects included in the program, or a substantial increase in the cost of these projects, could have a material adverse effect on the Company.

UNCERTAINTY OF BENEFITS OF CAPITAL IMPROVEMENT PROGRAM; INCREASE IN INTEREST AND DEPRECIATION EXPENSE

     The ability of the Company to achieve the anticipated cost savings, operating efficiencies, yield improvements and other benefits from the capital improvement program is subject to significant uncertainties, many of which are beyond the control of the Company. There is no assurance that such anticipated cost savings or yield improvements or other benefits will be realized or that sufficient demand will exist for the products that can be produced as a result of the planned improvements, any of which could have a material adverse effect on the Company and, in particular, its ability to comply with financial covenants in the Amended Credit Agreement. See "-- Leverage and Access to Funding; Compliance with Financial Covenants" and "Business -- Capital Improvement Program."

     The capital improvement program will have other effects on the Company's results of operations. In particular, the Company will have substantial interest costs due to the debt incurred to finance the program, including the debt incurred in the Notes Offering, and a substantial increase in depreciation expense. In addition, a substantial portion of the Company's interest costs have been and are being capitalized during the construction phase of the capital improvement program. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Comparison of First Quarter 1996 to First Quarter 1995 -- Interest Expense" and "-- Comparison of 1995 to 1994 -- Interest Expense." As the related projects under the capital improvement program are completed, ongoing interest costs will be expensed (rather than capitalized), which will substantially increase the interest expense reflected on the Company's financial statements. In connection with the Refinancing, the Company will terminate certain interest rate swap agreements related to the Old Credit Agreement, which will result in an estimated cash payment by the Company of approximately $2.6 million and a related pre-tax charge against income in the same amount, based on prevailing market interest rates as of March 31, 1996. See "Pro Forma Unaudited Condensed Consolidated Financial Data." The Company also anticipates that it will incur start-up and transition costs as projects are initiated, completed and implemented.

AVAILABILITY AND COST OF RAW MATERIALS

     The Company's principal raw material for the Portland and Pueblo Mills is ferrous scrap metal derived from, among other sources, junked automobiles, railroad cars and railroad track materials and demolition scrap from obsolete structures, containers and machines. In addition, hot briquetted iron ("HBI") can substitute for a limited portion of the scrap used in minimill steel production, although the sources and availability of HBI are substantially more limited than those of scrap. The purchase prices for scrap and HBI are subject to market forces largely beyond the control of the Company, including demand by domestic and foreign steel producers, freight costs, speculation by scrap brokers and other conditions. The cost of scrap and HBI to the Company can vary significantly, and product prices often cannot be adjusted, especially in the short term, to recover the costs of increases in scrap or HBI prices. To the extent higher scrap or HBI prices cannot be passed through in the form of higher steel prices, significant increases in scrap or HBI prices may have a material adverse effect on the Company. To date, the Company has purchased substantially all of the HBI it has used from a single source. Although the Company has no long-term contracts for material amounts of HBI, if the Company were unable to obtain HBI from its current broker, it believes HBI would be available from other brokers or directly from producers in quantities comparable to those obtained in the past from its broker. Although there is no assurance it will be able to obtain satisfactory quantities of HBI in the future, the Company does not believe the failure to obtain HBI in the future in such quantities would have a material adverse effect on the Company. See "Business -- Raw Materials."


     The Company purchases semi-finished steel slabs to supplement its steel production capacity and enable it to produce steel plate in thicknesses greater than three inches. Generally, the Company has been able to adjust product prices in response to increases in slab prices. The world demand for slab can, however, significantly affect its purchase price, and there is no assurance the Company will be able to adjust product prices to offset any future increases in slab prices. Although the Company purchased significant quantities of slabs in the first six months of 1994, it was a net seller of slabs throughout 1995. The Company anticipates, however, that it will need to purchase slab from outside suppliers when the Combination Mill is completed and fully operational.

     The Portland Mill is able to roll plate in widths up to 103 inches, which enables the Company's Napa Pipe Mill to make pipe in diameters of up to 30 inches. Since the termination of production at the Fontana Plate Mill in the fourth quarter of 1994, the Company has been required to seek outside sources of plate to manufacture pipe in diameters greater than 30 inches. There is no assurance that the Company will be able to obtain such plate at prices which enable it to compete effectively in the market for large diameter pipe, which could have a material adverse effect on the Company. After the Combination Mill is completed and fully operational, the Company will be able to produce plate in widths sufficient to enable the Napa Pipe Mill to manufacture pipe in diameters of up to 42 inches.

COMPETITION

     Competition within the steel industry is intense. The Company competes primarily on the basis of product quality, price and responsiveness to customer needs. Many of the Company's competitors are larger and have substantially greater capital resources, more modern technology and lower labor and raw material costs than the Company. In addition, a new minimill in Arizona and an upgraded minimill in Oregon are expected to commence production of rod and bar products in the near future. The Company expects increased competition as these competitors commence and increase production. Moreover, U.S. steel producers have historically faced significant competition from foreign producers, although the weakness of the U.S. dollar relative to certain foreign currencies has dampened this competition in the United States in recent years. The highly competitive nature of the industry, combined with excess production capacity in some products, may in the future exert downward pressure on prices for certain of the Company's products. There is no assurance that the Company will be able to compete effectively in the future.

ENVIRONMENTAL MATTERS

     The Company is subject to federal, state and local environmental laws and regulations concerning, among other things, wastewater, air emissions, toxic use reduction and hazardous materials disposal. The Portland and Pueblo Mills are classified in the same manner as other similar steel mills in the industry as generating hazardous waste materials because the melting operation produces dust that contains heavy metals. The Company owns or has owned properties and conducts or has conducted operations at properties which have been assessed as contaminated with hazardous or other controlled substances or as otherwise requiring remedial action under federal, state or local environmental laws or regulations. At March 31, 1996, the Company's financial statements reflected total liabilities of $38.0 million to cover future costs arising from environmental issues relating to these properties. The Company's actual future expenditures, however, for installation of and improvements to environmental control facilities, remediation of environmental conditions existing at its properties and other similar matters cannot be conclusively determined. Environmental legislation and regulations and related administrative policies have changed rapidly in recent years. It is likely that the Company will be subject to increasingly stringent environmental standards in the future (including those under the Clean Air Act Amendments of 1990, the Clean Water Act Amendments of 1990 stormwater permit program and toxic use reduction programs) and will be required to make additional expenditures, which could be significant, relating to environmental matters on an ongoing basis. Furthermore, although the Company has established reserves for environmental remediation, there is no assurance regarding the cost of remedial measures that might eventually be required by environmental authorities or that additional environmental hazards, requiring further remedial expenditures, might not be asserted by such authorities or private parties. Accordingly, the costs of remedial measures may exceed the amounts reserved. In addition, the Company may be subject to legal proceedings brought by private parties or governmental agencies with respect to environmental matters. There is no assurance that expenditures or proceedings of the nature described above, or other expenditures or liabilities resulting from hazardous substances located on the Company's property or used or generated in the conduct of its business, or resulting from circumstances, actions, proceedings or claims relating to environmental matters, will not have a material adverse effect on the Company. See "Business -- Environmental Matters."

RANKING; HOLDING COMPANY STRUCTURE

     The Notes will be unsubordinated obligations of the Company and the Guarantees will be unsubordinated obligations of the Guarantors. The Notes and the Guarantees will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of the Company and the Guarantors, respectively, except to the extent of any collateral which may be pledged to secure such other indebtedness. After giving effect to the Offerings and the application of the estimated net proceeds therefrom as if all such transactions had occurred on March 31, 1996, the Company and the Guarantors would have had, in addition to the Notes and excluding intercompany liabilities, $230.6 million of consolidated liabilities, including $47.8 million of unsecured consolidated long-term debt (excluding current portion of $6.2 million).


     The Notes will be effectively subordinated to all existing and future liabilities (whether or not for borrowed money) of the Company to the extent of any assets serving as collateral for such liabilities, and each Guarantee likewise will be effectively subordinated to all existing and future liabilities (whether or not for borrowed money) of the respective Guarantors to the extent of any assets serving as collateral for such liabilities. In that regard, borrowings and other obligations under the proposed $125 million Amended Credit Agreement will be secured by a first priority lien on the Bank Collateral (as defined under "Description of the Notes -- Certain Definitions" and which will include accounts receivable and inventory and books and records related thereto) owned by the Company, New CF&I and CF&I and may in the future be secured by a first priority lien on Bank Collateral owned by other subsidiaries of the Company, and the Notes and the Guarantees will therefore be effectively subordinated to indebtedness and other obligations under the Amended Credit Agreement to the extent of such Bank Collateral. In addition, the Indenture will permit the Company and the Guarantors to create liens on certain of their assets, including liens securing purchase money indebtedness, and the Notes and the Guarantees will also be effectively subordinated to such purchase money indebtedness and other obligations secured by such liens. See the definition of "Permitted Liens" under "-- Certain Definitions".


     Although the Portland Mill and the Napa Pipe Mill are owned by the Company directly, the Company conducts substantially all of its other operations through subsidiaries, effectively subordinating the Notes to all existing and future liabilities (whether or not for borrowed money) of the Company's subsidiaries which are not Guarantors. Therefore, the Company's rights and the rights of its creditors, including holders of the Notes, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject, in the case of any subsidiary which is not a Guarantor, to the prior claims of such subsidiary's creditors, except to the extent that the Company itself may be a creditor with recognized claims against the subsidiary, in which case the claims of the Company would still be effectively subordinated to any mortgage or other liens on the assets of such subsidiary and would be subordinate to any indebtedness of such subsidiary senior to that held by the Company. After giving effect to the Offerings and the application of the estimated net proceeds therefrom as if such transactions had occurred on March 31, 1996, subsidiaries of the Company which are not Guarantors would have had, excluding liabilities owed to the Company, $11.2 million of consolidated liabilities. This debt would have included Cdn.$3.9 million of borrowings by Camrose (the subsidiary which owns the Camrose Pipe Mill and which will not be a Guarantor) outstanding under the Cdn. $18 million Camrose Credit Facility which is secured by Camrose's assets. In addition, borrowings and other obligations under the Company's proposed Amended Credit Agreement will initially be guaranteed by New CF&I and CF&I (the "Bank Guarantors") (which guarantees will be secured by the Bank Collateral owned by New CF&I and CF&I and will therefore effectively rank prior to the Guarantees in right of payment to the extent of such Bank Collateral) and otherwise will rank pari passu in right of payment with the Guarantees, and may in the future be guaranteed by other subsidiaries of the Company and secured by Bank Collateral owned by such other subsidiaries. Accordingly, there can be no assurance that, after providing for all prior claims and all pari passu claims, there would be sufficient assets available to satisfy the obligations of the Company and the Guarantors under the Notes and the Guarantees.



     Because the Company conducts substantial operations through its subsidiaries, the Company is and will be dependent upon the distribution of the earnings of its subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations, including the Notes. In that regard, at March 31, 1996, intercompany borrowings of approximately $193.9 million were owed to the Company by CF&I. The Company's subsidiaries are separate and distinct legal entities and, except for the Guarantors, have no obligation, contingent or otherwise, to pay any amounts due on the Notes or to make any funds available therefor. In addition, dividends, loans and advances from certain subsidiaries of the Company are subject to contractual or other restrictions, are contingent upon results of operations of such subsidiaries and are subject to various business considerations. See "Description of Certain Indebtedness".


     Certain of the Company's subsidiaries (including CF&I, Camrose and New CF&I) are not wholly-owned. As a result, the Company may owe a fiduciary duty to the holders of minority interests in those subsidiaries and may therefore be unable to exercise unfettered control of such subsidiaries. See "Description of the Notes--Ranking; Holding Company Structure".

CERTAIN LIMITATIONS ON THE COLLATERAL AND THE GUARANTEES


     The Notes will be obligations of the Company and will be guaranteed, jointly and severally, by the Guarantors. The Company will secure its obligations under the Notes by the pledge of certain of its assets, and each Guarantor will secure its respective obligation under its Guarantee by the pledge of certain of its assets. However, the Collateral (as defined under "Description of the Notes -- Certain Definitions") securing the Notes and the Guarantees will not include, among other things, (i) inventory and accounts receivable and books and records related thereto (most of which will be pledged to secure the obligations under the Amended Credit Agreement), (ii) any partnership interests in CF&I or Camrose or any capital stock of (or other equity interests in) New CF&I or any other subsidiary of the Company, (iii) any intercompany indebtedness, (iv) any Excluded Assets (as defined) or (v) any Excluded Intangibles (as defined). Excluded Assets include, among other things,
(i) assets encumbered by purchase money liens or securing obligations under commercial letters of credit, (ii) the existing steel plate rolling mill at the Portland Mill (but only after it has been replaced by the Combination Mill),
(iii) the old rod mill at the Pueblo Mill (which has been replaced by the new rod and bar mill), (iv) the steel plate rolling mill at the Fontana Plate Mill (which has been closed and is being dismantled), (v) approximately 74 acres of real property adjacent to the site of the Portland Mill (together with all buildings, improvements and fixtures thereon and all leases, rents and other rights relating to such real property or to such buildings, improvements or fixtures), (vi) certain motor vehicles and mobile equipment (including mobile cranes, loaders, forklifts, trailers, backhoes, towmotors and graders) owned by CF&I, and (vii) all other motor vehicles. Excluded Intangibles include rights under contracts, agreements, licenses and other instruments that by their express terms prohibit the assignment thereof or the grant of a security interest therein. Furthermore, New CF&I is a holding company whose only material assets consist of the general partnership interest in CF&I and the capital stock of Colorado & Wyoming Railway Company, a subsidiary, none of which will be pledged as collateral for its Guarantee. As a result, the Guarantee of New CF&I will initially not be secured by any assets and will only be secured if and to the extent that New CF&I acquires any real property, buildings, equipment or certain other types of assets(other than accounts receivable and inventory and books and records related thereto, capital stock of or partnership interests in subsidiaries, intercompany indebtedness and other Excluded Assets and Excluded Intangibles) in the future.

     A number of the Company's subsidiaries will not guarantee the Notes or pledge any collateral to secure the Notes or the Guarantees. In particular, Camrose, the subsidiary which owns the Camrose Pipe Mill, and Camrose Pipe Corporation ("CPC"), a wholly-owned subsidiary of the Company through which the Company holds its 60% general partnership interest in Camrose, will not be Guarantors. In the aggregate, the Company's subsidiaries which will not be Guarantors (including Camrose and CPC) accounted for approximately 6% of the Company's consolidated total assets and approximately 8% of the Company's consolidated sales as of and for the year ended December 31, 1995, respectively, and approximately 5% of the Company's consolidated total assets and approximately 8% of the Company's consolidated sales as of and for the three months ended March 31, 1996. See "Description of the Notes -- Guarantees" and "Description of the Notes -- Security".


     No appraisals of any of the Collateral have been prepared by or on behalf of the Company in connection with this offering. The consolidated book value (net of depreciation) of the property, plant and equipment included in the Collateral as of March 31, 1996 was approximately $495.9 million. The value of the Collateral in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. In that regard, Excluded Intangibles (which will not constitute part of the Collateral) may include contracts, agreements, licenses (including software licenses) and other rights that are material to the Company or the Guarantors or which are necessary to operate their steelmaking, finishing or other production facilities or to complete the capital improvement program. The fact that these contracts, licenses, agreements and other rights are not pledged as security for the Notes and Guarantees could have a material adverse effect on the value of the Collateral. Accordingly, there can be no assurance that the proceeds of any sale of the Collateral following an Event of Default (as defined under "Description of the Notes -- Certain Definitions") with respect to the Notes would be sufficient to satisfy, or would not be substantially less than, amounts due on the Notes. If the proceeds of any sale of the Collateral were not sufficient to repay all amounts due on the Notes, the holders of the Notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of the Company and, subject to the limitations referred to below under "Risk Factors -- Fraudulent Conveyance Issues", the Guarantors. See, also, "Risk Factors -- Ranking; Holding Company Structure". By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Likewise, there is no assurance that the Collateral will be saleable or, if saleable, that there will not be substantial delays in its liquidation. To the extent that liens, rights and easements granted to third parties encumber assets located on property owned by the Company or any Guarantor, such third parties have or may exercise rights and remedies with respect to the property subject to such liens that could adversely affect the value of the Collateral located at such site and the ability of the trustee (the "Trustee") under the Indenture or the holders of the Notes to realize or foreclose on Collateral at such site.


     The collateral release provisions of the Indenture permit the release of Collateral without the substitution of additional collateral under certain circumstances. See "Description of the Notes -- Security."

     The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default under the Indenture is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against the Company or any of its subsidiaries (including any Guarantor) prior to the Trustee having repossessed and disposed of the Collateral and, in the case of real property Collateral, could also be significantly impaired by restrictions under state law. See "Risk
Factors -- Certain Limitations under State Law" and "Risk Factors -- Certain Bankruptcy Limitations".


     Prior to the consummation of the offering made hereby, the Trustee, on behalf of the holders of Notes, will enter into an intercreditor agreement (the "Intercreditor Agreement") with the agent for the banks under the Amended Credit Agreement. The Intercreditor Agreement will provide, among other things, that in the event that action has been taken to enforce the rights of holders of the Notes with respect to the Collateral and the Trustee has obtained possession and control of the Collateral, the bank agent may enter upon all or any portion of the premises of the Company or any of the Guarantors in order to collect accounts receivable and remove, sell or otherwise dispose of the Bank Collateral securing the Amended Credit Agreement, and may also store such Bank Collateral on the premises of the Company or any of the Guarantors. The right of the bank agent to enter the premises and use the Collateral as aforesaid could delay liquidation of the Collateral.


     The Mortgage (as defined under "Description of the Notes -- Certain Definitions") to be entered into by CF&I will cover real property owned by CF&I in Pueblo County and Fremont County, Colorado. Of this real property, approximately 2,075 acres (including the land on which the Pueblo Mill and related rail welding facility are located) will be surveyed and will be insured under a mortgage title insurance policy which will have survey coverage insuring against defects in title which would be disclosed by a survey and which are not shown either by the survey or by the relevant public records. The remaining approximately 14,470 acres will not be surveyed and therefore will be insured under a mortgage title insurance policy with survey exceptions. In general, a mortgage title insurance policy with survey exceptions will not cover easements, encroachments and other similar matters which would have been reflected on a survey and, because no survey has been prepared for this portion of the property, there can be no assurance that this title insurance policy or the Mortgage which it purports to insure will in fact cover the real property, buildings, fixtures and improvements which the Company believes it covers, any of which could have a material adverse effect on the value of the Collateral.

CERTAIN LIMITATIONS UNDER STATE LAW

     The Notes, because they will be secured in part by liens on certain real property (including improvements) at the Napa Pipe Mill, which is located in California, may be subject to California's "one form of action rule" and "anti-deficiency laws", among other laws applicable to real property collateral.
Section 726 of the California Code of Civil Procedure provides that "[t]here can be but one form of action for the recovery of any debt or the enforcement of any right secured by mortgage upon real property". Under judicial decisions construing that statute, a creditor secured by a mortgage or deed of trust (i) must first exhaust all of its real property collateral in California if it wishes to preserve a claim against the debtor for a deficiency and (ii) may be required to realize upon its real property collateral before it may exercise other remedies. If the secured creditor obtains a personal judgment on the debt before exhausting its real property collateral in California, the secured creditor may lose its lien on the real property collateral located in California. Similarly, if the secured creditor employs another form of action in an attempt to realize upon assets of the debtor, such as exercising a right of set-off against funds of the debtor that are on deposit with the secured creditor, the secured creditor may lose both its lien on the real property located in California and its right to obtain a judgment for the portion of the obligation remaining unpaid after such action.

     Section 580d of the California Code of Civil Procedure provides that "[n]o judgment shall be rendered for any deficiency upon a note secured by a deed of trust or mortgage upon real property . . . in any case in which the real property . . . has been sold by the mortgagee or trustee under power of sale contained in the mortgage or deed of trust". Accordingly, if a secured creditor wishes to preserve its claim against the debtor for any deficiency, it may be required to first proceed by judicial foreclosure (rather than a non-judicial foreclosure sale) against the real property collateral located in California. Under Section 726 of the California Code of Civil Procedure, the amount of any deficiency will, in general, be based upon the amount of secured indebtedness less an amount equal to the court's determination of the fair value of the real property collateral (and not the amount realized upon the sale of that collateral in the foreclosure proceeding) unless the amount realized in such foreclosure proceeding is greater than such fair value.


     Under Oregon law a creditor holding a trust deed on real property (such as the Mortgage which the Company will grant on certain real property and improvements at the Portland Mill to secure the Notes) may enforce the lien of the trust deed through a judicial foreclosure or a non-judicial sale. Oregon law provides, however, that if the creditor proceeds by nonjudicial sale, the creditor may not thereafter enforce any unpaid portion of the indebtedness as a personal liability of the debtor or any guarantor of such indebtedness, although the creditor would be entitled to proceed against any other collateral pledged as security for the debt. Accordingly, any election by the Trustee to proceed by non-judicial sale of real property Collateral located in Oregon (such as the real property and improvements at the Portland Mill) could preclude recourse by the

Trustee or the holders of the Notes against the Company or the Guarantors as unsecured creditors or otherwise.


     The Notes and the Guarantees will be secured by, among other things, real property and improvements located in California, Oregon and Colorado. The applicability of the foregoing provisions of California or Oregon law to real property located in other states is uncertain. A California court could take the position that legal proceedings brought against the Company or a Guarantor in Oregon, Colorado or another state could violate the one form of action rule and anti-deficiency laws of California, with the consequences described above. In the event that a California court were to take such position, it could have a material adverse effect on the ability of holders to collect amounts due under the Notes following an Event of Default under the Indenture.

     Under Colorado law, a deed of trust to a public trustee covering real property (including improvements) located in Colorado (such as the Mortgage which CF&I will grant on certain real property and improvements at the Pueblo Mill to secure its Guarantee) may be foreclosed through a sale by the public trustee only if it secures an "evidence of debt." The Company does not believe that there has been any definitive judicial interpretation of what constitutes an "evidence of debt" under the applicable Colorado statute and, as a result, no assurance can be given that CF&I's Guarantee would be found to constitute such an "evidence of debt" or that the Mortgage on the real property, buildings, improvements and fixtures at the Pueblo Mill could be foreclosed through a sale by a public trustee following an Event of Default under the Indenture. If such Mortgage cannot be foreclosed through sale by a public trustee, foreclosure must be made through a judicial foreclosure, which can take considerably longer than the sale by a public trustee. To seek to address the foregoing concerns, CF&I will deliver to the Trustee a promissory note (the "CF&I Note") evidencing its obligations under its Guarantee; however, no assurance can be given that the CF&I Note would be found to constitute an "evidence of debt" within the meaning of the applicable Colorado statute.

     In addition, under Colorado law, in order to release or to foreclose a deed of trust to a public trustee which secures an "evidence of debt," the holder of the debt secured thereby must file with the public trustee, among other things, the original "evidence of debt." As a result, if the Notes (rather than, or in addition to, the CF&I Note) are deemed to constitute the "evidence of debt," the statute would require holders of the Notes to deliver the original Notes (or a corporate surety bond in lieu thereof) in order to foreclose or release the Mortgage granted by CF&I on the real property and improvements at the Pueblo Mill. To seek to address the foregoing concern, the Notes will initially be represented by one or more global Notes which the Trustee could present to the public trustee in connection with a release or foreclosure of the Mortgage. See "Description of the Notes -- Depository."


     Under the Indenture, the Company and the Guarantors will generally be prohibited from creating liens, other than Permitted Liens (as defined under "Description of the Notes -- Certain Definitions"), on (i) the Collateral or
(ii) any other property unless, in the case of clause (ii), the Notes are also secured by such liens. See "Description of the Notes -- Certain
Covenants -- Limitations on Liens." The Indenture will further provide that, in the event of a breach of this covenant that is not remedied for 30 days after written notice of such breach is given to the Company, the Trustee or the holders of Notes will be entitled to accelerate the maturity of the Notes. See "Description of the Notes -- Events of Default." Under certain decisions of the California Supreme Court, however, to accelerate loans secured by commercial real property upon a breach of covenants prohibiting the creation of certain junior liens or leasehold estates, the lender must demonstrate that enforcement is reasonably necessary to protect against impairment of the lender's security or to protect against an increased risk of default. Likewise, under certain decisions of Oregon courts, to accelerate loans secured by real property upon a breach of covenants prohibiting the creation of certain junior liens or leasehold estates, the lender may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender's security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a California or Oregon court could prevent the Trustee and the holders of Notes from declaring a default and accelerating the Notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.

CERTAIN BANKRUPTCY LIMITATIONS

     The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default under the Indenture is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against the Company or its subsidiaries (including any of the Guarantors) prior to the Trustee having repossessed and disposed of the Collateral. Under Title 11 of the United States Code (the "Bankruptcy Code"), a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection". The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. Generally, adequate protection payments, in the form of interest or otherwise, are not required to be paid by a debtor to a secured creditor unless the bankruptcy court determines that the value of the secured creditor's interest in the collateral is declining during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes or the Guarantees could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral or whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection".

FRAUDULENT CONVEYANCE ISSUES

     The obligations of each Guarantor under its Guarantee and the grant by each Guarantor of a lien on certain of its assets to secure its obligations thereunder may be subject to review under various laws for the protection of creditors, including, without limitation, laws governing fraudulent conveyances and transfers. In general, under such laws, if it were found that such Guarantor, in entering into its Guarantee or granting such lien, had received less than a reasonably equivalent value therefor and such Guarantor (i) was insolvent, (ii) was rendered insolvent thereby, (iii) was engaged or about to engage in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (iv) intended to incur or believed (or reasonably should have believed) it would incur debts beyond its ability to pay as such debts matured, a court could avoid such Guarantor's obligations under its Guarantee and its grant of the lien on its assets pledged as security for its Guarantee, and could direct the return of any payments made by such Guarantor under its Guarantee to such Guarantor or to a fund for the benefit of its creditors. Moreover, regardless of the factors identified in the foregoing clauses (i) through (iv), a court could avoid such obligation and such lien, and direct such repayment, if it found that a Guarantor's Guarantee was entered into or the lien on its assets was granted with an actual intent to hinder, delay or defraud its creditors. To the extent that the obligations of any Guarantor under its Guarantee or the lien on its assets granted by any Guarantor were held to be unenforceable as a fraudulent conveyance or transfer or for any other reason, the holders of Notes would cease to have any direct claim in respect of such Guarantor, and also would cease to have any lien on the assets of such Guarantor, and would be solely creditors of the Company and any Guarantor whose obligations under its Guarantee were not avoided or held unenforceable. In an attempt to avoid this result, the Indenture under which the Notes and the Guarantees will be issued will contain a savings clause that limits the amount of each Guarantor's obligations under its Guarantee to the maximum amount as will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance. Such amount could be substantially less than the obligations on the Notes. In addition, any limitation on the amounts payable by a Guarantor under its Guarantee pursuant to such provision will result in a corresponding limitation on the ability of the Trustee to realize on the Collateral pledged by such Guarantor.

RISK TO SECURED LENDERS UNDER ENVIRONMENTAL LAWS

     The Notes and the Guarantee of CF&I will be secured by liens on real property. Real property pledged as security to a lender may be subject to known and unforeseen environmental risks, and these risks may reduce or eliminate the value of such real property as collateral for the Notes. In that regard, the Portland Mill and Pueblo Mill are classified in the same manner as other similar steel mills in the industry as generating hazardous waste materials, and the Company has been required to undertake certain actions to remediate environmental conditions at the Portland Mill, the Pueblo Mill and the Napa Pipe Mill. See "Risk Factors -- Environmental Matters" and
"Business - Environmental Matters". Under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), a secured lender, in certain circumstances, may be held to have an obligation to remediate or may be held liable for the costs of remediating releases or threatened releases of hazardous substances at a mortgaged property. There may be similar risks under various state laws and common law theories. The costs of environmental remediation are often substantial.

     The state of the law is currently unclear as to whether and under what circumstances the obligation to remediate or the liability for remediation costs could be imposed on a secured lender. Under CERCLA, a lender may be liable as an "owner or operator" of a mortgaged property for such remediation obligations or such remediation costs if such lender or its agents or employees have participated in the management of the operations of the mortgagor, even though the environmental damage or threat was caused by a prior owner, current owner or operator other than the lender, or other third party. Excluded from CERCLA's definition of "owner or operator", however, is a person "who without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest" (the "secured-creditor exemption"). The secured-creditor exemption protects a holder of a security interest such as a secured lender, but generally only to the extent that the holder of the security interest is acting to protect its security interest in the facility or property. If a lender's activities begin to encroach on the actual management of such facility or property, the lender faces potential liability as an "owner or operator" under CERCLA. Similarly, when a lender forecloses and takes title to a contaminated facility or property, the lender may incur potential CERCLA liability in various circumstances, including among others, when it holds the facility or property as an investment (including leasing the facility or property to a third party), fails to market the property in a timely fashion or fails to properly address environmental conditions at the property or facility.


     Under the laws of certain states, failure to perform certain remediation required or demanded by the state may give rise to a lien on the property to ensure the reimbursement of the costs of such remediation (a "Superlien"). All subsequent liens on such property are subordinated to a Superlien. In some states, even prior recorded liens are subordinated to a Superlien; in these states, the security interest of the Trustee in any Collateral that is subject to a Superlien could be adversely affected. While Oregon and California laws provide for a Superlien, the lien does not have priority over prior recorded liens. As noted above, however, the costs which might be incurred by any purchaser of the property in remediating environmental conditions could reduce or eliminate the value of the property as security for the Notes and the Guarantees.


     Under the Indenture, the Trustee may, prior to taking certain actions, request that holders of Notes provide an indemnification against its costs, expenses and liabilities. It is possible the CERCLA (or analogous) cleanup costs could become a liability of the Trustee and cause a loss to any holder of Notes that provided an indemnification. In addition, such holders may act directly rather than through the Trustee, in specified circumstances, in order to pursue a remedy under the Indenture. If holders of Notes exercise that right, they could be deemed to be lenders that are subject to the risks discussed above.

ABSENCE OF PUBLIC MARKET


     The Notes are a new issue of securities with no existing trading market. Although the Notes have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, there is no assurance as to the liquidity of any market that may develop for the Notes, the ability of holders of the Notes to sell the Notes or the prices at which holders of the Notes may be able to sell their Notes. If such a market were to develop, the Notes could trade at prices higher or lower than the public offering price depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. The Underwriters have advised the Company that they currently intend to make a market in the Notes. However, the Underwriters are not obligated to do so, and any market making with respect to the Notes may be discontinued at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the Notes.

                                USE OF PROCEEDS

     The net proceeds to the Company from the Notes Offering are estimated to be approximately $228.1 million. The net proceeds to the Company from the Common Stock Offering (assuming a public offering price of $16.00 per share) are estimated to be approximately $90.8 million (approximately $104.5 million if the underwriters' over-allotment option granted by the Company in connection with the Common Stock Offering is exercised in full). The Company expects to use approximately $295 million of the net proceeds of the Offerings to pay in full the outstanding borrowings under the Old Credit Agreement, which were incurred principally to fund the capital improvement program. At March 31, 1996, the Company had $272.9 million outstanding under the Old Credit Agreement with a weighted average interest rate of 8.3% per annum, and it anticipates that approximately $295 million will be outstanding under the Old Credit Agreement immediately prior to the completion of the Offerings. The remaining net proceeds will be used for capital expenditures, including expenditures for its capital improvement program and ongoing maintenance projects, and other general corporate purposes. See "Prospectus Summary -- Capital Improvement Program," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Capital Improvement Program." Until applied for the foregoing purposes, net proceeds will be invested in short-term investments. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table sets forth the consolidated short-term debt and consolidated capitalization of the Company at March 31, 1996 and as adjusted to reflect (i) receipt by the Company of the estimated net proceeds from the Offerings (assuming a public offering price of $16.00 per share for the Common Stock Offering) and (ii) application of substantially all of the estimated net proceeds to repay borrowings under the Old Credit Agreement. See "Use of Proceeds."

                                                                          MARCH 31, 1996
                                                                     ------------------------
                                                                      ACTUAL      AS ADJUSTED
                                                                     --------     -----------
                                                                          (IN THOUSANDS)
Short-term debt (including current portion of long-term debt)....... $  9,036      $   9,036
                                                                        =====          =====
Long-term debt (less current portion)
  First Mortgage Notes due 2003..................................... $     --      $ 235,000
  Old Credit Agreement..............................................  272,900(1)          --
  CF&I acquisition debt.............................................   47,760         47,760
  Amended Credit Agreement..........................................       --             --
                                                                        -----          -----
          Total long-term debt......................................  320,660        282,760
                                                                        -----          -----
Stockholders' equity:
  Preferred Stock, par value $.01 per share; 1,000,000 shares authorized;
     none issued....................................................       --             --
  Common Stock, par value $.01 per share; 30,000,000 shares
     authorized; 19,421,614 shares issued and outstanding;
     25,421,614 shares issued and outstanding as adjusted(2)........      194            254
  Additional paid-in capital........................................  150,826        241,566
  Retained earnings.................................................  123,101        121,487(3)
  Cumulative foreign currency translation adjustment................   (3,412)        (3,412)
                                                                        -----          -----
          Total stockholders' equity................................  270,709        359,895
                                                                        -----          -----
          Total long-term debt and stockholders' equity............. $591,369      $ 642,655
                                                                        =====          =====

- ---------------

(1) The Company estimates that approximately $295 million, including current portion, will be outstanding under the Old Credit Agreement upon completion of the Offerings.

(2) Excludes 598,400 shares of Common Stock reserved for issuance on March 3, 2003 as payment of a portion of the purchase price for the Company's acquisition of the CF&I Steel Division. These shares are, however, deemed to be outstanding for purposes of calculating net income per share and weighted average common shares and common share equivalents outstanding. Also excludes 100,000 shares of Common Stock reserved for issuance upon exercise of warrants, to be issued in connection with the Company's acquisition of the CF&I Steel Division, with an exercise price of $35 per share.

(3) Reflects an estimated charge of $1.6 million, net of income taxes, related to anticipated losses in connection with the termination of certain interest rate swap agreements related to the Old Credit Agreement.

                  SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data shown below for, and as of the end of, each of the years in the five-year period ended December 31, 1995 have been derived from the audited consolidated financial statements of the Company. The selected consolidated financial data shown below for the three months ended March 31, 1995 and 1996 and as of March 31, 1995 and 1996 have been derived from the unaudited consolidated financial statements of the Company which, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such interim periods. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the consolidated financial statements and notes thereto of the Company as of December 31, 1993, 1994 and 1995 and for the three years ended December 31, 1995 and as of March 31, 1995 and 1996 and for the three months ended March 31, 1995 and 1996 included and incorporated by reference herein (the "Oregon Steel Financial Statements"). The results for the three months ended March 31, 1996 are not necessarily indicative of results that may be expected for the year ending December 31, 1996.

                                                                                                         THREE MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,                            MARCH 31,
                                        ----------------------------------------------------------      --------------------
                                          1991      1992(1)     1993(2)       1994        1995(3)         1995        1996
                                        --------    --------    --------    ---------    ---------      --------    --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
INCOME STATEMENT DATA:
  Sales................................ $489,357    $397,722    $679,823    $ 838,268    $ 710,971      $187,017    $205,489
  Cost of sales........................  386,517     316,455     608,236      761,335(4)   638,413       170,278     176,905
  Provision for rolling mill
    closures...........................       --          --          --       22,134(5)        --            --          --
  Selling, general and administrative
    expenses...........................   28,910      29,785      41,447       50,052       43,123        10,829      11,414
  Contributions to employee stock
    ownership plan.....................    5,002       3,501         753          738           --           334          --
  Profit participation.................   14,284      10,510       4,527        2,336        5,416           735       1,869
                                        --------    --------    --------     --------     --------      --------    --------
        Operating income...............   54,644      37,471      24,860        1,673       24,019         4,841      15,301
  Other income (expense):
    Interest and dividend income.......    1,872         741         921        1,620(4)       557            68         111
    Interest expense...................       --          --      (3,988)      (3,910)     (10,307)       (1,883)     (3,872)
    Other income (expense), net........     (281)        214        (354)         711        1,065           150         (87)
    Settlement of litigation...........       --      (5,040)      2,750           --           --            --          --
    Minority interests(10).............       --       1,097      (1,996)      (3,373)         862           (96)       (788)
                                        --------    --------    --------     --------     --------      --------    --------
        Income (loss) before income
          taxes(10)....................   56,235      34,483      22,193       (3,279)      16,196         3,080      10,665
  Income tax (expense) benefit.........  (20,770)    (14,506)     (7,388)       2,941       (3,762)       (1,170)     (4,147)
                                        --------    --------    --------     --------     --------      --------    --------
        Net income (loss)(10).......... $ 35,465    $ 19,977    $ 14,805    $    (338)   $  12,434      $  1,910    $  6,518
                                        ========    ========    ========     ========     ========      ========    ========
Net income (loss) per share(6)(10)..... $   1.89    $   1.04    $    .75    $    (.02)   $     .62      $    .10    $    .33
Cash dividends declared per share...... $    .50    $    .56    $    .56    $     .56    $     .56      $    .14    $    .14
Weighted average common shares and
  common share equivalents
  outstanding(6).......................   18,735      19,183      19,822       19,973       20,016        20,005      20,020
BALANCE SHEET DATA:
  Working capital...................... $122,780    $ 99,444    $139,461    $ 141,480    $ 115,453      $123,087    $104,045
  Total assets.........................  323,529     354,252     549,670      665,733      805,266       670,752     824,201
  Long-term debt.......................    3,417          --      76,487      187,935      312,679       195,013     320,660
  Total stockholders' equity(10).......  245,006     257,515     275,242      263,477      266,790       263,654     270,709
OTHER DATA:
  Depreciation and amortization........ $ 12,441    $ 16,253    $ 21,375    $  22,012    $  24,964      $  5,116    $  7,131
  Capital expenditures................. $ 38,481    $ 34,281    $ 40,905    $ 128,237    $ 176,885      $ 38,321    $ 36,878
  Ratio of earnings to fixed
    charges(7)(10).....................    29.9x       36.8x        4.4x          .4x         1.1x          1.1x        2.0x
  EBITDA(8)............................ $ 68,676    $ 55,776    $ 44,806    $  44,777    $  51,467      $ 10,079    $ 21,668
  Net cash provided by operating
    activities......................... $ 22,598    $ 48,385    $ 44,545    $  20,520    $  53,616      $ 30,724    $ 29,388
  Net cash used in investing
    activities......................... $(36,411)   $(52,960)   $(46,185)   $(128,444)   $(176,261)     $(38,805)   $(37,709)
  Net cash provided by (used in)
    financing activities............... $ 26,025    $ (4,892)   $  6,193    $ 104,006    $ 118,082      $  4,485    $  9,407
  Ratio of EBITDA to interest expense
    (including capitalized
    interest)(11)......................    49.1x      175.4x        7.9x         4.0x         2.3x          2.1x        2.9x
  Total long-term debt as a percentage
    of capitalization(9)(10)...........     1.4%          --       21.7%        41.6%        54.0%         42.5%       54.2%

                         (Footnotes on following page)

- ---------------

 (1) Results for 1992 include the results of operations of the Camrose Pipe Mill from the date of its acquisition on June 30, 1992.

 (2) Results for 1993 include the results of operations of the CF&I Steel Division from the date of its acquisition on March 3, 1993.

 (3) Includes insurance proceeds of approximately $4.0 million received in the second quarter of 1995 as reimbursement of lost profits resulting from lost production and start-up delays at the Pueblo Mill caused by an explosion that occurred in the third quarter of 1994. In 1995 revenues of $26.0 million and related product costs of $26.7 million were capitalized during construction of the rod and bar mill at the Pueblo Mill prior to placement of the mill in service on August 1, 1995.

 (4) In the fourth quarter of 1994, the Company received property tax refunds totaling $4.6 million related to prior years for the over-assessment of its Portland and Pueblo Mills. The refunds reduced cost of sales by $3.5 million and increased interest income by $1.1 million.

 (5) In the fourth quarter of 1994, the Company began construction of the Combination Mill and, in connection therewith, in the third quarter of 1994 the Company recorded a non-cash, pre-tax charge of $8.9 million to reduce the carrying value of certain plant and equipment and inventories that are unlikely to be used following completion of the Combination Mill. The Fontana Plate Mill ceased production in the fourth quarter of 1994 and closed permanently in the first quarter of 1995. As a result of the closure, in the third quarter of 1994 the Company recognized a pre-tax loss for the disposal and exit costs of $13.2 million.

 (6) Includes 598,400 shares of Common Stock reserved for issuance on March 3, 2003 as payment of a portion of the purchase price for the Company's acquisition of the CF&I Steel Division. Excludes 100,000 shares of Common Stock reserved for issuance upon exercise of warrants to be issued in connection with the Company's acquisition of the CF&I Steel Division with an exercise price of $35 per share. See "Capitalization."

 (7) For the purpose of determining the ratio of earnings to fixed charges, earnings consist of consolidated income (loss) before income taxes plus fixed charges (excluding capitalized interest) and minority interest in income of majority-owned subsidiaries with fixed charges, less minority interest in losses of majority-owned subsidiaries. Fixed charges consist of consolidated interest on indebtedness, including capitalized interest, amortization of debt issue costs and that portion of rental expense deemed to be representative of the interest factor (one-third of rental expenses). Fixed charges exceeded earnings by $7.3 million for the year ended December 31, 1994.

 (8) EBITDA means, in general, the sum of consolidated net income (loss), consolidated depreciation and amortization expense, consolidated interest expense and consolidated income tax expense or benefit, excluding any provisions for non-recurring expenses such as rolling mill closures and settlements of litigation. EBITDA has been included solely because the Company uses it as one means of analyzing its ability to service its debt, the Company's lenders use it for the purpose of analyzing the Company's performance with respect to its credit agreements and the Company understands that it is used by certain investors as one measure of a company's historical ability to service its debt. EBITDA is not intended to represent cash flows for the period nor has it been presented as an alternative to operating income or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

 (9) For purposes of this percentage, long-term debt excludes current portion, and capitalization is defined as the sum of long-term debt plus stockholders' equity.

(10) The 1994 amounts have been restated to reflect proceeds from the sale of a 10% equity interest in New CF&I, Inc., a subsidiary of the Company, as a minority interest. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

(11) For the purpose of determining the ratio of EBITDA to interest expense (including capitalized interest), EBITDA means, in general the sum of consolidated net income (loss), consolidated depreciation and amortization expense, consolidated interest expense and consolidated income tax expense or benefit, excluding any provisions for non-recurring expenses such as rolling mill closures and settlements of litigation. Interest expense consists of total interest costs, including capitalized interest. The ratio of EBITDA to interest expense (including capitalized interest) has been included solely because the Company uses it as one means of analyzing its ability to service its debt, the Company's lenders use it for the purpose of analyzing the Company's performance with respect to its credit agreements and the Company believes that it is used by certain investors as one measure of a company's historical ability to service its debt.

           PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL DATA

     The following pro forma unaudited condensed consolidated statements of income for the year ended December 31, 1995 and the three months ended March 31, 1996 give effect to the Refinancing as if it had occurred as of January 1, 1995. The pro forma unaudited consolidated condensed balance sheet as of March 31, 1996 gives effect to the Refinancing as if it had occurred on that date. The pro forma adjustments are described in the notes thereto. Such pro forma unaudited condensed consolidated financial data assume a public offering price of $16.00 per share for shares to be sold in the Common Stock Offering and an interest rate of 10% per annum on the Notes to be sold in the Notes Offering.

     The pro forma unaudited condensed consolidated financial data should be read in conjunction with the Oregon Steel Financial Statements. The pro forma unaudited condensed consolidated financial data do not purport to represent what the Company's results of operations or financial position would actually have been if the events described above had occurred as of the dates indicated or what such results of operations or financial position will be for any future periods. In addition, such data have been prepared on the basis of certain estimates and assumptions and do not give effect to any matters other than those described in the notes thereto or in the preceding paragraph.


                                 YEAR ENDED DECEMBER 31, 1995          THREE MONTHS ENDED MARCH 31, 1996
                             ------------------------------------     ------------------------------------
                                         PRO FORMA                                PRO FORMA
                              ACTUAL    ADJUSTMENTS     PRO FORMA      ACTUAL    ADJUSTMENTS     PRO FORMA
                             --------   -----------     ---------     --------   -----------     ---------
                                                        (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Sales....................  $710,971                   $ 710,971     $205,489                   $ 205,489
  Cost of sales............   638,413                     638,413      176,905                     176,905
  Selling, general and
     administrative
     expenses..............    43,123                      43,123       11,414                      11,414
  Profit participation
     expense...............     5,416                       5,416        1,869                       1,869
                             --------                    --------     --------                    --------
     Operating income......    24,019                      24,019       15,301                      15,301
  Interest and dividend
     income................       557                         557          111                         111
  Interest expense.........   (10,307)    $(8,175)(1)     (18,482)      (3,872)     $ 546(1)        (3,326)
  Other income, net........     1,065                       1,065          (87)                        (87)
  Minority interests.......       862                         862         (788)                       (788)
                             --------                    --------     --------                    --------
     Income before income
       taxes...............    16,196                       8,021       10,665                      11,211
  Income tax expense.......     3,762     $(3,106)(2)         656        4,147      $ 207(2)         4,354
                             --------                    --------     --------                    --------
     Net income............  $ 12,434                   $   7,365     $  6,518                   $   6,857
                             ========                    ========     ========                    ========
  Net income per share.....  $   0.62                   $    0.28     $   0.33                   $    0.26
OTHER DATA:
  Ratio of earnings to
     fixed charges(3)......      1.1x                         .8x         2.0x                        1.9x
  EBITDA(4)................  $ 51,467                   $  51,467     $ 21,668                   $  21,668
  Ratio of EBITDA to
     interest expense
     (including capitalized
     interest)(13).........      2.3x                        1.6x         2.9x                        2.8x
  Total long-term debt as a
     percentage of
     capitalization(5).....     54.0%                       45.1%        54.2%                       44.0%

                                                                    AT MARCH 31, 1996
                                                      ----------------------------------------------
                                                                        PRO FORMA
                                                        ACTUAL         ADJUSTMENTS         PRO FORMA
                                                      ----------       -----------         ---------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Assets:
  Cash and cash equivalents.........................   $   1,738        $  40,354(6)       $  42,092
  Trade accounts receivable, net....................      98,170                              98,170
  Inventories.......................................     115,201                             115,201
  Other current assets..............................      13,078              990(7)          14,068
  Property, plant and equipment, net................     522,008                             522,008
  Debt issuance costs, net..........................       2,068            7,537(8)           9,605
  Other assets......................................      71,938                              71,938
                                                        --------                            --------
          Total assets..............................   $ 824,201                           $ 873,082
                                                        ========                            ========
Liabilities and stockholders' equity:
  Accounts payable..................................   $  82,275                           $  82,275
  Other current liabilities.........................      41,867        $  (2,405) (9)        39,462
  Long-term debt....................................     320,660          (37,900)(10)       282,760
  Other liabilities.................................      72,243                              72,243
                                                        --------                            --------
          Total liabilities.........................     517,045                             476,740
                                                        --------                            --------
Minority interests..................................      36,447                              36,447
                                                        --------                            --------
Common Stock........................................         194               60(11)            254
Additional paid-in capital..........................     150,826           90,740(11)        241,566
Retained earnings...................................     123,101           (1,614)(12)       121,487
Cumulative foreign currency translation
  adjustment........................................      (3,412)                             (3,412)
                                                        --------                            --------
          Total stockholders' equity................     270,709                             359,895
                                                        --------                            --------
          Total liabilities and stockholders'
            equity..................................   $ 824,201                           $ 873,082
                                                        ========                            ========

- ---------------
 (1) Adjustment to reflect (i) interest expense on the Notes (at an assumed rate of 10% per annum), (ii) elimination of interest expense on the Old Credit Agreement, (iii) amortization of debt issue costs resulting from the Refinancing and (iv) capitalization of interest using the assumed annual rate of 10% on the Notes.

 (2) Adjustment to reflect the federal and state income tax effect related to the changes in interest expense discussed in Note (1).

 (3) For the purpose of determining the ratio of earnings to fixed charges, earnings consist of consolidated income before income taxes plus fixed charges (excluding capitalized interest) and minority interest in income of majority-owned subsidiaries with fixed charges, less minority interest in losses of majority-owned subsidiaries. Fixed charges consist of consolidated interest on indebtedness, including capitalized interest, amortization of debt issue costs and that portion of rental expense deemed to be representative of the interest factor (one-third of rental expenses). Pro forma fixed charges exceeded pro forma earnings by $5.9 million for the year ended December 31, 1995.

 (4) EBITDA means, in general, the sum of consolidated net income, consolidated depreciation and amortization expense, consolidated interest expense and consolidated income tax expense or benefit. EBITDA has been included solely because the Company uses it as one means of analyzing its ability to service its debt, the Company's lenders use it for the purpose of analyzing the Company's performance with respect to its credit agreements and the Company understands that it is used by certain investors as one measure of a company's historical ability to service its debt. EBITDA is not intended to represent cash flows for the period nor has it been presented as an alternative to operating income or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

 (5) For purposes of this percentage, long-term debt excludes current portion, and capitalization is defined as the sum of long-term debt plus stockholders' equity.

 (6) Adjustments to reflect receipt of net proceeds of the Offerings of $318.9 million, repayment of $275.3 million outstanding at March 31, 1996 under the Old Credit Agreement, estimated cash payments of $2.6 million related to anticipated losses in connection with the termination of certain interest rate swap agreements related to the Old Credit Agreement and fees of $625,000 in connection with the Amended Credit Agreement.

 (7) Adjustment to income taxes receivable for the income tax effects of cash payments to terminate certain interest rate swap agreements.

 (8) Adjustment to reflect the financing fees related to the Amended Credit Agreement and the Notes.

 (9) Adjustment giving effect to the payment of accrued interest at March 31, 1996 under the Old Credit Agreement.

(10) Adjustment giving effect to the issuance of the Notes and the payment in full of amounts outstanding at March 31, 1996 under the Old Credit Agreement.

(11) Adjustment giving effect to the issuance of 6,000,000 shares of Common Stock at an estimated price of $16.00 per share pursuant to the Common Stock Offering, net of estimated underwriting discount and other issuance costs of $5.2 million.

(12) Adjustment to reflect anticipated losses, net of income taxes, related to the termination of certain interest rate swap agreements related to the Old Credit Agreement.

(13) For the purpose of determining the ratio of EBITDA to interest expense (including capitalized interest), EBITDA means, in general the sum of consolidated net income (loss), consolidated depreciation and amortization expense, consolidated interest expense and consolidated income tax expense or benefit, excluding any provisions for non-recurring expenses such as rolling mill closures and settlements of litigation. Interest expense consists of total interest costs, including capitalized interest. The ratio of EBITDA to interest expense (including capitalized interest) has been included solely because the Company uses it as one means of analyzing its ability to service its debt, the Company's lenders use it for the purpose of analyzing the Company's performance with respect to its credit agreements and the Company believes that it is used by certain investors as one measure of a company's historical ability to service its debt.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentages of sales represented by selected consolidated income statement data.

                                                                             THREE MONTHS ENDED
                                         YEARS ENDED DECEMBER 31,                 MARCH 31,
                                     ---------------------------------       -------------------
                                     1993(1)        1994         1995         1995         1996
                                     -------       ------       ------       ------       ------
INCOME STATEMENT DATA:
  Sales............................   100.0%        100.0%       100.0%(2)    100.0%       100.0%
  Cost of sales....................    89.4          90.8(3)      89.8(2)      91.0         86.1
                                      -----         -----        -----        -----        -----
  Gross profit.....................    10.6           9.2         10.2          9.0         13.9
  Provision for rolling mill
     closure.......................      --           2.6(4)        --           --           --
  Selling, general and
     administrative expenses.......     6.1           6.0          6.1          5.8          5.6
  Contributions to employee stock
     ownership plan................      .1            .1           --           .2           --
  Profit participation expense.....      .7            .3           .7           .4           .9
                                      -----         -----        -----        -----        -----
          Operating income.........     3.7            .2          3.4          2.6          7.4
  Interest and dividend income.....      .1            .2(3)        .1           --           .1
  Interest expense.................     (.6)          (.5)        (1.5)        (1.0)        (1.9)
  Other income, net................      --            .1           .2           .1           --
  Settlement of litigation.........      .4            --           --           --           --
  Minority interests(13)...........     (.3)          (.4)          .1          (.1)         (.4)
                                      -----         -----        -----        -----        -----
          Income (loss) before
            income taxes(13).......     3.3           (.4)         2.3          1.6          5.2
  Income tax (expense) benefit.....    (1.1)           .4          (.5)         (.6)        (2.0)
                                      -----         -----        -----        -----        -----
          Net income (loss)(13)....     2.2%           .0%         1.8%         1.0%         3.2%
                                      =====         =====        =====        =====        =====
BALANCE SHEET DATA:
  Current ratio(5).................   2.2:1         2.2:1        2.0:1        2.1:1        1.8:1
  Total long-term debt as a
     percentage of
     capitalization(6)(13).........    21.7%         41.6%        54.0%        42.5%        54.2%
  Net book value per
     share(7)(13)..................  $14.23        $13.60       $13.74       $13.58       $13.94

                         (Footnotes on following page)

     The following table sets forth by division, for the periods indicated, tonnage sold, sales, average price per ton shipped and other data.

                                                                              THREE MONTHS ENDED
                                      YEARS ENDED DECEMBER 31,                     MARCH 31,
                               ---------------------------------------       ---------------------
                                1993(1)        1994            1995            1995         1996
                               ---------     ---------       ---------       --------     --------
Tonnage sold:
  Oregon Steel Division(8):
     Commodity plate..........   278,900       269,400         136,200         42,300       35,500
     Specialty plate..........   157,300       154,700         159,700         49,700       46,300
     Large diameter pipe......   248,600       356,300         223,000         32,200       47,300
     ERW pipe.................    75,100        94,900          48,400         21,100       23,100
     Semifinished.............    18,400        45,400         196,200         57,600           --
                               ---------     ---------       ---------       ---------    ---------
          Total Oregon Steel
            Division..........   778,300       920,700         763,500        202,900      152,200
                               ---------     ---------       ---------       ---------    ---------
  CF&I Steel Division(9)
     Rail.....................   186,200       250,500         240,700         78,600       95,100
     Rod, bar and wire
       products...............   346,100       379,300         271,300         84,700      112,800
     Seamless OCTG............    85,300       130,000         116,100         28,900       40,700
     Semifinished.............     7,100         5,800          12,100             --        7,100
                               ---------     ---------       ---------       ---------    ---------
          Total CF&I Steel
            Division..........   624,700       765,600         640,200        192,200      255,700
                               ---------     ---------       ---------       ---------    ---------
          Total Company....... 1,403,000     1,686,300       1,403,700        395,100      407,900
                               =========     =========       =========       =========    =========
Sales (in thousands):
  Oregon Steel Division.......  $415,165      $498,794        $407,968       $ 99,330     $ 92,846
  CF&I Steel Division.........   264,658       339,474         303,003         87,687      112,643
                               ---------     ---------       ---------       ---------    ---------
          Total...............  $679,823      $838,268        $710,971(2)    $187,017     $205,489
                               =========     =========       =========       =========    =========
Average price per ton sold:
  Oregon Steel Division.......      $533          $542            $534            490          610
  CF&I Steel Division.........       424           443             467(10)        456          441
          Company average.....       485           497             504(10)        473          504
Operating income per ton
  sold........................       $18           $14(11)         $14(10)   $     12     $     38
Operating margin..............       3.7%          2.8%(11)        3.4%(12)       2.6%         7.4%

- ---------------
 (1) Results for 1993 include the results of operations of the CF&I Steel Division from the date of its acquisition on March 3, 1993.

 (2) Includes proceeds from an insurance settlement of $4.0 million received as reimbursement of lost profits resulting from lost production and start-up delays at the Pueblo Mill caused by an explosion in the third quarter of 1994. In 1995 revenues of $26.0 million and related product costs of $26.7 million were capitalized during construction of the rod and bar mill at the Pueblo Mill prior to placement of the mill in service on August 1, 1995.

 (3) In the fourth quarter of 1994, the Company received property tax refunds totaling $4.6 million related to prior years for the over-assessment of its Portland and Pueblo Mills. The refunds reduced 1994 cost of sales by $3.5 million and increased 1994 interest income by $1.1 million.

 (4) In the fourth quarter of 1994, the Company began construction of the Combination Mill and, in connection therewith, in the third quarter of 1994 the Company recorded a non-cash, pre-tax charge of $8.9 million to reduce the carrying value of certain plant and equipment and inventories that are unlikely to be used following completion of the Combination Mill. The Fontana Plate Mill ceased production in the fourth quarter of 1994 and closed permanently in the first quarter of 1995. As a result of the closure, in the third quarter of 1994 the Company recognized a pre-tax loss for the disposal and exit costs of $13.2 million.

 (5) Current ratio is defined as the ratio of current assets to current liabilities.

 (6) For purposes of this percentage, long-term debt excludes current portion, and capitalization is defined as the sum of long-term debt plus stockholders' equity.

 (7) Calculation of net book value per share excludes 598,400 shares of Common Stock reserved for issuance on March 3, 2003 as payment of a portion of the purchase price for the Company's acquisition of the CF&I Steel Division and excludes 100,000 shares of Common Stock reserved for issuance upon exercise of warrants to be issued in connection with the Company's acquisition of the CF&I Steel Division with an exercise price of $35 per share. See "Capitalization."

 (8) The Oregon Steel Division consists primarily of the operations of the Portland Mill, the Napa Pipe Mill, the Camrose Pipe Mill and, until production there terminated in November 1994, the Fontana Plate Mill.

 (9) The CF&I Steel Division consists primarily of the operations of the Pueblo Mill.

(10) Excludes proceeds from insurance settlement referred to in Note (2) above.

(11) Excludes provision for rolling mill closures referred to in Note (4) above.

(12) Includes proceeds from the insurance settlement referred to in Note (2) above.

(13) The 1994 amounts have been restated to reflect proceeds from the sale of a 10% equity interest in New CF&I, Inc., a subsidiary of the Company, as a minority interest. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

     During 1995 the Company operated two steel mills and four finishing facilities serving the United States, Canada and certain international markets. The Company manufactures and markets one of the broadest lines of specialty and commodity steel products of any domestic minimill company. In 1993 the Company acquired the Pueblo Mill and organized into two business units known as the Oregon Steel Division and the CF&I Steel Division. The Oregon Steel Division's Portland Mill makes steel plate, which it sells to customers and also supplies to the Company's large diameter pipe finishing facilities at the Napa and Camrose Pipe Mills, which are included in the Oregon Steel Division. The CF&I Steel Division consists primarily of the steelmaking and finishing facilities located at the Pueblo Mill.

     The Company's long-range strategic plan emphasizes providing stability for its operations through expanding its product offerings to minimize the impact of individual product cycles on the Company's overall performance and by entering into long-term strategic alliances. In pursuing these goals the Company has sought alternatives to its reliance in 1991 and 1992 on the domestic market for large diameter pipe, the demand for which has declined significantly from levels experienced in those years.

     In an effort to decrease the Company's reliance on the domestic large diameter pipe market and provide additional end use for its steel plate, the Company acquired a 60% interest in the Camrose Pipe Mill in June 1992 from Stelco, Inc. ("Stelco"), a large Canadian steel producer, which owns the remaining 40% interest in the Camrose Pipe Mill. The Camrose Pipe Mill has two pipe manufacturing mills. One is a large diameter pipe mill similar to that of the Napa Pipe Mill, and the other is an ERW pipe mill which produces steel pipe used in the oil and gas industry for drilling and distribution. The combined capacity of the two mills is approximately 325,000 tons per year depending on product mix. In 1993, 1994 and 1995 the Camrose Pipe Mill shipped 155,400, 172,800 and 79,400 tons, respectively, of steel pipe and generated revenues of $92.6 million, $110.0 million and $55.1 million, respectively. During those years Stelco was a major supplier of steel plate and coil for the Camrose Pipe Mill. Under the acquisition agreement for the mill, either the Company or Stelco may initiate a buy-sell procedure pursuant to which the initiating party establishes a price for the Camrose Pipe Mill and the other party must either sell its interest to the initiating party at that price or purchase the initiating party's interest at that price, at any time after March 31, 1997. The purchase price for the Camrose Pipe Mill included the obligation to pay additional amounts over a five-year period beginning in 1993 based on the financial performance of the mill. Although Camrose made payments pursuant to this earn-out provision for 1993 and 1994, no such payment was made for 1995.

     To expand the Company's steel product lines and enter new geographic areas, CF&I Steel, L.P. ("CF&I"), a limited partnership whose sole general partner is a Company subsidiary, New CF&I, Inc. ("New CF&I"), purchased the Pueblo Mill and related assets in March 1993. The Pension Benefit Guaranty Corporation ("PBGC") is the sole limited partner in CF&I and holds a 4.8% equity interest. The Pueblo Mill has melting and finishing capacity of approximately 1.2 million tons per year. In 1994 and 1995 the Pueblo Mill shipped 765,600 and 640,200 tons, respectively, and generated revenues of $335.2 million and $296.8 million, respectively. In August 1994 New CF&I sold a 10% equity interest in New CF&I to a subsidiary of Nippon Steel Corporation ("Nippon"). In connection with that sale, Nippon agreed to license to the Company its proprietary technology for producing in-line deep head hardened rail under a separate equipment supply agreement. In November 1995 the Company sold a 3% equity interest in New CF&I to two subsidiaries of the Nissho Iwai Group ("Nissho Iwai"), a large Japanese trading company. In connection with that sale, Nissho Iwai agreed to promote the international sale of certain steel products produced by the Company. In connection with those sales, the Company and New CF&I entered into a stockholders' agreement with Nippon and Nissho Iwai pursuant to which Nippon and Nissho Iwai were granted a right to sell all, but not less than all, of their equity interest in New CF&I back to New CF&I at the then fair market value in certain circumstances. Those circumstances include, among other things, a change of control, as defined, in New CF&I, certain changes involving the composition of the board of directors of New CF&I and the occurrence of certain other events (which are within the control of the Company) involving New CF&I or CF&I or its operations. The Company also agreed not to transfer voting control of New CF&I to a non-affiliate except in circumstances where Nippon and Nissho Iwai are offered the opportunity to sell their interest in New CF&I to the transferee at the same per share price obtained by the Company. The Company also retained a right of first refusal in the event that Nippon and Nissho Iwai desire to transfer their interest in New CF&I to a non-affiliate.

     In connection with the foregoing sale of the 10% equity interest in New CF&I to Nippon, the Company received a cash payment of $16.8 million which was initially reported in the Company's 1994 financial statements as a non-taxable gain on the sale of subsidiary stock of approximately $12.3 million. However, in the fourth quarter of 1995, the Company restated its 1994 financial statements to reflect the $16.8 million received in connection with that sale as a minority interest and not as a non-taxable gain. Accordingly, on a restated basis no gain on the sale of subsidiary stock has been included in net income for the year ended December 31, 1994, and the Company's 1994 consolidated financial statements reflect a $12.4 million increase in minority interest and a reduction in retained earnings by a like amount. The effect of the restatement was to reduce the Company's 1994 net income by $12.4 million ($.62 per share) to a net loss of $338,000 ($.02 per share) for the year ended December 31, 1994.

     On March 31, 1996, approximately 2.3 million shares of the Company's Common Stock (approximately 12% of the total outstanding) were held of record by the Company's employee stock ownership plan (the "ESOP") for the benefit of its participants. Under current federal income tax laws, the amount of any cash dividends that are declared on shares of capital stock held by the ESOP and distributed to ESOP participants is deductible by the Company for federal income tax purposes.


     Historically, the Company's operating results have fluctuated substantially, and the Company's capital improvement program is subject to certain risks and uncertainties. For a discussion of these and other risk factors, see "Risk Factors."



     A temporary shutdown of the LRF at the Pueblo Mill as the result of a mechanical failure and a resulting reduction in steel production will increase production costs and adversely affect shipment levels in June and July 1996. The Company estimates that this temporary shutdown will reduce pretax results by approximately $3 million, although the actual effect on results of operations will likely vary from this estimate. The Company has business interruption insurance and is reviewing its coverage under the policy to determine whether it is entitled to any insurance recovery in connection with the LRF shutdown. There is no assurance that the effect of the shutdown on results of operations will not be more adverse than the estimate set forth above. See "Prospectus
Summary -- Recent Developments."



     The Company's results of operations for the three months ended March 31, 1996 were favorably affected by strong shipments of rail and OCTG products from the CF&I Steel Division. Rail sales are expected to decline in the second quarter of 1996, and this decline, together with the need for further adjustment of the product mix at the Pueblo Mill, including rod and bar product mix, is expected to adversely affect the Company's results of operations for the second quarter of 1996 compared to the first quarter of 1996.



     In connection with the Refinancing, the Company anticipates incurring an estimated pre-tax charge in the second quarter of 1996 of approximately $2.6 million related to anticipated losses in connection with the termination of certain interest rate swap agreements related to the Old Credit Agreement. Financing costs and expenses of approximately $2.8 million under the Amended Credit Agreement will be amortized over the term of the debt. See "Pro Forma Unaudited Condensed Consolidated Financial Data."



     The combined effect of the matters discussed above is expected to have a material adverse effect on the Company's results of operations for the second quarter of 1996 compared to the first quarter of 1996.



     The Company believes the information set forth in the above four paragraphs includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and is subject to the safe harbor created by that section. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in "Prospectus
Summary -- Recent Developments," "Risk Factors,"

"Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Capital Improvement Program."


     The approximate annual tonnage production capacities as of March 31, 1996 of the Company's facilities are set forth below. (Actual production capacity depends upon product mix and therefore may vary.)

                                                       OREGON STEEL DIVISION     CF&I STEEL DIVISION
                                                       ---------------------     -------------------
    Melting capacity.................................         840,000                 1,200,000
    Welded pipe capacity.............................         675,000                        --
    Finishing capacity...............................         430,000                 1,200,000


     Based on annualized production during the quarter ended March 31, 1996 and the approximate annual tonnage capacities set forth above, the Company estimates that, during the first quarter of 1996, its melting operations were operating at approximately 79% of capacity, its welded pipe operations were operating at approximately 40% of capacity and its finishing operations were operating at approximately 91% of capacity.


COMPARISON OF FIRST QUARTER 1996 TO FIRST QUARTER 1995

     Sales. Sales for the first quarter of 1996 of $205.5 million increased 9.9 percent from sales of $187.0 million in the first quarter of 1995. Shipments increased 3.2 percent to 407,900 tons in the first quarter of 1996 from 395,100 tons in the corresponding 1995 period. The increase in sales and shipments was primarily due to increased shipments of rail, OCTG and rod products manufactured by the CF&I Steel Division, offset in part by a decline in shipments of plate products and the absence of sales of semifinished products by the Oregon Steel Division. Selling prices in the first quarter of 1996 averaged $504 per ton versus $473 per ton in the first quarter of 1995. The increase in average selling price is due to several factors including increased sales of rail and OCTG products and the absence of sales of semifinished products which generally have the lowest selling price of any of the Company's products. Of the $18.5 million sales increase, $12.5 million was the result of higher average selling prices and $6.0 million was the result of volume increases.

     The Company's Oregon Steel Division shipped 152,200 tons of product at an average selling price of $610 per ton during the first quarter of 1996 compared to 202,900 tons of product at an average selling price of $490 per ton during the first quarter of 1995. The decline in shipments, as well as the increase in average selling price, were primarily due to the absence of sales of semifinished products during the first quarter of 1996. Welded pipe shipments from the Napa and Camrose Pipe Mills were 70,400 tons in 1996 compared to 53,300 tons in 1995. During the first quarter of 1996, the Oregon Steel Division did not ship any semifinished products compared to 57,600 tons shipped in the first quarter of 1995. Shipments of plate products during the first quarter of 1996 were 81,800 tons compared to 92,000 tons in 1995. The 1995 quarter included 15,600 tons of plate shipments from the now closed Fontana Plate Mill. Demand for the Company's plate products remained strong during the first quarter of 1996 compared to the fourth quarter of 1995.

     The CF&I Steel Division shipped 255,700 tons of products at an average selling price of $441 per ton during the first quarter of 1996 compared to 192,200 tons of product at an average selling price of $456 per ton during the first quarter of 1995. The CF&I Steel Division experienced strong shipments in rail and OCTG products during the first quarter of 1996 (95,100 tons and 40,700 tons, respectively) compared to 78,600 tons of rail and 28,900 tons of OCTG in the first quarter of 1995. Shipments of rail products have generally been the highest in the first quarter of the year. The decrease in average selling prices was due in part to the higher proportion of sales represented by lower priced rod and bar products and lower selling prices for most of the CF&I Steel Division's products compared to the first quarter of 1995. Shipments of rod and bar products increased 41 percent to 97,100 tons in the first quarter of 1996 compared to 68,800 tons in 1995.

     Gross Profit. Gross profit for the first quarter of 1996 was 13.9 percent, compared to 9 percent for the first quarter of 1995. Gross profit margins were positively impacted by increased shipments of rail, OCTG and rod products and the elimination of sales of semifinished products. In addition, the Company ceased rolling plate at its Fontana Plate Mill in the fourth quarter of 1994, and costs were incurred during the first quarter of 1995 for shipping remaining inventory, winding down of operations and removal of supplies and equipment.

Costs incurred in the first quarter of 1995 in connection with the closure of the Fontana Plate Mill adversely affected gross profit for that quarter by $1.7 million. Further, the Company estimates that expenses associated with the CF&I Steel Division's capital improvement program were approximately $3 million in the first quarter of 1995. These expenses related to the start-up of the CF&I Steel Division's new rod and bar mill, the conversion from ingot to continuous casting for the rail mill and improvements to the steelmaking process, including a new ladle refining furnace, a vacuum degassing unit and caster modifications.

     Selling, General and Administrative. Selling, general and administrative expenses for the three months ended March 31, 1996 increased $585,000 or 5.4 percent from the corresponding period in 1995, but decreased as a percentage of sales from 5.8 percent in the first quarter of 1995 to 5.6 percent in the first quarter of 1996. The dollar amount increase was primarily due to increased shipping expense as a result of increased tons shipped in the first quarter of 1996 compared to the corresponding 1995 period.

     Contribution to ESOP and Profit Participation. There was no contribution to the Company's ESOP during the first quarter of 1996, compared to a contribution of $334,000 in the first quarter of 1995. Profit participation plan expense was $1.9 million for the first quarter of 1996 compared to $735,000 for the first quarter of 1995. The increase in 1996 profit participation plan expense reflects the increased profitability of the Company in 1996.

     Interest Expense. Total interest costs for the three months ended March 31, 1996 were $7.5 million compared to $4.8 million for the corresponding 1995 period. The higher interest cost is primarily the result of the debt incurred to fund the capital improvement program. Of the $7.5 million of interest cost in the first quarter of 1996, $3.6 million was capitalized as part of construction in progress, compared to $2.9 million capitalized in the corresponding 1995 period. As projects in the capital improvement program are completed, ongoing interest costs will be expensed (rather than capitalized), which will substantially increase the Company's interest expense.

     Income Tax Expense. The Company's effective income tax rates were 39 percent and 38 percent for the three months ended March 31, 1996 and 1995, respectively.

COMPARISON OF 1995 TO 1994

     Sales. Sales in 1995 of $711.0 million declined 15.2 percent from sales of $838.3 million in 1994. For 1995 sales included proceeds from an insurance settlement of approximately $4.0 million as reimbursement of lost profits resulting from lost production and start-up delays at the Pueblo Mill caused by an explosion that occurred in the third quarter of 1994. Shipments decreased 16.8% to 1.4 million tons in 1995 from 1.7 million tons in 1994. Selling prices in 1995 averaged $504 per ton versus $497 per ton in 1994. Of the $127.3 million sales decrease, $140.5 million was the result of volume decreases, offset in part by $9.2 million from higher average selling prices and approximately $4.0 million from the proceeds of the insurance settlement.

     The decrease in sales and shipments was primarily the result of reduced plate and welded pipe product shipments by the Oregon Steel Division and reduced rod and bar shipments by the CF&I Steel Division, offset in part by increased semi-finished product sales by the Oregon Steel Division. Plate shipments declined primarily due to the termination of production at the Fontana Plate Mill in the fourth quarter of 1994, which reduced the Company's plate rolling capacity by approximately 50%, and the resulting discontinuance of plate shipments from the Fontana Plate Mill in the first quarter of 1995. During 1995 the Fontana Plate Mill shipped approximately 19,000 tons of plate versus 309,000 tons in 1994, of which 168,000 tons were converted into pipe at the Napa Pipe Mill. Shipments of welded pipe products declined due to the completion of a large international order that was produced in 1994 and adverse market conditions in Canada. Rod and bar shipments by the CF&I Steel Division were negatively impacted by difficulties relating to the startup of the new combination rod and bar mill which resulted in production delays and reduced production. See "Risk Factors -- Start-Up Difficulties." In addition, rod and bar costs, net of sales were capitalized through July 31, 1995. Thus the Company's income statement for 1995 did not reflect $26.0 million from the sale of 78,700 tons of rod and bar mill products, nor did it reflect $26.7 million for the cost of those sales. The Company began recognizing all revenues and costs associated with the new rod and bar mill in its income statement beginning in August 1995.

     Gross Profit. Gross profit as a percentage of sales for 1995 was 10.2% compared to 9.2% for 1994. Gross profit margins were positively impacted by higher selling prices for most of the Company's products, offset by a 7.5% increase in the cost of scrap and other metallics. Gross profit margin, as in 1994, continued to be negatively affected by high costs and lower volumes relating to the completion and start-up of a portion of the equipment upgrades at the rod and bar mill which are part of the capital improvement program at the Pueblo Mill. Gross profits for 1995 were positively impacted compared to 1994 due to approximately $4.0 million received from the Company's business interruption insurance carrier in the second quarter of 1995 for reimbursement of lost profits at the CF&I Steel Division.

     Selling, General and Administrative. Selling, general and administrative expenses for 1995 decreased $6.9 million or 13.8% compared with 1994 but increased as a percentage of sales from 6.0% in 1994 to 6.1% in 1995. The dollar amount decrease is primarily due to reduced expenses by the Oregon Steel Division as a result of the closure of the Fontana Plate Mill in the first quarter of 1995 and reduced shipping volume from the Company's Napa and Camrose Pipe Mills.

     Contribution to ESOP and Profit Participation. There was no contribution made to the ESOP in 1995, compared to a contribution of $738,000 in 1994. Profit participation plan expense was $5.4 million for 1995 compared to $2.3 million for 1994. The increase in 1995 profit participation plan expense reflects the increased profitability over 1994 of certain segments of the Oregon Steel Division.

     Interest and Dividend Income. Interest and dividend income on investments was $600,000 in 1995 compared to $1.6 million in 1994. This decrease was primarily due to interest of $1.1 million earned on property tax refunds received in 1994 that did not reoccur in 1995.

     Interest Expense. Total interest cost for 1995 was $22.5 million, an increase of $11.2 million compared to 1994. This increase was primarily related to interest on debt incurred to fund the capital improvement program at the Oregon Steel and CF&I Steel Divisions. Of the $22.5 million of interest cost in 1995, $12.2 million was capitalized as part of construction in progress.

     Income Tax Expense. The Company's effective tax rate for state and federal taxes was 23.2 percent in 1995 compared to a benefit of 89.7 percent in 1994. The effective income tax rate for both periods varied from the combined state and federal statutory rate due to earned state tax credits and deductible dividends paid on stock held by the ESOP and paid to ESOP participants. In 1995 a net tax benefit of $2.5 million was recognized related to enterprise zone credits for eligible completed capital projects at the Pueblo Mill. In 1994 a tax provision was recognized for foreign taxes in excess of the federal statutory rates.

COMPARISON OF 1994 TO 1993

     Sales. Sales in 1994 of $838.3 million increased 23.3% from sales of $679.8 million in 1993. Tonnage shipments increased 20.2% to 1.7 million tons in 1994 from 1.4 million tons in 1993. Selling prices in 1994 averaged $497 per ton versus $485 in 1993. Of the $158.5 million sales increase, $137.4 million was the result of volume increase and $21.1 million from higher average selling prices.

     The increase in sales and shipments was primarily due to the inclusion of a full year's operation of the CF&I Steel Division, which was acquired on March 3, 1993. Increased shipments of pipe from the Napa Pipe Mill (278,400 tons in 1994 versus 168,300 tons in 1993) and the Camrose Pipe Mill (172,800 tons in 1994 versus 155,400 tons in 1993) also contributed to the increase in shipments. The Company realized price increases on substantially all products except large diameter pipe shipped from the Napa Pipe Mill, the average price of which declined in 1994 by approximately 20 percent.

     Gross Profit. Gross profit as a percentage of sales for 1994 was 9.2% compared to 10.6% for 1993. Gross profit margins were negatively impacted by significantly lower selling prices for large diameter pipe shipped from the Napa Pipe Mill and the associated higher costs of producing a higher quality grade of steel at the Portland Mill for producing low carbon pipe grades for international shipments. Gross profit margins were also negatively affected by costs and lower volumes relating to the completion and start-up of a portion of the equipment upgrades which are part of the capital improvement program at the Pueblo Mill. See "Risk Factors -- Start-up Difficulties." Gross profits for 1994 were positively impacted due to a $4.6 million property tax refund related to overassessments in prior years of the Portland and Pueblo Mills, which reduced 1994 cost of sales by $3.5 million and, as described below, increased 1994 interest income by $1.1 million.

     Provision for Rolling Mill Closures. During 1994 the Company recognized a total pre-tax charge of $22.1 million (before income taxes of $8.4 million) associated with the closure of the Fontana Plate Mill and to reduce the carrying value of certain plant, equipment and inventories that are unlikely to be used following shutdown of the existing plate rolling mill at the Portland Mill upon completion of the construction of the Combination Mill. Of the $13.7 million after-tax charge, approximately $13 million was a non-cash charge relating to the write-off of production supplies and property, plant and equipment. The decision to permanently close the Fontana Plate Mill was based upon the high operating costs of the facility, depressed pricing in the international large diameter pipe market and the lack of significant domestic pipeline activity.

     Selling, General and Administrative. Selling, general and administrative expenses for 1994 increased $8.6 million or 20.7% compared with 1993 but decreased as a percentage of sales from 6.1% in 1993 to 6.0% in 1994. The dollar amount increase is primarily a result of the inclusion of CF&I Steel Division costs (which increased by $4.1 million) for 12 months in 1994, versus 10 months in 1993 and increased shipping costs ($2.8 million) related to welded pipe shipments from the Oregon Steel Division.

     Contribution to ESOP and Profit Participation. The contribution to the ESOP was $738,000 in 1994 compared with $753,000 in 1993. Profit participation plan expense was $2.3 million for 1994 compared with $4.5 million for 1993. These reductions are the result of the decreased profitability of the Company in 1994 versus 1993.

     Interest and Dividend Income. Interest and dividend income on investments was $1.6 million in 1994 compared with $.9 million in 1993. This increase was primarily due to $1.1 million of interest earned on the property tax refunds described above.

     Interest Expense. Total interest cost for 1994 was $11.3 million, an increase of $5.6 million compared to 1993. This increase was primarily related to interest incurred on debt issued to fund the CF&I Steel Division capital expenditure program. Of the $11.3 million of interest cost, $7.4 million was capitalized as part of construction in progress.

     Settlement of Litigation. The $2.8 million recovery from settlement of litigation was received from the Company's excess liability insurance carrier in the second quarter of 1993 and related to former employee lawsuits which were settled in the fourth quarter of 1992.

     Income Tax Expense. The Company's effective income tax rate for state and federal taxes was a benefit of 89.7 percent for 1994 compared to an expense of
33.3 percent for 1993. The effective income tax rate for both periods varied from the combined state and federal statutory rate due to earned state tax credits and deductible dividends paid on stock held by the ESOP and paid to ESOP participants. In 1994 a tax provision was recognized for foreign taxes in excess of the federal statutory rates. Income before income taxes in 1993 included a $2.8 million insurance recovery related to a 1992 litigation settlement that was treated as a nontaxable item.

LIQUIDITY AND CAPITAL RESOURCES

     Cash flow from operations for the three months ended March 31, 1996 was $29.4 million compared to $30.7 million in the corresponding 1995 period. The major items affecting this $1.3 million decrease were increased accounts receivable ($20.6 million) and a lower increase in accrued expenses ($4.6 million). These cash uses were partially offset by increased net income ($4.6 million), reduced inventories ($8.7 million), a decrease in the reduction of accounts payable ($2.7 million) and increased depreciation and amortization ($2 million).

     Cash flow from 1995 operations was $53.6 million compared to $20.5 million in 1994. The major items affecting this $33.1 million increase were increased net income ($12.8 million), increased depreciation and amortization ($3.0 million), increased deferred income taxes ($9.4 million), reduced increase in trade accounts receivables ($9.1 million), reduced inventories ($18.8 million) and a decrease in the reduction of accounts payable and accrued expenses ($6.9 million).

     Net working capital at March 31, 1996 decreased $11.4 million from December 31, 1995 due to a $8.6 million decrease in current assets, principally inventory, and a $2.8 million increase in current liabilities, principally short-term debt.

     Net working capital at December 31, 1995 decreased $26.0 million compared to December 31, 1994 due to a $22.7 million decrease in current assets and a $3.3 million increase in current liabilities. Trade accounts receivable and inventories decreased from $241.0 million at the end of 1994 to $221.8 million at December 31, 1995. The decrease was due primarily to decreased sales in the fourth quarter of 1995 versus the fourth quarter of 1994.

     The Offerings are contingent upon the effectiveness of an amendment of the Old Credit Agreement in the form of the Amended Credit Agreement. It is anticipated that outstanding borrowings under the Old Credit Agreement will be repaid from the net proceeds of the Offerings. The Amended Credit Agreement is expected to be a revolving credit facility collateralized by substantially all of the accounts receivable and inventory of the Company, New CF&I and CF&I. The maximum amount of borrowings which may be outstanding under the Amended Credit Agreement at any time will be limited to an amount calculated as a specified percentage of eligible accounts receivable and inventory, provided that the maximum amount of borrowings thereunder may not at any time exceed $125 million. It is anticipated that the Amended Credit Agreement will mature in 1999 and will be guaranteed by New CF&I and CF&I. It is anticipated that the Amended Credit Agreement will contain financial and other restrictive covenants, customary events of default and other provisions, including an event of default due to a "change of control" (as defined) of the Company. Borrowings under the Amended Credit Agreement are expected to bear interest at a floating rate and to provide for payment of certain commitment and other fees to the banks. See "Description of Certain Indebtedness -- Amended Credit Agreement" for a description of certain anticipated terms of the Amended Credit Agreement. The Amended Credit Agreement will be subject to negotiation and execution of definitive documentation, and there is no assurance that the amount or terms of the Amended Credit Agreement will not differ from those described herein.

     In December 1994 the Company entered into the Old Credit Agreement, which provides for collateralized borrowing of up to $297 million from a group of banks ("Lender Banks"). Use of the Old Credit Agreement is to fund capital expenditures, for general corporate purposes and for working capital. The Old Credit Agreement is comprised of (i) a $197 million term loan facility ("Term Loan"), which may be drawn at any time through December 31, 1996 and (ii) up to a $100 million revolving loan facility ("Revolving Loan"), which may be drawn and repaid at any time through December 31, 1997 based upon the Company's accounts receivable and inventory balances. By mutual agreement of the Company and the Lender Banks, the Revolving Loan may be extended for two additional one-year periods to December 31, 1999. Annual commitment fees are 1/2 of 1% of the unused portions of the Old Credit Agreement. At the Company's election, interest is based on the London Interbank Borrowing Rate ("LIBOR") plus between 1 and 3 percent, the prime rate plus up to 2 percent or, for the Revolving Loan only, the federal funds rate plus between 1 and 3 percent. The outstanding balance of the Term Loan on December 31, 1996 is required to be repaid in 11 quarterly installments commencing June 30, 1997. If the Term Loan is fully drawn at December 31, 1996, the required repayments would total $49 million in 1997, $69 million in 1998 and $79 million in 1999. Such payments will be reduced pro rata if less than the full amount is drawn.

     The Old Credit Agreement is collateralized by substantially all of the Company's inventory and accounts receivable, except those of Camrose. In addition, the Company has pledged as collateral its material loans receivable from its subsidiaries and the stock of certain material subsidiaries. Amounts outstanding under the Old Credit Agreement are guaranteed by certain subsidiaries of the Company. The Old Credit Agreement contains various restrictive covenants including a minimum current asset to current liability ratio; minimum interest coverage ratio; minimum ratio of cash flow to scheduled maturities of long-term debt, interest and taxes; minimum tangible net worth; a maximum ratio of long-term debt to total capitalization; and restrictions on capital expenditures, liens, investments and additional indebtedness.

     At March 31, 1996, $196.9 million was outstanding under the Term Loan and $76.0 million was outstanding under the Revolving Loan. The Company has entered into interest rate swap agreements with banks, as required by the Old Credit Agreement, to reduce the impact of unfavorable changes in interest rates on its debt; certain of these swap agreements will be terminated in connection with the Refinancing.

     The Old Credit Agreement was amended as of September 30, 1995 and as of December 31, 1995 to, among other things, modify the interest coverage ratio covenant and certain other restrictive covenants and to facilitate the Company's ability to pursue other or additional financing alternatives. The amendments to the interest coverage ratio were needed for the Company to remain in compliance with certain financial covenants in the Old Credit Agreement in light of lower than anticipated earnings and higher than anticipated borrowings under the Old Credit Agreement. See "Risk Factors -- Leverage and Access to Funding; Compliance with Financial Covenants."

     Term debt of $67.5 million was incurred by CF&I as part of the purchase price of the Pueblo Mill on March 3, 1993. This debt is uncollateralized and is payable over 10 years with interest at 9.5%. As of March 31, 1996, the outstanding balance on the debt was $54.0 million, of which $47.8 million was classified as long-term debt.

     The Company has an uncollateralized and uncommitted revolving line of credit with a bank which may be used to support issuance of letters of credit, foreign exchange contracts and interest rate hedges. At March 31, 1996, $12.5 million was restricted under outstanding letters of credit. In addition, the Company has a $4 million unsecured and uncommitted revolving credit line with a bank which is restricted to use for letters of credit. At March 31, 1996, $2.1 million was restricted under outstanding letters of credit.

     Camrose maintains a Cdn.$18 million revolving credit facility with a bank, the proceeds of which may be used for working capital and general corporate purposes. The facility is collateralized by substantially all of the assets of Camrose, and borrowings under this facility are limited to an amount equal to specified percentages of Camrose's eligible trade accounts receivable and inventories. The facility expires on January 3, 1997. Depending on Camrose's election at the time of borrowing, interest is payable based on (1) the bank's Canadian dollar prime rate, (2) the bank's U.S. dollar prime rate or (3) LIBOR. As of March 31, 1996, Camrose had Cdn.$3.9 million outstanding under the facility.

     The Company anticipates that the Notes will be issued in the principal amount of approximately $235 million, will be guaranteed by New CF&I and CF&I, will bear interest at a fixed rate per annum, will mature in approximately seven years and will contain a number of restrictive financial covenants and other customary terms, including a provision whereby the holders of such indebtedness will be entitled, at their option, to require the Company to repurchase such indebtedness following a change of control (as defined) of the Company or in the event of certain asset sales. It is anticipated that the Notes will be collateralized by real property, equipment and certain other assets (other than, among other things, accounts receivable and inventory) of the Company, New CF&I and CF&I. See "Description of the Notes" for a description of the terms of the Notes.

     During 1995 the Company expended approximately $51.8 million (exclusive of capitalized interest) on the capital improvement program at the CF&I Steel Division and $111.9 million (exclusive of capitalized interest) on the Combination Mill. During 1996 the Company's capital improvement program contemplates expenditures of approximately $18 million at the Pueblo Mill and approximately $74 million on the Combination Mill (of which approximately $11.4 million and $24.2 million, respectively, was expended in the first quarter of
1996), and also contemplates expenditures of up to approximately $7 million for investments in raw material ventures in 1996. In addition, the Company has budgeted approximately $14 million in 1996 for upgrade and maintenance projects to the present facilities and equipment; the cost of these upgrade and maintenance projects is in addition to amounts budgeted for the capital improvement program.

     If the Company and its subsidiaries remain in compliance with the terms of their respective credit facilities and other debt instruments, the Company believes its anticipated cash needs for working capital and for currently budgeted capital expenditures through the end of 1996 will be met from the net proceeds of the Offerings, borrowings under available credit facilities, existing cash balances and funds generated by operations. There is no assurance, however, that the amounts available from these sources will be sufficient for such purposes. In that event, or for other reasons, the Company may be required to seek additional financing, which may include additional bank financing and debt or equity securities offerings. There is no assurance that such sources of funding will be available if required or, if available, will be on terms satisfactory to the Company. Failure to obtain required funds would delay or prevent some of the planned capital expenditure projects from being initiated or completed, which could have a material adverse effect on the Company. In addition, the Company's level of indebtedness presents other risks to investors, including the possibility that the Company and its subsidiaries may be unable to generate cash sufficient to pay the principal of and interest on their indebtedness when due. In the event of a default under the Amended Credit Agreement or the Indenture, or if the Company or its subsidiaries are unable to comply with covenants contained in other debt instruments or to pay their indebtedness when due, the holders of such indebtedness generally will be able to declare all indebtedness owing to them to be due and payable immediately and, in the case of collateralized indebtedness, to proceed against their collateral, which would likely have a material adverse effect on the Company. See "Risk Factors -- Funding for the Capital Improvement Program," "Risk Factors -- Leverage and Access to Capital; Compliance with Financial Covenants," "Use of Proceeds" and "Business -- Capital Improvement Program."

     Impact of Inflation. Inflation can be expected to have an effect on many of the Company's operating costs and expenses. Due to worldwide competition in the steel industry, the Company may not be able to pass through such increased costs to its customers.

                                    BUSINESS

GENERAL

     Oregon Steel operates two steel minimills and four finishing facilities in the western United States and Canada that produce one of the broadest lines of specialty and commodity steel products of any domestic minimill company. The Company emphasizes the cost-efficient production of higher margin specialty steel products targeted at a diverse customer base located primarily in the western United States, western Canada and the Pacific Rim. Approximately one-half of the total tonnage of the Company's products shipped in 1995 was specialty steel products. The Company's manufacturing flexibility allows it to manage actively its product mix in response to changes in customer demand and individual product cycles.


     Through strategic acquisitions and selective capital enhancements, between 1991 and 1995 the Company has:


     - increased shipments of steel products from 762,700 tons in 1991 to 1.4 million tons in 1995

     - expanded its range of finished products from plate and welded pipe in 1991 to eight products currently by adding ERW pipe, rail, rod, bar, wire and OCTG

     - increased its emphasis on higher margin specialty products

     - expanded its geographic markets from the western United States to national and international markets

     The Company's Portland Mill is the only steel plate minimill in the 11 western states and is one of only two steel plate production facilities operating in that region. The Company's Napa Pipe Mill, one of only four large diameter pipe mills operating in the United States and the only such mill in the 11 western states, produces large diameter pipe that satisfies the demanding specifications of oil and gas transmission companies. The Company also produces large diameter pipe and ERW pipe at its 60% owned Camrose Pipe Mill, which is located strategically in the Alberta, Canada natural gas fields. Through the Pueblo Mill of its CF&I Steel Division in Pueblo, Colorado, the Company is the sole rail manufacturer west of the Mississippi River and is one of only two rail manufacturers in the United States. The Pueblo Mill also produces specialty and commodity rod and bar, wire products and seamless pipe.

STRATEGY

     Oregon Steel seeks to be a cost-efficient producer of specialty and commodity steel products. The Company strives to reduce costs and improve performance through execution of the following strategies:

          Operate Flexible Manufacturing Facilities. The Company, through its capital improvement program, seeks to create finishing capacity in excess of its melting capacity that permits flexible production and fuller utilization of melt shop capacity. As a result, the Company expects to improve its ability to pursue a flexible, market-driven strategy by shifting finished steel production among products in response to market demand. This strategy is expected to enhance the Company's ability to manage its product mix and to help reduce the impact of individual product cycles on the Company's overall operating performance.

          Emphasize Higher Margin Specialty Products. The Company believes higher quality specialty steel products generally have higher profit margins and are less susceptible to steel industry cyclicality than commodity steel products. The Company's current range of specialty steel products, which represented approximately one-half of the total tonnage shipped by the Company in 1995, includes alloy plate, heat treated plate, large diameter and ERW pipe, rail and high carbon rod and specialty bar products.

          Invest in Efficient and Flexible Technology. In late 1993 the Company initiated a capital improvement program as part of its effort to reduce manufacturing costs, upgrade its steelmaking facilities and improve product quality and product mix. The capital improvement program contemplates total expenditures of $410 million from 1993 through 1997, of which the Company had expended approximately $324 million as of March 31, 1996. The primary components of the program completed to date include substantial improvements to the Pueblo Mill steelmaking facilities, including expansion of steel making capacity from 900,000 to 1.2 million tons annually, upgrading from ingot to continuous casting for rail production, enhancement of its ability to produce specialty grades of steel and construction of a new rod and bar mill. Improvements to be completed include installation of in-line rail head hardening equipment at the Pueblo Mill and completion of the Combination Mill in Portland. See "-- Capital Improvement Program."

          Explore Alternative Raw Material Sources to Reduce Dependence on Scrap. To reduce the effects of scrap price volatility, the Company has integrated HBI and pig iron ("alternative metallics") into its steelmaking process. Alternative metallics are low residual scrap substitutes that allow the Company to purchase lower grades of scrap for use in its steelmaking operations. Alternative metallics are typically purchased on a contract basis (whereas scrap is typically purchased on the spot market), which often limits the effect of price volatility. In 1995 at the Portland Mill, alternative metallics replaced approximately 11% of total scrap tons required. Subject to availability, the Company's objective is to increase the percentage of HBI, pig iron and other alternative metallics it uses in steelmaking. See "-- Raw Materials."

          Promote Employee Productivity. The Company has established the ESOP and a profit participation plan. At March 31, 1996 the ESOP owned approximately 12% of the Company's outstanding Common Stock.

CAPITAL IMPROVEMENT PROGRAM

     As part of its strategy to invest in efficient and flexible manufacturing technologies, the Company has undertaken a $410 million (excluding capitalized interest) capital improvement program at its Pueblo and Portland Mills, of which the Company had expended approximately $324 million as of March 31, 1996. The purpose of this program is to (i) improve the steelmaking and casting capability at the Pueblo Mill, (ii) reduce the cost of producing rail, rod and bar products at the Pueblo Mill while improving product quality and expanding the specialty grades that can be manufactured there, (iii) reduce the cost and improve the yield of plate rolling and other finishing operations at the Portland Mill while increasing plate rolling capacity from 430,000 tons to 1.2 million tons annually and (iv) reduce dependence on scrap steel.

     The principal components, expected benefits, cost and current status of the capital improvement program are discussed below.


            PROJECT                                 BENEFITS                     COST               STATUS
- --------------------------------    ----------------------------------------   ----------     ------------------
                                                                               (MILLIONS)
CF&I Steel Division
  Steelmaking                       - reduced operating costs                      $ 46        Completed
                                    - 100% continuous casting
                                    - expanded capacity
                                    - improved steel quality
                                    - higher yields
                                    - broader product line

  Rod and bar mill                  - reduced operating costs                      $ 85        Completed
                                    - flexible product mix
                                    - increased capacity
                                    - higher yields
                                    - additional specialty products
                                    - larger coils


            PROJECT                                 BENEFITS                      COST              STATUS
- --------------------------------    ----------------------------------------    ---------       ------------------
                                                                                (MILLIONS)
  Rail manufacturing, including     - higher yields                                $ 57*       Completed (except
     head hardened rail             - additional premium product                               head hardening
                                    - increased head-hardened rail capacity                    project)
                                    - in-line production of head-hardened
                                      rail
Oregon Steel Division
  Combination Mill                  - reduced operating costs                      $210*       Under construction
                                    - consolidated plate rolling production
                                    - increased manufacturing efficiency
                                    - higher yields
                                    - flexible production
                                    - addition of coiled products
                                    - wider plate

  Raw materials ventures            - less dependence on scrap                     $ 12*       Exploratory phase
                                    - potential cost stabilization
                                    - higher quality end products
                                                                                ----------
               Total                                                               $410
                                                                                =======

- ---------------

* Estimated

     Capital Improvements at the CF&I Steel Division. As part of its strategy in acquiring the CF&I Steel Division in March 1993, the Company anticipated making significant capital additions to the Pueblo Mill. The Company began a series of major capital improvements at the Pueblo Mill shortly after its acquisition in 1993 and, with the exception of the installation of the head hardened rail equipment, these improvements had been substantially completed by the end of the third quarter of 1995. The Company believes these improvements will increase yields, improve productivity and quality and expand the Company's ability to offer specialty rod and bar products. The primary components of the capital improvements at the Pueblo Mill are outlined below.

          Steelmaking. The Company has installed a ladle refining furnace and a vacuum degassing facility and upgraded both continuous casters. By the end of the first quarter of 1995, ingot casting had been replaced with more efficient continuous casting methods, which allow the Company to cast directly into blooms. As a result, the Company estimates that it has expanded the steelmaking capacity at the Pueblo Mill to approximately 1.2 million tons of hot metal annually from approximately 900,000 tons of hot metal annually at the time of the acquisition. These and related improvements have reduced the cost of production of cast steel, improved product quality and enabled the Pueblo Mill to produce additional specialty grades of steel including alloy, high carbon and super clean steels.

          Rod and Bar Mill. At the time of the acquisition of the CF&I Steel Division, the rod and bar mills at the Pueblo Mill were relatively old and located in separate facilities, which resulted in significant costs as the Company shifted production between them in response to market conditions. In the third quarter of 1995, the Company commenced operation of a new combination rod and bar mill, with a new reheat furnace and a high-speed rod train, capable of producing commodity and specialty grades of rod and bar products. Depending on product mix, the new combined facility has a capacity of approximately 600,000 tons per year. These improvements should enable the Company to produce a wider range of high margin specialty products, such as high-carbon rod, merchant bar and other specialty bar products, and larger rod coil sizes, which the Company believes are preferred by many of its customers. The Company believes the new mill will reduce the manufacturing costs for rod and bar, principally as a result of decreased labor and energy requirements and increased product yields and manufacturing efficiencies. Although the planned capital improvements at the Pueblo Mill are substantially complete, the Company experienced significant delays in bringing the new rod and bar mill technology and equipment up to production capacity. Although the Company believes these delays are typical of those encountered when commissioning major pieces of capital equipment, the Company may continue to experience difficulties with this equipment that will adversely affect its production capability and results of operations. See "Risk Factors -- Start-Up Difficulties."

          Rail Manufacturing. At the time of the Company's acquisition of the Pueblo Mill, rails were produced by ingot casting using energy-intensive processes with significant yield losses as the ingots were reheated, reduced to blooms and then rolled into rails. Continuous casting has increased rail yields and decreased rail manufacturing costs. In 1996 the Company plans to enhance its existing 450,000 tons of annual railmaking capacity through the addition of equipment capable of producing in-line head hardened rail. Rail produced using this technology is considered by many rail customers to be more durable and higher quality rail than that produced with existing techniques. As a result of these improvements, expected to begin start-up operation in the second quarter of 1996, the Company believes it will be able to provide a functionally superior, higher margin product. See "-- Products, Customers and Markets -- CF&I Steel Division -- Rail."

     Capital Improvements at the Oregon Steel Division. Capital improvements at the Oregon Steel Division consist primarily of the construction of the Combination Mill.

          Combination Mill. The Company is constructing the Combination Mill at its Portland Mill. The Combination Mill is expected to reduce production costs for commodity and specialty grades of plate, primarily as a result of higher product yields and enhanced throughput at the Portland Mill. The project includes installation of a new reheat furnace, a 4-high rolling mill with coiling furnaces capable of producing plate up to 136 inches wide, a vertical edging mill, a down coiler, on-line accelerated cooling, hot leveling and plate shearing equipment. Other planned additions include an extension of the rolling line and the installation of a fully automated hydraulic gauge control system designed to roll steel plate to exacting standards. These additions will enable the Company to roll coiled steel plate in lengths up to 2,100 feet and are expected to decrease end crop, side trim and crown loss. The Company estimates that these and other related improvements will increase average finished steel plate yields and that upon completion annual steel plate rolling capacity of the Portland Mill will increase to approximately 1.2 million tons from approximately 430,000 tons.

          The Combination Mill is expected to begin start-up operation in the second half of 1996 and is expected to reach full production capacity by the end of 1997. The Company believes the Combination Mill will be capable of producing wider steel plate than any similar mill in the world. The Company also believes the Combination Mill will increase its manufacturing flexibility and supply substantially all the Company's plate requirements for large diameter line pipe as well as coiled plate for applications such as the smaller diameter ERW pipe manufactured at the Camrose Pipe Mill. The Portland Mill currently produces discrete steel plate in dimensions up to 102 inches wide and 3/16 inches to 8 inches thick. Wider dimensions used for gas transmission pipe in diameters greater than 30 inches, formerly rolled at the closed Fontana Plate Mill, are now purchased from other steel producers. The Combination Mill as currently planned would be capable of producing widths from 48 inches to 136 inches and in thicknesses from 3/16 inches to 8 inches. In addition, the Combination Mill is being designed to produce both discrete steel plate and coiled plate in units up to approximately 40 tons and to produce steel plate for all of the Company's commodity and specialty markets, including heat treated applications. See "Risk Factors -- Delay in Completion of Capital Improvement Program."

     Raw Materials Ventures. The Company is exploring the possibility of a project to process iron oxides into HBI, as well as other direct reduction technologies such as fastmet, romelt and iron carbide. The Company has budgeted approximately $12 million in 1996 and 1997 for joint ventures or other arrangements involving one or more of these processes.

     Estimated Cost Savings. The Company believes the improvements described above will significantly reduce production costs at both the CF&I and Oregon Steel Divisions. The Company estimates that the capital improvements at the Pueblo Mill, when fully operational, should reduce the average production costs of making cast steel for use in its finishing operations by approximately $27 per ton and should reduce the average production costs of making rod and bar products from cast steel by approximately $28 per ton (assuming annual production of approximately 1,000,000 tons of cast steel and approximately 500,000 tons of rod and bar products), in each case compared to average costs for the year ended December 31, 1995. In that regard, average manufacturing costs at the CF&I Steel Division during 1995 were higher than anticipated due to start-up difficulties related to the new rod and bar mill. At the Oregon Steel Division, the Company estimates that the Combination Mill and related improvements, when fully operational and assuming production of approximately 775,000 tons of steel plate and coil product annually, should decrease average rolling costs by approximately $45 per ton (including estimated savings of approximately $11 per ton due to the elimination of transportation costs related to the operations at the Fontana Plate Mill), compared to average plate rolling costs for the year ended December 31, 1994. The Company believes 1994 results are more appropriate than 1995 results for calculating the estimated cost savings at the Oregon Steel Division because of the termination of production at the Fontana Plate Mill in the fourth quarter of 1994. Closure of the Fontana Plate Mill, which was an initial step in the Company's plan to consolidate plate rolling operations at the Portland Mill, reduced the Company's effective plate rolling capacity in 1995 and thereafter by approximately 50%. The Company anticipates that plate rolling capacity lost as a result of the Fontana Plate Mill closure will be restored when the Combination Mill is fully operational.

     There is no assurance that the estimated cost savings will be realized or that capital improvement projects will be fully operational by the dates anticipated, and actual results will vary from the estimates set forth herein. The estimated cost savings from the capital improvement program are based on a number of estimates and assumptions and are subject to significant qualifications, limitations and uncertainties, many of which are beyond the control of the Company. In particular, the estimated cost savings per ton assumes that production levels will increase to approximately 775,000 tons of steel plate and coil product annually at the Oregon Steel Division and, at the CF&I Steel Division, to approximately 1,000,000 tons of cast steel and 500,000 tons of rod and bar annually. Certain of these estimated production levels are at or near the maximum production capacity for the respective facilities, and there is no assurance that the facilities will in fact produce at or near their full capacity. Moreover, a significant portion of the estimated cost savings results from spreading fixed costs (including depreciation) over a greater number of estimated tons produced; as a result, average cost savings per ton would be lower, perhaps substantially, at lower rates of production.

     The estimated cost savings also do not take into account, among other things, estimated increased depreciation expenses resulting from the capital improvement program. Due in large part, however, to the assumed increase in production levels as set forth above, depreciation, if taken into account, would not significantly affect the estimated average cost savings for cast steel, but would reduce the estimated average cost savings for rod and bar to $27 per ton and for steel plate and coil product to $35 per ton.

     In addition, following completion of capital improvement projects, the Company may continue to experience operational difficulties and delays before those projects become fully operational. As a result, there is no assurance that the new rod and bar mill, the Combination Mill or other capital improvement projects will be fully operational by the dates anticipated, which would delay the realization of benefits from those projects.

     Completion of the capital improvement program is subject to a number of uncertainties, including the continued availability of borrowing under the Amended Credit Agreement and completion of the design and construction of the facilities. There is no assurance that the Company will not experience delays or difficulties with respect to the Combination Mill, rod and bar mill or other capital improvement projects, which could include substantial construction or production interruptions and the diversion of resources from the Company's other facilities. Moreover, there is no assurance that the anticipated operating efficiencies, cost savings, yield improvements or other benefits from the capital improvement program will be achieved, that sufficient product demand will exist to sustain the assumed production levels referred to above, that substantial construction or production interruptions will not be encountered in implementing the program or that the capital improvements contemplated by the program can be completed in a timely manner or for the amounts budgeted. Failure to complete, or a substantial disruption or delay in implementing, the projects included in the program could have a material adverse effect of the Company. See "Risk Factors -- Start-Up Difficulties," "-- Funding for the Capital Improvement Program," "-- Potential Delay in Completion of Capital

Improvement Program" and "-- Uncertainty of Benefits of Capital Improvement Program; Increase in Interest and Depreciation Expense."

     The estimated cost savings attributable to certain major items of equipment included in the capital improvement program were based in part on information provided to the Company by suppliers of that equipment. Although the Company sought, where possible, to verify this information by examination of similar equipment operated by others and by other means, the estimated cost savings set forth herein depend in part on the accuracy of the information provided to the Company. In addition, the estimated benefits of the projects included in the capital improvement program assume completion and full operation of those projects.

     It is likely that the Company's actual production levels, product mix, wage rates (which in the case of certain Company employees are subject to mandatory increases under labor agreements), energy prices and other costs will differ from those used in calculating the cost savings estimates. Because these costs, as well as production levels and product mix, will vary over time and will therefore impact the benefits derived from the capital improvement program, the estimated cost savings stated herein are not necessarily indicative of the Company's actual results of operations or financial performance for any period. The estimated cost savings per ton set forth herein do not purport to predict actual costs per ton or the Company's results of operations for any period.

     The capital improvement program has had and will have other effects on the Company's results of operations. In particular, the foregoing estimated cost savings do not reflect the pre-tax charge of approximately $22.1 million which the Company incurred in 1994 in connection with the closure of the Fontana Plate Mill and the anticipated closure of the existing plate rolling mill at the Portland Mill. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Comparison of 1994 to 1993 -- Provision for Rolling Mill Closures." In connection with Refinancing, the Company will terminate certain interest rate swap agreements related to the Old Credit Agreement, which will result in an estimated cash payment by the Company of approximately $2.6 million and a related pre-tax charge against income in the same amount, which also are not reflected in the foregoing estimated cost savings. Likewise, the Company will have a substantial increase in interest costs due to debt incurred to finance the program, including the debt incurred in the Notes Offering, which is not reflected in such estimates. The Company also anticipates that it will incur start-up and transition costs as projects are initiated, completed and implemented, none of which are considered in the cost per ton estimates.


     The Company believes the information set forth in the preceding eight paragraphs includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and is subject to the safe harbor created by that section. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in those paragraphs and in "Risk Factors."


PRODUCTS, CUSTOMERS AND MARKETS

OVERVIEW

     The Company manufactures and markets one of the broadest lines of specialty and commodity steel products of any domestic minimill company. Through acquisitions and capital improvements, the Company has expanded its range of finished products from plate and welded pipe in 1991 to eight products currently by adding ERW pipe, rail, rod, bar, wire and seamless pipe. It has also expanded its primary selling region from the western United States to national and international markets. The Company believes its current product line will be extended further with completion of the capital improvement program. Anticipated product additions include in-line head hardened rail and steel plate in coiled form. The Company believes the addition of these products will help reduce the impact of individual product cycles on the Company's overall performance.

     The following chart identifies the Company's principal products and the primary markets for those products.

                                        PRODUCTS                               MARKETS
                            ---------------------------------    ------------------------------------
Oregon Steel Division
                            Commodity and specialty              Service centers
                            steel plate                          Railcar and barge manufacturers
                                                                 Heavy equipment manufacturers
                                                                 Construction
                            Large diameter steel pipe            Oil and gas transmission pipelines
                            Electric resistance welded pipe      Oil and natural gas line pipe
CF&I Steel Division
                            Rail                                 Rail transportation
                            Wire rod                             Durable goods
                                                                 Capital equipment
                            Bar products                         Construction
                                                                 Durable goods
                                                                 Capital equipment
                            Wire products                        Agriculture
                                                                 Construction
                            Seamless pipe                        Oil and gas producers
                                                                 Gas transmission

     The following charts depict the percentage of the Company's total tonnage sold by product category for 1992 (the last full year before the acquisition of the CF&I Steel Division) and 1995.


              1992                                        1995
              ----                                        ----
Large diameter pipe........41%                 Rail....................17%
Specialty plate............21%                 Rod/bar/wire............19%
Commodity plate............36%                 Large diameter pipe.....16%
ERW........................ 2%                 ERW..................... 3%
                                               Specialty plate.........12%
                                               Commodity plate.........10%
                                               Semifinished............15%
                                               Seamless pipe........... 8%

OREGON STEEL DIVISION

  Commodity Steel Plate

     The Company's commodity grade steel plate is produced at the Portland Mill. Historically, commodity steel plate products consisted of hot-rolled carbon plate varying in widths from 48 inches to 136 inches and in thicknesses from 3/16 inches to 3 inches. As a result of the closure of the Fontana Plate Mill in the fourth quarter of 1994, the Company is and will only be able to produce steel plate up to 103 inches wide until the Combination Mill is completed and operational. Most of the customers for the Company's commodity steel plate are located in the western United States, primarily in the Pacific Northwest. The Company's commodity steel plate is typically sold to steel service centers, fabricators and equipment manufacturers. Service centers typically resell to other users with or without additional processing, such as cutting to a specific shape. Frequent end uses of commodity grade steel plate include the manufacture of railcars, storage tanks, machinery parts, bridges, barges and ships.

  Specialty Steel Plate

     The Company's specialty grade steel plate is produced at the Portland Mill. Specialty steel plate products consist of hot-rolled carbon, heat-treated and alloy steel plate in a variety of widths and thicknesses. Specialty steel plate has superior strength and performance characteristics and is typically made to order for customers seeking varying properties of steel plate, including the plate's formability, hardness or abrasion resistance, impact resistance or toughness, strength and ability to be machined or welded. These variations are achieved by chemically altering the steel through the addition or removal of specific elements, by temperature control while rolling or by heat treating the plate.

     In 1994 the Company completed expansion of the heat treating production capacity at its Portland Mill by approximately 50% to 90,000 tons annually. The heat treating process of quenching and tempering improves the strength and hardness of steel plate. Quenched and tempered steel is used extensively in the mining industry, the manufacture of heavy transportation equipment and military armor. In early 1994 the Company installed at the Portland Mill a hot leveler, which flattens the steel plate following heat treatment and ensures that the steel plate will retain its desired shape after cooling. These additions enable the Company to manufacture a superior grade of hardened plate product.

     Customers for specialty steel are located throughout the United States, but the Company is most competitive west of the Mississippi River, where transportation costs are less of a factor. Typical customers include steel service centers and equipment manufacturers. Typical uses include pressure vessels, construction and mining equipment, machine parts and military armor.

  Large Diameter Steel Pipe

     The Company manufactures large diameter, double submerged arc-welded ("DSAW") steel pipe at its Napa and Camrose Pipe Mills. Large diameter pipe is manufactured to demanding specifications and is produced in sizes ranging from 16 inches to 42 inches in outside diameter with wall thickness of up to 1 1/16 inches and in lengths of up to 80 feet. At the Napa Pipe Mill the Company also offers customers the option of surface processing the steel pipe, which can include internal and external coating and full body ultrasonic inspection. This process allows inspection of the ends, long seam welds and entire pipe body for all types of steelmaking and pipemaking imperfections and records the results for a permanent record. The Company's large diameter pipe is used primarily in pressurized underground or underwater oil and gas transmission pipelines where quality is critical.

     The Company's ability to produce high-quality large diameter pipe was enhanced by the installation of the vacuum degassing facility at the Portland Mill in 1993. The vacuum degassing process reduces the hydrogen content of the final product, which increases its resistance to hydrogen-induced cracking. The vacuum degassing facility enables the Company to produce some of the highest quality steel plate and line pipe steels and has been key to the Company's ability to produce large diameter steel pipe for the international pipe market. Following the closure of the Fontana Plate Mill in the fourth quarter of 1994, the Company has been required to purchase steel plate to produce steel pipe in diameters greater than 30 inches. These purchases will continue until the Combination Mill is completed. See "Risk Factors -- Availability of Raw Materials."

     Large diameter steel pipe is marketed on a global basis, and sales generally consist of a small number of large orders from natural gas pipeline companies, public utilities and oil and gas producing companies. In 1993 the Company began to market large diameter pipe internationally, and the Company believes this will continue to be an active market for its pipe products in the longer term.

  Electric Resistance Welded Pipe

     The Company produces smaller diameter ERW pipe at the Camrose Pipe Mill. ERW pipe is produced in sizes ranging from approximately 4 inches to 16 inches outside diameter. The pipe is manufactured using coiled steel rolled on a high-frequency electric resistance weld mill. The principal customers for this product are oil and gas companies that use it for gathering lines to supply product to feed larger pipeline systems. The principal customers for ERW pipe produced at the Camrose Pipe Mill are in the provinces of Alberta and British Columbia, where most of Canada's natural gas and oil reserves are located. The Company believes its proximity to these gas fields decreases transportation costs and gives the Company a competitive advantage. Demand for ERW pipe produced at the Camrose Pipe Mill is largely dependent on the level of exploration and drilling activity in the gas fields of western Canada.

CF&I STEEL DIVISION

  Rail

     The Company produces conventional, premium and head-hardened rail at its Pueblo Mill. The Pueblo Mill is the sole manufacturer of rail west of the Mississippi River and one of only two rail manufacturers in the United States. Rails are manufactured in the five most popular rail weights (115 lb/yard through 136 lb/yard), in 39 and 80 foot lengths as well as quarter mile welded strings. The primary customers for the Pueblo Mill's rail are the major western railroads. Rail is also sold directly to rail contractors, transit districts and short-line railroads.

     As part of its capital improvement program, the Company anticipates improving its rail manufacturing facilities to include the production of in-line head-hardened and other premium rail. In-line head-hardened rail will be produced through proprietary finishing technologies not currently used by the Company for head-hardened rail production. The Company has licensed one such technology (known as deep head-hardened or DHH technology) from Nippon in connection with Nippon's investment in New CF&I. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In 1995 the Company produced approximately 41,300 tons of head-hardened product using a more costly off-line process. Rail produced using the improved in-line technology is considered by many rail customers to be more durable and of higher quality than rail produced with existing off-line techniques, and the Company believes, based on discussions with its rail customers, that head-hardened rail produced using DHH technology is preferred over head-hardened rail manufactured with other technologies. The Company believes this capability, once achieved, will enhance the Company's position in the domestic rail market.

  Rod Products

     The Company historically produced a narrow range of generally low-carbon rod products at the Pueblo Mill in diameters ranging primarily from 7/32 inches to 9/16 inches. The Company's rod products were sold principally to wire drawers in the midwestern and western states. Typical end uses include a variety of construction and agricultural applications such as nails, bailing wire and chain link and woven wire fencing.

     The Company's new rod and bar mill has enabled the Company to increase its rod product offerings. With the old rod and bar mills, the Company was limited to a 1,100 pound coil size. With the new rod and bar mill, the Company is able to produce coils of up to 6,000 pounds, which the Company believes are the largest in the domestic industry and are generally preferred by customers. The improved steel quality and finishing capabilities allow the Company to manufacture rods up to 1 inch in diameter, and over time the Company expects to manufacture a variety of high-carbon rod products such as those used for spring wire, wire rope, tire bead and tire cord.

  Bar Products

     Historically, most of the bar products sold by the Company have been various grades of concrete reinforcing bar, ranging from 3/8 inches to 1 3/8 inches in diameter. With the new rod and bar mill, the Company expects to manufacture a broader assortment of higher margin bar products, including merchant quality bar for use in miscellaneous machinery and equipment and small structural uses and special quality bar for cold drawing, hand tools and other forged applications. As a result, the Company expects reinforcing bar products to decline as a percentage of its total volume of bar products.

  Wire Products

     The Company draws wire and produces various wire products at its Pueblo Mill. These are principally low carbon wires for uses such as fencing, bailing wire and wire nails. As rod production is enhanced with the new rod and bar mill, the range of wire products may also be increased.

  Seamless Pipe

     Seamless pipe produced at the Pueblo Mill consists of seamless casing, coupling stock and standard and line pipe. Seamless pipe casing is used as a structural retainer for the walls of oil or gas wells. Standard and line pipe are used to transport liquids and gasses both above and underground. The Company's seamless pipe mill is equipped to produce the most widely used sizes of seamless pipe (2 3/8 inches outside diameter through 10 3/4 inches outside diameter) in all standard lengths. The Company's production capability includes both carbon and high quality, high strength (heat-treated) tubular products. The Company so sells semi-finished seamless pipe (known as "green tubes") for processing and finishing by others.

     Seamless pipe is sold primarily through distributors to a large number of oil exploration and production companies. Sales of standard and line pipe are made both through distributors and directly to oil and gas transmission and production companies. The market for the Company's seamless pipe is primarily domestic and is focused in the western and southwestern United States. The demand for this product is determined in large part by the number and drilling depths of the oil and gas drilling rigs working in the United States.

RAW MATERIALS

     The Company's principal raw material for the Portland and Pueblo Mills is ferrous scrap metal derived from, among other sources, junked automobiles, railroad cars and railroad track materials and demolition scrap from obsolete structures, containers and machines. In addition, HBI can substitute for a limited portion of the scrap used in minimill steel production, although the sources and availability of HBI are substantially more limited than those of scrap. The purchase prices for scrap and HBI are subject to market forces largely beyond the control of the Company including demand by domestic and foreign steel producers, freight costs, speculation by scrap brokers and other conditions. The cost of scrap and HBI to the Company can vary significantly, and the Company's product prices often cannot be adjusted, especially in the short term, to recover the costs of increases in scrap and HBI prices. See "Risk Factors -- Availability and Cost of Raw Materials."

     To reduce the effects of scrap price volatility and improve access to high quality raw materials, the Company is seeking to decrease its dependence on steel scrap as an input for the production process by utilizing HBI. The Company has successfully integrated HBI into the production process as a low residual scrap substitute. The Company typically purchases HBI on a contract basis (whereas scrap is typically purchased on the spot market), which limits the effects of price fluctuations experienced in the scrap market. To date, the Company has purchased substantially all of the HBI it has used from a single source, but it has no long-term contracts for material amounts of HBI and there is no assurance it will be able to obtain significant quantities of HBI in the future. See "Risk Factors -- Availability and Cost of Raw Materials."

     The Company is exploring the possibility of a project to process iron oxides into HBI, as well as other direct reduction technologies, such as fastmet, romelt and iron carbide. The Company may participate in one or more joint ventures or other arrangements involving one or more of these processes.


COMPETITION AND OTHER MARKET FACTORS



     The steel industry is cyclical in nature, and the domestic steel industry has been adversely affected in recent years by high levels of steel imports, worldwide production overcapacity and other factors. The Company also is subject to industry trends and conditions, such as the presence or absence of sustained economic growth and construction activity, currency exchange rates and other factors. The Company is particularly sensitive to trends in the oil and gas, gas transmission, construction, capital equipment, rail transportation, agriculture and durable goods segments, because these industries are significant markets for the

Company's products. Further, the Company has seen substantial shrinkage in the domestic large diameter pipe market in recent years which has adversely affected the Company's average price per ton of steel shipped and results of operations beginning in 1993.



     Competition within the steel industry is intense. The Company competes primarily on the basis of product quality, price and responsiveness to customer needs. Many of the Company's competitors are larger and have substantially greater capital resources, more modern technology and lower labor and raw material costs than the Company. In addition, a new minimill in Arizona and an upgraded minimill in Oregon are expected to commence production of rod and bar products in the near future. The Company expects increased competition as these competitors commence and increase production. Moreover, U.S. steel producers have historically faced significant competition from foreign producers, although the weakness of the U.S. dollar relative to certain foreign currencies has dampened this competition in the United States in recent years. The highly competitive nature of the industry, combined with excess production capacity in some products, may in the future exert downward pressure on prices for certain of the Company's products. There is no assurance that the Company will be able to compete effectively in the future.



  Oregon Steel Division



     The Company's principal domestic competitor in the commodity steel plate market is Geneva Steel, which is the only integrated steel producer west of the Mississippi River. The Company believes that Geneva Steel has made significant investments to increase its capacity with specific focus on the commodity plate market throughout the entire United States. Other North American competitors include IPSCO, which is currently operating a steckel mill in Regina, Saskatchewan, while constructing a greenfield steckel mill operation in Iowa; Bethlehem Steel, Burns Harbor, Indiana; and to a lesser degree several other U.S. producers. Principal competitors in the market for specialty steel plate include Lukens Steel, U.S. Steel Corporation and Algoma Steel Inc.



     The commodity steel plate market has continued to face foreign competition from Korea, Brazil, Canada, China, former Soviet countries and elsewhere. Foreign competition also exists for the specialty grades with imports from, among other places, Sweden, the European Economic Community, Brazil, Canada and former Soviet countries. Significant imports through Texas and California, both in commodity and specialty products, have had an impact on and continue to impact the Company's results of operations in the western plate market.



     The Company believes that competition in the market for large diameter steel pipe is based primarily on quality, price and responsiveness to customer needs. Principal domestic competitors in the large diameter steel pipe market at this time are Berg Steel Pipe Corporation, located in Florida, and Bethlehem Steel Corporation, located in Pennsylvania. International competitors consist primarily of Japanese and European pipe producers. The principal Canadian competitor is IPSCO, located in Regina, Saskatchewan. Demand for the Company's pipe in recent years has been primarily a function of new construction of oil and gas transportation pipelines and to a lesser extent maintenance and replacement of existing pipelines. Construction of new pipelines depends to some degree on the level of oil and gas exploration and drilling activity, which has declined in recent years.



     The competition in the market for ERW pipe is based on price, product quality and responsiveness to customers. The Company believes the need for this product has a direct correlation to the drilling rig count in the United States and Canada. Principal competitors in the ERW product in western Canada are IPSCO located in Regina, Saskatchewan and Prudential Steel Ltd. located in Calgary, Alberta.



CF&I Steel Division



     The Company believes the majority of current rail requirements in the United States revolves around replacement rail for existing rail lines. The Company believes imports have been a significant factor in the domestic premium rail market in recent years. The Company's capital improvement program at the CF&I Steel Division provided its rail production facilities with continuous cast steel capability and is expected to provide in-line head hardening rail capabilities. Pennsylvania Steel Technologies is the only other domestic rail producer.



     The Company's primary competitors in OCTG include a number of domestic and foreign manufacturers. Principal domestic competitors include U.S. Steel Corporation, Lone Star Steel and North Star Steel.



     The primary competition in bar products includes a group of minimills that have a geographical location close to the intermountain market in the United States.



     The Company's market for wire rod is considered to encompass the western United States. Domestic rod competitors include Georgetown/GST, North Star Steel, Keystone Steel and Wire and Northwestern Steel & Wire. In addition, two new or upgraded minimills are expected to commence production of rod and bar products during 1996.



     The Company's market for wire products is considered to be west of the Mississippi River. The Company's wire production facilities are mainly suited to products for the agricultural and construction markets. Domestic wire competitors include Keystone Steel and Wire, Northwestern Steel and Wire, Davis Wire and Tree Island Steel.


ENVIRONMENTAL MATTERS

     The Company is subject to federal, state and local environmental laws and regulations concerning, among other things, wastewater, air emissions, toxic use reduction and hazardous materials disposal. The Portland and Pueblo Mills are classified in the same manner as other similar steel mills in the industry as generating hazardous waste materials because the melting operation produces dust that contains heavy metals ("EAF" dust). This dust, which constitutes the largest waste stream generated at these facilities, must be managed in accordance with applicable laws and regulations.

     Portland Mill. In 1993 the Environmental Protection Agency ("EPA") concluded a site assessment of the Portland Mill. The review ranked the facility as a medium/low corrective action priority for identified solid waste management units ("SWMUs"). The Company has remediated the medium priority SWMUs and is evaluating action, if any, necessary with respect to the low priority SWMUs. The Company's actions are intended to make the property useable for future development.

     Fontana Plate Mill. The property and building at which the Fontana Plate Mill is located were leased to the Company. The Fontana Plate Mill was formerly part of a larger integrated steel plant (the "Mill") operated by California Steel, Inc. ("CSI") on property (the "Mill Property") surrounding the Fontana Plate Mill. The Company conducted operations at the Fontana Plate Mill site from December 1989 to March 1995 and generated hazardous substances under California's regulations, which were disposed of in compliance with applicable law. The Company closed the Fontana Plate Mill and has reached a lease termination agreement with CSI. Prior to the use of the Mill Property by the Company, the prior owner generated by-products that are now defined as hazardous by federal and California regulations. The owner of the Mill Property has agreed to indemnify the Company for damages, including the costs for remediation, suffered by the Company as the result of, or in connection with, toxic or hazardous substances at the Fontana Plate Mill site, subject to receipt of a written approval from the County Health Department of satisfactory performance of site cleanup activities. Hazardous substances have been detected in the soil and groundwater at a number of specific areas within the Mill Property on the basis of inspections done by the prior owner and by the EPA. The testing program carried out by the prior owner and the EPA at the Mill Property did not include sampling at the Fontana Plate Mill site. The Company conducted only limited testing at the Fontana Plate Mill site, and there is no assurance that the levels of hazardous substances in the subsurface soils and groundwater at the Fontana Plate Mill are within permissible limits.

     Napa Pipe Mill. The Company acquired the Napa Pipe Mill in 1987. The prior owner of the mill disposed of certain waste materials, including spent sandblast materials, mill scale and welding flux, on-site. As a result of these matters and other actions prior to the acquisition, certain metals were released into the ground, and certain petroleum based compounds have seeped into the ground and groundwater at the Napa Pipe Mill. The prior owner of the mill entered into a stipulated judgment with the County of Napa which required a site investigation of the Napa Pipe Mill and remediation (to the satisfaction of local, regional and state environmental authorities) of soil and groundwater contamination associated with activities conducted at the site prior to its acquisition by the Company. As a result of the acquisition of the Napa Pipe Mill, the Company agreed to comply with the terms and requirements of the stipulated judgment. Proposed plans for investigating and remediating the soil and water conditions at the Napa Pipe Mill were submitted to local, regional and state environmental authorities in 1988. The Company is continuing to negotiate certain terms of the remediation plans with these environmental authorities. In addition to local, regional and state environmental authorities, the EPA conducted an investigation of the Napa Pipe Mill and took soil and water samples at the site. The Company's proposed plans for investigating the soil and water conditions at the Napa Pipe Mill were furnished to the EPA in 1988. While awaiting possible further response from the EPA, the Company is proceeding with its remediation plans as described above. In 1992 the State of California Environmental Protection Agency, Department of Toxic Substances Control completed a site screening and recommended a low priority preliminary endangerment assessment for the Napa Pipe Mill. The total cost of the remedial action that may be required to correct existing environmental problems at the Napa Pipe Mill, including remediation of contaminants in the soil and groundwater, depends on the eventual requirements of the relevant regulatory authorities. As of March 31, 1996, the Company had expended $6.9 million for remediation and had accrued reserves of $2.6 million to cover future costs arising from environmental issues relating to the site.

     Camrose Pipe Mill. The Company owns a 60% interest in the Camrose Pipe Mill located in Camrose, Alberta, Canada. A preliminary assessment of the property at the Camrose Pipe Mill indicates the presence of limited subsurface petroleum contamination as a result of previous operations. The assessment also identifies the potential for waste waters to have impacted the site. A voluntary assessment of the potential sources of the subsurface petroleum contamination was conducted in 1992. In 1995 the Company determined that some of the contamination was due to on-site processes and took action necessary to prevent further contamination of the site. The Company will assess other operations to determine their potential for causing future contamination of the site.

     Pueblo Mill. At March 31, 1996 the Company had accrued a reserve of $35.4 million for environmental remediation at the Pueblo Mill. This reserve is based upon a range of estimated remediation costs of $23.1 million to $43.6 million. The Company's estimate of this environmental reserve was based on two remediation investigations conducted by independent environmental engineering consultants. The reserve includes costs for Resource Conservation and Recovery Act facility investigation, corrective measures study, remedial action and operation and maintenance of the remedial actions taken. The State of Colorado has issued public notice for the post-closure permit of two historic hazardous waste units at the Pueblo Mill. As part of the post-closure permit requirements, CF&I must begin a corrective action program for the 82 solid waste management units at the facility. In October 1995 CF&I and the State of Colorado Department of Public Health and Environment finalized a post-closure permit, which contains a prioritized schedule of corrective actions to be completed and substantially reflects a straight-line rate of expenditure over 30 years. The State of Colorado has indicated that the schedule for corrective action could be accelerated if new data indicated a greater threat to the environment than is currently known to exist. The Company believes the reserve is adequate to cover the remediation costs.

     The Clean Air Act Amendments of 1990 imposed new responsibilities on many industrial sources of air emissions, including plants owned by the Company. The Company cannot determine the exact financial impact of the new law because Congress is continuing to modify it. The impact will depend on a number of site-specific factors, including the quality of the air in the geographical area in which a plant is located, rules to be adopted by each state to implement the law and future EPA rules specifying the content of state implementation plans. The Company anticipates that it will be required to make additional expenditures, and will be required to pay higher fees to governmental agencies, as a result of the new law and future laws regulating air emissions. In addition, the monitoring and reporting requirements of the new law have subjected and will subject all air emissions to increased regulatory scrutiny. The Company submitted applications for permits under Title V of the Clean Air Act for the Portland and Pueblo Mills in 1995. The Company has budgeted capital expenditures to comply with Title V requirements in the amount of $7.5 million over a three-year period beginning in 1996.

     The Company's future expenditures for installation of and improvements to environmental control facilities, remediation of environmental conditions existing at its properties and other similar matters are difficult to predict accurately. Environmental legislation and regulations and related administrative policies have changed rapidly in recent years. It is likely that the Company will be subject to increasingly stringent environmental standards in the future (including those under the Clean Air Act Amendments of 1990, the Clean Water Act Amendments of 1990 storm water permit program and toxic use reduction programs) and will be required to make additional expenditures, which could be significant, relating to environmental matters on an ongoing basis. Furthermore, although the Company has established certain reserves for environmental remediation as described above, there is no assurance regarding the cost of remedial measures that might eventually be required by environmental authorities or that additional environmental hazards, requiring further remedial expenditures, might not be asserted by such authorities or private parties. Accordingly, the costs of remedial measures may exceed the amounts reserved. There is no assurance that expenditures or proceedings of the nature described above, or other expenditures or liabilities resulting from hazardous substances located on the Company's property or used or generated in the conduct of its business, or resulting from circumstances, actions, proceedings or claims relating to environmental matters, will not have a material adverse effect on the Company.


EMPLOYEES



     As of December 31, 1995, the Company had 2,640 full-time employees. The Company's employees at the Portland Mill, the Napa Pipe Mill and corporate headquarters are not represented by a labor union. At the Pueblo Mill at December 31, 1995, approximately 1,370 employees worked under collective bargaining agreements with several unions, principally the United Steelworkers of America ("USWA"). The USWA contract was negotiated in March 1993 and will expire in September 1997. The contract provides for scheduled annual cost of living pay increases during the life of the contract. At December 31, 1995 approximately 80 employees of the Camrose Pipe Mill were members of the Canadian Autoworkers Union. A contract for these employees was renegotiated in January 1994 and expires on January 31, 1997. The Company believes it has a good relationship with its employees.


LEGAL PROCEEDINGS

     In July 1995 the Oregon Occupational Safety and Health Division ("Oregon OSHA") cited the Company $1.4 million in penalties for alleged violations of Oregon occupational safety and health rules. Of the 18 individual citations, 10 were alleged by Oregon OSHA to be willful.

     Oregon OSHA claims that a Material Safety Data Sheet ("MSDS") that the Company had prepared for its glass frit product produced at the Portland Mill was incomplete in its description of certain metals present in the product. Oregon OSHA also alleges that certain aspects of the glass plant's lead and cadmium protection programs were not in complete compliance with applicable OSHA regulations. The Company has conducted its own investigation of all the alleged violations and believes no willful violation of the OSHA rules occurred. Oregon OSHA has pointed out some areas where the Company has not been in complete technical compliance with certain administrative and recordkeeping rules, and the Company believes it has promptly corrected those issues. Although the Company has appealed the citation and believes the final outcome will not have a material adverse effect on the Company, the Company's appeal may be unsuccessful and it may be required to pay all or a material portion of the penalties.

     The Company is also party to other various claims, disputes, legal actions and other proceedings involving contracts, employment and various other matters. In the opinion of management, the outcome of these matters should not have a material adverse effect on the consolidated financial condition of the Company.


     The Company maintains insurance against various risks, including certain types of product liability, in an aggregate amount of $50 million, which is also the maximum amount of insurance maintained on a per claim basis. The Company does not maintain insurance against liability arising out of waste disposal, other environmental matters or earthquake damage because of the high cost of such insurance. There is no assurance that insurance currently carried by the Company, including products liability insurance, will be available in the future at reasonable rates or at all.

                            DESCRIPTION OF THE NOTES

     The Notes will be issued under an indenture (the "Indenture") between the Company, the Guarantors and Chemical Bank, as trustee (the "Trustee"). The following summarizes certain material provisions of the Indenture. The following summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Indenture (the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part), including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions". As used in this "Description of the Notes", all references to the "Company" shall mean Oregon Steel Mills, Inc., excluding, unless otherwise expressly stated or unless the context shall otherwise require, its subsidiaries.

GENERAL

     The Notes will be unsubordinated obligations of the Company limited to $235,000,000 aggregate principal amount. The Guarantors will, jointly and severally, guarantee the Company's obligations under the Notes. See
"-- Guarantees". The Notes and the Guarantees will be secured by certain property and assets as described below under "-- Security". Upon issuance, all Notes will be represented by one or more fully registered global Notes (the "Global Notes"). See "-- Depository" below. The Notes (including Global Notes) will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. Likewise, beneficial interests in Global Notes may be acquired, or subsequently transferred, only in denominations of $1,000 and integral multiples thereof.

MATURITY, INTEREST AND PRINCIPAL

     The Notes will mature on June   , 2003. Interest on the Notes will accrue
at the rate of       % per annum and will be payable semiannually on each June
               and December                , commencing December
               , 1996, to the holders of record of Notes at the close of
business on the May                and November                immediately
preceding such interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the original date of issuance (the "Issue Date"). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The Notes will not be entitled to the benefit of any mandatory sinking fund.

REDEMPTION; REPURCHASE

     Optional Redemption. The Notes will be redeemable at the option of the
Company, in whole or in part, at any time on or after June                ,
2000, on not less than 30 nor more than 60 days' prior notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during
the 12-month period beginning June                of the years indicated below:


                                                                            REDEMPTION
                                       YEAR                                   PRICE
        ------------------------------------------------------------------  ----------
        2000..............................................................          %
        2001..............................................................          %
        2002 and thereafter...............................................    100.00%


     Offer to Repurchase upon a Change of Control and Certain Asset Sales. In addition, as described below, the Company is obligated (a) upon the occurrence of a Change of Control, to make an offer to purchase all outstanding Notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase, and (b) to make an offer to purchase Notes with a portion of the net cash proceeds of certain sales or other dispositions of assets at a purchase price of 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. See
"-- Certain Covenants -- Change of Control" and "-- Disposition of Proceeds of Asset Sales".

     Selection and Notice. In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes shall be redeemed except in a principal amount of $1,000 or an integral multiple of $1,000. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon surrender for cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption, unless the Company defaults in the payment of the redemption price therefor.

RANKING; HOLDING COMPANY STRUCTURE

     The Notes will be unsubordinated obligations of the Company and the Guarantees will be unsubordinated obligations of the Guarantors. The Notes and the Guarantees will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of the Company and the Guarantors, respectively, except to the extent of any collateral which may be pledged to secure such other indebtedness. After giving effect to the Offerings and the application of the estimated net proceeds therefrom as if all such transactions had occurred on March 31, 1996, the Company and the Guarantors would have had, in addition to the Notes and excluding intercompany liabilities, $230.6 million of consolidated liabilities, including $47.8 million of unsecured consolidated long-term debt (excluding current portion of $6.2 million).


     The Notes will be effectively subordinated to all existing and future liabilities (whether or not for borrowed money) of the Company to the extent of any assets serving as collateral for such liabilities, and each Guarantee likewise will be effectively subordinated to all existing and future liabilities (whether or not for borrowed money) of the respective Guarantors to the extent of any assets serving as collateral for such liabilities. In that regard, borrowings and other obligations under the proposed $125 million Amended Credit Agreement will be secured by a first priority lien on the Bank Collateral (which will include accounts receivable and inventory and books and records related thereto) owned by the Company, New CF&I and CF&I and may in the future be secured by a first priority lien on Bank Collateral owned by other subsidiaries of the Company, and the Notes and the Guarantees will therefore be effectively subordinated to indebtedness and other obligations under the Amended Credit Agreement to the extent of such Bank Collateral. In addition, the Indenture will permit the Company and the Guarantors to create Liens on certain of their assets, including Liens securing purchase money indebtedness, and the Notes and the Guarantees will also be effectively subordinated to such purchase money indebtedness and other obligations secured by such Liens. See the definition of "Permitted Liens" under "-- Certain Definitions".


     Although the Portland Mill and the Napa Pipe Mill are owned by the Company directly, the Company conducts substantially all of its other operations through subsidiaries, effectively subordinating the Notes to all existing and future liabilities (whether or not for borrowed money) of the Company's subsidiaries which are not Guarantors. Therefore, the Company's rights and the rights of its creditors, including holders of the Notes, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject, in the case of any subsidiary which is not a Guarantor, to the prior claims of such subsidiary's creditors, except to the extent that the Company itself may be a creditor with recognized claims against the subsidiary, in which case the claims of the Company would still be effectively subordinated to any mortgage or other liens on the assets of such subsidiary and would be subordinated to any indebtedness of such subsidiary senior to that held by the Company. After giving effect to the Offerings and the application of the estimated net proceeds therefrom as if such transactions had occurred on March 31, 1996, subsidiaries of the Company which are not Guarantors would have had, excluding liabilities owed to the Company, $11.2 million of consolidated liabilities. This debt would have included Cdn.$3.9 million of borrowings by Camrose outstanding under the Cdn.$18 million Camrose Credit Facility which is secured by Camrose's assets. In addition, borrowings and other obligations under the Company's proposed Amended Credit Agreement will initially be guaranteed by New CF&I and CF&I (the "Bank Guarantors") (which guarantees will be secured by the Bank Collateral owned by New CF&I and CF&I and will therefore effectively rank prior to the Guarantees in right of payment to the extent of such Bank Collateral) and otherwise will rank pari passu in right of payment with the Guarantees, and may in the future be guaranteed by other subsidiaries of the Company and secured by Bank Collateral owned by such other subsidiaries. Accordingly, there can be no assurance that, after providing for all prior claims and for all pari passu claims, there would be sufficient assets available to satisfy the obligations of the Company and the Guarantors under the Notes and the Guarantees.


     Because the Company conducts substantial operations through its subsidiaries, the Company is and will be dependent upon the distribution of the earnings of its subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations, including the Notes. The Company's subsidiaries are separate and distinct legal entities and, except for the Guarantors, have no obligation, contingent or otherwise, to pay any amounts due on the Notes or to make any funds available therefor. In addition, dividends, loans and advances from certain subsidiaries to the Company are subject to contractual or other restrictions, are contingent upon the results of operations of such subsidiaries and are subject to various business considerations.

     Certain of the Company's subsidiaries are not wholly owned. Specifically, at March 31, 1996, the Pension Benefit Guaranty Corporation (the "PBGC") held a 4.8% limited partnership interest in CF&I, the subsidiary of the Company which owns the Pueblo Mill; a subsidiary of Stelco Inc., a Canadian steel producer, held a 40% general partnership interest in Camrose, the subsidiary of the Company which owns the Camrose Pipe Mill; and Nippon Steel and Nissho Iwai, directly or through subsidiaries, held, in the aggregate, 13% of the outstanding common stock of New CF&I, the subsidiary of the Company through which the Company holds its general partnership interest in CF&I. As a result, the Company may owe a fiduciary duty to the holders of minority interests in those subsidiaries and may therefore be unable to exercise unfettered control over such subsidiaries. In addition, dividends or other distributions paid or made by such subsidiaries generally must be paid or made on a pro rata basis to all holders of equity interests therein, except that the PBGC is entitled to a priority on certain distributions made by CF&I and, under certain circumstances, to additional distributions from CF&I.

GUARANTEES

     The Company's obligations under the Notes will be unconditionally guaranteed, jointly and severally, by the Guarantors. The Guarantees will be secured in the manner and to the extent summarized below under "-- Security". The obligations of each Guarantor under its Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to the contribution obligations of such other Guarantor under the Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable federal or state law. See "Risk Factors -- Fraudulent Conveyance Issues".

     CF&I and New CF&I will be the initial Guarantors. The Indenture will provide that any person which becomes a Subsidiary of the Company after the Issue Date is required to become a Guarantor (unless such Subsidiary is designated as an Unrestricted Subsidiary). See "-- Certain
Covenants -- Additional Guarantors" and the definition of Unrestricted Subsidiary under "-- Certain Definitions". However, a number of the Company's existing subsidiaries (including Camrose) will not be Guarantors. In the aggregate, the Company's subsidiaries which will not be Guarantors accounted for approximately 6% of the Company's consolidated total assets and approximately 8% of the Company's consolidated sales as of and for the year ended December 31, 1995, respectively, and approximately 5% of the Company's consolidated total assets and approximately 8% of the Company's consolidated sales as of and for the three months ended March 31, 1996. See "Risk Factors -- Certain Limitations on the Collateral and the Guarantees".

     The Indenture will provide that, except for a transaction made in accordance with the provisions described in the immediately following paragraph, no Guarantor will, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to, any person or persons, unless at the time of and after giving effect thereto (a) either (i) if such transaction or series of transactions is a merger, such Guarantor shall be the surviving person of such merger, or (ii) the person formed by such consolidation or into which such Guarantor is merged or to which the properties and assets of such Guarantor are transferred (any such surviving person or transferee being the "Surviving Person") shall be the Company or a Wholly-Owned Subsidiary of the Company and shall be a corporation (or if such Guarantor is CF&I, a corporation or a limited partnership) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume (except in the case of a merger into or the transfer of properties and assets to the Company), by a supplemental indenture executed and delivered to the Trustee in form reasonably satisfactory to the Trustee, all of the obligations of such Guarantor under its Guarantee and the Indenture, and shall expressly assume, by amendment, supplement or other appropriate instrument, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all of the obligations of such Guarantor under the Intercreditor Agreement and its Security Documents and, if such Guarantor is CF&I, all of its obligations under the CF&I Note (and the Surviving Person shall cause such amendments, supplements or other instruments to be filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by such Guarantor (in the case of a merger or consolidation) or on the Collateral transferred to the Surviving Person (in the case of a transfer of assets), together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states); (b) the Collateral owned by such Guarantor (in the case of a merger or consolidation) or the Collateral transferred to the Surviving Person (in the case of a transfer of assets) (1) shall continue to constitute Collateral under the Indenture and the Security Documents, (2) shall be subject to a Lien in favor of the Trustee (or, in the case of property or assets subject to a Mortgage, the Trustee or another trustee under such Mortgage) for the benefit of the holders of the Notes and (3) shall not be subject to any Lien other than Liens expressly permitted by the Indenture and the Security Documents; (c) the property and assets of the person which is merged or consolidated with or into such Guarantor or to which the properties and assets of such Guarantor are transferred, to the extent that they are property and assets of the types which would constitute "Trust Property" (as defined in the form of Mortgage attached as an exhibit to the Indenture) or "Collateral" (as defined in the form of Security Agreement attached as an exhibit to the Indenture) shall be treated as After-Acquired Property and such Guarantor or the Surviving Person, as the case may be, shall take such actions as may be necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required by the Indenture; (d) except in the case of a merger into or the transfer of properties and assets to the Company, (1) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing and (2) the Company, after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), could incur $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under "-- Certain
Covenants -- Limitation on Indebtedness" below (assuming a market rate of interest with respect to such additional Indebtedness); and (e) except in the case of a merger into or the transfer of properties and assets to the Company, immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), the Consolidated Net Worth of such Guarantor or the Surviving Person, as the case may be, is at least equal to the Consolidated Net Worth of such Guarantor immediately before such transaction or series of transactions. In connection with any consolidation, merger, transfer, lease, assignment or other disposition subject to the provisions described in this paragraph, the Company shall deliver, or cause to be delivered, to the Trustee an officers' certificate and an opinion of counsel, each in form reasonably satisfactory to the Trustee, each stating that such transaction and any supplemental indenture, amendments, supplements or other instruments or agreements required by clause (a) or (c) above or by this sentence comply with the requirements of the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with (except that such opinion of counsel need express no opinion as to the matters referred to in clauses (b)(3), (d) or (e) above), and the Company and each other Guarantor will be required to confirm, by supplemental indenture executed and delivered to the Trustee in form reasonably satisfactory to the Trustee, that its obligations under the Indenture, the Intercreditor Agreement, its Guarantee and its Security Documents remain in full force and effect. Upon any consolidation, merger or transfer of all or substantially all of the assets of a Guarantor in accordance with this paragraph in which such Guarantor is not the continuing person, the successor formed by such consolidation or into which such Guarantor is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, such Guarantor under the Indenture, the Intercreditor Agreement, its Guarantee and the relevant Security Documents with the same force and effect as if such successor person had been named as a Guarantor therein (and thereafter, except in the case of a lease, the predecessor Guarantor shall be released from its obligations thereunder).

     Except as provided in the immediately preceding paragraph and under "-- Certain Covenants" and "-- Merger, Sale of Assets, Etc." below, the Company is not restricted from selling or otherwise disposing of any Guarantor. The Indenture will provide that, in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor (or its parent) owned by the Company and its Subsidiaries, in each case to a person which is not the Company or a Subsidiary or Affiliate of the Company and which is otherwise made in compliance with the Indenture, such Guarantor will be released from all of its obligations under its Guarantee, the Intercreditor Agreement, the Indenture and its Security Documents; provided that (i) such transaction is made in accordance with the provisions described below under "Certain Covenants -- Disposition of Proceeds of Asset Sales"; and (ii) any such release shall occur only if (a) all Indebtedness owing by such Guarantor to the Company or any of its Subsidiaries or Unrestricted Subsidiaries shall have been paid in full and (b) all obligations of such Guarantor under all of its guarantees of, and under all of its pledges of assets or other Liens which secure, Indebtedness of the Company or any of its Subsidiaries or Unrestricted Subsidiaries shall also terminate. Prior to any transaction which will result in the release of a Guarantor from its Guarantee pursuant to this paragraph, the Company will deliver an officers' certificate to the Trustee stating that such transaction will be effected in accordance with the provisions of this paragraph in order to obtain the release of such Guarantor.

SECURITY

     Pursuant to the Mortgages to be entered into by the Company, the obligations of the Company under the Notes will be secured by the following assets owned by the Company, subject to certain permitted exceptions and encumbrances and other than, among other things, assets described in the following paragraph: the real property in Portland, Oregon on which the Portland Mill and related heat treatment facility are located and the real property in Napa, California on which the Napa Pipe Mill is located, together in each case with substantially all existing and future buildings, improvements and fixtures located on such real property and all proceeds therefrom, and the Company's interest, as tenant, under a lease of office space located at 1000 S.W. Broadway, Portland, Oregon. Pursuant to the Mortgage to be entered into by CF&I, the obligations of CF&I under its Guarantee will be secured by the following assets owned by CF&I, subject to certain permitted exceptions and encumbrances and other than, among other things, assets described in the following paragraph: all of the real property in Pueblo County, Colorado on which the Pueblo Mill and the related rail welding facility are located, together with substantially all existing and future buildings, improvements and fixtures located on such real property and all proceeds of the foregoing, and certain real property in Fremont County, Colorado on which the canal for water to the Pueblo Mill is located and all proceeds of the foregoing. The Company and the Guarantors will also be required by the Indenture to secure the Notes with additional real property they acquire after the Issue Date, together with any improvements thereon, subject to certain permitted exceptions and encumbrances and other than real property or improvements described in the following paragraph. Pursuant to the Security Agreement to be entered into by the Company, the obligations of the Company under the Notes will be secured by the following assets owned by the Company and, pursuant to the Security Agreements to be entered into by CF&I and New CF&I, the obligations of each such Guarantor under its Guarantee will be secured by, among other things, the following assets owned by such Guarantor, subject to certain permitted exceptions and encumbrances and other than, among other things, assets described in the following paragraph: (i) substantially all existing and future machinery and equipment (to the extent it constitutes personal property), other than motor vehicles and certain mobile equipment (including mobile cranes, loaders, forklifts, trailers, backhoes, towmotors and graders), (ii) certain existing and future intangibles, and (iii) all proceeds and products of any of the foregoing.


     However, the Collateral will not include, among other things, (i) any Bank Collateral (which includes inventory and accounts receivable and books and records related thereto and most of which will be pledged, and the remainder of which may be pledged, to secure the obligations under the Amended Credit Agreement), (ii) any Excluded Securities (which include the partnership interests in CF&I and the Capital Stock of each other Subsidiary and each Unrestricted Subsidiary of the Company), (iii) any Intercompany Indebtedness,
(iv) any Excluded Assets or (v) any Excluded Intangibles, or any proceeds or products of any of the foregoing. Excluded Assets include, among other things,
(i) assets encumbered by purchase money Liens or securing obligations under commercial letters of credit, (ii) the existing steel plate rolling mill at the Portland Mill (but only after it has been replaced by the Combination Mill),
(iii) the old rod mill at the Pueblo Mill (which has been replaced by the new rod and bar mill), (iv) the steel plate rolling mill at the Fontana Plate Mill (which has been closed and is being dismantled), (v) approximately 74 acres of real property adjacent to the site of the Portland Mill (together with all buildings, improvements and fixtures thereon and all leases, rents and other rights relating to such real property or to such buildings, improvements or fixtures), (vi) certain motor vehicles and mobile equipment (including mobile cranes, loaders, forklifts, trailers, backhoes, towmotors and graders) owned by CF&I, and (vii) all other motor vehicles. Excluded Intangibles include rights under contracts, agreements, licenses and other instruments that by their express terms prohibit, or require the consent of a third party for, the assignment thereof or the grant of a security interest therein. Furthermore, New CF&I is a holding company whose only material assets consist of the general partnership interest in CF&I and the capital stock of Colorado & Wyoming Railway Company, a subsidiary, none of which will be pledged as collateral for its Guarantee. As a result, the Guarantee of New CF&I will initially not be secured by any assets and will only be secured if and to the extent that New CF&I acquires any real property, buildings, equipment or certain other types of assets (other than Bank Collateral, Excluded Securities, Intercompany Indebtedness, Excluded Assets and Excluded Intangibles) in the future. In addition, a number of the Company's subsidiaries (including Camrose and CPC) will not be Guarantors and the Collateral will not include any real or personal property of such subsidiaries.



     No appraisals of any of the Collateral have been prepared by or on behalf of the Company in connection with this offering. The consolidated book value (net of depreciation) of the property, plant and equipment included in the Collateral as of March 31, 1996 was approximately $495.9 million. The value of the Collateral in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. In that regard, Excluded Intangibles (which will not constitute part of the Collateral) may include contracts, agreements, licenses (including software licenses) and other rights that are material to the Company or the Guarantors or which are necessary to operate their steelmaking, finishing or other production facilities or to complete the capital improvement program. The fact that these contracts, licenses, agreements and other rights are not pledged as security for the Notes and Guarantees could have a material adverse effect on the value of the Collateral. Accordingly, there can be no assurance that the proceeds of any sale of the Collateral pursuant to the Indenture and the related Security Documents following an Event of Default would be sufficient to satisfy, or would not be substantially less than, amounts due on the Notes. See "Risk Factors -- Certain Limitations on the Collateral and the Guarantees". If the proceeds of any sale of the Collateral were not sufficient to repay all amounts due on the Notes, the holders of the Notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of the Company and, subject to the limitations referred to under "Risk
Factors -- Fraudulent Conveyance Issues", the Guarantors. See, also, "Risk Factors -- Ranking; Holding Company Structure". By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Likewise, there can be no assurance that the Collateral will be saleable or, if saleable, that there will not be substantial delays in its liquidation. To the extent that Liens, rights and easements granted to third parties encumber assets located on property owned by the Company or any Guarantor, such third parties have or may exercise rights and remedies with respect to the property subject to such liens that could adversely affect the value of the Collateral located at such site and the ability of the Trustee or the holders of the Notes to realize or foreclose on Collateral at such site.

     The obligations of each Guarantor under its Guarantee of the Notes, and the grant by each Guarantor of a lien on certain of its assets to secure its obligations under its Guarantee, may be subject to review under various laws for the protection of creditors, including, without limitation, laws governing fraudulent conveyances and transfers. To the extent that the obligations of any Guarantor under its Guarantee, or the lien on Collateral granted by any Guarantor, were held to be unenforceable as a fraudulent conveyance or transfer or for any other reasons, the holders of Notes would cease to have any direct claim in respect of such Guarantor and would also cease to have any lien on the assets of such Guarantor. In an attempt to avoid this result, the Guarantees will provide that the obligations of each Guarantor thereunder are limited to the maximum amount as will not constitute a fraudulent conveyance or fraudulent transfer under applicable law, and such amount could be substantially less than the obligations on the Notes. In addition, any limitation on the amounts payable by a Guarantor under its Guarantee pursuant to such provision will result in a corresponding limitation on the ability of the Trustee to realize upon the Collateral pledged by such Guarantor. See "Risk Factors -- Fraudulent Conveyance Issues".

     The collateral release provisions of the Indenture permit the release of Collateral without the substitution of additional collateral under certain circumstances, including in connection with certain Asset Sales. See
"-- Possession, Use and Release of Collateral" and "-- Trust Moneys". As described under "--Certain Covenants -- Disposition of Proceeds of Asset Sales", the Net Cash Proceeds of Asset Sales may be required to be utilized to make an offer to purchase Notes. To the extent an offer to purchase Notes is not subscribed to by holders thereof on the basis described under "Certain
Covenants -- Disposition of Proceeds of Asset Sales", the unutilized Net Cash Proceeds will be retained by the Company, free and clear of the Lien of the Indenture and the Security Documents. In addition, the term "Asset Sale", as defined in the Indenture, will exclude certain sales or other dispositions of assets, including, subject to limited exceptions, sales of Excluded Assets. See "-- Certain Definitions." As a result, the Company and its Subsidiaries will be permitted to sell certain assets without compliance with the foregoing provisions. In addition, the Collateral will be released as security for the Notes and the Guarantees upon a legal defeasance or covenant defeasance of the Notes or upon discharge of the Indenture (see "-- Defeasance or Covenant Defeasance of Indenture" and "-- Satisfaction and Discharge") and, upon the release of any Guarantor as described in the last paragraph under "-- Guarantees" above, the Collateral pledged by such Guarantor will be released as security for its Guarantee. The Indenture will also permit the release of Collateral (other than Trust Moneys) at the request of the Company from time to time; provided that the aggregate Fair Market Value of any Collateral so released in any single transaction, or series of related transactions, shall not exceed $250,000 and the aggregate Fair Market Value of all Collateral so released in any calendar year shall not exceed $1,000,000. The Indenture also will permit the release of Collateral taken by eminent domain, condemnation or in similar circumstances.

     If an Event of Default occurs under the Indenture, the Trustee, on behalf of the holders of the Notes, in addition to any rights or remedies available to it under the Indenture, may take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of foreclosure proceedings. Except as may otherwise be required by applicable law, the proceeds received by the Trustee from any foreclosure will be applied by the Trustee first to pay costs and expenses of foreclosure (and related costs and expenses), fees and other amounts then payable to the Trustee under the Indenture and the Intercreditor Agreement and amounts due under the Security Documents, and thereafter to pay the principal of, premium, if any, and interest on the Notes.

     Real property pledged as security to a lender may be subject to known and unforeseen environmental risks, and these risks may reduce or eliminate the value of such real property as collateral for the Notes. In that regard, the Portland Mill and Pueblo Mill are classified in the same manner as other similar steel mills in the industry as generating hazardous waste materials, and the Company has been required to undertake certain actions to remediate environmental conditions at the Portland Mill, the Pueblo Mill and the Napa Pipe Mill. See "Business -- Environmental Matters". Under the Indenture, the Trustee may, prior to taking certain actions, request that holders of Notes provide an indemnification against the Trustee's costs, expenses and liabilities, which could include liabilities under environmental laws. See "Risk Factors -- Risk to Secured Lenders under Environmental Laws".

     The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default under the Indenture is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against the Company or any of its subsidiaries (including any Guarantor) prior to the Trustee having repossessed and disposed of the Collateral, and, in the case of real property Collateral, could also be significantly impaired by restrictions under state law. See "Risk
Factors -- Certain Bankruptcy Limitations" and "Risk Factors -- Certain Limitations under State Law". Dispositions of Collateral may be subject to delay pursuant to an Intercreditor Agreement to be entered into with the Bank Agent under the Amended Credit Agreement. See "-- Intercreditor Agreement".

INTERCREDITOR AGREEMENT


     Prior to the consummation of the offering made hereby, the Trustee, on behalf of the holders of Notes, will enter into an Intercreditor Agreement with the Company, the Guarantors and the Bank Agent under the Amended Credit Agreement. The Intercreditor Agreement will provide, among other things, that
(i) the Trustee and the Bank Agent will provide notices to each other with respect to the acceleration of the Notes or the indebtedness under the Amended Credit Agreement, as the case may be, and the commencement of any action to enforce the rights of the holders of Notes, the Trustee, the lenders under the Amended Credit Agreement or the Bank Agent with respect to the Collateral or the Bank Collateral, as the case may be; and (ii) in the event that action has been taken to enforce the rights of holders of the Notes with respect to the Collateral and the Trustee has obtained possession and control of the Collateral, the Bank Agent may enter upon all or any portion of the premises of the Company or any of the Guarantors in order to collect accounts receivable and remove, sell or otherwise dispose of the Bank Collateral securing the Amended Credit Agreement, and may also store such Bank Collateral on the premises of the Company or any of the Guarantors. The right of the Bank Agent to enter the premises and use the Collateral as aforesaid could delay liquidation of the Collateral.


DEPOSITORY

     Upon issuance, all Notes will be represented by one or more fully registered Global Notes. Each such Global Note will be deposited with, or on behalf of, The Depository Trust Company, as depository (the "Depository"), and registered in the name of the Depository or a nominee thereof. Unless and until it is exchanged in whole or in part for Notes in definitive form, no Global Note may be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or to another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor.

     The Depository has advised the Company as follows: the Depository is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of its participants ("Participants") and to facilitate the clearance and settlement of securities transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. The Depository's Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depository is owned by a number of Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

     Purchases of Notes must be made by or through Participants, which will receive a credit on the records of the Depository. The ownership interest of each actual purchaser of a Note (the "Beneficial Owner") is in turn to be recorded on the Participants' or Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depository of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Ownership of beneficial interests in Global Notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depository (with respect to interests of Participants) and on the records of Participants(with respect to interests of persons held through Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Global Notes.

     So long as the Depository, or its nominee, is the registered owner of a Global Note, the Depository or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture. Except as provided below, Beneficial Owners of a Global Note will not be entitled to have the Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depository and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders of Notes or an owner of a beneficial interest in a Global Note desires to give or take any action which the holder of a Note is entitled to give or take under the Indenture, the Depository would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by the Depository to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Payment of the principal of, premium, if any, and interest on Notes registered in the name of the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the holder of the Global Note or Global Notes representing such Notes. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests or for supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that the Depository, upon receipt of any payment of principal, premium, if any, or interest in respect of a Global Note will credit the accounts of the Participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in such Global Note as shown on the records of the Depository. The Company also expects that payments by Participants to Beneficial Owners will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participants.

     If (x) the Depository is at any time unwilling, unable or ineligible to continue as Depository and a successor depository is not appointed by the Company within 60 days after the Company is so informed in writing or becomes aware of the same, or (y) an Event of Default has occurred and is continuing, the Global Notes will be exchanged for Notes in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples thereof. However, prior to the issuance of definitive Notes in exchange for Global Notes pursuant to clause (y) of the preceding sentence, the Trustee shall promptly consult with local counsel, selected by the Trustee (and the Company shall pay the fees or disbursements of such counsel), in the jurisdictions in which any real property (or interests therein), buildings, improvements or fixtures covered by a Mortgage are located and if any such counsel shall advise the Trustee that the Trustee will or may be required to own, deliver or present certificates evidencing the Notes in order to foreclose upon, sell or otherwise exercise its rights or remedies with respect to, or to release, any such Collateral, then no definitive Notes shall be issued until (i) such requirements to own, deliver or present Notes shall have been satisfied or
(ii) holders of at least a majority in aggregate principal amount of the outstanding Notes shall have directed the Trustee to issue definitive Notes. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depository from Participants with respect to ownership of beneficial interests in Global Notes.

     No service charge will be made for the registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Principal of, premium, if any, and interest on definitive Notes (if issued) will be payable and Notes may be surrendered for registration of transfer or exchange at the office or agency of the Company maintained for such purpose in The City of New York, located initially at the corporate trust office of the Trustee. At the option of the Company, payment of interest on definitive Notes (if issued) may be made by check mailed to the addresses of the persons entitled thereto as they appear on the securities register.

     Same-Day Settlement and Payment. Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal of, premium, if any and interest on the Notes will be made by the Company in immediately available funds, so long as the Notes are maintained in book-entry form and the procedures of the Depository permit such payments to be made in immediately available funds.

CERTAIN COVENANTS

     The Indenture will contain the following covenants, among others:

     Limitation on Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable, contingently or otherwise, for the payment of (in each case, to "incur") any Indebtedness (including, without limitation, any Acquired Indebtedness); provided, however, that the Company or any of its Subsidiaries will be permitted to incur Indebtedness (including, without limitation, Acquired Indebtedness) if (a) at the time of such incurrence, and after giving pro forma effect thereto, the Consolidated Fixed Charge Coverage Ratio of the Company is at least equal to (i)
in the case of Indebtedness incurred prior to June   , 1998, 2 to 1 and (ii) in
the case of Indebtedness incurred on or after June   , 1998, 2.5 to 1, (b) such
Indebtedness has no scheduled principal payment prior to the 123rd day after the Final Maturity Date and (c) no Default or Event of Default shall have occurred and shall be continuing at the time of such incurrence or would result as a consequence of such incurrence.

     Notwithstanding the foregoing, the Company and its Subsidiaries may, to the extent specifically set forth below, incur each and all of the following:

          (a) Indebtedness of the Company under the Indenture or evidenced by the Notes and Indebtedness of any Guarantor evidenced by its Guarantee;

          (b) Indebtedness of the Company and its Subsidiaries outstanding on the Issue Date (other than Indebtedness under, or guarantees of Indebtedness under, the Old Credit Agreement);

          (c) Indebtedness of the Company under the Credit Agreement in an aggregate principal amount at any one time outstanding not exceeding the greater of (x) $125,000,000 and (y) the sum of 50% of the amount of inventory and 80% of the amount of accounts receivable of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, less in the case of each of clause (x) and (y) the aggregate amount of Indebtedness under the Credit Agreement which has been repaid with the Net Cash Proceeds of Asset Sales; and the guarantee by any Subsidiary of Indebtedness of the Company incurred in compliance with this subparagraph;

          (d) (i) Interest Rate Protection Obligations of the Company covering Indebtedness of the Company or a Subsidiary of the Company and (ii) Interest Rate Protection Obligations of any Subsidiary of the Company covering Indebtedness of such Subsidiary; provided, however, that, in the case of either clause (i) or (ii), (A) any Indebtedness to which any such Interest Rate Protection Obligations relate bears interest at fluctuating interest rates and is otherwise permitted to be incurred under this covenant and (B) the notional principal amount of any such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate, provided that, notwithstanding the foregoing provisions of this clause (B), the Company and its Subsidiaries may also enter into Interest Rate Protection Obligations relating to Indebtedness which they anticipate will be incurred so long as (x) the aggregate notional principal amount of such Interest Rate Protection Obligations does not exceed the lesser of $50,000,000 and the aggregate principal amount of Indebtedness they anticipate will be incurred, and (y) such Interest Rate Protection Obligations are treated as a hedge under GAAP and otherwise comply with the other provisions of this subparagraph (d);

          (e) Indebtedness of a Wholly-Owned Subsidiary owed to and held by the Company or another Wholly-Owned Subsidiary, in each case which is unsecured and is not subordinated in right of payment to any Indebtedness of such Subsidiary, except that (i) any transfer of such Indebtedness by the Company or a Wholly-Owned Subsidiary (other than to the Company or to a Wholly-Owned Subsidiary) and (ii) the sale, transfer or other disposition by the Company or any Subsidiary of the Company of Capital Stock of a Wholly-Owned Subsidiary which is owed Indebtedness of another Wholly-Owned Subsidiary such that it ceases to be a Wholly-Owned Subsidiary of the Company shall, in each case, be an incurrence of Indebtedness by such Subsidiary subject to the other provisions of this covenant;

          (f) Indebtedness of the Company owed to and held by a Wholly-Owned Subsidiary of the Company which is unsecured and subordinated in right of payment to the payment and performance of the Company's obligations under the Indenture and the Notes except that (i) any transfer of such Indebtedness by a Wholly-Owned Subsidiary of the Company (other than to another Wholly-Owned Subsidiary of the Company) and (ii) the sale, transfer or other disposition by the Company or any Subsidiary of the Company of Capital Stock of a Wholly-Owned Subsidiary which holds Indebtedness of the Company such that it ceases to be a Wholly-Owned Subsidiary shall, in each case, be an incurrence of Indebtedness by the Company, subject to the other provisions of this covenant;

          (g) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

          (i) Indebtedness (including Indebtedness represented by letters of credit) incurred in respect of bid or performance bonds provided in the ordinary course of business;

          (j) Indebtedness of the Company or any of its Subsidiaries represented by letters of credit for the account of the Company or such Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business or which letters of credit were otherwise issued in the ordinary course of business and not in connection with or in respect of liabilities for borrowed money, obligations evidenced by bonds, notes, debentures or other similar instruments, Capital Leases or guarantees in respect thereof;

          (k) Indebtedness of the Company or any Subsidiary of the Company in addition to that described in clauses (a) through (j) above and (l) below, in an aggregate principal amount outstanding at any time not exceeding $30,000,000;

          (l) unsecured Indebtedness of CF&I evidenced by any promissory note which CF&I is required to deliver to one of its limited partners pursuant to Section 7.1 of the CF&I Partnership Agreement (as in effect on the Issue
     Date) or incurred pursuant to Section 7.3-2(ii)(2) of the CF&I Partnership Agreement (as in effect on the Issue Date) to finance a shortfall in a required cash distribution to a limited partner of CF&I;

          (m) (i) Indebtedness of the Company the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of the Company or any of its Subsidiaries and (ii) Indebtedness of any Subsidiary of the Company the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of such Subsidiary, in each case other than (I) Indebtedness under (or guarantees of Indebtedness under) the Old Credit Agreement or any other Indebtedness refinanced, redeemed or retired with the proceeds from sale of the Notes or from the Common Stock Offering and
     (II) Indebtedness under clause (c), (d), (e), (f), (g), (h), (i), (j), (k) or (l) of this covenant; provided, however, that (x) the principal amount of Indebtedness incurred pursuant to this clause (m) (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness) shall not exceed the sum of the principal amount of Indebtedness so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by the Board of Directors of the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated purchase, plus the amount of expenses in connection therewith, (y) in the case of Indebtedness incurred by the Company or a Guarantor pursuant to this clause (m) to refinance Subordinated Indebtedness, such Indebtedness (A) has no scheduled principal payment prior to the 123rd day after the Final Maturity Date, (B) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes and (C) is subordinated to the Notes or to the Guarantee of such Guarantor, as the case may be, in the same manner and to the same extent that the Subordinated Indebtedness being refinanced is subordinated to the Notes or to the Guarantee of such Guarantor, as the case may be, and (z) in the case of Indebtedness incurred by the Company or a Guarantor pursuant to this clause (m) to refinance Pari Passu Indebtedness, such Indebtedness (A) has no scheduled principal payment prior to the 123rd day after the Final Maturity Date, (B) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes and (C) constitutes Pari Passu Indebtedness or Subordinated Indebtedness.

     Limitation on Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly:

          (a) declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of the Company or any of its Subsidiaries or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any of its Subsidiaries (other than (w) dividends or distributions payable solely in Capital Stock of the Company (other than Redeemable Capital Stock) or in options, warrants or other rights to purchase Capital Stock of the Company (other than Redeemable Capital Stock), (x) the declaration or payment of dividends or other distributions to the extent declared or paid to the Company or any Subsidiary of the Company, (y) the declaration or payment of dividends or other distributions by any Subsidiary of the Company to all holders of Capital Stock of such Subsidiary on a pro rata basis and (z) the declaration or payment of distributions by CF&I to holders of its limited and general partnership interests in accordance with the terms of the CF&I Partnership Agreement as in effect on the Issue Date),

          (b) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company or any of its Subsidiaries (other than any such Capital Stock owned by a Wholly-Owned Subsidiary of the Company which is a Guarantor),

          (c) make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Indebtedness or Pari Passu Indebtedness (other than any such Indebtedness owned by the Company or a Wholly-Owned Subsidiary of the Company which is a Guarantor and other than any such Pari Passu Indebtedness under the Credit Agreement), or

          (d) make any Investment (other than any Permitted Investment) in any person

(such payments or Investments described in the preceding clauses (a), (b), (c) and (d) are collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to such Restricted Payment), (A) no Default or Event of Default shall have occurred and be continuing, (B) immediately prior to and after giving effect to such Restricted Payment, the Company would be able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under "-- Limitation on Indebtedness" above (assuming a market rate of interest with respect to such additional Indebtedness) and (C) the aggregate amount of all Restricted Payments declared or made from and after the Issue Date would not exceed the sum of (1) 50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on the first day of the fiscal quarter of the Company during which the Issue Date occurs and ending on the last day of the fiscal quarter of the Company immediately preceding the date of such proposed Restricted Payment, which period shall be treated as a single accounting period (or, if such aggregate cumulative Consolidated Net Income of the Company for such period shall be a deficit, minus 100% of such deficit) plus (2) the aggregate net cash proceeds received by the Company either (x) as capital contributions to the Company after the Issue Date from any person (other than a Subsidiary or an Unrestricted Subsidiary of the Company) or (y) from the issuance or sale of Capital Stock (excluding Redeemable Capital Stock and excluding shares of Common Stock (including any shares issued upon exercise of the underwriters' over-allotment option) issued in the Common Stock Offering, but including Capital Stock issued upon the conversion of convertible Indebtedness or from the exercise of options, warrants or rights to purchase Capital Stock (other than Redeemable Capital Stock)) of the Company to any person (other than to a Subsidiary or an Unrestricted Subsidiary of the Company) after the Issue Date plus (3) in the case of the disposition or repayment of any Investment which was made after the Issue Date and which constituted a Restricted Payment (excluding any Investment described in clause
(v) of the following paragraph), an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, less the cost of the disposition of such Investment. For purposes of the preceding clause (C)(2), the value of the aggregate net proceeds received by the Company upon the issuance of Capital Stock upon the conversion of convertible Indebtedness or upon the exercise of options, warrants or rights will be the net cash proceeds received upon the issuance of such Indebtedness, options, warrants or rights plus the incremental cash amount received by the Company upon the conversion or exercise thereof.

     None of the foregoing provisions will prohibit (i) the payment of any dividend within 60 days after the date of its declaration, if at the date of declaration such payment would be permitted by the foregoing paragraph; (ii) so long as no Default or Event of Default shall have occurred and be continuing, the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of the Company or any Subsidiary of the Company in exchange for, or out of the net cash proceeds of, a substantially concurrent (x) capital contribution to the Company from any person (other than a Subsidiary or an Unrestricted Subsidiary of the Company) or (y) issue and sale of other shares of Capital Stock (other than Redeemable Capital Stock and other than shares of Common Stock (including any shares issued upon exercise of the underwriters' over-allotment option) issued in the Common Stock Offering) of the Company to any person (other than to a Subsidiary or an Unrestricted Subsidiary of the Company); provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase or other acquisition or retirement shall be excluded from clause (C)(2) of the preceding paragraph;
(iii) so long as no Default or Event of Default shall have occurred and be continuing, any redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness by exchange for, or out of the net cash proceeds of, a substantially concurrent (x) capital contribution to the Company from any person (other than a Subsidiary or an Unrestricted Subsidiary of the Company) or (y) issue and sale of (1) Capital Stock (other than Redeemable Capital Stock and other than shares of Common Stock (including any shares issued upon exercise of the underwriters' over-allotment option) issued in the Common Stock Offering) of the Company to any person (other than to a Subsidiary or an Unrestricted Subsidiary of the Company); provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase or other acquisition or retirement shall be excluded from clause (C)(2) of the preceding paragraph; or (2) Indebted-ness of the Company issued to any person (other than a Subsidiary or an Unrestricted Subsidiary of the Company), so long as such Indebtedness is Subordinated Indebtedness which (x) has no Stated Maturity earlier than the 123rd day after the Final Maturity Date, (y) has an Average Life to Stated Maturity equal to or greater than the remaining Average Life to Stated Maturity of the Notes and (z) is subordinated to the Notes in the same manner and at least to the same extent as the Subordinated Indebtedness so purchased, exchanged, redeemed, acquired or retired; (iv) so long as no Default or Event of Default shall have occurred and be continuing, any redemption, repurchase or other acquisition or retirement of Pari Passu Indebtedness by exchange for, or out of the net cash proceeds of, a substantially concurrent (x) capital contribution to the Company from any person (other than a Subsidiary or an Unrestricted Subsidiary of the Company) or (y) issue and sale of (1) Capital Stock (other than Redeemable Capital Stock and other than shares of Common Stock (including any shares issued upon exercise of the underwriters' over-allotment option) issued in the Common Stock Offering) of the Company to any person (other than to a Subsidiary or an Unrestricted Subsidiary of the Company); provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase or other acquisition or retirement shall be excluded from clause (C)(2) of the preceding paragraph; or (2) Indebtedness of the Company issued to any person (other than a Subsidiary or an Unrestricted Subsidiary of the Company), so long as such Indebtedness is Subordinated Indebtedness or Pari Passu Indebtedness which (x) has no Stated Maturity earlier than the 123rd day after the Final Maturity Date and (y) has an Average Life to Stated Maturity equal to or greater than the remaining Average Life to Stated Maturity of the Notes; (v) Investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale made pursuant to and in compliance with the covenant described under "-- Disposition of Proceeds of Asset Sales" below; (vi) so long as no Default or Event of Default shall have occurred and be continuing at the time of any payment pursuant to this clause (vi) or would result as a consequence thereof, the payment of dividends on the Company's Common Stock after the Issue Date in an aggregate amount not to exceed $25,000,000; and (vii) application of the net proceeds from the issuance and sale of the Notes and from the issuance and sale of Common Stock of the Company in the Common Stock Offering to repay Indebtedness under the Old Credit Agreement. In computing the amount of Restricted Payments previously made for purposes of clause (C) of the preceding paragraph, Restricted Payments made under the preceding clause (v) shall be included and clauses (i), (ii), (iii), (iv), (vi) and (vii) shall not be so included.

     In addition, none of the foregoing provisions will prohibit the Company or any of its Subsidiaries from continuing to own any Investment which it owned on the Issue Date.

     Limitation on Liens. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens) against or upon (i) any item of Collateral (whether owned on the Issue Date or thereafter acquired) or any proceeds therefrom or
(ii) any other property or assets (including, without limitation, Intercompany Indebtedness and Capital Stock) of the Company or any of its Subsidiaries (whether owned on the Issue Date or thereafter acquired) or any proceeds therefrom, unless, solely in the case of Liens on property or assets referred to in this clause (ii) or proceeds therefrom (x) in the case of Liens securing Subordinated Indebtedness, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (y) in all other cases, the Notes are equally and ratably secured.

     Change of Control. Upon the occurrence of a Change of Control, the Company shall be obligated to make an offer to purchase (a "Change of Control Offer"), on a business day (the "Change of Control Purchase Date") not more than 60 nor less than 30 days following the occurrence of the Change of Control, all of the then outstanding Notes at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Company shall be required to purchase all Notes properly tendered into the Change of Control Offer and not withdrawn. The Change of Control Offer is required to remain open for at least 20 business days and until 5:00 p.m., New York City time, on the Change of Control Purchase Date.

     In order to effect such Change of Control Offer, the Company shall, not later than the 30th day after the occurrence of the Change of Control, mail to each holder of Notes notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that holders of Notes must follow to accept the Change of Control Offer.


     The occurrence of the events constituting a Change of Control under the Indenture could result in an event of default under the Amended Credit Agreement (which will permit borrowings in an aggregate principal amount of up to $125 million, but under which no borrowings are expected to be outstanding upon completion of the Offerings) and under other credit facilities and debt instruments of the Company and its subsidiaries (under which borrowings of approximately $56.8 million in aggregate principal amount were outstanding as of March 31, 1996). Following such an event of default, the lenders under the Amended Credit Agreement or such other credit facilities and debt instruments would have the right to require the immediate repayment of the indebtedness thereunder in full, and might have the right to require such repayment prior to the Change of Control Purchase Date on which the Company would be required to repurchase the Notes. In that regard, it is anticipated that the Amended Credit Agreement will expressly provide that the occurrence of a "change of control" (as defined therein) will constitute an event of default thereunder. The definition of "change of control" under the Amended Credit Agreement is anticipated to be broader than that in the Indenture. See "Description of Certain Indebtedness". Thus, the lenders under the Amended Credit Agreement may be entitled to require repayment of the indebtedness thereunder due to events constituting a "change of control" (as defined therein) without such events constituting a Change of Control for purposes of the Indenture. In addition, failure by the Company to repurchase all Notes tendered to it on a Change of Control Purchase Date will constitute an immediate Event of Default under the Indenture, which could result in the acceleration of other indebtedness pursuant to cross-default clauses in other credit facilities and debt instruments, which could have a material adverse effect on the Company's ability to pay the Change of Control Purchase Price with respect to the Notes. There can be no assurance that the Company and the Guarantors will have adequate resources to repay or refinance all indebtedness owing under the Amended Credit Agreement or other indebtedness upon the occurrence of any "change of control" or other event of default thereunder or to fund the purchase of the Notes upon a Change of Control. See "Risk Factors -- Leverage and Access to Funding; Compliance with Financial Covenants".


     The provisions of the Indenture relating to a Change of Control in and of themselves may not afford holders of the Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect holders of the Notes if such transaction is not the type of transaction included within the definition of a Change of Control. See "-- Certain Definitions". A transaction involving the Company's management or its affiliates likewise will result in a Change of Control only if it is the type of transaction specified by such definition. The existence of the foregoing provisions relating to a Change of Control may or may not deter a third party from seeking to acquire the Company in a transaction which constitutes a Change of Control.

     The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that a Change of Control occurs and the Company is required to purchase Notes as described above. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of this covenant, the Company shall comply with such applicable securities laws and regulations and shall not be deemed by virtue thereof to have breached its obligations under this covenant.

     Disposition of Proceeds of Asset Sales. The Company will not, and will not permit any of its Subsidiaries to, make any Asset Sale unless (a) the Company or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Capital Stock or other property or assets sold or otherwise disposed of, (b) at least 85% of such consideration consists of cash or Cash Equivalents, (c) if such Asset Sale involves Collateral, it shall be in compliance with the provisions described under "-- Possession, Use and Release of Collateral" and (d) the Company or such Subsidiary, as the case may be, shall apply such Net Cash Proceeds as provided in the immediately succeeding paragraph.


     Any such Net Cash Proceeds shall be applied within 365 days of the related Asset Sale as follows:

          (i) to the extent that such Net Cash Proceeds are derived from property or assets (including Capital Stock) which do not constitute Collateral or are not deemed (pursuant to the provisions described below) to constitute Collateral Proceeds ("Non-Collateral Proceeds"), such Non-Collateral Proceeds may, at the option of the Company, be applied to repay Indebtedness outstanding under the Credit Agreement; and


          (ii) with respect to any Net Cash Proceeds derived from property or assets (including Capital Stock) which constitute Collateral ("Collateral Proceeds") or derived from a transaction as a result of which a Guarantor is released from its Guarantee as provided in the last paragraph under "-- Guarantees" and which (pursuant to the provisions described below) are deemed to be Collateral Proceeds, and with respect to any Non-Collateral Proceeds remaining after application as described in subparagraph (i) above (all such Collateral Proceeds and amounts deemed to be Collateral Proceeds, together with any such remaining Non-Collateral Proceeds being hereinafter called, collectively, the "Available Amount"), such Available Amount shall, if the Company so elects, be applied to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Company and its Subsidiaries existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"); provided that any Replacement Assets acquired with any such Collateral Proceeds or amounts deemed to constitute Collateral Proceeds (A) shall be owned by the Company or a Guarantor and shall not be subject to any Liens except as expressly permitted by the Indenture and the Security Documents (and the Company or such Guarantor, as the case may be, shall execute and deliver to the Trustee such Security Documents or other instruments as shall be necessary to cause such Replacement Assets to become subject to a Lien in favor of the Trustee (or, in the case of Replacement Assets subject to a Mortgage, the Trustee or another trustee under such Mortgage), for the benefit of the holders of the Notes, securing its obligations under the Notes or its Guarantee, as the case may be, and otherwise shall comply with the provisions of the Indenture applicable to After-Acquired Property); and
     (B) shall not include any Bank Collateral, Excluded Intangibles, Excluded Securities or Excluded Assets.


Any portion of the Available Amount that is not used as described in subparagraph (i) or (ii) above within such 365 day period shall constitute "Excess Proceeds" subject to disposition as provided below.

     When the aggregate amount of Excess Proceeds equals or exceeds $10,000,000, the Company shall make an offer to purchase (an "Asset Sale Offer"), from all holders of the Notes, on a date not more than 40 business days thereafter, the maximum aggregate principal amount (expressed as a multiple of $1,000) of the outstanding Notes that may be purchased with such Excess Proceeds, at a price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date. To the extent that the aggregate principal amount of Notes tendered pursuant to an Asset Sale Offer is less than the maximum aggregate principal amount which may be purchased with such Excess Proceeds, any such remaining Excess Proceeds will be retained by the Company, free and clear of the Lien of the Indenture and the Security Documents. If the aggregate principal amount of Notes validly tendered and not withdrawn by holders thereof exceeds the maximum aggregate principal amount which may be purchased with such Excess Proceeds, Notes to be purchased will be selected on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

     All Collateral Proceeds and amounts which, pursuant to the provisions described below, are deemed to be Collateral Proceeds shall, pending their application in accordance with this covenant or the release thereof in accordance with the provisions described under "-- Possession, Use and Release of Collateral" and "-- Trust Moneys", be deposited in the Collateral Account under the Indenture.

     The term "Asset Sale," as defined in the Indenture, will exclude certain sales and other dispositions of assets, including, subject to limited exceptions, sales of Excluded Assets. See "-- Certain Definitions". As a result, the Company and its Subsidiaries will be permitted to sell certain assets without compliance with the foregoing covenant.

     In the event that the Company shall, in any transaction or series of transactions, sell, assign, convey, transfer, lease or otherwise dispose of substantially all (but not all) of its properties and assets as an entirety in a transaction permitted under "-- Merger, Sale of Assets, Etc.", or if the Company shall cause or permit any of its Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of substantially all (but not all) of the properties and assets of the Company or of the Company and its Subsidiaries (taken as a whole) in a transaction permitted under "-- Merger, Sale of Assets, Etc.", the Surviving Entity shall be deemed to have sold the properties and assets of the Company and its Subsidiaries not so transferred for purposes of this covenant and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. The Fair Market Value of such properties and assets of the Company and its Subsidiaries deemed to be sold shall be deemed to be the Net Cash Proceeds for purposes of the Asset Sale provisions of the Indenture. In the event that any Guarantor shall, in any transaction or series of transactions, sell, assign, convey, transfer, lease or otherwise dispose of substantially all (but not all) of its properties and assets in a transaction permitted under the third paragraph under "-- Guarantees", the Surviving Person shall be deemed to have sold the properties and assets of such Guarantor not so transferred for purposes of this covenant and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. The Fair Market Value of such properties and assets of such Guarantor deemed to have been sold shall be deemed to be the Net Cash Proceeds for purposes of the Asset Sale provisions of the Indenture.

     In the event of a merger or consolidation of a Guarantor, sale of Capital Stock of a Guarantor, sale of property or assets of a Guarantor or other transactions as a result of which a Guarantor will be released from its Guarantee as provided in the last paragraph under "-- Guarantees", then, anything in the Indenture to the contrary notwithstanding, (i) such transaction shall be deemed to be an Asset Sale and shall be subject to and shall only be made in compliance with the foregoing covenant and (ii) the Net Cash Proceeds of such transaction shall be allocated between Collateral Proceeds and Non-Collateral Proceeds as follows: (a) such Net Cash Proceeds shall be multiplied by a fraction (1) the numerator of which is the Fair Market Value of the Collateral owned by such Guarantor and (2) the denominator of which is the Fair Market Value of all property and assets (including Collateral) owned by such Guarantor, and the resulting amount shall be deemed Collateral Proceeds, and (b) the remainder of such Net Cash Proceeds shall be deemed Non-Collateral Proceeds.

     The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that an Asset Sale occurs and the Company is required to purchase Notes as described above. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of this covenant, the Company shall comply with such applicable securities laws and regulations and shall not be deemed by virtue thereof to have breached its obligations under this covenant.

     Limitation on Issuances and Sale of Capital Stock by Subsidiaries. The Company (a) will not permit any of its Subsidiaries to issue any Capital Stock (other than to the Company or a Wholly-Owned Subsidiary of the Company which is a Guarantor) and (b) will not permit any person (other than the Company or a Wholly-Owned Subsidiary of the Company which is a Guarantor) to own any Capital Stock of any Subsidiary of the Company; provided, however, that this covenant shall not prohibit the issuance and sale of (x) all, but not less than all, of the issued and outstanding Capital Stock of any Subsidiary of the Company owned by the Company and its Subsidiaries in compliance with the other provisions of the Indenture or (y) directors' qualifying shares or investments by foreign nationals mandated by applicable law; and provided, further, that clause (b) of this covenant shall not apply to any Capital Stock of CF&I or New CF&I which, on the Issue Date, was not owned by the Company or a Wholly-Owned Subsidiary of the Company which is a Guarantor, so long as there is no increase in the percentage of the outstanding Capital Stock of CF&I or New CF&I which is owned by persons other than the Company and its Wholly-Owned Subsidiaries which are Guarantors (it being understood that an increase in the capital account of a limited partner of CF&I pursuant to the terms of the CF&I Partnership Agreement shall not be deemed, in and of itself, to be an increase in the percentage of CF&I's Capital Stock owned by persons other than the Company and its Wholly-Owned Subsidiaries which are Guarantors).

     Limitation on Transactions with Interested Persons. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, transfer, disposition, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of the Company (other than an Affiliate which is a Subsidiary of the Company) or any beneficial owner (determined in accordance with the Indenture) of 5% or more of the outstanding Common Stock of the Company or of any Subsidiary or Unrestricted Subsidiary of the Company ("Interested Persons"), unless (a) such transaction or series of related transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those which could have been obtained in a comparable transaction at such time from persons who are not Affiliates of the Company or Interested Persons,
(b) with respect to a transaction or series of transactions involving aggregate payments or value equal to or greater than $5,000,000, the Company has obtained a written opinion from an Independent Financial Advisor stating that the terms of such transaction or series of transactions are fair to the Company or its Subsidiary, as the case may be, from a financial point of view and (c) with respect to a transaction or series of transactions involving aggregate payments or value equal to or greater than $2,500,000, the Company shall have delivered an officers' certificate to the Trustee certifying that such transaction or series of transactions complies with the preceding clause (a) and, if applicable, certifying that the opinion referred to in the preceding clause (b) has been delivered and that such transaction or series of transactions has been approved by the Board of Directors of the Company; provided, however, that this covenant will not restrict the Company or any of its Subsidiaries from (i) paying dividends or making other distributions in respect of its Capital Stock permitted under the covenant described under "-- Limitation on Restricted Payments" above, (ii) paying reasonable and customary fees to directors of the Company or any of its Subsidiaries who are not employees of the Company, (iii) making loans or advances to officers, employees or consultants of the Company and its Subsidiaries (including travel and moving expenses) in the ordinary course of business for bona fide business purposes of the Company or such Subsidiary not in excess of $2,000,000 in the aggregate at any one time outstanding, (iv) making contributions of Common Stock of the Company to the Company's employee stock ownership plan or (v) making payments in the ordinary course of business to employees of the Company and its Subsidiaries and Unrestricted Subsidiaries pursuant to any profit participation plan or other employee compensation arrangements; and provided, further, that clauses (b) and
(c) of this covenant shall not be applicable with respect to transactions entered into in the ordinary course of business between the Company or any of its Subsidiaries, on the one hand, and Camrose, on the other hand, or between CF&I, on the one hand, and Nippon Steel Corp., Nissho Iwai American Corporation or any of their respective Affiliates, on the other hand; and provided, further, that this covenant shall not be applicable to transactions pursuant to the terms of the New CF&I Stockholders Agreement or the CF&I Partnership Agreement or any similar agreement or instrument entered into after the Issue Date (provided that, in the case of any amendment, supplement or modification of the New CF&I Stockholders Agreement or the CF&I Partnership Agreement entered into after the Issue Date, or in the case of any similar instrument or agreement entered into after the Issue Date, the provisions thereof are no less favorable to the Company, New CF&I and CF&I than those in the New CF&I Stockholders Agreement or the CF&I Partnership Agreement, as the case may be, as in effect on the Issue
Date).

     Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Company to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness owed to the Company or any other Subsidiary of the Company, (c) make loans or advances to, or any investment in, the Company or any other Subsidiary of the Company,
(d) transfer any of its properties or assets to the Company or any other Subsidiary of the Company or (e) guarantee any Indebtedness of the Company or any other Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions of any contract or any lease governing a leasehold interest of the

Company or any Subsidiary of the Company, (iii) customary restrictions on transfers of property subject to a Lien permitted under the Indenture which could not materially adversely affect the Company's ability to satisfy its obligations under the Indenture and the Notes or any Guarantors' ability to satisfy its obligations under the Indenture and its Guarantee, (iv) any agreement or other instrument of a person acquired by the Company or any Subsidiary of the Company (or a Subsidiary of such person) in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the properties or assets of the person, so acquired, (v) provisions contained in agreements or instruments relating to Indebtedness which prohibit the transfer of all or substantially all of the assets of the obligor thereunder unless the transferee shall assume the obligations of the obligor under such agreement or instrument, (vi) provisions contained in the Indenture, the Notes, the Guarantees, the Intercreditor Agreement or any Security Documents, (vii) (A) provisions contained in the Credit Agreement and in guarantees by CF&I and New CF&I permitted by the Indenture of the Company's obligations under the Credit Agreement, and in security agreements or similar documents permitted by the Indenture entered into by the Company, CF&I and New CF&I pledging Bank Collateral to secure their respective obligations thereunder (in each case as in effect on the Issue Date but only after giving effect to any amendments or restatements thereto which are entered into on or prior to the Issue Date), and provisions in permitted amendments and replacements thereof which are no less favorable to the holders of the Notes than those contained in the Credit Agreement or in any such guarantee or security agreement or similar document as in effect on the Issue Date (after giving effect to any amendments or restatements thereto entered into on or prior to the Issue Date) and (B) provisions contained in such additional guarantees of the Company's obligations under the Credit Agreement permitted by the Indenture and in such additional security agreements or similar documents permitted by the Indenture pledging Bank Collateral pursuant to the Credit Agreement which may be entered into after the Issue Date by other Subsidiaries of the Company (and in permitted amendments and replacements thereof) which in each case are no less favorable to the holders of the Notes than the provisions of the guarantees, security agreements or similar documents, as the case may be, referred to in clause (A) above (as in effect on the Issue Date but only after giving effect to any amendments or restatements thereto which are entered into on or prior to the Issue Date); (viii) provisions contained in other agreements or instruments relating to Indebtedness in effect on the Issue Date (as in effect on the Issue Date) and provisions in amendments and permitted refinancings or replacements thereof which are no less favorable to the holders of the Notes than those contained in the agreements or instruments so amended, refinanced or replaced (other than encumbrances or restrictions existing under or by reason of the Old Credit Agreement, the Old Pledge Agreements or the Old Security Agreements, except to the extent that the Old Security Agreements of the Company, New CF&I or CF&I shall have been amended or restated on or prior to the Issue Date in connection with the Credit Agreement Amendment and therefore are permitted pursuant to clause (vii) above); and (ix) encumbrances and restrictions under the CF&I Partnership Agreement and the New CF&I Stockholders Agreement (each as in effect on the Issue Date) and in any amendments thereto which are no less favorable to the holders of the Notes than those contained in the agreement prior to such amendment.

     Limitation on Sale-Leaseback Transactions. The Company will not, and will not permit any of its Subsidiaries to, enter into any Sale-Leaseback Transaction with respect to any property of the Company or any of its Subsidiaries. Notwithstanding the foregoing, the Company and its Subsidiaries may enter into Sale-Leaseback Transactions with respect to property which does not constitute Collateral and which property is acquired or constructed after the Issue Date; provided that (a) after giving pro forma effect to the Indebtedness, if any, incurred in such Sale-Leaseback Transaction, the Company would be able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under "-- Limitation on Indebtedness" above (assuming a market rate of interest with respect to such additional Indebtedness) and (b) such Sale and Lease-Back Transaction complies with the covenant described under " -- Disposition of Proceeds of Assets Sales" above and the Net Cash Proceeds of such transaction are applied in accordance with such covenant.

     Additional Guarantors. The Indenture will provide that the Company will not, and will not permit any Subsidiary of the Company to, directly or indirectly, establish or acquire a new Subsidiary of the Company or such Subsidiary, as the case may be, unless either (A) such new Subsidiary is designated as an Unrestricted

Subsidiary in accordance with the definition of the term "Unrestricted Subsidiary" or (B) (i) such new Subsidiary simultaneously executes and delivers a supplemental indenture pursuant to which such new Subsidiary becomes a Guarantor and guarantees the obligations of the Company under the Notes on the same terms as the other Guarantors and also executes and delivers a written instrument pursuant to which it shall become a party to the Intercreditor Agreement; (ii) to the extent that such new Subsidiary owns (or thereafter acquires) any property or assets of the types which would constitute "Trust Property" (as such term is defined in the form of Mortgage attached as an exhibit to the Indenture) or "Collateral" (as such term is defined in the form of Security Agreement attached as an exhibit to the Indenture), such new Subsidiary shall execute and deliver to the Trustee such Security Documents as shall be necessary to cause such property and assets to become subject to a Lien in favor of the Trustee (or, in the case of property or assets subject to a Mortgage, the Trustee or another trustee under such Mortgage), for the benefit of the holders of the Notes, securing such new Subsidiary's obligations under its Guarantee and otherwise shall comply with the provisions of the Indenture applicable to After-Acquired Property; and (iii) the Company shall deliver to the Trustee an officers' certificate and an opinion of counsel, each in a form reasonably satisfactory to the Trustee, stating that the Company has complied with this paragraph in connection with the establishment or acquisition of such new Subsidiary. For purposes of this covenant, the designation of any Unrestricted Subsidiary as a Subsidiary shall be deemed to be the establishment of a new Subsidiary. The Indenture will also provide that the Company will not permit any Unrestricted Subsidiary to own any Capital Stock of a Guarantor.


     Impairment of Security Interests. The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, take or omit to take any action which action or omission could reasonably be expected to have the result of adversely affecting or impairing the Lien in favor of the Trustee (or, in the case of property or assets subject to a Mortgage, the Trustee or another trustee under such Mortgage) for the benefit of the holders of the Notes, in the Collateral. The Indenture will further provide that the Company will not, and will not permit any of its Subsidiaries to, grant to any person (other than the Trustee (or, in the case of property or assets subject to a Mortgage, the Trustee or another trustee under such Mortgage) for the benefit of the holders of the Notes) any interest whatsoever in the Collateral except as expressly permitted by the Indenture, the Intercreditor Agreement and the Security Documents.

     Limitation on Amendments to CF&I Agreements. The Indenture will provide that the Company will not, and will not permit any Subsidiary of the Company to, enter into or consent to any amendment, supplement, waiver or other modification of the CF&I Partnership Agreement or the New CF&I Stockholders Agreement which
(i) in any manner would be adverse to the interests of the holders of the Notes or the Trustee (it being understood that the admission by CF&I of one or more additional or substitute limited partners shall not be deemed adverse to the interests of the holders of the Notes or the Trustee so long as made in compliance with the other provisions of the Indenture) or (ii) in the case of the CF&I Partnership Agreement, would increase the amount of cash or other property distributable to, or the amount of profits allocated to, any limited partner of CF&I.

     Reporting Requirements. The Indenture will provide that the Company will file with the Commission the annual reports, quarterly reports and other documents required to be filed with the Commission pursuant to Sections 13 and 15 of the Exchange Act, whether or not the Company has a class of securities registered under the Exchange Act. The Indenture also will provide that the Company, at its expense (x) will be required to file with the Trustee and mail to each holder of Notes within 15 days after it files them with the Commission (or if any such filing is not permitted under the Exchange Act, 15 days after the Company would have been required to make such filing) copies of such reports and documents and (y) so long as any of the Notes are evidenced by Global Notes, promptly mail copies of such reports and documents to any beneficial owner of Notes upon written request by such beneficial owner.

MERGER, SALE OF ASSETS, ETC.

     The Company will not, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to, any person or persons, and the Company will not permit any of its Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company or of the Company and its Subsidiaries, taken as a whole, to any other person or persons, unless at the time of and after giving effect thereto (a) either (i) if the transaction or series of transactions is a merger, the Company shall be the surviving person of such merger, or (ii) the person formed by such consolidation or into which the Company or such Subsidiary, as the case may be, is merged or to which the properties and assets of the Company or such Subsidiary, as the case may be, are transferred (any such surviving person or transferee person being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture, executed and delivered to the Trustee and in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture (and such supplemental indenture shall also be executed by each Guarantor and shall further provide that each Guarantor confirms that its obligations under the Indenture, its Guarantee, the Intercreditor Agreement and its Security Documents remain in full force and effect), and shall expressly assume, by amendment, supplement or other appropriate instruments executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all of the obligations of the Company under the Intercreditor Agreement and its Security Documents and, in the case of any such transaction involving such Subsidiary, all of the obligations of such Subsidiary under the Indenture, its Guarantee (including, in the case of CF&I, the CF&I Note), the Intercreditor Agreement and its Security Documents (and the Surviving Entity shall cause such amendments, supplements or other instruments to be filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by the Company and, if applicable, such Subsidiary (in the case of a merger or consolidation) or on the Collateral transferred to the Surviving Entity (in the case of a transfer of assets), together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states);
(b) the Collateral owned by the Company and, in the case of any such transaction involving such Subsidiary, by such Subsidiary (in the case of a merger or consolidation) or the Collateral transferred to the Surviving Entity (in the case of a transfer of assets) shall (1) continue to constitute Collateral under the Indenture and the Security Documents, (2) shall be subject to the Lien in favor of the Trustee (or, in the case of property or assets subject to a Mortgage, the Trustee or another trustee under such Mortgage) for the benefit of the holders of the Notes and (3) shall not be subject to any Lien other than Liens expressly permitted by the Indenture and the Security Documents; (c) the property and assets of the person which is merged or consolidated with or into such Company, to the extent that they are property or assets of the types which would constitute "Trust Property" (as defined in the form of Mortgage attached as an exhibit to the Indenture) or "Collateral" (as defined in the form of Security Agreement attached as an exhibit to the Indenture) shall be treated as After-Acquired Property and the Company or the Surviving Entity, as the case may be, shall take such action as may be necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required by the Indenture; (d)(1) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing and (2) the Company or the Surviving Entity, as the case may be, after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), could incur $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under "-- Certain
Covenants -- Limitation on Indebtedness" above (assuming a market rate of interest with respect to such additional Indebtedness); and (e) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), the Consolidated Net Worth of the Company or the Surviving Entity, as the case may be, is at least equal to the Consolidated Net Worth of the Company immediately before such transaction or series of transactions.

     In connection with any consolidation, merger, transfer, lease, assignment or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee an officer's certificate and an opinion of counsel, each in form reasonably satisfactory to the Trustee, each stating that such consolidation, merger, transfer, lease, assignment or other disposition and any supplemental indenture, amendments, supplements or other instruments or agreements required by clause (a) or (c) above comply with the requirements under the Indenture (except that such opinion of counsel need express no opinion as to the matters referred to in clause (b)(3), (d) or (e) above).


     Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor corporation formed by such a consolidation or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, the Notes, the Intercreditor Agreement, and the relevant Security Documents with the same effect as if such successor corporation had been named as the Company therein (and thereafter, except in the case of a lease, the predecessor corporation shall be released from its obligations thereunder); provided, however, that solely for purposes of computing amounts described in subclause (C) of the first paragraph of the covenant described under "-- Limitation on Restricted Payments" above, any such successor person shall only be deemed to have succeeded to and be substituted for the Company with respect to periods subsequent to the effective time of such merger, consolidation or transfer of assets.


EVENTS OF DEFAULT

     The following will be "Events of Default" under the Indenture:

          (i) default in the payment of the principal of or premium, if any, on any Note when the same becomes due and payable (upon Stated Maturity, acceleration, optional redemption, required purchase, scheduled principal payment or otherwise); or

          (ii) default in the payment of an installment of interest on any of the Notes, when the same becomes due and payable, which default continues for a period of 30 days; or

          (iii) default by the Company or any Guarantor in the performance or observance of any other term, covenant or agreement contained in the Notes, any Security Document, the Indenture, the Intercreditor Agreement or any Guarantee (other than a default specified in clause (i) or (ii) above) and such default continues for a period of 30 days after written notice of such default requiring the Company to remedy the same shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by holders of at least 25% in aggregate principal amount of the Notes then outstanding; or

          (iv) default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or any Subsidiary of the Company then has outstanding Indebtedness in excess of $5,000,000, individually or in the aggregate, and either (a) such Indebtedness is already due and payable in full or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness; or

          (v) one or more judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $5,000,000, either individually or in the aggregate, shall be entered against the Company or any Subsidiary of the Company or any of their respective properties and shall not be discharged or fully bonded and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree shall not be in effect; or

          (vi) either (i) any agent or lender under the Credit Agreement or (ii) any holder of at least $5,000,000 in aggregate principal amount of Indebtedness of the Company or any of its Subsidiaries shall commence judicial proceedings to foreclose upon assets of the Company or any of its Subsidiaries having an aggregate Fair Market Value, individually or in the aggregate, in excess of $5,000,000 or shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure; or

          (vii) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Subsidiary of the Company shall have occurred; or

          (viii) any Guarantee ceases to be in full force and effect or is declared null and void, or any Guarantor denies that it has any further liability under its Guarantee or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture); or

          (ix) any of the Security Documents ceases to be in full force and effect, or any of the Security Documents ceases to give the Trustee (or, in the case of a Mortgage, ceases to give the Trustee or any other trustee under such Mortgage) any of the Liens, rights, powers or privileges purported to be created thereby, or any of the Security Documents is declared null and void, or the Company or any Guarantor denies that it has any further liability under any Security Document to which it is a party or gives notice to such effect (in each case other than by reason of the termination of the Indenture or any such Security Document in accordance with its terms or the release of any Guarantor in accordance with the Indenture).

     If an Event of Default (other than as specified in clause (vii) above) shall occur and be continuing, the Trustee, by written notice to the Company, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Trustee and the Company, may declare the principal of, premium, if any, and accrued and unpaid interest on all of the outstanding Notes due and payable immediately, upon which declaration all amounts payable in respect of the Notes shall be immediately due and payable. If an Event of Default specified in clause (vii) above occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes.

     After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of at least a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration and its consequences if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture, the Intercreditor Agreement, and the Security Documents and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all interest on the Notes which has become due otherwise than by such declaration of acceleration and (to the fullest extent permitted by law) interest thereon at the rate of interest borne by the Notes and (iii) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate of interest borne by the Notes; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and
(c) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

     The holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the holders of all the Notes waive any past default under the Indenture, the Intercreditor Agreement, the Notes, the Guarantees or any Security Document and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

     No holder of any of the Notes has any right to institute any proceeding or pursue any remedy with respect to the Indenture, the Intercreditor Agreement, the Notes, the Guarantees or the Security Documents, unless the holder gives written notice to the Trustee of a continuing Event of Default, the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 30 days after receipt of such notice and the Trustee, within such 30-day period, has not received directions inconsistent with such written request by holders of at least a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

     During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture, the Intercreditor Agreement and the Security Documents and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture, the Intercreditor Agreement or the Security Documents at the request or direction of any of the holders unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of not less than a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture, the Intercreditor Agreement or the Security Documents.

     If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each holder of the Notes notice of the Default or Event of Default within 30 days after obtaining knowledge thereof. Except in the case of a default in payment of principal of, premium, if any, or interest on any Notes, the Trustee may withhold the notice to the holders of such Notes if a committee of its trust officers in good faith determines that withholding the notice is in the interest of the holders of the Notes.

     The Company is required to furnish to the Trustee annual and quarterly statements as to the performance by the Company of its obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within ten days of the Company's becoming aware of any event which is, or after notice or lapse of time or both would become, an Event of Default.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE


     The Company may, at its option and at any time, terminate the obligations of the Company and the Guarantors with respect to the outstanding Notes and Guarantees ("legal defeasance"). Such legal defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (whereupon the Company may obtain the release of the Collateral as security for the Notes and the Guarantees), except for, among other things, (i) the rights of holders of outstanding Notes to receive, solely from the cash and/or U.S. Government Obligations (as defined in the Indenture) deposited in trust as described below, payment in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company and the Guarantors with respect to certain covenants that are set forth in the Indenture, some of which are described under "-- Certain Covenants" above (including the covenants described under "-- Certain Covenants -- Change of Control" and "-- Disposition of Proceeds of Asset Sales" above and clauses (a) (but only to the extent that such clause (a) requires the execution and delivery of documents in order to assume or confirm obligations under the Intercreditor Agreement, the Security Documents or the CF&I Note or the filing or recording of such documents or of financing statements), (b), (c) (d)(2) and (e) of the first sentence of the third paragraph under "-- Guarantees," and the penultimate sentence of the third paragraph under "-- Guarantees" (but only to the extent that such penultimate sentence requires the execution and delivery of documents to confirm obligations under the Intercreditor Agreement, the Security Documents or the CF&I Note), and clauses (a) (but only to the extent that such clause (a) requires the execution and delivery of documents in order to assume or confirm obligations under the Intercreditor Agreement, the Security Documents or the CF&I Note or the filing or recording of such documents or of financing statements), (b), (c) (d)(2) and (e) of the first paragraph under "-- Merger, Sale of Assets, Etc." above) (whereupon the Company may obtain the release of the Collateral as security for the Securities and the Guarantees), and any subsequent failure to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes ("covenant defeasance").

     In order to exercise either legal defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee (or other qualifying trustee), in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the written opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes when due; (ii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred (in the case of legal defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change after the Issue Date in applicable federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or, insofar as clause (vii) of the first paragraph under "-- Events of Default" is concerned, at any time during the period ending on the 123rd day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period);
(iv) such legal defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of the Company or any Guarantor; (v) such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any Guarantor is a party or by which it is bound; (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 123rd day following the deposit, the trust funds will not be subject to avoidance or recovery under any applicable bankruptcy laws; and (vii) the Company shall have satisfied certain further conditions, including delivery to the Trustee of an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either legal defeasance or covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

     The Indenture, the Notes, the Guarantees and the Security Documents will be discharged and will cease to be of further effect (except as to, among other things, surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes (whereupon the Company may obtain the release of the Collateral as security for the Notes and the Guarantees) when either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or a Guarantor) have been delivered to the Trustee for cancellation or (b) (i) all Notes have been called for redemption or have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of redemption or maturity, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company and the Guarantors have paid all other sums payable under the Indenture, the Notes, the Guarantees, the Intercreditor Agreement and the Security Documents by the Company and the Guarantors; (iii) there exists no Default or Event of Default under the Indenture; and (iv) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

POSSESSION, USE AND RELEASE OF COLLATERAL

     Subject to and in accordance with the provisions of the Security Documents and the Indenture, so long as no Event of Default shall have occurred and be continuing, the Company and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral (other than Trust Moneys held by the Trustee and other than as set forth in the Security Documents and in the Indenture), to operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income thereon.

     Release of Collateral. Upon compliance by the Company with the conditions set forth below in respect of any Asset Sale, the Trustee will release the Released Interests (as defined below) from the Lien of the relevant Security Documents and reconvey the Released Interests to the Company or the relevant Guarantor, as the case may be. The Company and the Guarantors, as the case may be, will have the right to obtain a release of items of Collateral (the "Released Interests") subject to an Asset Sale upon compliance with the condition that the Company deliver to the Trustee the following:

          (a) A notice from the Company requesting the release of Released Interests, (i) specifically describing the proposed Released Interests, (ii) specifying the Fair Market Value of such Released Interests on a date within 60 days of such Company notice (the "Valuation Date"), (iii) stating that the consideration to be received is at least equal to the Fair Market Value of the Released Interests, (iv) stating that the release of such Released Interests will not impair the value of the remaining Collateral or interfere with the Trustee's ability to realize such value and will not impair the maintenance and operation of the remaining Collateral, (v) confirming the sale of, or an agreement to sell, such Released Interests in a bona fide sale to a person that is not an Affiliate of the Company or, in the event that such sale is to a person that is an Affiliate, confirming that such sale is made in compliance with the provisions set forth in "-- Certain Covenants -- Limitation on Transactions with Interested Persons",
              (vi) certifying that such Asset Sale complies with the terms and conditions of the Indenture with respect thereto, including, without limitation, the provisions set forth in "-- Certain Covenants -- Disposition of Proceeds of Asset Sales", and (vii) in the event there is to be a substitution of property for the Collateral subject to the Asset Sale, specifying the property intended to be substituted for the Collateral to be disposed of;


          (b) An officers' certificate of the Company stating that (i) such sale covers only the Released Interests (or other property which is not Collateral) and complies with the terms and conditions of the Indenture with respect to Asset Sales, (ii) all Collateral Proceeds (including amounts deemed to be Collateral Proceeds) from the sale of any of the Released Interests will be deposited in the Collateral Account, and all Net Cash Proceeds from the sale of any of the Released Interests (and any other property which is not Collateral) will be applied pursuant to the provisions of the Indenture in respect of Asset Sales, (iii) there is no Default or Event of Default in effect or continuing on the date thereof, the Valuation Date or the date of such Asset Sale, (iv) the release of the Collateral will not result in a Default or Event of Default under the Indenture, and (v) all conditions precedent in the Indenture relating to the release in question have been complied with; and


          (c) All documentation required by the Trust Indenture Act of 1939, as amended, if any, prior to the release of Collateral by the Trustee and, in the event that there is to be a substitution of property for the Collateral subject to the Asset Sale, all documentation necessary to effect the substitution of such new Collateral and to subject such new Collateral to the Lien of the relevant Security Documents.

     The Indenture will provide that the Company also shall be entitled, subject to compliance with the conditions set forth therein, to obtain the release of Collateral which has been taken by eminent domain, condemnation or in similar circumstances.

     The Indenture will provide that the Company shall be entitled to obtain a full release of all of the Collateral following legal defeasance or covenant defeasance of the Indenture or a discharge of the Indenture as described above under "-- Defeasance or Covenant Defeasance of Indenture" and "-- Satisfaction and Discharge", respectively.

     The Indenture will provide that, upon the release of any Guarantor from its obligations under the Indenture and its Guarantees as described in the last paragraph under "-- Guarantees", such Guarantor shall be entitled to obtain the release of all of its Collateral.

     The Indenture will also permit the release of Collateral (other than Trust Moneys) at the request of the Company from time to time; provided that the aggregate Fair Market Value of any Collateral so released in any single transaction, or series of related transactions, shall not exceed $250,000 and the aggregate Fair Market Value of all Collateral so released in any calendar year shall not exceed $1,000,000.

     The Indenture will also permit the release of the Old Plate Mill once the Combination Mill is operational.


     Disposition of Collateral Without Release. Notwithstanding the provisions of "-- Release of Collateral" above, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Company and the Guarantors may, among other things, without any release or consent by the Trustee, conduct ordinary course activities with respect to Collateral, including selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents which has become worn out or obsolete and which either has an aggregate Fair Market Value of $25,000 or less, or which is replaced by property of substantially equivalent or greater value which becomes subject to the Lien of the Security Documents as After-Acquired Property; abandoning, terminating, cancelling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Indenture or any of the Security Documents; surrendering or modifying any franchise, license or permit subject to the Lien of the Indenture or any of the Security Documents which it may own or under which it may be operating; altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances; demolishing, dismantling, tearing down, scrapping or abandoning any Collateral if, in the good faith opinion of the Board of Directors of the Company, such demolition, dismantling, tearing down, scrapping or abandonment is in the best interest of the Company; granting a nonexclusive license of any intellectual property; and abandoning intellectual property which has become obsolete and not used in the business.


USE OF TRUST MONEYS


     All Trust Moneys (including, without limitation, all Collateral Proceeds, Net Proceeds and Net Awards required to be deposited with the Trustee) shall be held by the Trustee as a part of the Collateral securing the Notes and, so long as no Event of Default shall have occurred and be continuing, may either (i) be released as contemplated by "-- Certain Covenants -- Disposition of Proceeds of Asset Sales" if such Trust Moneys represent Collateral Proceeds in respect of an Asset Sale or (ii) at the direction of the Company be applied by the Trustee from time to time to the payment of the principal of, premium, if any, and interest on any Notes at Stated Maturity or upon redemption or retirement, or to the purchase of Notes upon tender or in the open market or otherwise, in each case in compliance with the Indenture. The Company may also withdraw Trust Moneys constituting Net Proceeds or Net Awards to repair or replace the relevant Collateral, subject to certain conditions set forth in the Indenture.


     The Trustee shall be entitled to apply any Trust Moneys to cure any Event of Default. Trust Moneys deposited with the Trustee shall be invested in Cash Equivalents pursuant to the direction of the Company and, so long as no Default or Event of Default shall have occurred and be continuing, the Company shall be entitled to any interest or dividends accrued, earned or paid on such Cash Equivalents.

AMENDMENTS AND WAIVERS

     From time to time, the Company, the Guarantors and the Trustee may, without the consent of the holders of any outstanding Notes, amend, waive or supplement the Indenture, the Security Documents, the Guarantees, the Intercreditor Agreement or the Notes for certain specified purposes, including, among other things (i) to cure ambiguities, defects or inconsistencies; (ii) to qualify, or to maintain the qualification of, the Indenture under the Trust Indenture Act of 1939; (iii) to give effect to the release of any Released Interests or any other release of Collateral permitted by the Indenture or the relevant Security Documents; (iv) to provide for the assumption of the Company's or any Guarantor's obligations in the case of a merger, consolidation or sale of all or substantially all of its assets as provided in the Indenture; (v) to evidence the pledge of additional or substitute assets or property as Collateral; (vi) to evidence the release of any Guarantor in accordance with the Indenture, or the addition of any new Guarantor; or (vii) to make any other change that does not adversely affect the rights of any holder of Notes or, in the case of any other change to the Intercreditor Agreement, that does not adversely affect the rights of any holder of Notes in any material respect. Other amendments and modifications of the Indenture, the Security Documents, the Guarantees, the Intercreditor Agreement or the Notes may be made by the Company, the Guarantors and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes and the holders of not less than a majority in aggregate principal amount of the outstanding Notes may waive future compliance by the Company or any Guarantor with any provision of the Indenture, the Security Documents, the Guarantees, the Intercreditor Agreement or the Notes; provided, however, that no such modification, amendment or waiver may, without the consent of the holder of each outstanding Note affected thereby, (i) reduce the principal amount of, extend the fixed maturity of or alter the redemption provisions (including, without limitation, the amount of premium, if any, payable upon redemption) of, the Notes, (ii) change the currency in which any Notes or any premium or the interest thereon is payable or make the principal of, premium, if any, or interest on any Note payable in money other than that stated in the Note, (iii) reduce the percentage in principal amount of outstanding Notes that must consent to an amendment, supplement or waiver under the Indenture, the Guarantees, the Security Documents, the Notes or the Intercreditor Agreement, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes, (v) waive a default in payment with respect to the Notes, (vi) amend, change or modify the obligations of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an offer with respect to any Asset Sale, (vii) reduce the rate or change the time for payment of interest on the Notes, (viii) modify or change any provision of the Indenture affecting the ranking of the Notes or any Guarantee in a manner adverse to the holders of the Notes, (ix) release any Guarantor from any of its obligations under its Guarantee or Security Documents or the Indenture other than in compliance with the Indenture or (x) directly or indirectly release the Liens created by the Security Documents on all or substantially all of the Collateral (except as expressly permitted by the Indenture and the Security Documents).


THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions with the Company and its subsidiaries; provided, however, that if the Trustee acquires any conflicting interest (as defined in such Act) it must eliminate such conflict or resign.

GOVERNING LAW

     The Indenture, the Notes and the Guarantees will be governed by the laws of the State of New York, without regard to the principles of conflicts of law.

CERTAIN DEFINITIONS

     "Acquired Indebtedness" means Indebtedness of a person (a) assumed in connection with an Asset Acquisition from such person or (b) existing at the time such person becomes a Subsidiary of any other person.

     "Affiliate" means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person.

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

     "Amended Credit Agreement" means the Old Credit Agreement, as amended and restated by the Credit Agreement Amendment to be entered into prior to or concurrently with the issuance of the Notes, as the same may be amended, supplemented or otherwise modified from time to time and including all exhibits and schedules thereto.

     "Asset Acquisition" means (a) an Investment by the Company or any Subsidiary of the Company in any other person pursuant to which such person shall become a Subsidiary of the Company, or shall be merged with or into the Company or any Subsidiary of the Company, (b) the acquisition by the Company or any Subsidiary of the Company of the assets of any person (other than a Subsidiary of the Company) which constitute all or substantially all of the assets of such person or (c) the acquisition by the Company or any Subsidiary of the Company of any division or line of business of any person (other than a Subsidiary of the Company).

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by merger or consolidation or sale of shares of Capital Stock of a Subsidiary) to any person, in one or a series of related transactions, of (a) any Capital Stock of any Subsidiary of the Company (other than in respect of director's qualifying shares or investments by foreign nationals mandated by applicable law); (b) all or substantially all of the properties and assets of any division or line of business of the Company or any Subsidiary of the Company; or (c) any other properties or assets of the Company or any Subsidiary of the Company other than in the ordinary course of business, and also means any transaction which results in a Guarantor being released from its Guarantee as provided in the fourth paragraph under "-- Guarantees" above. For the purposes of this definition, the term "Asset Sale" shall not include (i) any sale, issuance, conveyance, transfer, lease or other disposition of property or assets (including, without limitation, by merger or consolidation of a Subsidiary) that is governed by and complies with the provisions described under "Certain Covenants--Merger, Sale of Assets, Etc." above or the third paragraph under "Certain
Covenants-- Guarantees" above (except in each case to the extent provided under "-- Certain Covenants -- Disposition of Proceeds of Asset Sales"), (ii) any sale, transfer or other disposition of property or assets (including, without limitation, by merger or consolidation or sale of shares of Capital Stock of a Subsidiary) by the Company or any of its Subsidiaries in one or a series of related transactions in respect of which the Company or such Subsidiary receives cash or property with an aggregate Fair Market Value of $50,000 or less (provided, however, that notwithstanding the other provisions of this clause
(ii), any such transaction which results in a Guarantor being released from its Guarantee as provided in the fourth paragraph under "-- Guarantees" above shall nonetheless be deemed to constitute an Asset Sale), (iii) any sale, transfer or other disposition of Excluded Assets (other than property or assets of the type referred to clause (i) or clause (viii) of the definition of Excluded Assets) or any Bank Collateral, and (iv) any Restricted Payment made in accordance with the covenant described under "Certain Covenants -- Limitation on Restricted Payments" or any Permitted Investment.

     "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (or any fraction thereof) from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

     "Bank Agent" means the person or any or all of the persons as, from time to time, may be named as agent or agents for the banks under the Credit Agreement in accordance with the terms thereof.


     "Bank Collateral" will be defined to include, among other things, all accounts receivable (including accounts receivable evidenced by chattel paper and instruments) and inventory, and all books, records, databases and other information relating to the accounts receivable and inventory, of the Company, New CF&I, CF&I and any other Subsidiary or Unrestricted Subsidiary of the Company, and all proceeds and products therefrom.


     "Board of Directors" means, (i) with respect to any person other than a partnership, the board of directors of such person or any duly authorized committee of such board, and (ii) with respect to any partnership, the board of directors of a direct corporate general partner (or, if there is no direct corporate

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


general partner, an indirect corporate general partner) of such partnership or any duly authorized committee of such board or, if there is no such direct or indirect corporate general partner, the appropriate governing body of any general partner of such partnership.


     "Camrose" means Camrose Pipe Company, a general partnership organized under the laws of the Province of Alberta, Canada, and its successors.

     "Capital Stock" means, with respect to any person, any and all shares, interests (including, without limitation, limited and general partnership interests and joint venture interests), participations, rights or other equivalents (however designated) in the equity interest of such person, and any rights (other than debt securities convertible into or exchangeable for an equity interest), warrants or options exchangeable for or convertible into an equity interest in such person.


     "Capitalized Lease Obligation" means any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.


     "Cash Equivalents" means, at any time, (i) any evidence of indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) certificates of deposit with a maturity of 180 days or less of any financial institution that is not organized under the laws of the United States, any state thereof or the District of Columbia that are rated at least A-2 by S&P or at least P-2 by Moody's or at least an equivalent rating category of another nationally recognized securities rating agency; and (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the government of the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within 180 days from the date of acquisition.

     "CF&I" means CF&I Steel, L.P., a Delaware limited partnership and its successors pursuant to the Indenture.

     "CF&I Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of CF&I Steel, L.P. dated March 3, 1993, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms of the Indenture and such instrument.

     "Change of Control" means the occurrence of any of the following events:
(a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company's employee stock ownership plan, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 30% of the total Voting Stock of the Company; (b) the Company consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (2) cash, securities and other property in an amount which could then be paid by the Company as a Restricted Payment under the Indenture, or a combination thereof, and (ii) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company's employee stock ownership plan, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed

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

to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 30% of the total Voting Stock of the surviving or transferee corporation; (c) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66- 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company then in office; or (d) the Company is liquidated or dissolved or adopts a plan of liquidation. The term "all or substantially all" as used in clause (b) of this paragraph is not precisely defined under New York law, the law governing the Indenture. Such imprecision may create uncertainty as to when a Change of Control has occurred.

     "Collateral" means, collectively, all of the property and assets that are from time to time subject to the Lien of the Security Documents.

     "Collateral Account" means the collateral account established pursuant to the Indenture.

     "Combination Mill" means the Steckel combination steel plate rolling mill which, on the Issue Date, was being constructed at the Company's Portland, Oregon steel mill.

     "Common Stock" means, with respect to any person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of, such person's common stock, whether outstanding at the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Common Stock Offering" means the offering by the Company of shares of its Common Stock (including additional shares which may be sold upon exercise of the underwriters' over-allotment option) to be made concurrently with the offering of the Notes.

     "Consolidated Cash Flow Available for Fixed Charges" means, with respect to any person for any period, (i) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (a) Consolidated Net Income, (b) Consolidated Non-cash Charges, (c) Consolidated Interest Expense, and (d) Consolidated Income Tax Expense less (ii) any non-cash items increasing Consolidated Net Income for such period.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any person, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such person for the four full fiscal quarters immediately preceding the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the "Four Quarter Period") to the aggregate amount of Consolidated Fixed Charges of such person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Cash Flow Available for Fixed Charges" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to, without duplication, (a) the incurrence of any Indebtedness of such person or any of its Subsidiaries (and the application of the net proceeds thereof) during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the "Reference Period"), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation (and the application of the net proceeds thereof), as if such incurrence (and application) occurred on the first day of the Reference Period, and (b) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such person or one of its Subsidiaries (including any person who becomes a Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Reference Period, as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio", (i) interest on outstanding Indebtedness determined on a fluctuating basis as of the

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

Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and (ii) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Reference Period. If such person or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third person, the above clause shall give effect to the incurrence of such guaranteed Indebtedness as if such person or such Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

     "Consolidated Fixed Charges" means, with respect to any person for any period, the sum of, without duplication, the amounts for such period of (i) Consolidated Interest Expense and (ii) the product of (a) the aggregate amount of dividends and other distributions paid or accrued during such period in respect of Preferred Stock and Redeemable Capital Stock of such person and its Subsidiaries on a consolidated basis and (b) a fraction, the numerator which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such person, expressed as a decimal.

     "Consolidated Income Tax Expense" means, with respect to any person for any period, the provision for federal, state, local and foreign income taxes of such person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, with respect to any person for any period, without duplication, the sum of (i) the aggregate amount of cash and non-cash interest expense of such person and its Subsidiaries paid, accrued and/or scheduled to be paid or accrued during such period as determined on a consolidated basis in accordance with GAAP (including, without limitation, the following (whether or not reflected as an expense on the consolidated income statement of such person): (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations, (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (e) all accrued interest and (f) all capitalized interest) and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any person, for any period, the consolidated net income (or loss) of such person and its Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (i) all extraordinary gains or losses, (ii) the portion of net income (but not losses) of such person and its Subsidiaries allocable to minority interests in unconsolidated persons to the extent that cash dividends or distributions have not actually been received by such person or one of its Subsidiaries, (iii) net income (or loss) of any person combined with such person or one of its Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) any gain or loss realized upon the termination of any employee pension benefit plan, on an after-tax basis, (v) gains or losses in respect of any Asset Sales by such person or one of its Subsidiaries and (vi) the net income of any Subsidiary of such person to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or partnership agreement or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders or limited or general partners, as the case may be, and further adjusted by including, without duplication, the aggregate amount of cash dividends or cash distributions actually received by such person or any of its Subsidiaries from any Unrestricted Subsidiary of such person.

     "Consolidated Net Worth" means, with respect to any person at any date, the consolidated stockholders' or partners' equity, as the case may be, of such person less the amount of such stockholders' or partners' equity, as the case may be, attributable to Redeemable Capital Stock of such person and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Non-cash Charges" means, with respect to any person for any period, the aggregate depreciation, amortization and other non-cash expenses of such person and its Subsidiaries reducing

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

Consolidated Net Income of such person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which required an accrual of or a reserve for cash charges for any future period).

     "CPC" means Camrose Pipe Corporation, a Delaware corporation, and its successors.

     "Credit Agreement" means the Amended Credit Agreement and any successor or replacement facility entered into in compliance with the Indenture, in each case including all exhibits and schedules thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms and the terms of the Indenture.

     "Credit Agreement Amendment" means the amendment to and restatement of the Old Credit Agreement entered into by the Company, the Bank Agent and other lenders party thereto concurrently with or prior to the issuance of the Notes, amending and restating the Old Credit Agreement to, among other things, reduce the aggregate principal amount of borrowings which may be outstanding thereunder at any one time.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in currency values.

     "Default" means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

     "Event of Default" has the meaning set forth under "-- Events of Default" above.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.


     "Excluded Assets" means (i) property acquired or constructed with Indebtedness described in and which complies with, and which Indebtedness is secured by a Lien on such property permitted under, clause (g) of the definition of Permitted Liens (but only so long as such purchase money Indebtedness or Indebtedness incurred solely to refinance, replace or refund such purchase money Indebtedness in accordance with such clause (g) is outstanding and, in either such case, is secured by such Lien), (ii) subject to proviso to this sentence, the Old Plate Mill, (iii) the Old Rod Mill, (iv) the Fontana Rolling Mill, (v) real property located in Portland, Oregon owned by the Company on the Issue Date, but only to the extent such property is not subject to (and is not intended to be subject to) a Mortgage, together with all buildings, improvements and fixtures thereon and all leases, rents and other rights relating to such real property, buildings, improvements and fixtures, and all proceeds of any of the foregoing, (vi) certain motor vehicles and mobile equipment (including mobile cranes, loaders, forklifts, trailers, backhoes, towmotors and graders) owned by CF&I on the Issue Date with an aggregate book value (net of depreciation) not to exceed $1.5 million and listed on a schedule or exhibit to the Security Agreement entered into by CF&I, (vii) Motor Vehicles (as defined in the form of Security Agreement attached as an exhibit to the Indenture) and
(viii) any specific item of property subject to a Lien securing the obligations of the Company or a Subsidiary of the Company in respect of a commercial letter of credit, but only so long as such letter of credit and Lien comply with, and are permitted under, clause (t) of the definition of Permitted Liens, and only so long as such letter of credit is outstanding and such property is subject to such Lien; provided that, notwithstanding the foregoing, the Old Plate Mill shall not be deemed an Excluded Asset until such time as (A) construction of the Combination Mill and all related improvements shall have been completed, (B) the Combination Mill and all related equipment and facilities shall have been installed, shall be fully operational and shall be operating, and the Old Plate Mill shall have been permanently taken out of service, and (C) the Company shall have complied with the provisions of the Indenture relating to the release of the Old Plate Mill from the Lien of the Security Documents and the pledge of the Combination Mill, together with all related fixtures, improvements, equipment and machinery, as Collateral for the Notes. With respect to any property securing Indebtedness as described in clause (i) of the foregoing sentence, at such time as the purchase money Indebtedness or Indebtedness incurred to refinance, replace or refund such purchase money Indebtedness referred to in such clause (i) shall no longer be outstanding, or at such time as such purchase money Indebtedness or any such Indebtedness incurred to refinance, replace or refund such purchase money Indebtedness shall no longer be secured by a Lien on such property permitted under clause (g) of the definition of Permitted Liens, and with


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

respect to any property securing a commercial letter of credit described in clause (viii) of the foregoing sentence, at such time as such letter of credit shall no longer be outstanding or the obligations of the Company or any Subsidiary of the Company in respect thereof shall no longer be secured by a Lien on such property permitted under clause (t) of the definition of Permitted Liens, then, in each of the foregoing cases, to the extent that such property is of the type which would constitute "Trust Property" (as defined in the form of Mortgage attached as an exhibit to the Indenture) or "Collateral" (as defined in the form of Security Agreement attached as an exhibit to the Indenture), such property shall be treated as After-Acquired Property and the Company shall, or shall cause the relevant Guarantor to, cause such property to be made subject to the Lien of the Security Documents in the manner and to the extent required by the Indenture.


     "Excluded Intangibles" means any right, title or interest of the Company or any Guarantor in, to or under any contract, agreement or other instrument entered into with, or any license granted by or to, any person that is not the Company or a Subsidiary or Unrestricted Subsidiary of the Company and which contract, agreement, instrument or license by its express terms prohibits the assignment thereof or the grant of a security interest therein by the Company or such Guarantor, as the case may be, or by its express terms permits such assignment or grant of a security interest only with the consent of such person; provided that any such right, title and interest shall cease to be an Excluded Intangible to the extent that an appropriate consent to such assignment or grant of a security interest has been obtained; and provided further that Excluded Intangibles shall not include (i) the leasehold interest in the Company's office space located at 1000 S.W. Broadway, Portland, Oregon or (ii) any contracts, agreements, licenses or other instruments specifically identified in any Security Document as being subject to the Lien created by or granted in such Security Document.


     "Excluded Securities" means the Capital Stock of any of the Company's Subsidiaries or Unrestricted Subsidiaries.

     "Fair Market Value" means, with respect to any property or assets, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Fair Market Value shall, except for purposes of clause (vi) of the definition of "Event of Default," be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a Board Resolution delivered to the Trustee except (i) any determination of Fair Market Value made with respect to any parcel of real property with a value in excess of $10,000,000 shall (except for purposes of clause (vi) of the definition of "Event of Default") be made by an Independent Appraiser and (ii) as otherwise indicated in the Indenture.

     "Final Maturity Date" means June   , 2003.

     "Fontana" means Oregon Steel -- Fontana Division, Inc., a Delaware corporation and former subsidiary of the Company which was merged into the Company.

     "Fontana Rolling Mill" means the steel plate rolling equipment owned by the Company which, on the Issue Date, was located in Fontana, California.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are applicable from time to time and are consistently applied.

     "Guarantee" means, with respect to any Guarantor, its guarantee of the Notes and certain other obligations pursuant to the Indenture and its guarantee endorsed on the Notes and, in the case of CF&I, such term includes the promissory note of CF&I, in substantially the form attached as an exhibit to the Indenture, delivered to the Trustee in connection with CF&I's aforesaid guarantee, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms of the Indenture.

     "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the

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

practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

     "Guarantors" means (i) each of New CF&I and CF&I and (ii) each of the Company's other Subsidiaries which, after the Issue Date, becomes a Guarantor, including those who become Guarantors after the Issue Date as required by the covenant described under "-- Certain Covenants -- Additional Guarantors".

     "Indebtedness" means, with respect to any person, without duplication, (a) all liabilities of such person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business and which are not overdue by more than 90 days, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit, banker's acceptance or other similar credit transaction, (b) all obligations of such person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such person, (e) all Indebtedness referred to in the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (f) all guarantees of Indebtedness referred to in this definition by such person, (g) all Redeemable Capital Stock of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends, (h) all net payment obligations under or in respect of Currency Agreements and Interest Rate Protection Obligations of such person at the date of determination, and (i) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) through (h) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Redeemable Capital Stock.

     "Independent Appraiser" means a person who in the course of its business appraises property and (i) where real property is involved, who is a member in good standing of the American Institute of Real Estate Appraisers, recognized and licensed to do business in the jurisdiction where the applicable real property is situated, (ii) who does not have a direct or indirect financial interest in the Company and (iii) who, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the tasks for which it is engaged.

     "Independent Financial Advisor" means a firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company (it being understood that securities of the Company acquired in the ordinary course of trading operations shall not be deemed to give rise to such direct or indirect financial interest in the Company) and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Intercompany Indebtedness" means any Indebtedness owed by the Company to any Subsidiary or Unrestricted Subsidiary of the Company or owed by any Subsidiary or Unrestricted Subsidiary of the Company to the Company or any other Subsidiary or Unrestricted Subsidiary of the Company.

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

     "Intercreditor Agreement" means the intercreditor agreement among the Company, the Guarantors, the Trustee and the Bank Agent, substantially in the form attached as an exhibit to the Indenture, as the same may be amended, supplemented or modified from time to time in accordance with its terms or the terms of the Indenture, and any successor or replacement agreement, the terms of which are no less favorable to the holders of the Notes in any material respect (as evidenced by an officers' certificate delivered to the Trustee) than those contained in the original intercreditor agreement as in effect on the Issue Date.

     "Interest Rate Protection Agreement" means any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Interest Rate Protection Obligations" means the obligations of any person pursuant to an Interest Rate Protection Agreement.

     "Investment" means, with respect to any person, any direct or indirect loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other person. In addition, the Fair Market Value of the assets of any Subsidiary of the Company at the time that such Subsidiary is designated as an Unrestricted Subsidiary shall be deemed to be an Investment made by the Company in such Unrestricted Subsidiary at such time. "Investments" shall exclude extensions of trade credit by the Company and its Subsidiaries in the ordinary course of business in accordance with normal trade practices of the Company or such Subsidiary, as the case may be.

     "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, preference, priority or other encumbrance upon or with respect to any property of any kind. A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     "Maturity Date" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as therein or in the Indenture provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Mortgage" means a deed of trust (or mortgage), assignment of rents and leases and security agreement substantially in the form attached as an exhibit to the Indenture (including such changes to such form as may be necessary or desirable to conform to applicable laws or customs regarding property in the jurisdiction where such instrument is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms of the Indenture and such instrument.

     "Napa" means Napa Pipe Corporation, a Delaware corporation and former subsidiary of the Company which was merged into the Company.

     "Net Award" means all proceeds, awards or payments for any Collateral which is taken by eminent domain, expropriation or similar governmental actions or sold pursuant to the exercise by the United States of America or any State, municipality, province or other governmental authority of any right which it may have to purchase, or to designate a purchaser or to order a sale of, all or any part of the Collateral, in each case less collection expenses.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary of the Company) net of (i) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and investment bankers) related to such

Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any person (other than the Company or any Subsidiary of the Company) owning a beneficial interest in the assets subject to the Asset Sale, (iv) appropriate amounts to be provided by the Company or any Subsidiary of the Company, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Subsidiary of the Company, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee, and (v) repayment of Indebtedness (excluding Indebtedness under the Credit Agreement) secured by a Lien on the property or assets subject to such Asset Sale (but only if such Lien is permitted by the Indenture and the relevant Security Documents and only to the extent such repayment is required by the terms of such Indebtedness and the aggregate amount of such cash and Cash Equivalents applied to repay such Indebtedness does not exceed the Fair Market Value of such property or assets or, if less, the total amount of cash and Cash Equivalents received for such property and assets in such Asset Sale).

     "Net Proceeds" means the insurance proceeds (excluding any liability insurance proceeds payable to the Trustee for any loss, liability or expense incurred by it) paid as the result of damage to, or the loss, destruction or condemnation of, all or any portion of the Collateral, less collection expenses.

     "New CF&I" means New CF&I, Inc., a Delaware corporation, and its successors pursuant to the Indenture.

     "New CF&I Stockholders Agreement" means the Restated Stockholders Agreement dated as of November 16, 1995, among the Company, New CF&I, Nippon Steel Corporation, NS Finance III, Inc., Nissho Iwai Corporation, and Nissho Iwai American Corporation, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms of the Indenture and such instrument.

     "Old Credit Agreement" means the Credit Agreement dated as of December 14, 1994 among the Company, First Interstate Bank of Oregon, N.A. and the Bank of Nova Scotia, as agents, and the banks party thereto, as amended by Amendment No. 1 thereto dated as of September 30, 1995 and Waiver and Amendment No. 2 thereto dated as of March 22, 1996.

     "Old Plate Mill" means the 110 inch steel plate rolling mill equipment which was operating at the Company's Portland, Oregon steel mill on the Issue Date, excluding, however, any such equipment which is or is to be used in connection with the operation of the Combination Mill.


     "Old Pledge Agreements" mean all pledge agreements entered into by the Company or any of its present or former Subsidiaries or Unrestricted Subsidiaries (including, without limitation, Napa and Fontana) pursuant to the Old Credit Agreement.


     "Old Rod Mill" means the rod mill equipment owned by CF&I which, prior to the Issue Date, had been replaced by the new rod and bar mill owned by CF&I and taken out of operation, excluding, however, any such equipment which is or is to be used in connection with the operation of such new rod and bar mill.

     "Old Security Agreements" mean all mortgages, deeds of trust, security agreements and similar agreements (other than the Old Pledge Agreements) entered into by the Company or any of its present or former Subsidiaries or Unrestricted Subsidiaries (including, without limitation, Napa and Fontana) pursuant to the Old Credit Agreement.

     "Pari Passu Indebtedness" means Indebtedness of the Company or any Guarantor which ranks pari passu in right of payment with the Notes or the Guarantee of such Guarantor, as the case may be.

     "Permitted Investments" means any of the following: (i) Investments in any Wholly-Owned Subsidiary of the Company which is a Guarantor (including any person that pursuant to such Investment becomes a Wholly-Owned Subsidiary of the Company which is a Guarantor) and any person that is merged into or consolidated with, or transfers or conveys all or substantially all of its assets to, the Company or any Wholly-Owned Subsidiary of the Company which is a Guarantor at the time such Investment is made;

(ii) Investments in Cash Equivalents; (iii) Investments in deposits with respect to leases, utilities, bid or performance bonds, self-insurance or similar requirements provided to third parties in the ordinary course of business; (iv) Investments in the Notes; (v) Investments in Currency Agreements on commercially reasonable terms entered into by the Company or any of its Subsidiaries in the ordinary course of business in connection with the operations of the business of the Company or its Subsidiaries to hedge against fluctuations in foreign exchange rates; (vi) Investments in evidences of Indebtedness, securities or other property received from another person by the Company or any of its Subsidiaries in connection with any bankruptcy case or by reason of a composition or readjustment of debt or a reorganization of such person or as a result of foreclosure, perfection or enforcement of any Lien in exchange for evidences of Indebtedness, securities or other property of such person held by the Company or any of its Subsidiaries, or for other liabilities or obligations of such other person to the Company or any of its Subsidiaries that were created in accordance with the terms of the Indenture; (vii) Investments in Interest Rate Protection Agreements on commercially reasonable terms entered into by the Company or any of its Subsidiaries in the ordinary course of business in connection with the operations of the business of the Company or its Subsidiaries to hedge against fluctuations in interest rates; (viii) the contribution of the Old Rolling Mill (but only at such time as it constitutes an Excluded Asset) and the Fontana Rolling Mill to a corporation or other entity in return for an equity interest in such corporation or other entity; and (ix) Investments in partnerships, joint ventures or other entities to acquire or develop sources of raw materials used in steelmaking or other steel-related businesses in an aggregate amount not to exceed $40 million.

     "Permitted Liens" means the following types of Liens:

          (a) Liens for taxes, assessments or governmental charges or claims which are either (a) not yet delinquent or (b) being contested in good faith by appropriate proceedings diligently conducted and as to which the Company or any of its Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (b) Liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith by appropriate proceedings diligently conducted, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (c) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of governmental insurance, governmental benefits or social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, governmental contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (d) Liens arising out of judgments or awards not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment or award shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (e) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries and which, in the case of any of the foregoing which are created or incurred after the Issue Date, do not materially detract from the value of the property subject thereto;

          (f) leases and subleases granted by the Company or any Subsidiary of the Company to others which do not interfere in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries and which, in the case of any of the foregoing which are granted after the Issue Date, do not materially detract from the value of the property subject thereto; and any interest or title of a lessor under any Capitalized Lease Obligation or operating lease permitted under the Indenture;

          (g) Liens (and replacements, renewals or extensions thereof) securing Indebtedness the proceeds of which are applied (A) solely to acquire or construct property or assets (other than the Combination Mill or any part thereof (including, without limitation, any machinery, equipment or fixtures constituting a part thereof) or any improvements constructed in connection therewith) of the Company or any Subsidiary of the Company acquired or constructed after the Issue Date or (B) solely to refinance, replace or refund Indebtedness referred to in clause (A) as long as the principal amount of any such new Indebtedness does not exceed the principal amount of the Indebtedness so replaced, refinanced or refunded; provided, however, that (i) no such Lien (including any replacement, renewal or extension thereof) shall extend to or cover any property or assets of the Company or any Subsidiary of the Company other than the property and assets so acquired or constructed (together with proceeds and products thereof and any intangibles reasonably related thereto) and the property or assets so acquired or constructed do not constitute Replacement Assets and are not acquired or constructed with Net Cash Proceeds from Asset Sales (or with amounts which, pursuant to the Indenture, are deemed to constitute Collateral Proceeds), (ii) the Lien securing such Indebtedness either (x) exists at the time of such acquisition or construction or (y) shall be created within 180 days of such acquisition or the completion of such construction, (iii) the principal amount of the Indebtedness referred to in clause (A) above secured by such Lien does not exceed 100% of the cost of such acquisition or construction and such Indebtedness and any Indebtedness incurred to refinance, replace or refund such Indebtedness is incurred in accordance with the Indenture and (iv) prior to initially granting any such Lien (but not in connection with any replacements, renewals or extensions thereof), the Company shall provide the Trustee with an officers' certificate stating that (x) the property and assets subject to such Lien do not constitute Replacement Assets and were not acquired or constructed with Net Cash Proceeds from Asset Sales (or with amounts which, pursuant to the Indenture are deemed to constitute Collateral Proceeds) and (y) the Collateral could be operated independently of such property and assets or such property and assets could be disposed of independently of the Collateral without interfering with the continued operation and maintenance of the Collateral and without impairing the value of the Collateral (without taking into account any incremental increase in the value of the Collateral attributable to such property and assets) or interfering with the Trustee's ability to realize such value;

          (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (i) Liens on Bank Collateral securing Interest Rate Protection Agreements and Currency Agreements permitted by the Indenture;

          (j) Liens on the Bank Collateral securing Indebtedness and other obligations under the Credit Agreement permitted by the Indenture and any guarantees permitted by the Indenture of the obligations under the Credit Agreement, and other Liens existing as of the Issue Date (other than (A) Liens created by or pursuant to the Old Pledge Agreements, (B) Liens created by or pursuant to the Old Security Agreements (except that, if the Company, CF&I or New CF&I shall elect, in lieu of entering into a new security agreement in order to pledge its Bank Collateral as security for its obligations under the Amended Credit Agreement (in the case of the Company) or any guarantee permitted by this Indenture of the Company's obligations under the Amended Credit Agreement (in the case of New CF&I and CF&I), to amend or restate its Old Security Agreement, then the Liens on the Bank Collateral created by such amended or restated Old Security Agreement (after giving effect to such amendment or restatement) shall be deemed Permitted Liens), and (C) Liens on Excluded Securities and Intercompany Indebtedness);

          (k) Liens in favor of the Company; provided that if such Liens are on any Collateral, such Liens are either collaterally assigned to the Trustee or subordinate to the Lien in favor of the Trustee securing the Notes or the Guarantees, as the case may be;


          (l) Liens securing obligations in respect of the Indenture, the Notes, the Security Documents, the Intercreditor Agreement and the Guarantees;


          (m) Liens on the Collateral to the extent permitted or created by the respective Security Documents or the Intercreditor Agreement;

          (n) Liens in favor of the Trustee;

          (o) Liens on the assets or property of any person existing at the time such person becomes a Subsidiary of the Company after the Issue Date or is merged into or consolidated with the Company or any Subsidiary of the Company after the Issue Date, and in any such case not incurred as a result of (or in connection with or in anticipation of) such person becoming a Subsidiary of the Company or such merger or consolidation, as the case may be; provided that such Liens do not extend to or cover any property or assets of the Company or any Subsidiary of the Company (other than property or assets of the person so acquired); and provided, further, that the property or assets so acquired do not constitute Replacement Assets or otherwise constitute a replacement of all or part of the Collateral;

          (p) Liens on assets or property existing at the time of acquisition thereof by the Company or a Subsidiary of the Company after the Issue Date and not incurred as a result of (or in connection with or in anticipation of) such acquisition; provided that such Liens do not extend to or cover any property or assets of the Company or any Subsidiary of the Company (other than the property or assets so acquired); and provided, further, that the property or assets so acquired do not constitute Replacement Assets or otherwise constitute a replacement of all or part of the Collateral;

          (q) any replacement, extension or renewal, in whole or in part, of any Lien described in the foregoing clauses (j), (o) or (p), provided that (x) no such replacement, extension or renewal Lien extends to or covers any property or assets of the Company or any of its Subsidiaries other than the property or assets covered by the predecessor Lien and (y) to the extent that any such predecessor Lien secures Indebtedness, the principal amount of Indebtedness secured by such replacement, extension or renewal Lien shall not be increased;

          (r) restrictions on the sale, assignment, transfer, mortgage, pledge, hypothecation, encumbrance or change of legal or beneficial ownership with respect to any Common Stock of New CF&I arising pursuant to the New CF&I Stockholders Agreement (provided that, in the case of any amendment, supplement or modification of the New CF&I Stockholders Agreement entered into after the Issue Date, the restrictions thereunder are no more restrictive to the Company and New CF&I than those in the New CF&I Stockholders Agreement as in effect on the Issue Date);

          (s) Liens on property (other than Collateral) created by the Standing Letter of Credit Agreement dated March 15, 1995 from the Company to Banca Nazionale del Lavoro ("BNL") as in effect on the Issue Date or any amendment to or replacement of such agreement that is not prohibited by and does not violate any covenant in the Indenture, in each case securing Indebtedness or letters of credit in an aggregate principal amount not to exceed $4,000,000 at any time outstanding, provided that the Liens arising under any such amendment or replacement encumber only the same types of property and assets encumbered by the Liens created by such agreement as in effect on the Issue Date and such amendment or replacement is otherwise no less favorable to holders of the Notes than such agreement as in effect on the Issue Date; and

          (t) Liens upon specific items of property securing obligations of the Company or a Subsidiary of the Company in respect of a commercial letter of credit issued by a financial institution in favor of the seller or supplier of such property; provided that (i) such letter of credit is issued to facilitate the purchase of such property by, and shipment of such property to, the Company or any Subsidiary of the Company in the ordinary course of its business, (ii) such letter of credit is payable against delivery to the relevant financial institution of appropriate documents, (iii) such Lien and letter of credit (and all obligations of the Company and any Subsidiaries of the Company in respect thereof) shall be terminated at or prior to the time that such property is delivered to the premises of the Company or a Subsidiary of the Company and, in any event, no later than 365 days after the issuance of such letter of credit, (iv) such letter of credit is not issued in respect of liabilities for borrowed money, obligations evidenced by bonds, notes, debentures or other instruments, Capital Leases or guarantees in respect of any of the foregoing, and (v) such Lien does not extend to or cover any property or assets other than the specific items of property to be purchased by and shipped to the Company or a Subsidiary of the Company as aforesaid (together with proceeds of such property) and the aggregate amount payable by the Company or any of its Subsidiaries in respect of such letter of credit shall not exceed 100% of the cost of such property (plus interest, freight, insurance and other customary expenses).

     "person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, charitable foundation, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock" means, with respect to any person, any Capital Stock of such person of any class or series (however designated) that ranks prior, as to payment of dividends or distributions or as to distributions upon voluntary or involuntary liquidation, dissolution or winding up, to shares of Capital Stock of any other class or series or such person. For purposes of this definition, the term "Capital Stock" shall not include rights, warrants or options.

     "Redeemable Capital Stock" means any shares of any class or series of Capital Stock that, either by the terms thereof, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the Final Maturity Date or is redeemable at the option of the holder thereof at any time prior to the Final Maturity Date, or is convertible into or exchangeable for debt securities at any time prior to the Final Maturity Date. Notwithstanding the foregoing, to the extent that any Common Stock of New CF&I is either (i) subject to the terms of the New CF&I Stockholders Agreement as in effect on the Issue Date or (ii) subject to the terms of any similar instrument or agreement (including any amendment, supplement or restatement to the New CF&I Stockholders Agreement) which provides for repurchase or redemption of such Common Stock by the Company or New CF&I on terms no less favorable to the Company and New CF&I than those set forth in the New CF&I Stockholders Agreement as in effect on the Issue Date, then such Common Stock of New CF&I shall not be deemed Redeemable Capital Stock solely by virtue of being subject to the New CF&I Stockholders Agreement or such other instrument or agreement.

     "Sale-Leaseback Transaction" of any person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such person of any property or asset of such person which has been or is being sold or transferred by such person after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset; provided that the term Sale-Leaseback Transaction shall not include any such transaction pursuant to which CF&I shall sell or transfer any of the water rights and related water system owned by it on the Issue Date in conjunction with an agreement or other arrangement pursuant to which CF&I receives the right to purchase or receive water represented by any portion of the water rights so sold or transferred (it being understood that this proviso shall not prevent any such sale or transfer of water rights or water system from constituting an Asset
Sale). The Stated Maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

     "Securities Act" means the Securities Act of 1933, as amended from time to time.

     "Security Agreement" means a security agreement, substantially in the form attached as an exhibit to the Indenture (including such changes to such form as may be necessary or desirable to conform to applicable laws in the jurisdiction or jurisdictions whose laws are applicable to the Lien created by such agreement), as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms of such instrument or the Indenture.

     "Security Documents" means, collectively, (i) the Mortgages executed by the Company and CF&I, (ii) the Security Agreements executed by the Company, New CF&I and CF&I, (iii) all other Mortgages or Security Agreements executed after the Issue Date by the Company or any Guarantor, and (iv) all other mortgages, deeds of trust, security agreements, pledge agreements, or other similar agreements evidencing or creating any Lien on Collateral in favor of the Trustee (or, in the case of mortgages, deeds of trust or similar agreements, in favor of the Trustee or another trustee thereunder), for the benefit of the holders of the Notes, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms of such instrument and the Indenture.

     "S&P" means Standard & Poor's Corporation, and its successors.

     "Stated Maturity", when used with respect to any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

     "Subordinated Indebtedness" means Indebtedness of the Company or a Guarantor which is expressly subordinated in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

     "Subsidiary" means, with respect to any person, (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person or by such person and one or more Subsidiaries thereof and (ii) any other person (other than a corporation), including, without limitation, a joint venture, limited partnership or general partnership, in which such person, one or more Subsidiaries thereof or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, owns more than 50% of the outstanding shares, interests, participations or other equivalents in the equity interest (however designated) in such person. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be deemed a Subsidiary of the Company under the Indenture, other than for purposes of the definition of an Unrestricted Subsidiary, unless the Company shall have designated an Unrestricted Subsidiary as a "Subsidiary" by written notice to the Trustee under the Indenture, accompanied by an officers' certificate as to compliance with the Indenture; provided, however, that the Company shall not be permitted to designate any Unrestricted Subsidiary as a Subsidiary unless, after giving pro forma effect to such designation, (i) the Company would be permitted to incur $1.00 of additional Indebtedness under the first paragraph of the covenant described above under "-- Certain
Covenants -- Limitation on Indebtedness" (assuming a market rate of interest with respect to such Indebtedness), (ii) all Indebtedness and Liens of such Unrestricted Subsidiary would be permitted to be incurred by a Subsidiary of the Company under the Indenture and (iii) such Unrestricted Subsidiary shall have entered into a supplemental indenture pursuant to which it shall have become a Guarantor and complied with the other obligations described under "-- Certain Covenants -- Additional Guarantors". A designation of an Unrestricted Subsidiary as a Subsidiary may not thereafter be rescinded.

     "Trust Moneys" means all cash and Cash Equivalents received by the Trustee
(i) upon the release of Collateral from the Lien of the Indenture and/or the Security Documents, including all Collateral Proceeds (and amounts deemed, pursuant to the Indenture, to constitute Collateral Proceeds) and all moneys received in respect of the principal of all purchase money, governmental and other obligations; (ii) as Net Proceeds and Net Awards (other than any liability insurance proceeds payable to the Trustee for any loss, liability or expense incurred by it); (iii) pursuant to the Security Documents; (iv) as proceeds of any sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the Indenture or any of the Security Documents or otherwise; (v) which constitute Collateral Proceeds or are deemed pursuant to the Indenture to constitute Collateral Proceeds from any transaction which results in a Guarantor being released from its Guarantee pursuant to the Indenture; or (vi) for application as provided in the relevant provisions of the Indenture or any Security Document or whose disposition is not otherwise specifically provided for in the Indenture or in any Security Document; provided, however, that Trust Moneys shall in no event include any property deposited with the Trustee for any redemption, legal defeasance or covenant defeasance of Notes, for the satisfaction and discharge of the Indenture or to pay the purchase price of Notes pursuant to a Change of Control Offer or delivered to or received by the Trustee pursuant to Section
6.10 of the Indenture in connection with an Event of Default.

     "Unrestricted Subsidiary" means (A) Camrose, CPC, Oregon Steel Mills International, Inc., a U.S. Virgin Islands corporation, Oregon Steel de Guayana, Inc., a Delaware corporation, OSM Glassification, Inc., an Oregon corporation, Colorado & Wyoming Railway Company, a Delaware corporation, and The Union Ditch & Water Company, a Colorado corporation and (B) any other Subsidiary of the Company established or acquired after the Issue Date (i) none of whose properties or assets were owned by the Company or any of its Subsidiaries prior to the Issue Date, other than any such assets as are transferred to such Unrestricted Subsidiary in accordance with the covenant described above under "-- Certain Covenants -- Limitation on

Restricted Payments", (ii) whose properties and assets, to the extent that they secure Indebtedness, secure only Non-Recourse Indebtedness, (iii) which has no Indebtedness other than Non-Recourse Indebtedness, (iv) which is not a Guarantor and does not own, directly or indirectly, any Capital Stock of a Guarantor and
(v) which the Company designates as an Unrestricted Subsidiary by written notice delivered to the Trustee at the time such Unrestricted Subsidiary is established or acquired, accompanied by an officers' certificate to the effect that such designation complies with the Indenture. As used above, "Non-Recourse Indebtedness" means Indebtedness as to which (i) neither the Company nor any of its Subsidiaries (other than the relevant Unrestricted Subsidiary or another Unrestricted Subsidiary) (1) provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness), (2) guarantees or is otherwise directly or indirectly liable or (3) constitutes the lender (in each case, other than pursuant to and in compliance with the covenant described above under "-- Certain Covenants -- Limitation on Restricted Payments") and
(ii) no default with respect to such Indebtedness (including any rights which holders thereof may have to take enforcement action against the relevant Unrestricted Subsidiary or its assets) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or its Subsidiaries (other than Unrestricted Subsidiaries) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any person (irrespective of whether or not, at the time, Capital Stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

     "Wholly-Owned Subsidiary" means any Subsidiary of the Company of which 100% of the outstanding Capital Stock is owned by the Company, by one or more Wholly-Owned Subsidiaries of the Company or by the Company and one or more Wholly-Owned Subsidiaries of the Company. For purposes of this definition (i) any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary and (ii) the limited partnership interests in CF&I and the Common Stock of New CF&I owned by persons other than the Company and its Subsidiaries on the Issue Date likewise shall be disregarded in determining ownership of such Subsidiaries (it being understood that any increase in the capital account of a limited partner of CF&I pursuant to the terms of the CF&I Partnership Agreement shall not, in and of itself, cause such limited partnership interest not to qualify under this clause (ii)). For purposes of the foregoing definition, neither CF&I nor New CF&I shall be deemed not to be a Wholly-Owned Subsidiary of the Company solely by virtue of any sale, transfer or assignment after the Issue Date of any limited partnership interests or Common Stock referred to in clause (ii) of the preceding sentence (including, without limitation, by admission of additional limited partners to CF&I), so long as such sale, transfer or assignment is otherwise made in compliance with the provisions of the Indenture.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following is a summary of certain terms and provisions of certain debt instruments to which the Company is or will become a party. This summary does not purport to be complete. Copies of the Amended Credit Agreement, the Indenture and the CF&I acquisition agreement have been filed or incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part and which are available as described under "Available Information."

AMENDED CREDIT AGREEMENT

     The Offerings are contingent upon the concurrent effectiveness of the Amended Credit Agreement. The Company has received a commitment letter from the agent banks for the lenders who are parties to the Old Credit Agreement with respect to the Amended Credit Agreement. The following is a summary of certain terms and provisions of the proposed Amended Credit Agreement as set forth in the bank commitment letter. The effectiveness, however, of the Amended Credit Agreement is subject to, among other things, the consummation of the Offerings and the negotiation and execution of definitive documentation, and the final terms of the Amended Credit Agreement may differ from those set forth below.


     The Amended Credit Agreement is expected to be a revolving credit facility collateralized by substantially all of the accounts receivable and inventory and related books and records of the Company, New CF&I and CF&I. The maximum amount of borrowings which may be outstanding under the Amended Credit Agreement at any time will be limited to an amount calculated as a specified percentage of eligible accounts receivable and inventory, provided that the maximum amount of borrowings thereunder may not at any time exceed $125 million. It is anticipated that the Amended Credit Agreement will mature in 1999 and will be guaranteed by New CF&I and CF&I. The Amended Credit Agreement may in the future be guaranteed by other subsidiaries of the Company and secured by the accounts receivable and inventory and related books and records of such other subsidiaries.


     It is anticipated that the Amended Credit Agreement will contain financial and other restrictive covenants, including a minimum interest coverage ratio; a minimum consolidated tangible net worth requirement; a maximum ratio of long-term debt to total capitalization; and restrictions on liens, dividends, asset sales, investments, additional indebtedness and mergers and other business combinations. These covenants, particularly the requirement that the Company maintain a minimum consolidated tangible net worth, could limit the Company's ability to pay dividends on the Common Stock. See "Risk Factors -- Substantial Increase in Dividend Requirements; Limitations on Payment of Common Stock Dividends." The Amended Credit Agreement will also contain customary events of default and other provisions, including an event of default due to a "change of control" (as defined) of the Company. Upon the occurrence of an event of default, the banks may declare all amounts owing under the Amended Credit Agreement to be immediately due and payable (except that, upon the occurrence of an event of default triggered by certain events of bankruptcy, insolvency or reorganization, borrowings under the Amended Credit Agreement ipso facto will become due and payable), whereupon the banks may initiate proceedings to realize on the collateral with respect to the Amended Credit Agreement.

     Borrowings under the Amended Credit Agreement are expected to bear interest at a floating rate based on the prime rate plus up to 2 percent, the federal funds rate plus up to 2 percent, or LIBOR plus up to 3 percent and to provide for payment of certain commitment and other fees to the banks.

CF&I STEEL DIVISION ACQUISITION DEBT

     As part of the purchase price of the Pueblo Mill in March 1993, CF&I agreed to pay $67.5 million over 10 years. Amounts due pursuant to this obligation are uncollateralized, bear interest at the annual rate of 9.5% and are not guaranteed by the Company. At March 31, 1996, the outstanding principal amount of this obligation was $54.0 million. CF&I is required to make annual payments (the "Periodic Payments") of principal and interest of approximately $7.9 million in 1996, approximately $10.6 million in 1997 through 2002 and approximately $5.3 million in 2003.

     The agreement under which this acquisition debt was incurred contains customary events of default, including a cross-default provision triggered by any default in the payment when due or acceleration of any debt of CF&I for borrowed money aggregating more than $5 million. Upon the occurrence of any event of default, all Periodic Payments may be declared to be due and payable immediately. In addition, the agreement contains a covenant prohibiting CF&I from making distributions to the partners of CF&I, including the Company, if an event of default thereunder or an event which, with notice or lapse of time or both, would become an event of default thereunder, shall have occurred and shall be continuing. Such provision does not prohibit CF&I from repaying debt owed to the Company.

CAMROSE CREDIT FACILITY

     Camrose maintains an Cdn.$18 million revolving credit facility with a bank, the proceeds of which may be used for working capital and general corporate purposes. The facility is collateralized by substantially all of the assets of Camrose, and borrowings under this facility are limited to an amount equal to specified percentages of Camrose's eligible trade accounts receivable and inventories. The facility expires on January 3, 1997. Camrose may elect at the time of borrowing interest based on (i) the bank's Canadian dollar prime rate,
(ii) the bank's U.S. dollar prime rate or (iii) LIBOR. As of March 31, 1996, Camrose had Cdn.$3.9 million outstanding under the facility.

     The agreement governing the Camrose Credit Facility contains customary events of default and provides that, upon the occurrence of any event of default, the bank may demand repayment of all indebtedness and initiate proceedings to realize on the collateral. Events of default under the agreement include, among other things, the inability of Camrose or either of the two general partners which own Camrose (the Company and Stelco) to pay their respective debts generally or a failure by Camrose or either of its partners to pay a material amount of their respective indebtedness when due. In addition, the agreement provides that an event of default shall occur if either partner incurs additional indebtedness on behalf of Camrose. The agreement contains covenants which, among other things, require Camrose to maintain a minimum tangible net worth (as defined) of at least Cdn.$30 million. This covenant could limit Camrose's ability to make distributions to its partners, including the Company. As of March 31, 1996, Camrose's tangible net worth was Cdn.$38.2 million, which would have permitted Camrose to make a maximum distribution of Cdn.$8.2 million to its partners at that time.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 30,000,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock").

COMMON STOCK

     As of March 31, 1996 there were 19,421,614 shares of Common Stock outstanding, excluding 598,400 shares of Common Stock reserved for issuance on March 3, 2003 as payment of a portion of the purchase price for the acquisition of the CF&I Steel Division.

     Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. There is no cumulative voting for the election of directors, which means that the holders of a majority of the shares voted in an election can elect all of the directors of the class of directors being elected. The Board of Directors is divided into three classes, with each class currently consisting of three directors. One class is elected at each annual meeting of stockholders for a term of three years to succeed those directors whose terms expire at that annual meeting. The classified structure of the Board could make it more difficult for another person or entity to gain control of the Company. Subject to any preferences of outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor, and in the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment or provision for liabilities and amounts owing in respect to any outstanding Preferred Stock.

     Holders of Common Stock have no preemptive rights or rights to convert their shares of Common Stock into any other securities. All of the outstanding shares of Common Stock are, and the shares of Common Stock being offered by the Company hereby will be, fully paid and nonassessable.

     In connection with the acquisition of the CF&I Steel Division, the Company agreed to issue 598,400 shares (subject to adjustment pursuant to anti-dilution provisions) of Common Stock on March 3, 2003 as payment of a portion of the purchase price. Also in connection with that acquisition, the Company agreed to issue warrants to acquire 100,000 shares (subject to adjustment pursuant to anti-dilution provisions) of Common Stock at an exercise price of $35 per share.

PREFERRED STOCK

     No shares of Preferred Stock are outstanding. The Board of Directors has the authority to issue shares of Preferred Stock from time to time in one or more series and to fix the number of shares to be included in such a series, the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions on such series, including but not limited to dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions) and the liquidation preferences thereof, all without any vote or action by the stockholders. The Board of Directors, without stockholder approval, could issue shares of Preferred Stock with dividend, voting or conversion rights or other features which could, among other things, adversely affect the payment of dividends on, or the voting power or other rights of the holders of, Common Stock and make it more difficult for another person or entity to gain control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Generally, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (A) persons who are both directors and officers and (B) certain employee stock plans or (iii) on or after such date the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is, in general, a person who together with affiliates and associates owns (or within three years, did own) 15% or more of the corporation's outstanding voting stock.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is First Interstate Bank of Oregon, N.A.

                                  UNDERWRITING

     Upon the terms and subject to the conditions stated in the Underwriting Agreement, each Underwriter named below has severally agreed to purchase, and the Company has agreed to sell to such Underwriter, the respective principal amount of Notes set forth opposite the name of such Underwriter.

                                                                          PRINCIPAL
                                     NAME                                   AMOUNT
        ---------------------------------------------------------------  ------------
        Smith Barney Inc. .............................................  $
        PaineWebber Incorporated.......................................
        Scotia Capital Markets (USA) Inc. .............................
                                                                         ------------
                  Total................................................  $235,000,000
                                                                          ===========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to approval of certain legal matters by counsel and to certain other conditions, including the concurrent completion of the Common Stock Offering and the effectiveness of the Amended Credit Agreement. The Underwriters are obligated to take and pay for all of the Notes offered hereby if any such Notes are taken.

     The Underwriters propose to offer part of the Notes directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the Notes to certain dealers at a price which represents a concession
not in excess of   % of the principal amount of the Notes. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of   % of the
principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price, concession and reallowance may be changed.

     As set forth under "Use of Proceeds", the net proceeds from the Offerings will be used primarily to repay borrowings outstanding under the Old Credit Agreement. The Bank of Nova Scotia, an affiliate of Scotia Capital Markets (USA) Inc. (one of the Underwriters for the Notes Offering), is a lender and one of the agents under the Old Credit Agreement and will be an agent and one of the lenders under the Amended Credit Agreement. As a result, the Notes Offering is being made pursuant to Section 44(c)(8) of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. As required by such rule, Smith Barney Inc. will act as "qualified independent underwriter" for the Notes Offering and, in that capacity, is assuming the responsibilities of serving as "qualified independent underwriter" in pricing the Notes Offering and conducting due diligence.


     The Notes are a new issue of securities with no existing trading market. See "Risk Factors -- Absence of Public Market". Although the Notes have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, there is no assurance that an active market for the Notes will develop. The Underwriters have advised the Company that they currently intend to make a market in the Notes. However, the Underwriters are not obligated to do so and any market making with respect to the Notes may be discontinued at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the Notes.

     The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Notes offered hereby will be passed upon for the Company by Stoel Rives LLP and Schwabe, Williamson & Wyatt, Portland, Oregon and, as to certain matters of California law, Heller, Ehrman, White & McAuliffe, San Francisco, California, and, as to certain matters of Colorado law, Holme Roberts & Owen LLC, Denver, Colorado. Brown & Wood, San Francisco, California, will act as counsel for the Underwriters.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1993, 1994 and 1995 and for the years then ended, the consolidated financial statements of New CF&I and Subsidiaries as of December 31, 1993, 1994 and 1995 and for the years then ended and the financial statements of CF&I as of December 31, 1993, 1994 and 1995, for the period March 3, 1993 (date of inception) through December 31, 1993 and for each of the two years ended December 31, 1995 included in this Prospectus and in the Registration Statement of which this Prospectus is a part have been included herein and therein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
Report of Independent Accountants...................................................      F-2
Consolidated Balance Sheets at December 31, 1993, 1994 and 1995 and March 31, 1996
  (unaudited).......................................................................      F-3
Consolidated Statements of Income for the years ended December 31, 1993, 1994 and
  1995 and the three months ended March 31, 1995 and 1996 (unaudited)...............      F-4
Consolidated Statements of Changes in Stockholders' Equity for the years ended
  December 31, 1993, 1994 and 1995 and the three months ended March 31, 1996
  (unaudited).......................................................................      F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994
  and 1995 and the three months ended March 31, 1995 and 1996 (unaudited)...........      F-6
Notes to Consolidated Financial Statements..........................................      F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Directors of
Oregon Steel Mills, Inc.

We have audited the accompanying consolidated balance sheets of Oregon Steel Mills, Inc. and Subsidiaries as of December 31, 1993, 1994 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Oregon Steel Mills, Inc. and Subsidiaries as of December 31, 1993, 1994 and 1995, and their consolidated results of operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, the 1994 financial statements have been restated to reflect the proceeds from a subsidiary's issuance of stock as minority interest.

                                          COOPERS & LYBRAND L.L.P.

Portland, Oregon
January 19, 1996

                            OREGON STEEL MILLS, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                DECEMBER 31,
                                                                     -----------------------------------
                                                                                  (RESTATED
                                                                                   NOTE 3)                   MARCH 31,
                                                                       1993         1994         1995          1996
                                                                     ---------    ---------    ---------    -----------
                                                                                                            (UNAUDITED)
                              ASSETS
Current assets:
  Cash and cash equivalents........................................  $   9,623    $   5,039    $     644     $   1,738
  Trade accounts receivable, less allowance for doubtful accounts
    of $1,906, $2,063, $1,905 and $1,943...........................     71,649       80,203       80,520        98,170
  Inventories......................................................    160,504      160,788      141,310       115,201
  Deferred tax asset...............................................      4,804        5,775        9,461         9,856
  Other............................................................      9,203        7,661        4,845         3,222
                                                                     ---------    ---------    ---------    -----------
    Total current assets...........................................    255,783      259,466      236,780       228,187
                                                                     ---------    ---------    ---------    -----------
Property, plant and equipment:
  Land and improvements............................................     24,466       28,319       28,471        29,428
  Buildings........................................................     35,821       36,943       37,126        37,151
  Machinery and equipment..........................................    240,833      230,019      376,217       385,495
  Construction in progress.........................................     34,605      139,842      171,487       194,821
                                                                     ---------    ---------    ---------    -----------
                                                                       335,725      435,123      613,301       646,895
  Accumulated depreciation.........................................   (104,300)     (97,027)    (118,147)     (124,887)
                                                                     ---------    ---------    ---------    -----------
                                                                       231,425      338,096      495,154       522,008
                                                                     ---------    ---------    ---------    -----------
Cost in excess of net assets acquired, net.........................     39,474       42,569       41,555        41,290
Other assets.......................................................     22,988       25,602       31,777        32,716
                                                                     ---------    ---------    ---------    -----------
                                                                     $ 549,670    $ 665,733    $ 805,266     $ 824,201
                                                                     ==========   =========    ==========   ===========
                          LIABILITIES
Current liabilities:
  Current portion of long-term debt................................  $   4,680    $   5,302    $   4,576     $   6,201
  Short-term debt..................................................     14,225           --           --         2,835
  Accounts payable.................................................     75,419       85,618       85,360        82,275
  Accrued expenses.................................................     21,998       27,066       31,391        32,831
                                                                     ---------    ---------    ---------    -----------
    Total current liabilities......................................    116,322      117,986      121,327       124,142
Long-term debt.....................................................     76,487      187,935      312,679       320,660
Deferred employee benefits.........................................     15,327       17,661       17,044        17,305
Other deferred liabilities.........................................     36,803       36,609       36,331        36,000
Deferred income taxes..............................................     16,514       10,725       15,470        18,938
                                                                     ---------    ---------    ---------    -----------
                                                                       261,453      370,916      502,851       517,045
                                                                     ---------    ---------    ---------    -----------
Minority interests.................................................     12,975       31,340       35,625        36,447
                                                                     ---------    ---------    ---------    -----------
Commitments and contingencies (Note 14)

                     STOCKHOLDERS' EQUITY
Capital stock:
  Preferred stock, par value $.01 per share; 1,000 shares
    authorized; none issued
  Common stock, par value $.01 per share; 30,000 shares authorized;
    19,348, 19,377, 19,422 and 19,422 shares issued and
    outstanding....................................................        193          194          194           194
Additional paid-in capital.........................................    149,340      150,090      150,826       150,826
Retained earnings..................................................    128,924      117,739      119,302       123,101
Minimum pension liability adjustment...............................       (297)          --           --            --
Cumulative foreign currency translation adjustment.................     (2,918)      (4,546)      (3,532)       (3,412)
                                                                     ---------    ---------    ---------    -----------
                                                                       275,242      263,477      266,790       270,709
                                                                     ---------    ---------    ---------    -----------
                                                                     $ 549,670    $ 665,733    $ 805,266     $ 824,201
                                                                     ==========   =========    ==========   ===========

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                            OREGON STEEL MILLS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
              (IN THOUSANDS EXCEPT PER SHARE AND TONNAGE AMOUNTS)

                                          FOR THE YEARS ENDED DECEMBER 31,
                                         -----------------------------------     THREE MONTHS ENDED
                                                      (RESTATED                      MARCH 31,
                                                       NOTE 3)                  --------------------
                                           1993         1994         1995         1995        1996
                                         ---------    ---------    ---------    --------    --------
                                                                                    (UNAUDITED)
Sales..................................  $ 679,823    $ 838,268    $ 710,971    $187,017    $205,489
                                         ---------    ---------    ---------    --------    --------
Costs and expenses:
  Cost of sales........................    608,236      761,335      638,413     170,278     176,905
  Provision for rolling mill
     closures..........................         --       22,134           --          --          --
  Selling, general and
     administrative....................     41,447       50,052       43,123      10,829      11,414
  Contribution to employee stock
     ownership plan....................        753          738           --         334          --
  Profit participation.................      4,527        2,336        5,416         735       1,869
                                         ---------    ---------    ---------    --------    --------
                                           654,963      836,595      686,952     182,176     190,188
                                         ---------    ---------    ---------
     Operating income..................     24,860        1,673       24,019       4,841      15,301
Other income (expense):
  Interest and dividend income.........        921        1,620          557          68         111
  Interest expense.....................     (3,988)      (3,910)     (10,307)     (1,883)     (3,872)
  Settlement of litigation.............      2,750           --           --          --          --
  Minority interests...................     (1,996)      (3,373)         862         (96)       (788)
  Other, net...........................       (354)         711        1,065         150         (87)
                                         ---------    ---------    ---------    --------    --------
     Income (loss) before income
       taxes...........................     22,193       (3,279)      16,196       3,080      10,665
Income tax benefit (expense)...........     (7,388)       2,941       (3,762)     (1,170)     (4,147)
                                         ---------    ---------    ---------    --------    --------
     Net income (loss).................  $  14,805    $    (338)   $  12,434    $  1,910    $  6,518
                                         =========    =========    =========    ========    ========
Net income (loss) per share............  $     .75    $    (.02)   $     .62    $    .10    $    .33
                                         =========    =========    =========    ========    ========
Dividends declared per common share....  $     .56    $     .56    $     .56    $    .14    $    .14
                                         =========    =========    =========    ========    ========
Weighted average common shares and
  common share equivalents
  outstanding..........................     19,822       19,973       20,016      20,005      20,020
Tonnage sold...........................  1,403,000    1,686,300    1,403,700     395,100     407,900

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                            OREGON STEEL MILLS, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
             AND THE THREE MONTHS ENDED MARCH 31, 1996 (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                         CUMULATIVE
                                                                             MINIMUM      FOREIGN
                                  COMMON STOCK     ADDITIONAL                PENSION      CURRENCY
                                 ---------------    PAID-IN     RETAINED    LIABILITY    TRANSLATION
                                 SHARES   AMOUNT    CAPITAL     EARNINGS    ADJUSTMENT   ADJUSTMENT    TOTAL
                                 ------   ------   ----------   ---------   ----------   ----------   --------
Balances, December 31, 1992..... 19,201    $192     $134,101    $124,935          --      $ (1,713)   $257,515
Net income......................                                  14,805                                14,805
Issuance to employee stock
  ownership plan................   147        1        3,499                                             3,500
Common stock to be issued March
  2003 (598,400 shares).........                      11,184                                            11,184
Warrants to purchase 100,000
  shares of common stock for
  five years, expiring March 3,
  1998..........................                         556                                               556
Minimum pension liability
  adjustment....................                                              $ (297)                     (297)
Foreign currency translation
  adjustment....................                                                            (1,205)     (1,205)
Dividends paid ($.56 per
  share)........................                                 (10,816)                              (10,816)
                                 ------    ----     --------    --------      ------      --------    --------
Balances, December 31, 1993..... 19,348     193      149,340     128,924        (297)       (2,918)    275,242
Net loss (restated Note 3)......                                    (338)                                 (338)
Issuance to employee stock
  ownership plan................    29        1          750                                               751
Minimum pension liability
  adjustment....................                                                 297                       297
Foreign currency translation
  adjustment....................                                                            (1,628)     (1,628)
Dividends paid ($.56 per
  share)........................                                 (10,847)                              (10,847)
                                 ------    ----     --------    --------      ------      --------    --------
Balances, December 31, 1994
  (restated Note 3)............. 19,377     194      150,090     117,739          --        (4,546)    263,477
Net income......................                                  12,434                                12,434
Issuance to employee stock
  ownership plan................    45                   736                                               736
Foreign currency translation
  adjustment....................                                                             1,014       1,014
Dividends paid ($.56 per
  share)........................                                 (10,871)                              (10,871)
                                 ------    ----     --------    --------      ------      --------    --------
Balances, December 31, 1995..... 19,422     194      150,826     119,302          --        (3,532)    266,790
Net income......................                                   6,518                                 6,518
Foreign currency translation
  adjustment....................                                                               120         120
Dividends paid ($.14 per
  share)........................                                  (2,719)                               (2,719)
                                 ------    ----     --------    --------      ------      --------    --------
Balances, March 31, 1996........ 19,422    $194     $150,826    $123,101      $   --      $ (3,412)   $270,709
                                 ======    ====     ========    ========      ======      ========    ========

   The accompanying notes are an integral part of the consolidated financial statements.

                            OREGON STEEL MILLS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                         ----------------------------------     THREE MONTHS ENDED
                                                                      (RESTATED                     MARCH 31,
                                                                       NOTE 3)                 --------------------
                                                           1993         1994         1995        1995        1996
                                                         ---------    ---------    --------    --------    --------
                                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)....................................  $  14,805    $    (338)   $ 12,434    $  1,910    $  6,518
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization.....................     21,375       22,012      24,964       5,116       7,131
     Provision for rolling mill closures...............         --       22,134          --          --          --
     Deferred income taxes.............................      2,269       (5,789)      3,583       1,980       3,818
     Minority interests' share of income (loss)........        905        1,565        (755)        240         823
     Other, net........................................      2,539          936          20         420         170
     Changes in current assets and liabilities net of
       effect of acquisitions:
       Trade accounts receivable.......................     (7,980)      (9,161)        (39)      2,973     (17,611)
       Inventories.....................................    (19,124)      (3,786)     14,989      17,411      26,145
       Other...........................................        277        1,538       2,818      (1,554)      2,419
       Deferred tax asset..............................     (1,171)        (971)     (3,686)          1        (395)
       Accounts payable and accrued expenses...........     30,650       (7,620)       (712)      2,227         370
                                                         ---------    ---------    --------    --------    --------
  NET CASH PROVIDED BY OPERATING ACTIVITIES............     44,545       20,520      53,616      30,724      29,388
                                                         ---------    ---------    --------    --------    --------
Cash flows from investing activities:
  Additions to property, plant and equipment...........    (40,905)    (128,237)   (176,885)    (38,321)    (36,878)
  Proceeds from disposal of property, plant and
     equipment.........................................      2,236          390         850          --          --
  Investment in CF&I Steel, L.P........................     (8,039)          --          --          --          --
  Other, net...........................................        523         (597)       (226)       (484)       (831)
                                                         ---------    ---------    --------    --------    --------
  NET CASH USED BY INVESTING ACTIVITIES................    (46,185)    (128,444)   (176,261)    (38,805)    (37,709)
                                                         ---------    ---------    --------    --------    --------
Cash flows from financing activities:
  Net borrowings under revolving loan agreements.......     20,042       94,047       3,443      (1,590)     (3,913)
  Proceeds from Senior Credit Facilities...............         --      137,600     125,300      10,000      17,600
  Payments on Senior Credit Facilities and other
     debt..............................................     (3,033)    (133,594)     (4,830)     (1,165)     (1,281)
  Dividends paid.......................................    (10,816)     (10,847)    (10,871)     (2,713)     (2,719)
  Proceeds from sale of subsidiary common stock........         --       16,800       5,040          --          --
  Other, net...........................................         --           --          --         (47)       (280)
                                                         ---------    ---------    --------    --------    --------
  NET CASH PROVIDED BY FINANCING ACTIVITIES............      6,193      104,006     118,082       4,485       9,407
                                                         ---------    ---------    --------    --------    --------
Effects of foreign currency exchange rate changes on
  cash.................................................       (107)        (666)        168         179           8
                                                         ---------    ---------    --------    --------    --------
Net increase (decrease) in cash and cash equivalents...      4,446       (4,584)     (4,395)     (3,417)      1,094
Cash and cash equivalents at beginning of year.........      5,177        9,623       5,039       5,039         644
                                                         ---------    ---------    --------    --------    --------
Cash and cash equivalents at end of year...............  $   9,623    $   5,039    $    644    $  1,622    $  1,738
                                                         =========    =========    ========    ========    ========
Supplemental disclosures of cash flow information:
  Cash paid for:
     Interest..........................................  $   5,443    $  10,500    $ 20,087    $  3,293    $  6,889
     Income taxes......................................  $   4,017    $   3,967    $  1,966    $     --    $     --

See Notes 7 and 16 for additional supplemental cash flow disclosures.

   The accompanying notes are an integral part of the consolidated financial statements.

                            OREGON STEEL MILLS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

     Oregon Steel Mills, Inc. and subsidiaries ("the Company") manufacture various specialty and commodity steel products with operations in the United States and Canada. The principal markets for the Company's products are steel service centers, steel fabricators, railroads, oil and gas producers and distributors and other industrial concerns. The Company's products are primarily marketed in the western United States. The Company also markets products internationally.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include all wholly-owned and majority-owned subsidiaries. Affiliates which are 20 percent to 50 percent owned are accounted for using the equity method. Material wholly-owned and majority-owned subsidiaries of the Company are Napa Pipe Corporation ("Napa"), Oregon Steel Mills -- Fontana Division, Inc. ("Fontana"), Camrose Pipe Corporation ("CPC") which owns a 60 percent interest in Camrose Pipe Company ("Camrose"), and 87 percent owned New CF&I, Inc. ("New CF&I") which owns a 95.2 percent interest in CF&I Steel, L.P. ("CF&I"). All principal intercompany transactions and account balances have been eliminated. Fontana ceased production in the fourth quarter of 1994 and closed permanently in the first quarter of 1995. Napa and Fontana were merged into the Company in February 1996.

  Cash and Cash Equivalents

     Cash and cash equivalents include short-term securities which have an original maturity date of 90 days or less.

  Concentrations of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. The Company places its cash in high credit quality investments and limits the amount of credit exposure by any one financial institution. At times, temporary cash investments may be in excess of the Federal Deposit Insurance Corporation insurance limit. Management believes that risk of loss on the Company's trade receivables is reduced by ongoing credit evaluation of customer financial condition and requirements for collateral, such as letters of credit and bank guarantees.

  Inventories

     Inventories are stated at the lower of average cost or market.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost, including interest during construction of $1.7 million, $7.4 million and $12.2 million in 1993, 1994 and 1995, respectively. Depreciation is determined utilizing principally the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred and costs of improvements are capitalized. Upon disposal, cost and accumulated depreciation are removed from the accounts and gains or losses are reflected in income.

                            OREGON STEEL MILLS, INC.

  Costs in Excess of Net Assets Acquired

     The costs in excess of net assets acquired of CF&I and Camrose are being amortized on a straight-line basis over 40 years. Accumulated amortization was $765,000, $1.8 million and $2.9 million in 1993, 1994 and 1995, respectively.

  Interest Rate Swap Agreements

     Interest rate swap cash flow differentials are recognized as interest expense on an accrual basis.

  Taxes on Income

     Deferred income taxes reflect the differences between the financial reporting and tax bases of assets and liabilities at year end based on enacted tax laws and statutory tax rates. Tax credits are recognized as a reduction of income tax expense in the year the credit arises. Valuation allowances reduce deferred tax assets to the amount expected to be realized.

  Foreign Currency Translation

     Assets and liabilities of subsidiaries are translated at the rate of exchange with related unrealized gains or losses on the balance sheet date reflected in stockholders' equity. Income and expenses are translated at the average exchange rate for the year.

  Net Income (Loss) Per Share

     Net income (loss) per share is based upon the weighted average number of common shares outstanding of 19.8 million in 1993 and 20 million in 1994 and 1995 (including in each case 598,400 shares issuable in 2003 in connection with the acquisition of CF&I). There were no dilutive common share equivalents outstanding in any years presented.

  Reclassifications

     Certain reclassifications have been made in prior years to conform with the current year presentation.

  Interim Information

     The financial statements for the three months ended March 31, 1995 and 1996 are unaudited but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, considered necessary for fair presentation of the Company's operating results and cash flows for this period. Results of interim periods are not necessarily indicative of results of the entire year.

  Recent Accounting Pronouncement

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("Statement No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", that requires recognition of impairment losses on long-lived assets. Statement No. 121 also prescribes the accounting for long-lived assets that are expected to be disposed of in future periods. The Company will adopt Statement No. 121 in the first quarter of 1996 and, based on estimates as of December 31, 1995, believes the effect of adoption, if any, will not have a material effect on the financial statements of the Company.

                            OREGON STEEL MILLS, INC.

3. SALES OF SUBSIDIARY COMMON STOCK AND RESTATEMENT OF 1994 FINANCIAL STATEMENTS

     In August 1994, New CF&I, a then wholly-owned subsidiary of the Company, sold a 10 percent equity interest in New CF&I to a wholly-owned subsidiary of Nippon Steel Corporation (together with its subsidiaries "Nippon").

     In connection with the sale, the Company and New CF&I entered into a stockholder's agreement with Nippon pursuant to which Nippon was granted a right to sell all, but not less than all, of its 10 percent equity interest back to New CF&I at the then fair market value in certain circumstances. Those circumstances include, among other things, a change of control, as defined, certain changes involving the composition of the board of directors of New CF&I, and the occurrence of certain other events (which are within the control of the Company) involving CF&I or its operations. The Company also agreed not to transfer voting control of New CF&I to a non-affiliate except in circumstances where Nippon is offered the opportunity to sell its interest in New CF&I to the transferee at the same per share price obtained by the Company. The Company also retained a right of first refusal in the event that Nippon desires to transfer its interest in New CF&I to a non-affiliate.

     New CF&I received a cash payment of $16.8 million in connection with the sale and the Company reported a nontaxable gain of approximately $12.3 million in the third quarter of 1994. In the fourth quarter of 1995, the Company restated the 1994 financial statements to reflect the proceeds of the sale of New CF&I common stock of $16.8 million as minority interest. Accordingly, on a restated basis no gain on the sale of subsidiary stock has been recognized as a component of net loss for the year ended December 31, 1994 and minority interest has been increased by $12.4 million and retained earnings has been reduced by a like amount. The effect of the restatement was to reduce net income by $12.4 million ($.62 per share) to a net loss of $338,000 ($.02 per share) for the year ended December 31, 1994.

     During the fourth quarter of 1995, the Company sold a 3 percent equity interest in New CF&I to the Nissho Iwai Group ("Nissho Iwai") for approximately $5 million cash under substantially the same terms and conditions of the Nippon transaction.

4. USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                            OREGON STEEL MILLS, INC.

5. BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

     The Company operates in one business segment in two geographical locations, the United States and Canada. Geographical area information is as follows:

                                                               1993         1994         1995
                                                             --------     --------     --------
                                                                       (IN THOUSANDS)
Sales to unaffiliated customers
  United States............................................  $587,247     $728,229     $655,822
  Canada...................................................    92,576      110,039       55,149
                                                             --------     --------     --------
                                                             $679,823     $838,268     $710,971
                                                             ========     ========     ========
Operating income (loss) by geographic location
  United States............................................  $ 19,645     $ (7,186)    $ 24,176
  Canada...................................................     5,215        8,859         (157)
                                                             --------     --------     --------
                                                             $ 24,860     $  1,673     $ 24,019
                                                             ========     ========     ========
Income (loss) before income taxes by geographic location
  United States (restated Note 3)..........................  $ 19,192     $ (8,567)    $ 16,454
  Canada...................................................     3,001        5,288         (258)
                                                             --------     --------     --------
                                                             $ 22,193     $ (3,279)    $ 16,196
                                                             ========     ========     ========
Identifiable assets by geographic areas
  United States............................................  $508,084     $615,816     $763,844
  Canada...................................................    41,586       49,917       41,422
                                                             --------     --------     --------
                                                             $549,670     $665,733     $805,266
                                                             ========     ========     ========

     Product transfers from the United States locations to the Canadian location amounted to $5.2 million, $12.8 million and $1.3 million in 1993, 1994 and 1995, respectively. These inter-area sales are at prices which approximate prices charged to unaffiliated customers and have been eliminated from consolidated sales. Export sales from the Company's United States operations were as follows:

                                                                            1994        1995
                                                                          --------     -------
                                                                             (IN THOUSANDS)
Far East................................................................  $ 80,570     $34,514
Other...................................................................    47,561      39,870
                                                                          --------     -------
                                                                          $128,131     $74,384
                                                                          ========     =======

     Export sales from United States operations in 1993 were not material. In 1993, the Company derived 11.8 percent of its sales from one customer.

                            OREGON STEEL MILLS, INC.

6. INVENTORIES

     Inventories were as follows:

                                                           DECEMBER 31,
                                                ----------------------------------      MARCH 31,
                                                  1993         1994         1995          1996
                                                --------     --------     --------     -----------
                                                                  (IN THOUSANDS)       (UNAUDITED)
Raw materials.................................  $ 26,242     $ 37,389     $ 31,520      $ 21,338
Semifinished product..........................    51,759       50,033       51,770        32,811
Finished product..............................    62,104       50,320       38,111        38,911
Stores and operating supplies.................    20,399       23,046       19,909        22,141
                                                --------     --------     --------       -------
          Total inventory.....................  $160,504     $160,788     $141,310      $115,201
                                                ========     ========     ========       =======

7. SUPPLEMENTAL CASH FLOW INFORMATION

     During the first three months of 1995 and 1996, the Company acquired property, plant and equipment for $24.2 million and $12.2 million (unaudited), which were included in accounts payable and accrued expenses at March 31, 1995 and 1996, respectively.

     During 1995 the Company acquired property, plant and equipment for $27.4 million which was included in accounts payable and accrued expenses at December 31, 1995. During 1994 the Company (a) acquired property, plant and equipment for $18.6 million which was included in accounts payable at December 31, 1994, and
(b) accrued accounts payable related to the annual performance purchase price adjustment at Camrose of $3.6 million (see Note 14).

     During 1993 the Company acquired current assets of $69.2 million, property, plant and equipment and other assets of $80.7 million and assumed current liabilities of $20.5 million, long-term debt of $67.5 million and other deferred liabilities of $39.6 million in connection with the acquisition of a 95.2 percent interest in CF&I Steel, L.P.

     The Company has recorded as a change to stockholders' equity the issuance of common stock to the employee stock ownership plan, minimum pension liability adjustment and foreign currency translation adjustment, which are non-cash transactions.

8. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable includes book overdrafts of $9.6 million at December 31, 1995 and retainage from construction projects of $9.1 million and $9.6 million at December 31, 1994 and 1995, respectively.

     Accrued expenses include accrued vacation of $5.4 million, $6.3 million and $6.4 million at December 31, 1993, 1994 and 1995, respectively.

                            OREGON STEEL MILLS, INC.

9. DEBT AND FINANCING ARRANGEMENTS

     Debt balances were as follows as of December 31:

                                                               1993         1994         1995
                                                              -------     --------     --------
                                                                       (IN THOUSANDS)
Term loan...................................................  $    --     $120,000     $196,900
Revolving loan..............................................   16,700       10,000       58,400
CF&I term loan..............................................   64,467       60,073       55,242
Canadian revolving loan.....................................       --        3,164        6,713
                                                              --------    --------     --------
          Total long-term debt..............................   81,167      193,237      317,255
Less current maturities.....................................    4,680        5,302        4,576
                                                              --------    --------     --------
          Noncurrent maturity of long-term debt.............  $76,487     $187,935     $312,679
                                                              ========    ========     ========

     The Company has credit facilities ("Senior Credit Facilities") for borrowing of up to $297 million from a group of banks ("Lender Banks") to fund capital expenditures and working capital. The Senior Credit Facilities are comprised of: (1) a $197 million term loan facility ("Term Loan") which may be drawn at any time through December 31, 1996; and (2) up to a $100 million revolving loan facility ("Revolving Loan") which may be drawn and repaid at any time through December 31, 1997 based upon the Company's accounts receivable and inventory balances. By mutual agreement of the Company and the Lender Banks, the Revolving Loan may be extended for two additional one-year periods to December 31, 1999.

     At the Company's election, interest on the Senior Credit Facilities is based on the London Interbank Borrowing Rate ("LIBOR"), the prime rate or, for the Revolving Loan only, the federal funds rate, plus a margin determined by the Company's leverage ratio. As of December 31, 1995, the interest rate of the Senior Credit Facilities was 8.1 percent. Annual commitment fees are .5 percent of the unused portions of the Senior Credit Facilities.

     The Term Loan is payable in eleven quarterly installments commencing June 30, 1997. If the Term Loan is fully drawn at December 31, 1996, the repayments will total $49 million in 1997, $69 million in 1998 and $79 million in 1999. Such payments will be reduced pro-rata if less than the full amount is drawn.

     The Senior Credit Facilities are collateralized by substantially all of the Company's consolidated inventory and accounts receivable, except those of Camrose, and stock of certain subsidiaries. The Senior Credit Facilities are guaranteed by the principal subsidiaries of the Company.

     The Senior Credit Facilities agreement contains covenants, the most restrictive of which is the minimum interest coverage ratio.

     The Senior Credit Facilities were amended as of September 30, 1995 and as of December 31, 1995 to modify the interest coverage ratio and certain other covenants, and to facilitate the Company's obtaining other or additional financing. The amendment to the interest coverage ratio was obtained due to lower than anticipated earnings and higher than anticipated borrowings on the Senior Credit Facilities.

     The Company has entered into interest rate swap agreements with banks, as required by the Senior Credit Facilities, to reduce the impact of unfavorable changes in interest rates on its debt. At December 31, 1995, the Company had outstanding seven interest rate swap agreements with commercial banks, having a notional principal amount of $75 million. These agreements effectively change the Company's interest rate costs on a portion of its Senior Credit Facilities to an average fixed rate of 9.91 percent, effective until the swap agreements mature at various dates between November 1997 and March 1998. These rates are fixed over the indicated terms of the swap agreements except for the effect of changes in the Company's leverage ratio which could reduce the interest by up to
1.5 percent. While the Company is exposed to credit loss in the event of

                            OREGON STEEL MILLS, INC.

non-performance by the other parties in the interest rate swap agreements, such non-performance is not anticipated.

     Term debt of $67.5 million was incurred by CF&I as part of the purchase price of certain assets of CF&I Steel Corporation on March 3, 1993. This debt is without stated collateral and is payable over ten years with interest at 9.5 percent.

     Camrose maintains an $18 million (Canadian dollars) revolving credit facility with a bank, expiring on January 3, 1997. The facility is collateralized by substantially all of the assets of Camrose. Borrowing under this facility is limited to an amount equal to specified percentages of Camrose's eligible trade accounts receivables and inventories. As of December 31, 1995, the interest rate of this facility was 7.6 percent. Annual commitment fees are .25 percent of the unused portion of this facility.

     As of December 31, 1995, principal payments on long-term debt were due as follows (in thousands):

    1996......................................................................  $  4,576
    1997......................................................................   120,288
    1998......................................................................    75,444
    1999......................................................................    85,924
    2000......................................................................     7,861
    Balance due in installments through 2003..................................    23,162
                                                                                --------
                                                                                $317,255
                                                                                ========

     The Company has an uncollateralized and uncommitted revolving line of credit with a bank which may be used to support issuance of letters of credit, foreign exchange contracts and interest rate hedges. At December 31, 1995, $10.3 million was restricted under outstanding letters of credit. In addition, the Company has a $4 million uncollateralized and uncommitted revolving credit line with a bank which is restricted to use for letters of credit. At December 31, 1995, $3.6 million was restricted under outstanding letters of credit.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The carrying amounts of cash and cash equivalents approximate fair value because of the short maturity of these instruments.

     Based on quotations from counterparties, the fair value of the Company's interest rate swap agreements (see Note 9) at December 31, 1995 was $3.7 million which represents the estimated unrealized loss that would result if the Company terminated the agreements. The interest rate swap agreements are part of an interest rate management strategy that is required by the Senior Credit Facilities.

     The fair value approximates the carrying value of the Company's borrowings under its Senior Credit Facilities and other revolving loan agreements (see Note
9), which have variable market rates of interest.

     At December 31, 1993, the fair value of the CF&I term loan of $64.5 million approximated its carrying value. At December 31, 1994, the fair value and carrying value of the CF&I term loan was $57.9 million and $60.1 million, respectively. The fair value and carrying value of the CF&I term loan at December 31, 1995 was $52.6 million and $55.2 million, respectively. The fair value is estimated by discounting the future payments with an interest rate which approximates the market rate for obligations of similar size, term and security.

                            OREGON STEEL MILLS, INC.

11. INCOME TAXES

     The income tax benefit (expense) consists of the following:

                                                                 1993        1994        1995
                                                                -------     -------     -------
                                                                        (IN THOUSANDS)
Current:
  Federal.....................................................  $(5,287)    $(3,325)    $(2,549)
  State.......................................................     (984)       (479)       (125)
  Foreign.....................................................      (19)        (14)        (30)
                                                                -------     -------     -------
                                                                 (6,290)     (3,818)     (2,704)
                                                                -------     -------     -------
Deferred:
  Federal.....................................................     (124)      5,856      (3,324)
  State.......................................................     (163)      2,148       1,778
  Foreign.....................................................     (811)     (1,245)        488
                                                                -------     -------     -------
                                                                 (1,098)      6,759      (1,058)
                                                                -------     -------     -------
Income tax benefit (expense)..................................  $(7,388)    $ 2,941     $(3,762)
                                                                =======     =======     =======

                            OREGON STEEL MILLS, INC.

     The components of the net deferred tax assets and liabilities as of December 31 were as follows:

                                                                 1993        1994        1995
                                                                -------     -------     -------
                                                                        (IN THOUSANDS)
Net current deferred tax asset:
  Assets
     Inventories..............................................  $ 2,268     $ 1,904     $ 3,230
     Accrued expenses.........................................    2,840       4,205       4,511
     Accounts receivable......................................      597         697         775
     State tax credits........................................      196         135         100
     Provision for rolling mill closures......................       --       1,906       2,639
                                                                -------     -------     -------
                                                                  5,901       8,847      11,255
  Liabilities
     Other....................................................    1,097       3,072       1,794
                                                                -------     -------     -------
Net current deferred tax asset................................  $ 4,804     $ 5,775     $ 9,461
                                                                =======     =======     =======
Net noncurrent deferred income tax liability:
  Assets
     Postretirement benefits other than pensions..............  $ 2,009     $ 1,182     $ 1,274
     State tax credits........................................      207       1,588       5,925
     Alternative minimum tax credit...........................    1,665       4,264       6,675
     Cost in excess of net assets acquired....................   13,666      13,602      13,626
     Water rights.............................................    4,247       4,052       4,052
     Provision for rolling mill closures......................       --       3,543       3,480
     Foreign tax credit.......................................       --       1,296          45
     Net operating loss carryforward..........................       --          --       6,322
     Other....................................................      460       3,355       5,317
                                                                -------     -------     -------
                                                                 22,254      32,882      46,716
                                                                -------     -------     -------
  Liabilities
     Property, plant and equipment............................   19,493      24,439      42,876
     Environmental liability..................................   13,282      13,070      13,015
     Water rights.............................................    4,247       4,247       4,247
     Other....................................................    1,746       1,851       2,048
                                                                -------     -------     -------
                                                                 38,768      43,607      62,186
                                                                -------     -------     -------
Net noncurrent deferred tax liability.........................  $16,514     $10,725     $15,470
                                                                =======     =======     =======

                            OREGON STEEL MILLS, INC.

     A reconciliation of the statutory tax rate to the effective tax rate on income before income taxes is as follows:

                                                                            (RESTATED
                                                                             NOTE 3)
                                                                  1993        1994         1995
                                                                 -------    ---------     -------
U.S. statutory income tax rate.................................  (35.0%)       35.0%      (35.0%)
Federal tax credits............................................    1.4         16.7        --
Deduction for dividends to ESOP participants...................    2.6         15.6         2.9
States, net....................................................   (6.6)        50.9        13.0
Settlement of litigation.......................................    4.3           --          --
Foreign taxes..................................................     --        (15.4)        1.8
Other, net.....................................................     --        (13.1)       (5.9)
                                                                 ------      -------      ------
                                                                 (33.3%)       89.7%      (23.2%)
                                                                 ======      =======      ======

     At December 31, 1995, the Company has state tax credits of $6 million expiring 1997 through 2006 and a federal tax credit of $546,000 expiring 2005 through 2009 which are available to reduce future income taxes payable. The deferred tax asset for state tax credits and a related valuation allowance previously recorded as of December 31, 1994 have been retroactively reduced by $5.4 milion reflecting a reduction in state tax credits earned in 1994.

     Federal and state net operating loss carryforwards expire in 2010.

     No valuation allowance has been established for deferred tax assets as management believes it is more likely than not that future taxable income will be sufficient to realize the benefit of net operating loss and state tax credit carryforwards.

12. EMPLOYEE BENEFIT PLANS

  United States Pension Plans

     The Company has noncontributory defined benefit retirement plans covering all of its eligible domestic employees. The plans provide benefits based on participants' years of service and compensation. The Company funds at least the minimum annual contribution required by ERISA. Pension cost included the following components:

                                                                 1993        1994        1995
                                                                -------     -------     -------
                                                                         (IN THOUSANDS)
Service cost -- benefits earned during the year...............  $ 3,857     $ 5,076     $ 3,898
Interest cost on projected benefit obligations................    1,714       2,014       2,304
Actual (return) loss on plan assets...........................   (4,002)        398      (5,854)
Net amortization and deferral.................................    2,423      (2,401)      3,275
                                                                -------     -------     -------
                                                                $ 3,992     $ 5,087     $ 3,623
                                                                =======     =======     =======

                            OREGON STEEL MILLS, INC.

     The following table sets forth the funded status of the plans and amount recognized in the Company's consolidated balance sheet as of December 31:

                                                                 1993        1994        1995
                                                                -------     -------     -------
                                                                        (IN THOUSANDS)
Accumulated benefit obligation, including vested benefits of
  $23,589, $25,017 and $34,308................................  $26,543     $26,451     $36,107
                                                                =======     =======     =======
Projected benefit obligation..................................  $28,413     $28,110     $39,777
Plan assets at fair value.....................................   27,380      26,790      34,283
                                                                -------     -------     -------
Projected benefit obligation in excess of plan assets.........   (1,033)     (1,320)     (5,494)
Unrecognized net loss (gain)..................................      428      (2,296)      1,891
Unrecognized prior service cost...............................    1,156       1,032         866
Unrecognized net obligation at January 1, 1987 being
  recognized over 15 years....................................    1,271         529         453
Adjustment required to recognize minimum liability............     (297)         --          --
                                                                -------     -------     -------
Pension asset (liability) recognized in consolidated balance
  sheet.......................................................  $ 1,525     $(2,055)    $(2,284)
                                                                =======     =======     =======

     Plan assets are invested in common stock and bond funds (88 percent), marketable fixed income securities (3 percent) and insurance company contracts (9 percent) at December 31, 1995. The plans do not invest in the stock of the Company.

  Canadian Pension Plans

     The Company has noncontributory defined benefit retirement plans covering all of its eligible Camrose employees. The plans provide benefits based on participants' years of service and compensation.

     The Canadian pension plan assets, for Camrose salaried employees, acquired with the Company's 60 percent interest in Camrose, are held by Stelco, Inc. ("Stelco" whose wholly-owned subsidiary, Stelcam Holdings Inc., owns 40 percent of Camrose) pending transfer approval by Canadian regulatory authorities. Pension cost included the following components:

                                                                   1993       1994        1995
                                                                   ----       -----       -----
                                                                          (IN THOUSANDS)
Service cost -- benefits earned during the year................    $303       $ 297       $ 245
Interest cost on projected benefit obligations.................       8         408         461
Actual return on plan assets...................................     (13)       (447)       (563)
Net amortization and deferral..................................      (3)        (16)         (3)
                                                                   ----       -----       -----
                                                                   $295       $ 242       $ 140
                                                                   ====       =====       =====

                            OREGON STEEL MILLS, INC.

     The following table sets forth the funded status of the Canadian plans and amount recognized in the Company's consolidated balance sheet as of December 31:

                                                                    1993       1994       1995
                                                                   ------     ------     ------
                                                                          (IN THOUSANDS)
Accumulated benefit obligation, including vested benefits of
  $4,212, $4,045 and $6,270......................................  $4,893     $4,596     $6,610
                                                                   ======     ======     ======
Projected benefit obligation.....................................  $5,870     $5,488     $7,222
Plan assets at fair value........................................   6,337      6,415      8,020
                                                                   ------     ------     ------
Plan assets in excess of projected benefit obligation............     467        927        798
Unrecognized net loss (gain).....................................    (535)      (627)        28
                                                                   ------     ------     ------
Pension asset (liability) recognized in consolidated balance
  sheet..........................................................  $  (68)    $  300     $  826
                                                                   ======     ======     ======

     The following table sets forth the significant actuarial assumptions for the United States and Canadian pension plans:

                                                                        1993      1994      1995
                                                                        ----      ----      ----
Discount rate........................................................   7.3 %     8.5 %     7.5 %
Rate of increase in future compensation levels:
  United States plans................................................   4.5 %     4.5 %     4.0 %
  Canadian plan......................................................   5.0 %     5.0 %     4.0 %
Expected long-term rate of return on plan assets.....................   8.0 %     8.8 %     8.8 %

     These actuarial assumptions are based on estimates of future economic trends. It is reasonably possible that these estimates may change in the near term. As a result, the projected benefit obligation may increase or decrease materially in the near term.

  Postretirement Health Care and Life Insurance Benefits

     The Company provides certain health care and life insurance benefits for substantially all of its retired employees. Employees are generally eligible for benefits upon retirement and completion of a specified number of years of service. The benefit plans are unfunded.

                            OREGON STEEL MILLS, INC.

     The following table sets forth the status of the plans as of December 31:

                                                               1993         1994         1995
                                                             --------     --------     --------
                                                                       (IN THOUSANDS)
Accumulated postretirement benefit obligation:
  Retirees.................................................  $  8,240     $  4,557     $  7,424
  Fully eligible plan participants.........................     1,294        2,037        4,829
  Other active plan participants...........................     5,050        6,387        5,357
                                                             ---------    ---------    ---------
                                                             $ 14,584     $ 12,981     $ 17,610
                                                             =========    =========    =========
Accumulated postretirement benefit obligation in excess of
  plan assets..............................................  $(14,584)    $(12,981)    $(17,610)
Unrecognized net loss (gain)...............................        34       (2,379)       1,831
Accrued postretirement benefit cost........................     7,557        8,777        7,672
                                                             ---------    ---------    ---------
Postretirement (liability) asset recognized in consolidated
  balance sheet............................................  $ (6,993)    $ (6,583)    $ (8,107)
                                                             =========    =========    =========
Net periodic postretirement benefit costs include:
     Service cost..........................................  $    395     $    457     $    377
     Interest cost benefit obligation......................     1,017        1,033        1,067
     Transition obligation at March 31, 1991 being
       amortized over 20 years.............................       410          410          408
     Gains.................................................        --           (3)        (350)
                                                             ---------    ---------    ---------
  Net postretirement benefit cost..........................  $  1,822     $  1,897     $  1,502
                                                             =========    =========    =========

     For measurement purposes, a long-term inflation rate of 5 to 8 percent is assumed for health care cost trend rates. A one percentage point increase in the assumed health care cost trend for 1996 would increase the accumulated postretirement benefit obligation by $532,000; the aggregate service and interest cost would increase $51,000. The weighted average health care cost trend rate used in measuring the postretirement benefit expense was 8 percent in 1996 gradually declining to 5 percent in 2002 and remaining at that level thereafter. The discount rate used in determining the accumulated postretirement benefit obligation was 7.5 percent. These assumptions are based on estimates of future economic trends. It is reasonably possible that these estimates may change in the near term. As a result, the accumulated postretirement obligation may increase or decrease materially in the near term.

  Other Employee Benefit Plans

     In 1994 the Company established an unfunded supplemental retirement plan designed to maintain benefits for all nonunion domestic employees at the plan formula level. The amount expensed for this plan in 1994 and 1995 was $160,000 and $239,000, respectively.

     The Company has an Employee Stock Ownership Plan ("ESOP") noncontributory qualified stock bonus plan for eligible domestic employees. Contributions to the plan are made at the discretion of the Board of Directors and are in the form of newly issued shares of the Company's common stock. Shares are allocated to eligible employees' accounts based on annual compensation. At December 31, 1995, the ESOP held approximately 2.3 million shares of Company common stock. Dividends on shares held by the ESOP are paid to eligible employees.

     The Company has discretionary profit participation plans under which it distributes quarterly 12 percent to 20 percent, depending on operating division, of its pre-tax profits after adjustments for certain non-operating items such as interest expense, to eligible employees. Each eligible employee receives a share of the

                            OREGON STEEL MILLS, INC.

distribution based upon the employee's base compensation compared with the total base compensation of all eligible employees of the division.

     The Company has qualified thrift plans (401K) for eligible domestic employees under which the Company matches 25 percent of the first 4 percent of the participant's deferred compensation. Company contribution expense in 1993, 1994 and 1995 was $461,000, $778,000 and $742,000, respectively.

13.  RELATED PARTY TRANSACTIONS

     Camrose purchases steel coil, plate, and pipe under a steel supply agreement from Stelco. Transactions under the agreement are at negotiated market prices. The following table summarizes the transactions between Camrose and Stelco.

                                                                 1993        1994        1995
                                                                -------     -------     -------
                                                                        (IN THOUSANDS)
Sales to Stelco...............................................  $    --     $ 2,189     $   969
Purchases from Stelco.........................................   59,019      72,642      31,017
Accounts payable to Stelco at December 31.....................    6,755       9,053       2,072

14.  COMMITMENTS AND CONTINGENCIES

  Environmental

     All material environmental remediation liabilities which are probable and estimatable are recorded in the financial statements based on technologies and environmental standards at the time of evaluation. Adjustments are made when additional information is available that may require different remediation methods or periods, and ultimately affect the total cost. The best estimate of the probable loss within a range is recorded. If there is no best estimate, the low end of the range is recorded, and the range is disclosed.

     The Company's Napa subsidiary has accrued $2.7 million at December 31, 1995 and $2.6 million at March 31, 1996 (unaudited) for environmental remediation relating to the Napa, California pipe mill. The Company's estimate of this environmental liability was based on several remedial investigations and feasibility studies performed by an independent engineering consultant. The accrual includes costs for remedial action which is scheduled to be completed in 1998 with sampling, monitoring and maintenance costs continuing through 2024.

     In connection with the 1993 acquisition of CF&I, the Company accrued a liability of $36.7 million for environmental remediation at CF&I's Pueblo, Colorado steel mill. CF&I believed $36.7 million was the best estimate from a range of $23.1 to $43.6 million. CF&I's estimate of this liability was based on two separate remediation investigations conducted by independent environmental engineering consultants. The accrual includes costs for the Resource Conservation and Recovery Act facility investigation, a corrective measures study, remedial action, and operation and maintenance associated with the proposed remedial actions. In October 1995, CF&I and the Colorado Department of Public Health and Environment finalized a post-closure permit. The permit contains a prioritized schedule for corrective actions to be completed which is substantially reflective of a straight line rate of expenditure over 30 years. The State of Colorado stated that the schedule for corrective action could be accelerated if new data indicated a greater threat to the environment than is currently known to exist. At December 31, 1995, the accrued liability was $35.4 million, of which $34.2 million was classified as noncurrent in other deferred liabilities in the consolidated balance sheet. At March 31, 1996, CF&I had a reserve of $35.4 million (unaudited), of which $33.8 million is classified as noncurrent in other deferred liabilities in the consolidated balance sheet.

                            OREGON STEEL MILLS, INC.

  Contracts With Key Employees

     The Company has employment agreements with certain officers which provide for severance compensation in the event their employment with the Company is terminated subsequent to a change in control (as defined) of the Company.

  Camrose Acquisition

     Under the terms of the 1992 asset purchase agreement for the steel pipemaking facility and related assets in Camrose, Alberta, Canada, the purchase price of acquired Camrose assets may be increased or decreased based upon an annual performance adjustment over a five-year period. The purchase price was increased by $485,000 and $3.6 million, respectively, in 1993 and 1994.

  Other Contingencies

     The Company, in the regular course of business, is involved in investigations and claims by various regulatory agencies. The Company is also engaged in various legal proceedings and claims incidental to its normal business activities. Management of the Company does not believe that the ultimate resolution of these investigations, claims and legal proceedings will have a material effect on the Company.

  Commitments

     During 1995 the Company continued construction of various capital improvement projects at the Company's steel mills in Portland, Oregon and Pueblo, Colorado. At March 31, 1996 and December 31, 1995, the Company had commitments for expenditures of approximately $70.6 million (unaudited) and $53.8 million, respectively, for completion of these projects.

15. CAPITAL STOCK

     The Board of Directors has the authority to establish the terms and to issue shares of preferred stock without any vote or action by the stockholders.

     In connection with the March 1993 acquisition of certain assets of CF&I Steel Corporation, the Company agreed to issue 598,400 shares of its common stock in March 2003 to specified creditors of CF&I Steel Corporation. In connection with the acquisition, the Company also agreed to issue five-year warrants expiring March 3, 1998 to purchase 100,000 shares of the Company's common stock at $35 per share to CF&I Steel Corporation. At the date of acquisition, the stock was valued at $11.2 million and the warrants were valued at $556,000 using the Black-Scholes method.

16. UNUSUAL AND NONRECURRING ITEMS

  Proceeds from Insurance Settlement

     Sales for 1995 include approximately $4 million of insurance proceeds received as reimbursement of lost profits resulting from lost production and start-up delays of CF&I's rod/bar mill caused by an explosion that occurred during the third quarter of 1994.

  Property Tax Refund

     During the fourth quarter of 1994, the Company received property tax refunds totaling $4.6 million related to prior years for the over-assessment of its Portland, Oregon and Pueblo, Colorado steel mills. The refunds reduced 1994 cost of sales by $3.5 million and increased interest income by $1.1 million.

                            OREGON STEEL MILLS, INC.

  Provision for Rolling Mill Closures

     During the fourth quarter of 1994, the Company began construction on the Combination Mill at its Portland, Oregon steel mill. When completed, this mill will replace the Company's existing plate rolling mill at the Portland, Oregon steel mill. Accordingly, in the third quarter of 1994 the Company recorded a non-cash pre-tax charge of $8.9 million to reduce the carrying value of plant and equipment and inventories located at the Portland steel mill which are unlikely to be used following the completion of the Combination Mill.

     The Company's Fontana, California plate mill ceased plate production in the fourth quarter of 1994 and closed permanently in the first quarter of 1995. As a result of the closure, the Company recognized a pre-tax charge in 1994 for the disposal and exit costs of $13.2 million.

     The Fontana plate mill is on leased property. The lease was terminated on January 18, 1995. The agreement provided for, among other stipulations, the termination of the lease and vacating the premises by March 31, 1995. The Company agreed to specific actions to restore the premises to a condition acceptable to the lessor by June 30, 1995, or within 60 days following receipt of all requirements for closure of the premises from the local county environmental authorities. The lessor agreed to indemnify the Company against environmental claims upon written notification by the local authority that the Company has satisfactorily performed all of the authority's requirements for closure of the premises. The Company expects to remove the remaining equipment at the Fontana plate mill by June 30, 1996 and close the premises shortly thereafter.

                                    APPENDIX

                                 NEW CF&I, INC.

                                CF&I STEEL, L.P.

INTRODUCTION

     As described elsewhere in the Prospectus of which this Appendix is a part, Oregon Steel Mills, Inc. (the "Company") is offering $235 million aggregate principal amount of First Mortgage Notes due 2003 (the "Notes"). New CF&I, Inc. ("New CF&I"), a subsidiary of the Company, and CF&I Steel, L.P. ("CF&I"), an indirect subsidiary of the Company, will unconditionally guarantee, jointly and severally, the Company's obligations under the Notes. See "Description of the Notes -- Guarantees" in the Prospectus. This Appendix contains certain supplementary information, including audited financial statements, with respect to New CF&I and CF&I. This Appendix should be read in conjunction with, and is qualified in its entirety by reference to, the information and financial statements included and incorporated by reference elsewhere in the Prospectus, including the information appearing under the caption "Risk Factors." As used in this Appendix, "New CF&I" means New CF&I, Inc. together with, unless the context otherwise requires, its consolidated subsidiaries; and capitalized terms used but not defined in this Appendix shall have the meaning given to such terms in the Prospectus.

GENERAL

     To expand the Company's steel product lines and enter new geographic areas, CF&I, a limited partnership whose sole general partner is New CF&I, purchased the Pueblo Mill and related assets in March 1993. The Pension Benefit Guaranty Corporation ("PBGC") is the sole limited partner in CF&I and holds a 4.8% equity interest in CF&I. The Pueblo Mill has melting and finishing capacity of approximately 1.2 million tons per year. In 1994 and 1995 New CF&I shipped 765,600 and 640,200 tons of steel products, respectively, and generated revenues of $339.5 million and $303.0 million, respectively. In the three months ended March 31, 1995 and 1996, New CF&I shipped 192,200 and 255,700 tons of steel products, respectively, and generated revenues of $87.7 million and $112.6 million, respectively. In August 1994 New CF&I sold a 10% equity interest in New CF&I to a subsidiary of Nippon Steel Corporation ("Nippon"). In connection with that sale, Nippon agreed to license to the Company its proprietary technology for producing in-line deep head hardened ("DHH") rail under a separate equipment supply agreement. In November 1995 the Company sold a 3% equity interest in New CF&I to two subsidiaries of the Nissho Iwai Group ("Nissho Iwai"), a large Japanese trading company. In connection with that sale, Nissho Iwai agreed to promote the international sale of certain steel products produced by the Company. As a result of the purchases of stock in New CF&I by Nippon and Nissho Iwai, the Company owns 87% of the issued and outstanding common stock of New CF&I. In connection with those sales, the Company and New CF&I entered into a stockholders' agreement with Nippon and Nissho Iwai pursuant to which Nippon and Nissho Iwai were granted a right to sell all, but not less than all, of their equity interest in New CF&I back to New CF&I at the then fair market value in certain circumstances. Those circumstances include, among other things, a change of control, as defined, in New CF&I, certain changes involving the composition of the board of directors of New CF&I, and the occurrence of certain other events (which are within the control of the Company) involving New CF&I or CF&I or its operations. The Company also agreed not to transfer voting control of New CF&I to a non-affiliate except in circumstances where Nippon and Nissho Iwai are offered the opportunity to sell their interest in New CF&I to the transferee at the same per share price obtained by the Company. The Company also retained a right of first refusal in the event that Nippon and Nissho Iwai desire to transfer their interest in New CF&I to a non-affiliate. The equity interests of Nippon and Nissho Iwai in New CF&I are reflected in the New CF&I balance sheet as redeemable common stock stated at estimated fair market value. Future increases or decreases in estimated fair market value will be reflected as corresponding decreases or increases in stockholders' equity of New CF&I.

BUSINESS


     Information with respect to the business of CF&I is set forth in the Prospectus under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "Description of the Notes" and "Description of Certain Indebtedness." In particular, information with respect to capital expenditures at the Pueblo Mill since its acquisition by CF&I in March 1993 is set forth under "Business -- Capital Improvement Program -- Capital Improvements at the CF&I Steel Division;" information with respect to products, customers and markets of CF&I is set forth under "Business -- Products, Customers and Markets -- Overview" and "-- CF&I Steel Division;" information with respect to competition and other market factors is set forth under "Business -- Competition and Other Market Factors;" information with respect to raw materials is set forth under "Business -- Raw Materials;" information with respect to environmental matters relating to CF&I is set forth under "Business -- Environmental Matters -- Pueblo Mill;" information with respect to employees is set forth under "Business -- Employees;" and information with respect to indebtedness incurred by CF&I in connection with the acquisition of the Pueblo Mill is set forth in the Prospectus under "Description of Certain Indebtedness -- CF&I Steel Division Acquisition Debt."


MANAGEMENT

     CF&I has no independent executive officers, and its business is managed by its sole general partner, New CF&I, whose executive officers are set forth in the table below.

Name                       Position
- -----------------------    ------------------------------------------------------------
Thomas B. Boklund          President and Chief Executive Officer
L. Ray Adams               Vice President, Finance and Chief Financial Officer
Joe E. Corvin              Senior Vice President, Manufacturing and
                           Chief Operating Officer
Edward J. Hepp, Jr.        Senior Vice President, Commercial
Peter Hyde                 Vice President and General Manager of CF&I Steel Works
Jim Dionisio               Vice President, Sales and Marketing

Each of Messrs. Boklund, Adams, Corvin and Hepp is an officer of the Company. Information with respect to the executive officers of the Company is incorporated by reference into this Prospectus from the Annual Report of the Company on Form 10-K for the year ended December 31, 1995.

RESULTS OF OPERATIONS

     In addition to its ownership interest in CF&I, New CF&I owns Colorado & Wyoming Railway Company, a shortline railroad, serving principally the Pueblo Mill. For the years ended December 31, 1994 and 1995 and the three months ended March 31, 1995 and 1996, sales of CF&I were 99.9 percent, 99.0 percent, 99.6 percent and 99.0 percent, respectively, of the consolidated sales of New CF&I. For the years ended December 31, 1994 and 1995 and the three months ended March 31, 1995 and 1996, cost of sales of CF&I were 100.2 percent, 99.4 percent, 97.6 percent and 99.9 percent, respectively, of the consolidated cost of sales of New CF&I.

     The following table sets forth for New CF&I and its consolidated subsidiaries, for the periods indicated, the percentages of sales represented by selected income statement items and information regarding selected balance sheet data.

                                                                               THREE MONTHS
                                                       YEARS ENDED                ENDED
                                                       DECEMBER 31,             DECEMBER 31,
                                                  ---------------------     ---------------------
                                                    1994         1995         1995         1996
                                                  --------     --------     --------     --------
INCOME STATEMENT DATA:
  Sales.........................................     100.0%       100.0%(1)    100.0%       100.0%
  Cost of sales.................................      92.8(2)      92.1 (1)     93.2         88.3
                                                     -----        -----        -----        -----
  Gross profit..................................       7.2          7.9          6.8         11.7
  Selling, general and administrative
     expenses...................................       4.9          5.7          5.0          4.4
  Profit participation expense..................        --           .1           --           .2
                                                     -----        -----        -----        -----
     Operating income...........................       2.3          2.1          1.8          7.1
  Interest and dividend income..................        .1(2)        --           --           --
  Interest expense..............................      (1.1)        (4.0)        (2.0)        (4.1)
  Other income, net.............................        .1           .1           --           --
  Minority interests............................        --           .2           .1          (.1)
                                                     -----        -----        -----        -----
     Income (loss) before income taxes..........       1.4         (1.6)         (.1)         2.9
  Income tax (expense) benefit..................       (.6)         1.7           --         (1.2)
                                                     -----        -----        -----        -----
     Net income.................................        .8%          .1%         (.1)%        1.7%
                                                     =====        =====        =====        =====
BALANCE SHEET DATA:
  Current ratio(3)..............................     1.5:1        1.6:1        1.7:1        1.7:1
  Long-term debt as a percentage of
     capitalization(4)(7).......................      85.8%        90.9%        80.0%        90.6%

     The following table sets forth for New CF&I and its consolidated subsidiaries, for the periods indicated, tonnage sold, sales, average price per ton sold and other data.

                                                                                THREE MONTHS
                                                       YEARS ENDED                  ENDED
                                                      DECEMBER 31,                MARCH 31,
                                                  ---------------------     ---------------------
                                                    1994         1995         1995         1996
                                                  --------     --------     --------     --------
TONNAGE SOLD:
  Rail..........................................   250,500      240,700       78,600       95,100
  Rod, bar and wire products....................   379,300      271,300       84,700      112,800
  Seamless pipe.................................   130,000      116,100       28,900       40,700
  Semifinished..................................     5,800       12,100           --        7,100
                                                  --------     --------     --------     --------
          Total.................................   765,600      640,200      192,200      255,700
                                                  ========     ========     ========     ========
Sales (thousands)...............................  $339,474     $303,003     $ 87,687     $112,643
Average price per ton sold......................  $    443     $    467(5)  $    456     $    441
Operating income per ton sold...................  $     10     $     10(5)  $      9     $     31
Operating margin................................      2.3%         2.1%(6)      1.8%         7.1%

- ---------------

(1) Sales for 1995 include approximately $4.0 million of insurance proceeds received as reimbursement of lost profits resulting from lost production and delays at CF&I's rod and bar mill caused by an explosion in the third quarter of 1994. In 1995 revenues of $26.0 million and costs of $26.7 million were capitalized during construction of the rod and bar mill at the Pueblo Mill prior to placement of the mill in service on August 1, 1995.

(2) In the fourth quarter of 1994, CF&I received property tax refunds totaling approximately $535,000 related to prior years for the over-assessment of its Pueblo Mill. This refund reduced 1994 cost of sales and increased 1994 interest income.

(3) Current ratio is defined as the ratio of current assets to current liabilities.

(4) For purpose of this percentage, long-term debt excludes current portion, and capitalization is defined as the sum of long-term debt plus stockholders' equity, excluding redeemable common stock.

(5) Excludes proceeds from the insurance settlement referred to in note (1) above.

(6) Includes proceeds from the insurance settlement referred to in note (1) above.

(7) The 1994 amounts have been restated to reflect proceeds from the sale of a 10% equity interest in New CF&I as a minority interest. See "Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- Results of Operations" in the Prospectus and Note 3 to the New CF&I consolidated financial statements.


     A temporary shutdown of the ladle refining furnace (the "LRF") at the Pueblo Mill as the result of a mechanical failure and a resulting reduction in steel production will increase production costs and adversely affect shipment levels in June and July 1996. New CF&I estimates that this temporary shutdown will reduce pretax results by approximately $3 million, although the actual effect on results of operations will likely vary from this estimate. The Company has business interruption insurance and is reviewing its coverage under the policy to determine whether it is entitled to any insurance recovery in connection with the LRF shutdown. There is no assurance that the effect of the shutdown on results of operations will not be more adverse than the estimate set forth above. See "Prospectus Summary -- Recent Developments."



     New CF&I's results of operations for the three months ended March 31, 1996 were favorably affected by strong shipments of rail and OCTG products. Rail sales are expected to decline in the second quarter of 1996, and this decline, together with the need for further adjustment of the product mix at the Pueblo Mill, including rod and bar product mix, is expected to further adversely affect New CF&I's results of operations for the second quarter of 1996 compared with the first quarter of 1996.



     The combined effect of the matters discussed above is expected to have a material adverse effect on New CF&I's results of operations for the second quarter of 1996 compared to the first quarter of 1996 and could result in a pre-tax loss for New CF&I for the second quarter of 1996. See "Forward-Looking Statements" under "Prospectus Summary."


  Comparison of First Quarter 1996 to First Quarter 1995

     Sales. New CF&I's sales in the first quarter of 1996 of $112.6 million increased 28.5 percent from sales of $87.7 million in the first quarter of 1995. Shipments increased 33.0 percent to 255,700 tons in the first quarter of 1996 from 192,200 tons for the corresponding period in 1995. The increase in revenues and shipments was primarily due to increased shipments of rail, OCTG and rod products. Historically shipments of rail products have been highest in the first quarter of the year. Selling prices in the first quarter of 1996 averaged $441 per ton versus $456 per ton for the corresponding period in 1995. The decrease in average selling price was due in part to a higher proportion of sales represented by lower priced rod and bar products and lower selling prices for most of CF&I's products compared to the first quarter of 1996. Shipments of rod and bar products increased 41 percent to 97,100 tons in the first quarter of 1996 compared to 68,800 tons in the comparable period of 1995. The $25.0 million sales increase in the first quarter of 1996 was the result of a $28.9 million volume increase offset in part by a $3.9 million decrease from lower average selling prices.

     Gross Profit. New CF&I's gross profit as a percentage of sales for the first quarter of 1996 was 11.7 percent compared to 6.8 percent for the first quarter of 1995. Gross profit margins were positively impacted by increased shipment of rail, OCTG and rod products offset in part by a decline in average selling prices. In addition, New CF&I estimates that expenses associated with the CF&I capital improvement program were approximately $3 million in the first quarter of 1995. These expenses related to the start-up of its new rod and bar mill, the conversion from ingot to continuous casting for the rail mill and improvements to the steelmaking process, including a new ladle refining furnace, a vacuum degassing unit and caster modifications.

     Selling, General and Administrative. New CF&I's selling, general and administrative expenses for the first quarter of 1996 increased $550,000 or 12.6 percent compared to the first quarter of 1995, and decreased as a percentage of sales from 5.0 percent in the first quarter of 1995 to 4.4 percent in the first quarter of 1996. The dollar increase was primarily due to increased shipping expense as a result of increased tons shipped in the first quarter of 1996 compared to the corresponding 1995 period.

     Profit Participation. New CF&I's profit participation plan expense was $275,000 for the first quarter of 1996 compared to no expense for the corresponding period in 1995 due to increased profitability in 1996.

     Interest Expense. New CF&I's total interest costs for the first quarter of 1996 were $5.2 million, an increase of $1.2 million compared to 1995. This increase was primarily related to interest on debt incurred to fund the capital improvement program. Of the $5.2 million of interest costs in the first quarter of 1996, $600,000 was capitalized as part of construction in progress. As projects in the capital improvement program are completed, ongoing interest costs will be expensed, rather than capitalized, which will substantially increase New CF&I's interest expense.

     Income Tax Expense. New CF&I's effective income tax rate for state and federal taxes was 42.3 percent for the first quarter of 1996 compared to 15.6 percent for the first quarter of 1995. The effective tax rate for the first quarter of 1995 varied from the combined state and federal statutory rates due to differences in the deductibility of certain miscellaneous business expenses.

  Comparison of 1995 to 1994

     Sales. New CF&I's sales in 1995 of $303.0 million declined 10.8 percent from sales of $339.5 million in 1994. For 1995 sales included proceeds from an insurance settlement of approximately $4.0 million as reimbursement of lost profits resulting from lost production and start-up delays at the Pueblo Mill caused by an explosion that occurred in the third quarter of 1994. Tons sold decreased 16.4 percent to 640,200 tons in 1995 from 765,600 tons in 1994. Selling prices in 1995 averaged $467 per ton versus $443 per ton in 1994. Of the $36.5 million sales decrease, $55.6 million was the result of volume decreases, offset in part by $15.1 million from higher average selling prices and approximately $4.0 million from the proceeds of the insurance settlement.

     The decrease in sales and shipments was primarily the result of reduced rod and bar shipments. Rod and bar shipments were negatively impacted by difficulties relating to the start-up of the new combination rod and bar mill which resulted in production delays and reduced production. See "Risk
Factors -- Start-up Difficulties." In addition, rod and bar costs, net of sales, were capitalized through July 31, 1995. Thus, New CF&I's income statement for 1995 did not reflect $26.0 million from the sale of 78,700 tons of rod and bar mill products, nor did it reflect $26.7 million for the cost of those sales. New CF&I began recognizing all revenues and costs associated with the new rod and bar mill in August 1995.

     Gross Profit. New CF&I's gross profit as a percentage of sales for 1995 was 7.9 percent, compared to 7.2 percent for 1994. Gross profit margins were positively impacted by higher selling prices for most products, offset by a 7.5 percent increase in the cost of scrap and other metallics. Gross profit margin, as in 1994, continued to be negatively affected by high costs and lower volumes relating to the completion and start-up of a portion of the equipment upgrades at the rod and bar mill which are part of the capital improvement program at the Pueblo Mill. Gross profits for 1995 were positively impacted compared to 1994 due to approximately $4.0 million received from CF&I's business interruption insurance carrier in the second quarter of 1995 for reimbursement of lost profits.

     Selling, General and Administrative. New CF&I's selling, general and administrative expenses for 1995 increased $534,000 or 3.2 percent compared with 1994, and increased as a percentage of sales from 4.9 percent in 1994 to 5.7 percent in 1995. The increase as a percentage of sales is primarily due to reduced sales of rod and bar products for the reasons noted above.

     Profit Participation. New CF&I's profit participation plan expense was $449,000 for 1995 compared to no expense for 1994.

     Interest and Dividend Income. New CF&I's interest and dividend income on investments was $48,000 in 1995 compared to $346,000 in 1994. This decrease was primarily due to a decline in average cash and cash equivalent balances available for investment.

     Interest Expense. New CF&I's total interest costs for 1995 were $17.4 million, an increase of $7.2 million compared to 1994. This increase was primarily related to interest on debt incurred to fund the capital improvement program. Of the $17.4 million of interest cost in 1995, $5.5 million was capitalized as part of construction in progress. As projects in the capital improvement program are completed, ongoing interest costs will be expensed, rather than capitalized, which will substantially increase New CF&I's interest expense.

     Income Tax Expense. New CF&I's effective income tax rate for state and federal taxes was a benefit of 109.1 percent for 1995 compared to an expense of
43.9 percent for 1994. The effective tax rate for 1995 varied from the combined state and federal statutory rates due to earned state tax credits, including a net tax benefit of $2.5 million related to enterprise zone credits for eligible completed capital projects at the Pueblo Mill.

CAPITAL RESOURCES

     Since its acquisition by the Company in March 1993, CF&I has required substantial amounts of cash to fund its operations and capital expenditures. Borrowing requirements for capital expenditures and other cash needs, both short-term and long-term, are provided through loans from the Company to CF&I. As of March 31, 1996, $193.9 million of aggregate principal amount of these loans was outstanding, all of which was classified as long-term. The loans are in the form of notes which are due on demand or, if no demand is made, due in the years 2002 through 2004. Interest on the principal amount of the loans is based on the prime rate and payable monthly. Because these loans from the Company to CF&I are due on demand, the applicable interest rate is effectively subject to renegotiation at any time, and there is no assurance the interest rate will not be materially increased in the future. In addition, the Company is not required to provide financing to CF&I and, although no repayments are expected in 1996, may in any event demand repayment of these loans at any time. If the Company were to demand repayment of these loans, it is unlikely that CF&I would be able to obtain from external sources financing necessary to repay these loans or to fund its capital expenditures and other cash needs. Failure to obtain alternative financing would have a material adverse effect on New CF&I and CF&I. If CF&I were able to obtain the necessary financing, it is likely that such financing would be at interest rates and on terms substantially less favorable to CF&I than those provided by the Company.

     In December 1994 the Company entered into an agreement establishing two credit facilities (the "Old Credit Agreement") for borrowing of up to $297 million from a group of banks to fund capital expenditures and working capital. The Old Credit Agreement is collateralized, in part, by substantially all of CF&I's inventory and accounts receivable. CF&I's long-term debt payable to the Company has been pledged by the Company as collateral under the Old Credit Agreement. New CF&I has also guaranteed the Old Credit Agreement.

     As described in the Prospectus, it is anticipated that the Company will enter in an amendment of the Old Credit Agreement in connection with the Notes Offering (as so amended, the "Amended Credit Agreement"). It is anticipated that the Amended Credit Agreement will be guaranteed by both CF&I and New CF&I and collateralized by substantially all of their inventory and accounts receivable and related books and records. Likewise, it is anticipated that the Notes will be guaranteed by CF&I and New CF&I and collateralized by certain of their respective assets (other than inventory and accounts receivable and related books and records). See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources" and "Description of the Notes."

     Term debt of $67.5 million was incurred by CF&I as part of the purchase price of the Pueblo Mill on March 3, 1993. This debt is uncollateralized and is payable over 10 years with interest at 9.5 percent. As of March 31, 1996, the outstanding balance on the debt was $54.0 million, of which $47.8 million was classified as long-term debt.

FACILITIES

     The Pueblo Mill is located in Pueblo, Colorado on approximately 570 acres. The operating facilities principally consist of two electric arc furnaces for production of all raw steel, a ladle refining furnace and vacuum degassing system, two 6-strand continuous round casters for producing semifinished steel and four finishing mills for conversion of semifinished steel to a finished steel product. These finishing mills consist of a rail mill, a seamless tube mill, a rod and bar mill and a wire mill. See "Business -- Capital Improvement Program -- Capital Improvements at the CF&I Steel Division." The executive offices of New CF&I and CF&I are each located at 1000 S.W. Broadway, Suite 2200, Portland, Oregon 97205, and the telephone number of each of their executive offices is (503) 223-9228.

             INDEX TO FINANCIAL STATEMENTS OF CERTAIN SUBSIDIARIES

                                                                                        PAGE
                                                                                        ----
NEW CF&I, INC.
Report of Independent Accountants.....................................................   B-2
Consolidated Balance Sheets at December 31, 1993, 1994 and 1995 and March 31, 1996
  (unaudited).........................................................................   B-3
Consolidated Statements of Income for the years ended December 31, 1993, 1994 and 1995
  and the three months ended March 31, 1995 and 1996 (unaudited)......................   B-4
Consolidated Statements of Changes in Stockholders' Equity for the years ended
  December 31, 1993, 1994 and 1995 and the three months ended March 31, 1996
  (unaudited).........................................................................   B-5
Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and
  1995 and the three months ended March 31, 1995 and 1996 (unaudited).................   B-6
Notes to Consolidated Financial Statements............................................   B-7
CF&I STEEL, L.P.
Report of Independent Accountants.....................................................  B-18
Balance Sheets at December 31, 1993, 1994 and 1995 and March 31, 1996 (unaudited).....  B-19
Statements of Operations for the period March 3, 1993 (date of inception) through
  December 31, 1993 and for the years ended December 31, 1994 and 1995 and the three months ended March 31, 1995 and 1996 (unaudited)....................................  B-20
Statements of Changes in Partners' Equity for the period March 3, 1993 (date of inception) through December 31, 1993 and the years ended December 31, 1994 and 1995 and the three months ended March 31, 1996 (unaudited)...............................  B-21
Statements of Cash Flows for the period March 3, 1993 (date of inception) through
  December 31, 1993 and the years ended December 31, 1994 and 1995 and the three months ended March 31, 1995 and 1996 (unaudited)....................................  B-22
Notes to Financial Statements.........................................................  B-23

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and
Directors of New CF&I, Inc.

We have audited the accompanying consolidated balance sheets of New CF&I, Inc. and Subsidiaries as of December 31, 1993, 1994 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of New CF&I, Inc. and Subsidiaries as of December 31, 1993, 1994 and 1995, and their consolidated results of operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, the December 31, 1994 balance sheet has been restated to reflect the proceeds from the sale of stock as redeemable common stock.

                                          COOPERS & LYBRAND L.L.P.

Portland, Oregon
January 19, 1996

                                 NEW CF&I, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                      DECEMBER 31,
                                                    ------------------------------------------------
                                                                (RESTATED
                                                                 NOTE 3)                  MARCH 31,
                                                      1993        1994         1995         1996
                                                    --------    ---------    --------    -----------
                                                                                         (UNAUDITED)
                        ASSETS
Current assets:
  Cash and cash equivalents.......................  $  5,107    $     481    $     --     $        3
  Trade accounts receivable, less allowance for
     doubtful accounts of $673, $592, $518 and
     $504.........................................    43,780       44,195      45,904         62,501
  Inventories.....................................    47,160       63,617      70,249         57,468
  Deferred tax asset..............................     1,813        3,019       5,007          5,007
  Other...........................................       262          840       1,056          1,250
                                                    --------     --------    --------     ----------
          Total current assets....................    98,122      112,152     122,216        126,229
                                                    --------     --------    --------     ----------
Property, plant and equipment:
  Land and improvements...........................       174        3,558       3,530          3,530
  Buildings.......................................     4,981        5,872       5,867          5,867
  Machinery and equipment.........................    25,408       42,952     188,726        197,154
  Construction in progress........................    16,548      117,998      31,586         32,464
                                                    --------     --------    --------     ----------
                                                      47,111      170,380     229,709        239,015
  Accumulated depreciation........................    (1,658)      (4,047)    (11,124)       (14,020)
                                                    --------     --------    --------     ----------
                                                      45,453      166,333     218,585        224,995
                                                    --------     --------    --------     ----------
Costs in excess of net assets acquired, net.......    39,630       39,002      37,983         37,727
Other assets......................................    11,496       11,838      13,484         13,216
                                                    --------     --------    --------     ----------
                                                    $194,701    $ 329,325    $392,268     $  402,167
                                                    ========     ========    ========     ==========
                LIABILITIES
Current liabilities:
  Current portion of long-term debt...............  $  4,680    $   5,302    $  4,576     $    6,201
  Accounts payable................................    45,574       56,563      53,867         50,639
  Accrued expenses................................     9,208       13,960      16,269         16,594
  Short-term debt.................................    10,000           --          --             --
                                                    --------     --------    --------     ----------
          Total current liabilities...............    69,462       75,825      74,712         73,434
Long-term debt....................................    59,787       54,771      50,666         47,760
Long-term debt -- Oregon Steel Mills, Inc. .......        --      112,700     181,750        193,900
Other deferred liabilities........................    34,843       34,225      34,157         33,825
Deferred employee benefits........................     4,075        4,689       5,388          5,608
Deferred income taxes.............................        12        1,446          --             29
                                                    --------     --------    --------     ----------
                                                     168,179      283,656     346,673        354,556
                                                    --------     --------    --------     ----------
Minority interest.................................     1,149        1,084         587            703
                                                    --------     --------    --------     ----------
Redeemable common stock, 20, 26 and 26 shares
  issued and outstanding..........................        --       16,800      21,840         21,840
                                                    --------     --------    --------     ----------
Commitments and contingencies (Note 13)

           STOCKHOLDERS' EQUITY
Capital stock:
  Common stock, par value $1 per share, 1,000
     shares authorized; 100, 180, 174 and 174
     shares issued and outstanding................         1            1           1              1
Additional paid-in capital........................    22,241       21,643      16,603         16,603
Retained earnings.................................     3,428        6,141       6,564          8,464
Minimum pension liability adjustment..............      (297)          --          --             --
                                                    --------     --------    --------     ----------
                                                      25,373       27,785      23,168         25,068
                                                    --------     --------    --------     ----------
                                                    $194,701    $ 329,325    $392,268     $  402,167
                                                    ========     ========    ========     ==========

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                                 NEW CF&I, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                                  FOR THE THREE
                                                  FOR THE YEARS ENDED                 MONTHS
                                                      DECEMBER 31,                ENDED MARCH 31,
                                            --------------------------------    -------------------
                                              1993        1994        1995       1995        1996
                                            --------    --------    --------    -------    --------
                                                                              (UNAUDITED) (UNAUDITED)
Sales.....................................  $264,658    $339,474    $303,003    $87,687    $112,643
                                            --------    --------    --------    -------    --------
Costs and expenses:
  Cost of sales...........................   241,381     314,966     279,099     81,682      99,478
  Selling, general and administrative.....    12,515      16,625      17,159      4,358       4,908
  Profit participation....................       477          --         449         --         275
                                            --------    --------    --------    -------    --------
                                             254,373     331,591     296,707     86,040     104,661
                                            --------    --------    --------    -------    --------
     Operating income.....................    10,285       7,883       6,296      1,647       7,982
Other income (expense):
  Interest and dividend income............       410         346          48         21          10
  Interest expense........................    (5,003)     (3,586)    (11,923)    (1,758)     (4,581)
  Minority interest.......................      (139)          6         497         69        (117)
  Other, net..............................        (2)        189         439        (11)         --
                                            --------    --------    --------    -------    --------
     Income (loss) before income taxes....     5,551       4,838      (4,643)       (32)      3,294
Income tax benefit (expense)..............    (2,123)     (2,125)      5,066          5      (1,394)
                                            --------    --------    --------    -------    --------
     Net income (loss)....................  $  3,428    $  2,713    $    423    $   (27)   $  1,900
                                            ========    ========    ========    =======    ========

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                                 NEW CF&I, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
             AND THE THREE MONTHS ENDED MARCH 31, 1996 (UNAUDITED)
                          (IN THOUSANDS EXCEPT SHARES)

                                                                                       MINIMUM
                                             COMMON STOCK     ADDITIONAL               PENSION
                                            ---------------    PAID-IN     RETAINED   LIABILITY
                                            SHARES   AMOUNT    CAPITAL     EARNINGS   ADJUSTMENT    TOTAL
                                            ------   ------   ----------   --------   ----------   -------
Balances, December 31, 1992
Issuance of common stock..................    100      $1      $ 22,241                            $22,242
Net income................................                                  $3,428                   3,428
Minimum pension liability adjustment......                                              $ (297)       (297)
                                              ---      --      --------     ------      ------     -------

Balances, December 31, 1993...............    100       1        22,241      3,428        (297)     25,373

Net income................................                                   2,713                   2,713
Purchase price adjustment.................                         (598)                              (598)
Stock dividend............................     80
Minimum pension liability adjustment......                                                 297         297
                                              ---      --      --------     ------      ------     -------

Balances, December 31, 1994 (restated
Note 3)...................................    180       1        21,643      6,141          --      27,785

Net income................................                                     423                     423
Sale of common stock by Oregon Steel
  Mills, Inc..............................     (6)               (5,040)                            (5,040)
                                              ---      --      --------     ------      ------     -------

Balances, December 31, 1995...............    174       1        16,603      6,564          --      23,168

Net income................................                                   1,900                   1,900
                                              ---      --      --------     ------      ------     -------

Balances, March 31, 1996..................    174      $1      $ 16,603     $8,464      $   --     $25,068
                                              ===      ==      ========     ======      ======     =======


                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                                 NEW CF&I, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                   FOR THE THREE
                                                   FOR THE YEARS ENDED                MONTHS
                                                        DECEMBER 31,              ENDED MARCH 31,
                                              -------------------------------   -------------------
                                                1993       1994        1995       1995       1996
                                              --------   ---------   --------   --------   --------
                                                                               (UNAUDITED) (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).......................... $  3,428   $   2,713   $    423   $    (27)  $  1,900
  Adjustments to reconcile net income to net
     cash provided by (used in) operating
     activities:
       Depreciation..........................    1,679       2,401      7,283        891      2,896
       Amortization..........................    1,010       1,322      1,019        328        255
       Deferred income taxes.................   (1,801)        228     (4,601)     1,005      1,196
       (Gain) loss on disposal of property
          plant and equipment................        2        (189)      (438)        11         --
       Minority interest.....................      (51)        (65)      (497)       (69)       117
       Changes in current assets and
          liabilities net of effect of
          acquisitions:
          Trade accounts receivable..........   (3,613)       (415)    (1,709)     3,002    (16,597)
          Inventories........................  (18,633)    (16,458)    (6,632)     9,493     12,781
          Accounts payable...................   21,869      (1,324)    (1,194)    (5,642)      (759)
          Accrued expenses...................    7,434       4,214      3,060      1,377       (137)
          Other..............................      228        (578)      (215)    (1,472)      (194)
                                              --------   ---------   --------   --------   --------
  NET CASH PROVIDED BY (USED IN) OPERATING
     ACTIVITIES..............................   11,552      (8,151)    (3,501)     8,897      1,458
                                              --------   ---------   --------   --------   --------
Cash flows from investing activities:
  Acquisition of CF&I Steel, L.P.............   (7,313)         --         --         --         --
  Acquisition of The Colorado and Wyoming
     Railway Company.........................   (2,459)         --         --         --         --
  Additions to property, plant and
     equipment...............................  (15,620)   (111,634)   (61,406)   (18,357)   (11,427)
  Proceeds from disposal of property, plant
     and equipment...........................    2,208         256        807          1         --
  Other, net.................................       --        (203)      (600)      (402)      (897)
                                              --------   ---------   --------   --------   --------
  NET CASH USED IN INVESTING ACTIVITIES......  (23,184)   (111,581)   (61,199)   (18,758)   (12,324)
                                              --------   ---------   --------   --------   --------
Cash flows from financing activities:
  Borrowings under revolving loan
     agreement...............................   10,000      25,000         --         --         --
  Payments under revolving loan agreement....       --     (35,000)        --         --         --
  Borrowings from Oregon Steel Mills, Inc....    2,459     142,000    171,050     39,100     50,650
  Payments to Oregon Steel Mills, Inc........       --     (29,300)  (102,000)   (28,500)   (38,500)
  Payment of long-term debt..................   (3,033)     (4,394)    (4,831)    (1,195)    (1,281)
  Proceeds from issuance of common stock.....    7,313      16,800         --         --         --
                                              --------   ---------   --------   --------   --------
  NET CASH PROVIDED BY FINANCING
     ACTIVITIES..............................   16,739     115,106     64,219      9,405     10,869
                                              --------   ---------   --------   --------   --------
Net increase (decrease) in cash and cash
  equivalents................................    5,107      (4,626)      (481)      (456)         3
Cash and cash equivalents at beginning of
  period.....................................       --       5,107        481        481         --
                                              --------   ---------   --------   --------   --------
Cash and cash equivalents at end of period... $  5,107   $     481   $     --   $     25   $      3
                                              ========   =========   ========   ========   ========
Supplemental disclosures of cash flow
  information:
  Interest paid.............................. $  4,997   $   9,336   $ 16,561   $  1,358   $  1,243
                                              ========   =========   ========   ========   ========
  Income taxes paid to parent company........ $     --   $   5,193   $     --   $     10         --
                                              ========   =========   ========   ========   ========
  See Notes 1, 3 and 6 for additional supplemental disclosures of cash flow information.

   The accompanying notes are an integral part of the consolidated financial statements.

                                 NEW CF&I, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

     New CF&I, Inc. and subsidiaries ("Company") manufacture various specialty and commodity steel products in Pueblo, Colorado. Principal markets are steel service centers, steel fabricators, railroads, oil and gas producers and distributors, and other industrial concerns, primarily in the western United States. The Company also markets products internationally.

     New CF&I, Inc. was incorporated in the State of Delaware on May 5, 1992 as a wholly-owned subsidiary of Oregon Steel Mills, Inc. ("OSM" and "Parent Company").

     On March 3, 1993, the Company (1) issued 100 shares of common stock to OSM for $22.2 million (consisting of $7.3 million of cash, $3.1 million of capitalized direct acquisition costs, 598,400 shares of OSM common stock valued at $11.2 million to be issued ten years from March 3, 1993, and by the delivery of warrants to purchase 100,000 shares of OSM's common stock at $35 per share for five years valued at $556,000) and, (2) as the general partner, then acquired for $22.2 million a 95.2 percent interest in a newly formed limited partnership, CF&I Steel, L.P. ("Partnership"). The remaining 4.8 percent interest was acquired by the Pension Benefit Guaranty Corporation ("Limited Partner").

     Concurrent with the formation of the Partnership and the acquisition of the general partnership interest by the Company, the Partnership purchased from CF&I Steel Corporation substantially all of the assets of its steelmaking, fabricating, metals and railroad business ("Business"). The formation and the acquisition of the Partnership on March 3, 1993, by the Company was the initiation of the Company's operations. Assets acquired and liabilities assumed on March 3, 1993, are as follows (in thousands):

        Trade accounts receivable, net....................................  $ 38,967
        Inventories.......................................................    28,527
        Other current assets..............................................       490
        Property, plant and equipment.....................................    28,518
        Cost in excess of net assets acquired and other assets............    52,136
        Accounts payable and accrued liabilities..........................   (18,500)
        Environmental liabilities.........................................   (36,716)
        Long-term debt, including current portion.........................   (67,500)
        Deferred employee benefits........................................    (3,680)
                                                                            --------
                                                                            $ 22,242
                                                                            ========

     Concurrent with the formation of the Partnership, the Colorado & Wyoming Railway Company, a wholly-owned subsidiary of the Company, purchased the assets, excluding cash on hand, and short-term investments of The Colorado and Wyoming Railway Company, a wholly-owned subsidiary of CF&I Steel Corporation for approximately $2.5 million.

     During 1994, the Company entered into and completed arbitration related to the valuation of acquired inventories that resulted in a $598,000 decrease in the purchase price paid by the Company. This purchase price adjustment has been recorded as a decrease in additional paid-in capital and a reduction of cost of inventories which are included in cost of sales.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the Colorado & Wyoming Railway Company, a wholly-owned subsidiary, and a 95.2 percent interest in the Partnership. All principal intercompany transactions and account balances have been eliminated.

                                 NEW CF&I, INC.

  Cash and Cash Equivalents

     Cash and cash equivalents include short-term securities which have an original maturity date of 90 days or less.

  Concentrations of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. The Company places its cash in high credit quality investments and limits the amount of credit exposure by any one financial institution. At times, temporary cash investments may be in excess of the Federal Deposit Insurance Corporation insurance limit. Management believes that risk of loss on the Company's trade receivables is reduced by ongoing credit evaluation of customer financial condition and requirements for collateral, such as letters of credit and bank guarantees.

  Inventories

     Inventories are stated at the lower of average cost or market.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost, including interest during construction of $206,000, $6.6 million and $5.5 million in 1993, 1994 and 1995, respectively. Depreciation is determined utilizing principally the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred and costs of improvement are capitalized. Upon disposal, cost and accumulated depreciation are removed from the accounts, and gains or losses are reflected in income.

     During 1995, the Company capitalized approximately $741,000 of net preoperational product costs related to the new rod and bar mill. The Company began recognizing revenues and costs associated with the new rod and bar mill in August of 1995.

  Costs in Excess of Net Assets Acquired

     The cost in excess of net assets acquired is amortized on a straight-line basis over 40 years. Accumulated amortization was $765,000, $1.8 million and $2.8 million in 1993, 1994 and 1995, respectively. The Company periodically reviews costs in excess of net assets acquired to assess recoverability. Impairments would be recognized in operating results if a permanent diminution in value were to occur.

  Other Assets

     Included in other assets are water rights of approximately $11.2 million. These water rights include the rights to divert and use certain amounts of water from various river systems for either industrial or agricultural use.

  Taxes on Income

     Deferred income taxes reflect the differences between the financial reporting and tax basis of assets and liabilities at year end based on enacted tax laws and statutory tax rates. Tax credits are recognized as a reduction of income tax expense in the year the credit arises. Valuation allowances reduce deferred tax assets to the amount expected to be realized. Income taxes are allocated in accordance with a tax allocation agreement between OSM and its subsidiary companies which provides for taxes on a separate return basis. A consolidated tax return is filed by OSM.

                                 NEW CF&I, INC.

     State tax credits are accounted for using the flow-through method whereby the credits reduce income taxes currently payable and the provision for income taxes in the period earned. To the extent such credits are not currently utilized on a separate return basis, deferred tax assets are recognized.

  Redeemable Common Stock

     Redeemable common stock is stated at estimated fair market value. Future increases or decreases in estimated fair market value will be reflected as corresponding decreases or increases in stockholders' equity.

  Major Customers

     In 1995 and 1994, no customer accounted for more than 10 percent of net sales. In 1993, the Company derived 10.2 percent of its net sales from one customer, and this customer accounted for approximately 11 percent of trade accounts receivable at December 31, 1993.

  Interim Information

     The financial statements for the three months ended March 31, 1995 and 1996 are unaudited but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, considered necessary for fair presentation of the Company's operating results and cash flows for this period. Results of interim periods are not necessarily indicative of results of the entire year.

  Recent Accounting Pronouncement

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ", that requires recognition of impairment losses on long-lived assets. Statement No. 121 also prescribes the accounting for long-lived assets that are expected to be disposed of in future periods. The Company will adopt Statement No. 121 in the first quarter of 1996 and, based on estimates as of December 31, 1995, believes the effect of adoption, if any, will not have a material effect on the financial statements of the Company.

3. SALES OF REDEEMABLE COMMON STOCK AND RESTATEMENT

     In June 1994, the Board of Directors approved an increase in the Company's authorized $1 par value common stock from 100 to 1,000 shares and declared an 80 percent stock dividend increasing OSM's holding of the Company's common stock to 180 shares. In August 1994, the Company sold additional common stock (10 percent equity interest in the Company) to Nippon Steel Corporation ("Nippon").

     In connection with the sale, the Company and OSM entered into a stockholders' agreement with Nippon pursuant to which Nippon was granted a right to sell all, but not less than all, of its 10 percent equity interest in New CF&I back to the Company at the then fair market value in certain circumstances. Those circumstances include, among other things, a change of control, as defined, in New CF&I and certain changes involving the composition of the board of directors of the Company, and the occurrence of certain other events which are within the control of the Company and OSM. OSM also agreed not to transfer voting control of the Company to a non-affiliate except in circumstances where Nippon is offered the opportunity to sell its interest in the Company to the transferee at the same per share price obtained by OSM. The Company has also retained a right of first refusal in the event that Nippon desires to transfer its interest in the Company to a non-affiliate.

     In 1994 the Company received cash proceeds of $16.8 million from the sale which was reflected as an increase in stockholders' equity. During the fourth quarter of 1995, the Company changed its accounting for the sale of the equity interest to Nippon and has restated the 1994 balance sheet to reflect the proceeds of the

                                 NEW CF&I, INC.

sale as redeemable common stock. Accordingly, redeemable common stock has been increased and additional paid-in capital reduced by $16.8 million. The effect of the restatement had no effect on 1994 net income.

     During the fourth quarter of 1995, OSM sold a 3 percent equity interest in the Company to the Nissho Iwai Group ("Nissho Iwai") for approximately $5 million cash under substantially the same terms and conditions of the Nippon transaction. The sale to Nissho Iwai has been reflected as an increase in redeemable common stock and a decrease to additional paid-in capital.

4. USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

5. INVENTORIES

     Inventories were as follows:

                                                         DECEMBER 31,
                                               --------------------------------     MARCH 31,
                                                 1993        1994        1995         1996
                                               --------    --------    --------    -----------
                                                               (IN THOUSANDS)      (UNAUDITED)
    Raw materials............................  $ 13,140    $ 20,593    $ 16,480      $11,026
    Semifinished product.....................     9,245      11,659      25,816       12,522
    Finished product.........................    21,345      22,148      20,012       23,404
    Stores and operating supplies............     3,430       9,217       7,941       10,516
                                               --------    --------    --------      -------
              Total inventory................  $ 47,160    $ 63,617    $ 70,249      $57,468
                                               ========    ========    ========      =======

6. SUPPLEMENTAL CASH FLOW INFORMATION

     During the first three months of 1995 and 1996, the Company acquired property, plant and equipment for $9.8 million and $13.7 million (unaudited), respectively, which were included in accounts payable at March 31, 1995 and 1996, respectively. During 1993, 1994 and 1995, the Company acquired property, plant and equipment for $5.2 million, $17.3 million and $15.8 million, respectively, which were included in accounts payable at December 31, 1993, 1994 and 1995, respectively.

7. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable includes book overdrafts of $6.4 million at December 31, 1995, and retainage from construction projects of $1.3 million, $9.1 million, and $6.6 million at December 31, 1993, 1994 and 1995, respectively. Accounts payable also includes amounts owed to OSM at December 31, 1993, 1994 and 1995 of $7.6 million, $4.1 million and $4.5 million, respectively.

     Accrued expenses include accrued vacation of $2.8 million, $3.5 million and $3.6 million at December 31, 1993, 1994 and 1995, respectively.

8. DEBT AND FINANCING ARRANGEMENTS

     The long-term debt is without stated collateral and is payable over ten years with interest at 9.5 percent.

                                 NEW CF&I, INC.

     As of December 31, 1995, principal payments on long-term debt are due as follows (in thousands):

                1996...........................................     $  4,576
                1997...........................................        5,950
                1998...........................................        6,529
                1999...........................................        7,164
                2000...........................................        7,861
                Balance due in installments through 2003.......       23,162
                                                                     -------
                                                                    $ 55,242
                                                                     =======

     In December 1994, the Company paid all advances outstanding under its bank revolving credit facility and canceled the credit agreement. The weighted average interest rate on short-term debt at December 31, 1993 was approximately
4.9 percent.

  Long-Term Debt -- Oregon Steel Mills, Inc.

     Borrowing requirements for capital expenditures and working capital are provided through loans from OSM to the Partnership. The loans are in the form of notes which are due on demand or, if no demand, due in the years 2002 through 2004, but are not expected to be repaid in 1996. Interest on the principal amount of the loans is based on prime rate (8.5 percent at December 31, 1995) and due on a monthly basis. See Note 12.

     In December 1994, OSM entered into an agreement establishing two credit facilities ("Old Credit Agreement") for borrowings up to $297 million from a group of banks to fund expenditures and working capital.

     The Old Credit Agreement is collateralized, in part, by substantially all of the Company's inventory and accounts receivable. OSM has pledged its note receivable from the Partnership and the Company's common stock as collateral under the Old Credit Agreement. The Company and principal subsidiaries of OSM have also guaranteed the Old Credit Agreement.

     The Old Credit Agreement was amended as of September 30, 1995 and as of December 31, 1995 to modify the interest coverage ratio and certain other covenants, and to facilitate OSM's obtaining other or additional financing alternatives. The amendments to the interest coverage ratio were obtained due to lower than anticipated earnings, and higher than anticipated borrowings on the Old Credit Agreement.

9. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The carrying amounts of cash and cash equivalents approximate fair value because of the short maturity of these instruments.

     The fair value and carrying value of the Company's term loan at December 31, 1995 was $52.6 million and $55.2 million, respectively. At December 31, 1994, the fair value and carrying value of the Company's term loan was $57.9 million and $60.1 million, respectively. At December 31, 1993, the fair value of the Company's term loan of $64.5 million approximated its carrying value. The fair value is estimated by discounting the future payments with an interest rate which approximates the market rate for obligations of similar size, term and security.

     The carrying value of the loans from OSM and the revolving loan agreement at December 31, 1993, 1994 and 1995 approximate fair value since these agreements carry variable interest rates.

                                 NEW CF&I, INC.

10. INCOME TAXES

     The income tax benefit (expense) consists of the following:

                                                             1993        1994        1995
                                                            -------     -------     -------
                                                                    (IN THOUSANDS)
    Current:
      Federal.............................................  $(3,532)    $(1,710)    $   524
      State...............................................     (392)       (187)        (59)
                                                             ------     -------     -------
                                                             (3,924)     (1,897)        465
                                                             ------     -------     -------
    Deferred:
      Federal.............................................    1,580        (798)      1,508
      State...............................................      221         570       3,093
                                                             ------     -------     -------
                                                              1,801        (228)      4,601
                                                             ------     -------     -------
    Income tax benefit (expense)..........................  $(2,123)    $(2,125)    $ 5,066
                                                             ======     =======     =======

     A reconciliation of the statutory tax rate to the effective tax rate on income before income taxes is as follows:

                                                          1993          1994          1995
                                                         ------        ------        ------
    Federal............................................    35.0%         35.0%        (35.0)%
    States, net........................................     5.1           4.6         (68.6)
    Other..............................................    (1.8)          4.3          (5.5)
                                                         ------          ----          ----
                                                           38.3%         43.9%       (109.1)%
                                                         ======          ====          ====

                                 NEW CF&I, INC.

     The components of the net deferred tax assets and liabilities as of December 31 are as follows:

                                                                 1993      1994      1995
                                                                -------   -------   -------
                                                                      (IN THOUSANDS)
    Current deferred tax asset:
      Assets:
         Inventories..........................................  $   519   $   822   $ 2,473
         Accrued expenses.....................................    1,214     2,089     2,449
         Accounts receivable..................................       80       108        85
                                                                -------   -------   -------
         Current deferred tax asset...........................  $ 1,813   $ 3,019   $ 5,007
                                                                =======   =======   =======
    Noncurrent deferred tax asset and liability:
      Assets:
         Costs in excess of net assets acquired...............  $13,282   $12,673   $12,341
         Water rights.........................................    4,247     4,052     4,052
         Net operating loss carryforward......................       --        --    12,147
         State tax credits....................................       --        --     4,780
         Alternative minimum tax..............................       --       506       991
         Other................................................      452     1,767     3,020
                                                                -------   -------   -------
                                                                 17,981    18,998    37,331
                                                                -------   -------   -------
      Liabilities:
         Property, plant and equipment........................      386     2,975    17,566
         Environmental liability..............................   13,282    13,070    13,015
         Water rights.........................................    4,247     4,247     4,247
         Other................................................       78       152     1,336
                                                                -------   -------   -------
                                                                 17,993    20,444    36,164
                                                                -------   -------   -------
              Net noncurrent deferred tax asset (liability)...  $   (12)  $(1,446)  $ 1,167
                                                                =======   =======   =======

     At December 31, 1995, the Company had state tax credits of $4.8 million, related to enterprise zone credits for eligible completed capital projects, expiring 2001 through 2002 which are available to reduce future income taxes payable. Federal and state net operating loss carryforwards expire in 2010.

     At December 31, 1993, 1994 and 1995 the Company included in accounts payable amounts due to OSM of $3.9 million, $599,000 and $152,000, respectively, related to income taxes.

     The deferred tax asset for state tax credits and a related valuation allowance previously recorded as of December 31, 1994 have been retroactively reduced by $605,000, reflecting a reduction in state tax credits earned in 1994.

     No valuation allowance has been established for deferred tax assets as management believes it is more likely than not that future taxable income will be sufficient to realize the benefit of net operating loss and state tax credit carryforwards.

11. EMPLOYEE BENEFIT PLANS

  Pension Plans

     The Company has noncontributory defined benefit plans covering all of the eligible employees of the Company. The plans provide benefits based on participants' years of service and compensation. The Company

                                 NEW CF&I, INC.

funds at least the minimum annual contribution required by ERISA. Pension cost included the following components:

                                                                1993       1994       1995
                                                               ------     ------     ------
                                                                      (IN THOUSANDS)
    Service cost -- benefits earned during the year..........  $2,060     $3,262     $2,754
    Interest cost on projected benefit obligations...........      --        201        438
    Actual (return) loss on plan assets......................     (63)        70       (955)
    Net amortization and deferral............................      63       (300)       577
                                                               ------     ------     ------
                                                               $2,060     $3,233     $2,814
                                                               ======     ======     ======

     The following table sets forth the funded status of the plans and the amount recognized in the Company's consolidated balance sheet as of December 31:

                                                             1993        1994        1995
                                                            -------     -------     -------
                                                                    (IN THOUSANDS)
    Accumulated benefit obligations, including vested
      benefits of $2,237, $4,280 and $7,834...............  $ 2,420     $ 4,573     $ 8,239
                                                            =======     =======     =======
      Projected benefit obligation........................  $ 2,789     $ 5,192     $ 9,336
      Plan assets at fair value...........................    2,123       3,110       6,729
                                                            -------     -------     -------
      Projected benefit obligation in excess of plan
         assets...........................................     (666)     (2,082)     (2,607)
      Unrecognized net loss...............................      666          59         822
      Adjustment required to recognize minimum
         liability........................................     (297)         --          --
                                                            -------     -------     -------
      Pension liability recognized in consolidated balance
         sheet............................................  $  (297)    $(2,023)    $(1,785)
                                                            =======     =======     =======

     The following table sets forth the significant actuarial assumptions for the Company's pension plans:

                                                                1993       1994       1995
                                                                ----       ----       ----
    Discount rate.............................................  7.3%       8.5%       7.5%
    Rate of increase in future compensation levels............  4.5%       4.5%       4.0%
    Expected long-term rate of return on plan assets..........  8.0%       8.8%       8.8%

     Plan assets are invested in common stock and bond funds at December 31, 1995. The plans do not invest in the stock of OSM or the Company.

  Postretirement Health Care and Life Insurance Benefits

     The Company provides certain health care and life insurance benefits for substantially all of the retired employees. Employees are generally eligible for benefits upon retirement and completion of a specified number of years of service. The benefit plans are unfunded.

                                 NEW CF&I, INC.

     The following table sets forth the status of the plans as of December 31:

                                                             1993        1994        1995
                                                            -------     -------     -------
                                                                    (IN THOUSANDS)
    Accumulated postretirement benefit obligation:
      Retirees............................................  $    --     $   146     $ 1,014
      Fully eligible plan participants....................      595       1,387       3,869
      Other active plan participants......................    4,032       5,080       3,008
                                                            -------     -------     -------
                                                            $ 4,627     $ 6,613     $ 7,891
                                                            =======     =======     =======
    Accumulated postretirement benefit obligation in
      excess of plan assets...............................  $(4,627)    $(6,613)    $(7,891)
    Unrecognized net loss.................................      557       2,002       2,422
                                                            -------     -------     -------
    Postretirement liability recognized in the
      consolidated
      balance sheets......................................  $(4,070)    $(4,611)    $(5,469)
                                                            =======     =======     =======
    Net periodic postretirement benefit costs include:
      Service cost........................................  $   145     $   197     $   215
      Interest cost.......................................      245         335         561
      Amortization of unrecognized net losses.............       --           9         142
                                                            -------     -------     -------
    Net periodic postretirement benefit cost..............  $   390     $   541     $   918
                                                            =======     =======     =======

     The obligations and costs for the retiree medical plan are not dependent on changes in the cost of medical care. Retirees are covered under plans providing fixed dollar benefits. The discount rate used in determining the accumulated postretirement benefit obligation was 7.3 percent, 8.5 percent and 7.5 percent in 1993, 1994 and 1995, respectively.

  Profit Participation Plan

     The Company has a profit participation plan under which it distributes quarterly 12 percent of its operating income after adjustments for certain non-operating items such as interest expense to eligible employees. Each eligible employee receives a share of the distribution based upon the level of the eligible employee's base compensation compared with the total base compensation of all eligible employees of the Company. Expense under the plan was $478,000 in 1993 and $449,000 in 1995.

     The Company has also agreed to distribute quarterly 3.2 percent of its defined profits to a Voluntary Employee Beneficiary Association ("VEBA") which is comprised of retired employees of CF&I Steel Corporation. Expense under the plan in 1993, 1994 and 1995 was $148,000, $82,000 and $120,000, respectively.

  Thrift Plans

     The Company has qualified thrift plans (401k) for eligible employees under which the Company matches 25 percent of the first 4 percent of the participant's deferred compensation. Company contribution expense in 1993, 1994 and 1995 was $280,000, $389,000 and $387,000, respectively.

12. RELATED PARTY TRANSACTIONS

  Oregon Steel Mills, Inc.

     The Company pays administrative fees to OSM for services it provides and reimburses OSM for costs incurred on behalf of the Company. OSM administrative fees in 1993, 1994 and 1995 were $2.6 million, $3.5 million and $3.6 million, respectively.

     Borrowing requirements for capital expenditures and working capital are provided through loans from OSM. At December 31, 1994 and 1995, the Company had notes payable to OSM of $112.7 million and $181.8 million, respectively. Interest expense for the years ended December 31, 1994 and 1995 was

                                 NEW CF&I, INC.

$3.1 million and $11.9 million, respectively. Interest payable on the notes as of December 31, 1994 and 1995 was $682,000 and $1.3 million, respectively.

  Nippon Steel Corporation

     In 1994 the Partnership entered into an equipment supply agreement for purchase of deep head-hardened ("DHH") rail equipment from Nippon. The Partnership has made progress payments on the DHH rail equipment and paid certain license and technical fees.

                                                                     1994       1995
                                                                    ------     -------
                                                                      (IN THOUSANDS)
        Purchases from Nippon.....................................  $2,046     $15,394
        Accounts payable to Nippon at December 31.................      --     $ 2,252

13. COMMITMENTS AND CONTINGENCIES

  Environmental

     All material environmental remediation liabilities which are probable and estimable are recorded in the financial statements based on current technologies and current environmental standards. Adjustments are made when additional information is available that may require different remediation methods or periods, and ultimately affect the total cost. The best estimate of the probable loss within a range is recorded. If there is no best estimate, the low end of the range is recorded, and the range is disclosed.

     In connection with the 1993 formation of the Partnership and the acquisition of the Partnership interest by the Company, the Company accrued a liability of $36.7 million for environmental remediation at the Pueblo, Colorado steel mill. The Company believed $36.7 million was the best estimate from a range of $23.1 to $43.6 million. The Company's estimate of this liability was based on two separate remediation investigations conducted by independent environmental engineering consultants. The accrual includes costs for the Resource Conservation and Recovery Act facility investigation, a corrective measures study, remedial action, and operation and maintenance associated with the proposed remedial actions. In October 1995, the Partnership and the Colorado Department of Public Health and Environment finalized a ten-year post-closure permit. The permit contains a prioritized schedule for corrective actions to be completed which is substantially reflective of a straight-line rate of expenditure over 30 years. The State of Colorado stated that the schedule for corrective action could be accelerated if new data indicated a greater threat to the environment than is currently known to exist. At December 31, 1995, the accrued liability was $35.4 million, of which $34.2 million was classified as non-current in other deferred liabilities in the consolidated balance sheet. At March 31, 1996, the accrued liability is $35.4 million (unaudited), of which $33.8 million is classified as noncurrent in other deferred liabilities in the consolidated balance sheet.

  Capital Expenditures

     During 1996, the Company continued construction of various capital improvement projects at the Company's steel mill in Pueblo, Colorado. At March 31, 1996 and December 31, 1995, the Company had commitments for expenditures of approximately $22.0 million (unaudited) and $27.8 million, respectively, for completion of these projects.

  Other Contingencies

     The Company, in the regular course of business, is involved in investigations and claims by various regulatory agencies. The Company is also engaged in various legal proceedings and claims incidental to its normal business activities. Management of the Company does not believe that the ultimate resolution of these investigations, claims and legal proceedings will have a material effect on the Company.

                                 NEW CF&I, INC.

14. PROCEEDS FROM INSURANCE SETTLEMENT

     Sales for 1995 include approximately $4 million of insurance proceeds received as reimbursement of lost profits resulting from lost production and delays at the Company's new rod and bar mill caused by an explosion that occurred during the third quarter of 1994.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of CF&I Steel, L.P.

We have audited the accompanying balance sheets of CF&I Steel, L.P. (Partnership) as of December 31, 1993, 1994 and 1995, and the related statements of operations, changes in partners' equity and cash flows for the period March 3, 1993 (date of inception) through December 31, 1993 and for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CF&I Steel, L.P. as of December 31, 1993, 1994 and 1995, and its results of operations and its cash flows for the period March 3, 1993 (date of inception) through December 31, 1993 and for each of the two years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Portland, Oregon
January 19, 1996

                                CF&I STEEL, L.P.

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                           DECEMBER 31,
                                                ----------------------------------      MARCH 31,
                                                  1993         1994         1995          1996
                                                --------     --------     --------     -----------
                                                                                       (UNAUDITED)
                   ASSETS
Current assets:
  Cash and cash equivalents...................  $  5,107     $    481     $     --      $      --
  Trade accounts receivable, less allowance
     for doubtful accounts of $673, $592, $518
     and $504.................................    43,351       43,863       45,533         62,021
  Inventories.................................    46,970       63,440       70,087         57,296
  Other.......................................       202          793          971          1,052
                                                --------     --------     --------      ---------
          Total current assets................    95,630      108,577      116,591        120,369
                                                --------     --------     --------      ---------
Property, plant and equipment:
  Land and improvements.......................       169        3,553        3,525          3,525
  Buildings...................................     4,869        5,760        5,760          5,760
  Machinery and equipment.....................    22,989       40,297      186,626        195,054
  Construction in progress....................    16,494      117,998       31,586         32,451
                                                --------     --------     --------      ---------
                                                  44,521      167,608      227,497        236,790
  Accumulated depreciation....................    (1,469)      (3,581)     (10,569)       (13,411)
                                                --------     --------     --------      ---------
                                                  43,052      164,027      216,928        223,379
                                                --------     --------     --------      ---------
Costs in excess of net assets acquired, net...    39,630       39,002       37,983         37,727
Other assets..................................    11,496       11,838       12,317         13,215
                                                --------     --------     --------      ---------
                                                $189,808     $323,444     $383,819      $ 394,690
                                                ========     ========     ========      =========
                   LIABILITIES
Current liabilities:
  Current portion of long-term debt...........  $  4,680     $  5,302     $  4,576      $   6,201
  Accounts payable............................    39,424       54,842       55,601         52,917
  Accrued expenses............................     8,467       13,322       15,652         15,624
  Short-term debt.............................    10,000           --           --             --
  Partner distributions payable...............     3,965           --           --             --
                                                --------     --------     --------      ---------
          Total current liabilities...........    66,536       73,466       75,829         72,742
Long-term debt................................    59,787       54,771       50,666         47,760
Long-term debt -- Oregon Steel Mills, Inc. ...        --      112,700      181,750        193,900
Long-term debt -- New CF&I, Inc. .............        --       16,800       16,800         16,800
Other deferred liabilities....................    34,843       34,225       34,157         33,825
Deferred employee benefits....................     4,076        4,689        5,388          5,608
                                                --------     --------     --------      ---------
                                                 165,242      296,651      364,590        372,635
                                                --------     --------     --------      ---------
Commitments and contingencies (Note 11)

                PARTNERS' EQUITY
Limited partner...............................     1,135        1,084          587            704
General partner...............................    23,431       25,709       18,642         21,351
                                                --------     --------     --------      ---------
          Total partners' equity..............    24,566       26,793       19,229         22,055
                                                --------     --------     --------      ---------
                                                $189,808     $323,444     $383,819      $ 394,690
                                                ========     ========     ========      =========

    The accompanying notes are an integral part of the financial statements.

                                CF&I STEEL, L.P.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                   FOR THE PERIOD                                     FOR THE THREE
                                    MARCH 3, 1993            FOR THE YEARS             MONTHS ENDED
                                 (DATE OF INCEPTION)      ENDED DECEMBER 31,            MARCH 31,
                                       THROUGH           ---------------------     --------------------
                                  DECEMBER 31, 1993        1994         1995        1995         1996
                                 -------------------     --------     --------     -------     --------
                                                                                   (UNAUDITED) (UNAUDITED)
Sales..........................       $ 264,335          $338,970     $300,060     $87,301     $111,479
                                       --------          --------     --------     -------     --------
Costs and expenses:
  Cost of sales................         241,787           315,518      277,452      79,707       99,388
  Selling, general and
     administrative............          12,074            16,108       16,681       6,063        4,038
  Profit participation.........             478                --          449          --          275
                                       --------          --------     --------     -------     --------
                                        254,339           331,626      294,582      85,770      103,701
                                       --------          --------     --------     -------     --------
     Operating income..........           9,996             7,344        5,478       1,531        7,778
Interest and dividend income...             393               304           35           9            9
Interest expense...............          (5,003)           (4,076)     (13,518)     (2,148)      (4,961)
Other, net.....................              --               193          441         (11)          --
                                       --------          --------     --------     -------     --------
     Net income (loss).........       $   5,386          $  3,765     $ (7,564)    $  (619)    $  2,826
                                       ========          ========     ========     =======     ========

                  The accompanying notes are an integral part
                          of the financial statements.

                                CF&I STEEL, L.P.

                   STATEMENTS OF CHANGES IN PARTNERS' EQUITY
            FOR THE PERIOD MARCH 3, 1993 (DATE OF INCEPTION) THROUGH
          DECEMBER 31, 1993 AND FOR THE YEARS ENDED DECEMBER 31, 1994
         AND 1995 AND THE THREE MONTHS ENDED MARCH 31, 1996 (UNAUDITED)
                                 (IN THOUSANDS)

                                                                 GENERAL     LIMITED
                                                                 PARTNER     PARTNER      TOTAL
                                                                 -------     -------     -------
Initial capital contributions at March 3, 1993.................  $22,242     $ 1,200     $23,442
Net income.....................................................    5,247         139       5,386
Partner distributions..........................................   (3,775)       (190)     (3,965)
Minimum pension liability adjustment...........................     (283)        (14)       (297)
                                                                 -------      ------     -------
Balances, December 31, 1993....................................   23,431       1,135      24,566
Net income (loss)..............................................    3,771          (6)      3,765
Partner distributions..........................................   (1,178)        (59)     (1,237)
Minimum pension liability adjustment...........................      283          14         297
Purchase price adjustment......................................     (598)         --        (598)
                                                                 -------      ------     -------
Balances, December 31, 1994....................................   25,709       1,084      26,793
Net loss.......................................................   (7,067)       (497)     (7,564)
                                                                 -------      ------     -------
Balances, December 31, 1995....................................   18,642         587      19,229
Net income.....................................................    2,709         117       2,826
                                                                 -------      ------     -------
Balances, March 31, 1996.......................................  $21,351     $   704     $22,055
                                                                 =======      ======     =======

                  The accompanying notes are an integral part
                          of the financial statements.

                                CF&I STEEL, L.P.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                                 FOR THE THREE
                                                 FOR THE PERIOD           FOR THE YEARS             MONTHS
                                             MARCH 3, 1993 (DATE OF    ENDED DECEMBER 31,       ENDED MARCH 31,
                                               INCEPTION) THROUGH     ---------------------   -------------------
                                               DECEMBER 31, 1993        1994        1995        1995       1996
                                             ----------------------   ---------   ---------   --------   --------
                                                                                              (UNAUDITED) (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).........................        $  5,386          $   3,765   $  (7,564)  $   (619)  $  2,826
  Adjustments to reconcile net income (loss)
     to net cash provided by (used in)
     operating activities:
       Depreciation.........................           1,486              2,117       6,999        819      2,842
       Amortization.........................           1,010              1,322       1,019        328        255
       Gain on disposal of property plant
          and equipment.....................              --               (193)       (440)        11         --
       Changes in current assets and
          liabilities net of effect of
          acquisitions:
          Trade accounts receivable.........          (3,396)              (512)     (1,670)     2,967    (16,488)
          Inventories.......................         (18,634)           (16,470)     (6,647)     9,487     12,790
          Accounts payable..................          15,964              3,304       2,261     (3,979)      (564)
          Accrued expenses..................           6,694              4,117       2,961      1,399       (139)
          Other.............................             288               (591)       (178)    (1,516)       (81)
                                                    --------          ---------    --------   --------   --------
  NET CASH PROVIDED BY (USED IN) OPERATING
     ACTIVITIES.............................           8,798             (3,141)     (3,259)     8,897      1,441
                                                    --------          ---------    --------   --------   --------
Cash flows from investing activities:
  Additions to property, plant and
     equipment..............................         (15,261)          (111,442)    (61,472)   (18,357)   (11,412)
  Proceeds from disposal of property, plant
     and equipment..........................           4,603                256         510          1         --
  Other, net................................              --               (203)       (479)      (432)      (898)
                                                    --------          ---------    --------   --------   --------
  NET CASH USED IN
     INVESTING ACTIVITIES...................         (10,658)          (111,389)    (61,441)   (18,788)   (12,310)
                                                    --------          ---------    --------   --------   --------
Cash flows from financing activities:
  Borrowings under revolving loan
     agreement..............................          10,000             25,000          --         --         --
  Payments under revolving loan agreement...              --            (35,000)         --         --         --
  Borrowings from related parties...........              --            158,800     171,050     39,100     50,650
  Payments to related parties...............              --            (29,300)   (102,000)   (28,500)   (38,500)
  Payment of long-term debt.................          (3,033)            (4,394)     (4,831)    (1,165)    (1,281)
  Partner distributions.....................              --             (5,202)         --         --         --
                                                    --------          ---------    --------   --------   --------
  NET CASH PROVIDED BY FINANCING
     ACTIVITIES.............................           6,967            109,904      64,219      9,435     10,869
                                                    --------          ---------    --------   --------   --------
Net increase (decrease) in cash and cash
  equivalents...............................           5,107             (4,626)       (481)      (456)        --
Cash and cash equivalents at beginning of
  period....................................              --              5,107         481        481         --
                                                    --------          ---------    --------   --------   --------
Cash and cash equivalents at end of
  period....................................        $  5,107          $     481   $      --   $     25   $     --
                                                    ========          =========    ========   ========   ========
Supplemental disclosures of cash flow
  information:
  Interest paid.............................        $  4,997          $   9,336   $  16,561   $  3,679   $  5,101
                                                    ========          =========    ========   ========   ========

  See Notes 1 and 5 for additional supplemental disclosures of cash flow information.

                  The accompanying notes are an integral part
                          of the financial statements.

                                CF&I STEEL, L.P.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

     CF&I Steel, L.P. ("Partnership") manufactures various specialty and commodity steel products in Pueblo, Colorado. Principal markets are steel service centers, steel fabricators, railroads, oil and gas producers and distributors, and other industrial concerns, primarily in the western United States. The Partnership also markets products internationally.

     On March 3, 1993, the inception date of the Partnership's operations, New CF&I, Inc. ("General Partner" or "Company"), a then wholly-owned subsidiary of Oregon Steel Mills, Inc. ("OSM"), (1) issued 100 shares of common stock to OSM for $22.2 million (consisting of $7.3 million of cash, $3.1 million of capitalized direct acquisition costs, 598,400 shares of OSM common stock valued at $11.2 million to be issued ten years from March 3, 1993, and by the delivery of warrants to purchase 100,000 shares of OSM's common stock at $35 per share for five years valued at $556,000) and, (2) as the general partner, then acquired for $22.2 million a 95.2 percent interest in a newly formed limited partnership, CF&I Steel, L.P. The remaining 4.8 percent interest was acquired by the Pension Benefit Guaranty Corporation ("Limited Partner") with a capital contribution of an asset valued at $1.2 million.

     Concurrent with the formation of the Partnership, the Partnership purchased from CF&I Steel Corporation substantially all of the assets of its steelmaking, fabricating, metals and railroad business ("Business"). The formation and the acquisition of the Partnership on March 3, 1993 by the Company was the initiation of the Partnership's operations. Assets acquired and liabilities assumed on March 3, 1993 are as follows (in thousands):

        Trade accounts receivable, net....................................  $ 38,967
        Inventories.......................................................    28,527
        Other current assets..............................................       490
        Property, plant and equipment.....................................    28,518
        Cost in excess of net assets acquired and other assets............    52,136
        Accounts payable and accrued liabilities..........................   (18,500)
        Environmental liabilities.........................................   (36,716)
        Long-term debt, including current portion.........................   (67,500)
        Deferred employee benefits........................................    (3,680)
                                                                            --------
                                                                            $ 22,242
                                                                            ========

     Profits and losses of the Partnership are allocated 95.2 percent to the General Partner and 4.8 percent to the Limited Partner, subject to certain adjustments as defined in the partnership agreement.

     During 1994, the Company entered into and completed arbitration related to the valuation of acquired inventories that resulted in a $598,000 decrease in the purchase price paid by the Company. This purchase price adjustment has been recorded as a decrease in the Company's equity and a reduction of cost of inventories which are included in cost of sales.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents

     Cash and cash equivalents include short-term securities which have an original maturity date of 90 days or less.

  Concentrations of Credit Risk

     Financial instruments that potentially subject the Partnership to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. The Partnership places its cash in high credit

                                CF&I STEEL, L.P.

quality investments and limits the amount of credit exposure by any one financial institution. At times, temporary cash investments may be in excess of the Federal Deposit Insurance Corporation insurance limit. Management believes that risk of loss on the Partnership's trade receivables is reduced by ongoing credit evaluation of customer financial condition and requirements for collateral, such as letters of credit and bank guarantees.

  Inventories

     Inventories are stated at the lower of average cost or market.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost, including interest during construction of $206,000, $6.6 million and $5.5 million in 1993, 1994 and 1995, respectively. Depreciation is determined utilizing principally the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred and costs of improvement are capitalized. Upon disposal, cost and accumulated depreciation are removed from the accounts, and gains or losses are reflected in income.

     During 1995, the Partnership capitalized approximately $741,000 of net preoperational product costs related to the new rod and bar mill. The Partnership began recognizing revenues and costs associated with the new rod and bar mill in August of 1995.

  Costs in Excess of Net Assets Acquired

     The cost in excess of net assets acquired is amortized on a straight-line basis over 40 years. Accumulated amortization was $765,000, $1.8 million and $2.8 million in 1993, 1994 and 1995, respectively. The Partnership periodically reviews costs in excess of net assets acquired to assess recoverability. Impairments would be recognized in operating results if a permanent diminution in value were to occur.

  Other Assets

     Included in other assets are water rights of approximately $11.2 million. These water rights include the rights to divert and use certain amounts of water from various river systems for either industrial or agricultural use.

  Taxes on Income

     The financial statements reflect no provision or liability for federal or state income taxes. Taxable income or loss of the Partnership is allocated to the partners.

     At December 31, 1993, 1994 and 1995 the financial reporting basis of the Partnership's assets and liabilities exceeded the tax basis by $36.3 million, $38.9 million and $70.9 million, respectively.

  Major Customers

     In 1995 and 1994, no customer accounted for more than 10 percent of net sales. In 1993, the Partnership derived 10.2 percent of its net sales from one customer and this customer accounted for approximately 11 percent of trade accounts receivable at December 31, 1993.

  Interim Information

     The financial statements for the three months ended March 31, 1995 and 1996 are unaudited but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, considered

                                CF&I STEEL, L.P.

necessary for fair presentation of the Partnership's operating results and cash flows for this period. Results of interim periods are not necessarily indicative of results of the entire year.

  Recent Accounting Pronouncement

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", that requires recognition of impairment losses on long-lived assets. Statement No. 121 also prescribes the accounting for long-lived assets that are expected to be disposed of in future periods. The Partnership will adopt Statement No. 121 in the first quarter of 1996 and, based on estimates as of December 31, 1995, believes the effect of adoption, if any, will not have a material effect on the financial statements of the Partnership.

3. USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

4. INVENTORIES

     Inventories were as follows:

                                                          DECEMBER 31,
                                                 -------------------------------     MARCH 31,
                                                  1993        1994        1995         1996
                                                 -------     -------     -------     ---------
                                                                (IN THOUSANDS)       (UNAUDITED)
    Raw materials..............................  $13,140     $20,593     $16,480      $11,026
    Semifinished product.......................    9,245      11,659      25,816       12,522
    Finished product...........................   21,345      22,148      20,012       23,404
    Stores and operating supplies..............    3,240       9,040       7,779       10,344
                                                 -------     -------     -------      -------
      Total inventory..........................  $46,970     $63,440     $70,087      $57,296
                                                 =======     =======     =======      =======

5. SUPPLEMENTAL CASH FLOW INFORMATION

     During the three months ended March 31, 1995 and 1996, the Partnership acquired property, plant and equipment for $9.8 million and $13.7 million (unaudited), respectively, which were included in accounts payable at March 31, 1995 and 1996, respectively. During 1993, 1994 and 1995, the Partnership acquired property, plant and equipment for $5.2 million, $17.3 million and $15.8 million, respectively, which were included in accounts payable at December 31, 1993, 1994 and 1995, respectively.

     As of December 31, 1993, approximately $4 million was accrued for partner distributions payable.

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable includes book overdrafts of $6.2 million at December 31, 1995 and retainage from construction projects of $1.3 million, $9.1 million and $6.6 million at December 31, 1993, 1994 and 1995, respectively. Accounts payable also includes amounts owed to OSM at December 31, 1993, 1994 and 1995 of $7.6 million, $4.1 million and $4.5 million, respectively.

                                CF&I STEEL, L.P.

     Accrued expenses include accrued vacation of $2.5 million, $3.2 million and $3.3 million at December 31, 1993, 1994 and 1995, respectively.

7. DEBT AND FINANCING ARRANGEMENTS

     The long-term debt is without stated collateral and is payable over ten years with interest at 9.5 percent.

     As of December 31, 1995, principal payments on long-term debt are due as follows (in thousands):

                1996...............................................  $ 4,576
                1997...............................................    5,950
                1998...............................................    6,529
                1999...............................................    7,164
                2000...............................................    7,861
                Balance due in installments through 2003...........   23,162
                                                                     -------
                                                                     $55,242
                                                                     =======

     In December 1994, the Partnership paid all advances outstanding under its bank revolving credit facility and canceled the credit agreement. The weighted average interest rate on short-term debt at December 31, 1993 was approximately
4.9 percent.

  Long-Term Debt -- Related Parties

     Borrowing requirements for capital expenditures and working capital are provided through loans from OSM and the General Partner. The loans are in the form of notes which are due on demand or, if no demand, due in the years 2002 through 2004, but are not expected to be repaid in 1996. Interest on the principal amount of the loans is based on prime rate (8.5 percent at December 31, 1995) and due on a monthly basis. See Note 10.

     In December 1994, OSM entered into an agreement establishing two credit facilities ("Old Credit Agreement") for borrowings up to $297 million from a group of banks to fund expenditures and working capital.

     The Old Credit Agreement is collateralized, in part, by substantially all of the Partnership's inventory and accounts receivable. The General Partner and OSM have pledged their notes receivable from the Partnership as collateral under the Old Credit Agreement. The General Partner and principal subsidiaries of OSM have guaranteed the Old Credit Agreement.

     The Old Credit Agreement was amended as of September 30, 1995 and as of December 31, 1995 to modify the interest coverage ratio and certain other covenants, and to facilitate OSM's obtaining other or additional financing alternatives. The amendments to the interest coverage ratio were obtained due to lower than anticipated earnings, and higher than anticipated borrowings on the Old Credit Agreement.

8. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The carrying amounts of cash and cash equivalents approximate fair value because of the short maturity of these instruments.

     The fair value and carrying value of the Partnership's term loan at December 31, 1995 was $52.6 million and $55.2 million, respectively. At December 31, 1994, the fair value and carrying value of the Partnership's

                                CF&I STEEL, L.P.

term loan was $57.9 million and $60.1 million, respectively. At December 31, 1993, the fair value of the Partnership's term loan of $64.5 million approximated its carrying value. The fair value is estimated by discounting the future payments with an interest rate which approximates the market rate for obligations of similar size, term and security. The carrying value of the loans from OSM and the General Partner and the revolving loan agreement at December 31, 1993, 1994 and 1995 approximate fair value since these agreements carry variable interest rates.

9. EMPLOYEE BENEFIT PLANS

  Pension Plans

     The Partnership has noncontributory defined benefit plans covering all of the eligible employees. The plans provide benefits based on participants' years of service and compensation. The Partnership funds at least the minimum annual contribution required by ERISA. Pension cost included the following components:

                                                                1993       1994       1995
                                                               ------     ------     ------
                                                                      (IN THOUSANDS)
    Service cost -- benefits earned during the year..........  $2,060     $3,262     $2,754
    Interest cost on projected benefit obligations...........      --        201        438
    Actual (return) loss on plan assets......................     (63)        70       (955)
    Net amortization and deferral............................      63       (300)       577
                                                               ------     ------     ------
                                                               $2,060     $3,233     $2,814
                                                               ======     ======     ======

     The following table sets forth the funded status of the plans and the amount recognized in the Partnership's balance sheet as of December 31:

                                                              1993        1994        1995
                                                             -------     -------     ------
                                                                     (IN THOUSANDS)
    Accumulated benefit obligations, including vested
      benefits of $2,237, $4,280 and $7,834................  $ 2,420     $ 4,573     $8,239
                                                             =======     =======     ======
      Projected benefit obligation.........................  $ 2,789     $ 5,192     $9,336
      Plan assets at fair value............................    2,123       3,110      6,729
                                                             -------     -------     ------
      Projected benefit obligation in excess of plan
         assets............................................     (666)     (2,082)    (2,607)
      Unrecognized net loss................................      666          59        822
      Adjustment required to recognize minimum liability...     (297)         --         --
                                                             -------     -------     ------
      Pension liability recognized in balance sheet........  $  (297)    $(2,023)   $(1,785)
                                                             =======     =======     ======

     The following table sets forth the significant actuarial assumptions for the Partnership's pension plans:

                                                              1993        1994        1995
                                                             -------     -------     ------
    Discount rate..........................................     7.3%        8.5%       7.5%
    Rate of increase in future compensation levels.........     4.5%        4.5%       4.0%
    Expected long-term rate of return on plan assets.......     8.0%        8.8%       8.8%

     Plan assets are invested in common stock and bond funds at December 31, 1995. The plans do not invest in the stock of OSM or the General Partner.

  Postretirement Health Care and Life Insurance Benefits

     The Partnership provides certain health care and life insurance benefits for substantially all of the retired employees. Employees are generally eligible for benefits upon retirement and completion of a specified number of years of service. The benefit plans are unfunded.

                                CF&I STEEL, L.P.

     The following table sets forth the status of the plans as of December 31:

                                                                 1993      1994      1995
                                                                -------   -------   -------
                                                                      (IN THOUSANDS)
    Accumulated postretirement benefit obligation:
      Retirees................................................  $    --   $   146   $ 1,014
      Fully eligible plan participants........................      595     1,387     3,869
      Other active plan participants..........................    4,032     5,080     3,008
                                                                -------   -------   -------
                                                                $ 4,627   $ 6,613   $ 7,891
                                                                =======   =======   =======
    Accumulated postretirement benefit obligation in excess
      of plan assets..........................................  $(4,627)  $(6,613)  $(7,891)
    Unrecognized net loss.....................................      557     2,002     2,422
                                                                -------   -------   -------
    Postretirement liability recognized in the balance
      sheets..................................................  $(4,070)  $(4,611)  $(5,469)
                                                                =======   =======   =======
    Net periodic postretirement benefit costs include:
      Service cost............................................  $   145   $   197   $   215
      Interest cost...........................................      245       335       561
      Amortization of unrecognized net losses.................       --         9       142
                                                                -------   -------   -------
    Net periodic postretirement benefit cost..................  $   390   $   541   $   918
                                                                =======   =======   =======

     The obligations and costs for the retiree medical plan are not dependent on changes in the cost of medical care. Retirees are covered under plans providing fixed dollar benefits. The discount rate used in determining the accumulated postretirement benefit obligation was 7.3 percent, 8.5 percent and 7.5 percent in 1993, 1994 and 1995, respectively.

  Profit Participation Plan

     The Partnership has a profit participation plan under which it distributes quarterly 12 percent of its operating income after adjustments for certain non-operating items such as interest expense to eligible employees. Each eligible employee receives a share of the distribution based upon the level of the eligible employee's base compensation compared with the total base compensation of all eligible employees of the Partnership. Expense under the plan was $478,000 in 1993 and $449,000 in 1995.

     The Partnership has agreed to distribute quarterly 3.2 percent of its defined profits to a Voluntary Employee Beneficiary Association ("VEBA") which is comprised of retired employees of CF&I Steel Corporation. Expense under the plan in 1993, 1994 and 1995 was $148,000, $82,000 and $120,000, respectively.

  Thrift Plans

     The Partnership has qualified thrift plans (401k) for eligible employees under which the Company matches 25 percent of the first 4 percent of the participant's deferred compensation. Partnership contribution expense in 1993, 1994 and 1995 was $280,000, $389,000 and $387,000, respectively.

10. RELATED PARTY TRANSACTIONS

  Oregon Steel Mills, Inc.

     The Partnership pays administrative fees to OSM for services it provides and reimburses OSM for costs incurred on behalf of the Company. OSM administrative fees in 1993, 1994 and 1995 were $2.5 million, $3.4 million and $3.5 million, respectively.

                                CF&I STEEL, L.P.

     At December 31, 1994 and 1995, the Partnership had notes payable to OSM of $112.7 million and $181.8 million, respectively. Interest expense on the notes payable to OSM for the years ended December 31, 1994 and 1995 was $3.1 million and $11.9 million, respectively. Interest payable on the notes as of December 31, 1994 and 1995 was $682,000 and $1.3 million, respectively.

  New CF&I, Inc.

     The long-term note payable outstanding to the General Partner was $16.8 million as of December 31, 1994 and 1995. Interest payable on the notes was $490,000 at December 31, 1994 and $2.0 million at December 31, 1995. Interest expense on the notes payable to the General Partner for the years ended December 31, 1994 and 1995 was $490,000 and $1.5 million, respectively. In addition, the Partnership had accounts payable to the General Partner of $496,000, $287,000 and $617,000 as of December 31, 1993, 1994 and 1995.

     Cost of sales includes $4 million, $7.2 million and $5 million in 1993, 1994 and 1995, respectively, of costs related to transportation services provided by a subsidiary of the General Partner.

  Nippon Steel Corporation

     In August 1994, Nippon Steel Corporation (together with its parent and subsidiaries "Nippon Steel") purchased 10 percent ownership in the General Partner. In 1994 the Partnership entered into an equipment supply agreement for purchase of deep head-hardened ("DHH") rail equipment from Nippon Steel. The Partnership has made progress payments on the DHH rail equipment and paid certain license and technical fees.

                                                                  1994          1995
                                                                 -------       -------
                                                                    (IN THOUSANDS)
        Purchases from Nippon Steel............................  $ 2,046       $15,394
        Accounts payable to Nippon Steel at December 31........       --       $ 2,252

11. COMMITMENTS AND CONTINGENCIES

  Environmental

     All material environmental remediation liabilities which are probable and estimable are recorded in the financial statements based on current technologies and current environmental standards. Adjustments are made when additional information is available that may require different remediation methods or periods, and ultimately affect the total cost. The best estimate of the probable loss within a range is recorded. If there is no best estimate, the low end of the range is recorded, and the range is disclosed.

     In connection with the 1993 formation of the Partnership and the acquisition of the Partnership interest by the General Partner, the Partnership accrued a liability of $36.7 million for environmental remediation at the Pueblo, Colorado steel mill. The Partnership believed $36.7 million was the best estimate from a range of $23.1 to $43.6 million. The estimate of this liability was based on two separate remediation investigations conducted by independent environmental engineering consultants. The accrual includes costs for the Resource Conservation and Recovery Act facility investigation, a corrective measures study, remedial action, and operation and maintenance associated with the proposed remedial actions. In October 1995, the Partnership and the Colorado Department of Public Health and Environment finalized a post-closure permit. The permit contains a prioritized schedule for corrective actions to be completed which is substantially reflective of a straight-line rate of expenditure over 30 years. The State of Colorado stated that the schedule for corrective action could be accelerated if new data indicated a greater threat to the environment than is currently known to exist. At December 31, 1995, the accrued liability was $35.4 million, of which $34.2 million was classified as non-current in other deferred liabilities in the consolidated balance sheet. At March 31, 1996, the accrued

                                CF&I STEEL, L.P.

liability is $35.4 million (unaudited), of which $33.8 million is classified as noncurrent in other deferred liabilities in the balance sheet.

  Capital Expenditures

     During 1996, the Partnership continued construction of various capital improvement projects at the Partnership's steel mill in Pueblo, Colorado. At March 31, 1996 and December 31, 1995, the Partnership had commitments for expenditures of approximately $22.0 million (unaudited) and $27.8 million, respectively, for completion of these projects.

  Other Contingencies

     The Partnership, in the regular course of business, is involved in investigations and claims by various regulatory agencies. The Partnership is also engaged in various legal proceedings and claims incidental to its normal business activities. Management of the Partnership does not believe that the ultimate resolution of these investigations, claims and legal proceedings will have a material effect on the Partnership.

12. PROCEEDS FROM INSURANCE SETTLEMENT

     Sales for 1995 include approximately $4 million of insurance proceeds received as reimbursement of lost profits resulting from lost production and delays at the Partnership's new rod and bar mill caused by an explosion that occurred during the third quarter of 1994.

                             Heat Treat Facility (left) -- Oregon Steel Division Oregon Steel operates the only plate heat treating line in the western United States.

[Photograph of the Oregon Steel Division's steel plate heat treating facility at the Portland Mill]

                             [Photograph of steel rail produced at the CF&I Steel Division's Pueblo Mill]


Rail Mill (right) -- CF&I Steel Division
Oregon Steel is the only rail manufacturer west of the Mississippi River.


[Photograph of seamless steel pipe being produced at the CF&I Steel Division's
Pueblo Mill]


                             Seamless Pipe Mill (left) -- CF&I Steel Division Oregon Steel operates the only seamless pipe mill west of the Mississippi River.


Plate Mill (right) -- Oregon Steel Division
Oregon Steel operates the only steel plate minimill in the western United States.

- ------------------------------------------------------
- ------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY GUARANTOR OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY OR ANY GUARANTOR SINCE THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information.................     3
Incorporation of Certain Documents by
  Reference...........................     3
Prospectus Summary....................     4
Risk Factors..........................    14
Use of Proceeds.......................    27
Capitalization........................    28
Selected Historical Consolidated
  Financial Data......................    29
Pro Forma Unaudited Condensed
  Consolidated Financial Data.........    31
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    34
Business..............................    45
Description of the Notes..............    59
Description of Certain Indebtedness...   102
Description of Capital Stock..........   104
Underwriting..........................   105
Legal Matters.........................   106
Experts...............................   106
Index to Consolidated Financial
  Statements..........................   F-1
Appendix..............................   A-1
Index to Financial Statements of
  Certain Subsidiaries................   B-1


- ------------------------------------------------------
- ------------------------------------------------------

- ------------------------------------------------------
- ------------------------------------------------------

                                  $235,000,000

                                      LOGO

                             % FIRST MORTGAGE NOTES DUE 2003
                           -------------------------

                              P R O S P E C T U S

                                          , 1996

                           -------------------------
                               SMITH BARNEY INC.

                            PAINEWEBBER INCORPORATED

                       SCOTIA CAPITAL MARKETS (USA) INC.

- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13 TO FORM S-1, ITEM 14 TO FORM S-3. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by registrant in connection with the sale of the Notes being registered. All amounts are estimates except the registration fee and the NASD filing fee.

    Registration fee..........................................................  $ 81,035
    NASD filing fee...........................................................    24,000
    Blue Sky fees and expenses, including legal fees..........................    15,000
    Accounting fees and expenses..............................................    25,000
    Legal fees and expenses...................................................   155,000
    Transfer agent and registrar fees.........................................     5,000
    Printing and engraving....................................................   100,000
    Miscellaneous.............................................................    44,965
                                                                                --------
              Total...........................................................  $450,000
                                                                                ========

ITEM 14 TO FORM S-1, ITEM 15 TO FORM S-3. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware (the "GCL") provides, in summary, that a corporation may indemnify a director, officer, employee or agent of a corporation (i) in the case of third-party claims, against certain expenses incurred by such person in connection with any action, suit or proceeding brought or threatened against such person by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) in the case of actions by or in the right of the corporation, against certain expenses incurred by such person in connection with the defense or settlement of such an action, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that, in the case of actions by or in the right of the corporation, if such person is adjudged to be liable to the corporation, no indemnification can be made unless a court determines that such person is fairly and reasonably entitled to indemnification. Indemnification also is authorized with respect to any criminal action or proceeding where, in addition to the criteria stated under (i) above, a director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful. Section 145 of the GCL furthermore provides that a corporation must indemnify a director, officer, employee or agent of the corporation to the extent that he or she is successful on the merits or otherwise in defending any of the actions, suits or proceedings described above. Oregon Steel's Restated Certificate of Incorporation (the "Restated Certificate") and Bylaws and New CF&I's Certificate of Incorporation (the "Certificate") and Bylaws provide for the indemnification by Oregon Steel and New CF&I of their respective directors, officers, employees and agents to the fullest extent permitted by Section 145 of the Delaware GCL. Additionally,
Section 145 of the Delaware GCL permits a corporation to purchase and maintain insurance on behalf of its directors, officers, employees and agents against any liability asserted against such persons and incurred by such persons, or arising out of such persons' status as such. Oregon Steel maintains an insurance policy covering its directors and officers against such liability. Oregon Steel also has entered into indemnification agreements with certain executive officers.

     Section 102 of the Delaware GCL provides that a corporation, in its Certificate of Incorporation, may eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, other than liability for (1) any breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) any transaction from which the director derived an improper personal benefit and (4) unlawful payment of dividends or unlawful stock purchases or redemptions. The

Restated Certificate of Oregon Steel and the Certificate of New CF&I each provides for the elimination, to the fullest extent permitted by law, of personal liability of its directors for monetary damages for breach of fiduciary duty as a director.

     Section 8.7 of the Amended and Restated Agreement of Limited Partnership of CF&I (the "Partnership Agreement") provides that the general partner of CF&I, New CF&I, shall be indemnified and held harmless by the partnership from and against any and all claims, demands, liabilities, costs, damages, expenses and causes of action of any nature whatsoever (including, without limitation, the cost of investigating, defending and settling any claims and lawsuits, including accounting and attorney fees and expenses, at trial and on appeal) arising out of or incidental to the general partner's management of partnership affairs; provided, however, that the general partner shall not be entitled to indemnification if the act or omission of the general partner is found by a court or arbitrator to have been taken not in good faith or to have constituted intentional misconduct or knowing violation of law. The indemnification rights contained in the Partnership Agreement are cumulative of, and in addition to, any and all other rights, remedies and means of recourse to which the general partner is entitled, whether pursuant to the Partnership Agreement, at law or in equity.

ITEM 15 TO FORM S-1. RECENT SALES OF UNREGISTERED SECURITIES

     Since March 31, 1993, neither CF&I nor New CF&I has sold any securities that have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), except as set forth in the paragraph below.

     In August 1994 New CF&I issued and sold 20 shares of its Common Stock to NS Finance III, Inc., a wholly owned subsidiary of Nippon Steel U.S.A., Inc. at a price of $840,000 per share. This issuance and sale was made pursuant to Section 4(2) of the Securities Act as a transaction not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS


            1.1      Form of Underwriting Agreement**
            3.1      Certificate of Incorporation of New CF&I, Inc.**
            3.2      Amended and Restated Agreement of Limited Partnership of CF&I Steel, L.P.
                     dated as of March 3, 1993 by and between New CF&I, Inc. and the Pension
                     Benefit Guaranty Corporation (incorporated by reference to exhibit 28.1 to the Current Report on Form 8-K of Oregon Steel Mills, Inc. dated March
                     3, 1993)
            3.3      Bylaws of New CF&I, Inc.**
            4.1      Form of Indenture related to the   % First Mortgage Notes due 2003
                     (including a form of Note and form of Guarantee and form of note evidencing Guarantee)**
            4.2      Form of Deed of Trust, Assignment of Rents and Leases and Security
                     Agreement**
            4.3      Form of Security Agreement**
            4.4      Form of Intercreditor Agreement**
            5.1      Opinion of Stoel Rives LLP
           10.1      Asset Purchase Agreement dated as of March 3, 1993 among CF&I Steel
                     Corporation, Denver Metals Company, Albuquerque Metals Company, CF&I
                     Fabricators of Colorado, Inc., CF&I Fabricators of Utah, Inc., Pueblo
                     Railroad Service Company, Pueblo Metals Company, Colorado & Utah Land
                     Company, The Colorado and Wyoming Railway Company, William J. Westmark as
                     trustee for the estate of The Colorado and Wyoming Railway Company, CF&I
                     Steel, L.P., New CF&I, Inc. and Oregon Steel Mills, Inc. (incorporated by reference to exhibit 2.1 to the Current Report on Form 8-K of Oregon
                     Steel Mills, Inc. dated March 3, 1993)
           12.1      Statement re computation of ratios of earnings to fixed charges (actual and pro forma) (included on page II-9)
           12.2      Statement re computation of ratios of EBITDA to interest expense
                     (including capitalized interest) (actual and pro forma) (included on page
                     II-10)

           23.1      Consent of Coopers & Lybrand L.L.P. (Oregon Steel Mills, Inc.) (included on page II-11)
           23.2      Consent of Coopers & Lybrand L.L.P. (New CF&I, Inc.) (included on page
                     II-12)
           23.3      Consent of Coopers & Lybrand L.L.P. (CF&I Steel, L.P.) (included on page
                     II-13)
           23.4      Consent of Stoel Rives LLP (included in Exhibit 5.1)
           24.1      Power of Attorney of the directors and certain officers of New CF&I,
                     Inc.*
           24.2      Power of Attorney of the directors and certain officers of the general partner of CF&I Steel, L.P.*
           24.3      Power of Attorney of the directors and certain officers of Oregon Steel
                     Mills, Inc.*
           25.1      Statement of eligibility of trustee**
           27.1      Financial Data Schedule of New CF&I, Inc.**
           27.2      Financial Data Schedule of CF&I Steel, L.P.**
           99.1      Credit Agreement dated December 14, 1994 among Oregon Steel Mills, Inc.
                     as the Borrower, Certain Commercial Lending Institutions as the Lenders,
                     First Interstate Bank of Oregon, N.A. as the Administrative Agent for the
                     Lenders, The Bank of Nova Scotia as the Syndication Agent for the Lenders
                     and First Interstate Bank of Oregon, N.A. and The Bank of Nova Scotia as
                     the Managing Agents for the Lenders, as amended (incorporated by reference to exhibit 10.12 to the Annual Report on Form 10-K of Oregon
                     Steel Mills, Inc. for the year ended December 31, 1994)
           99.2      Amendment dated as of September 30, 1995 to the Credit Agreement dated
                     December 14, 1994 among Oregon Steel Mills, Inc. as the Borrower, Certain
                     Commercial Lending Institutions as the Lenders, First Interstate Bank of
                     Oregon, N.A. as the Administrative Agent for the Lenders, The Bank of
                     Nova Scotia as the Syndication Agent for the Lenders and First Interstate
                     Bank of Oregon, N.A. and The Bank of Nova Scotia as the Managing Agents
                     for the Lenders, as amended (incorporated by reference to exhibit 10.0 to the Quarterly Report on Form 10-Q of Oregon Steel Mills, Inc. for the
                     quarter ended September 30, 1995)
           99.3      Waiver and Amendment No. 2 to the Credit Agreement dated December 14,
                     1994 among Oregon Steel Mills, Inc., as the Borrower, Certain Commercial
                     Lending Institutions, as the Lenders, First Interstate Bank of Oregon,
                     N.A., as the Administrative Agent for the Lenders, The Bank of Nova
                     Scotia, as the Syndication Agent for the Lenders and First Interstate
                     Bank of Oregon, N.A. and The Bank of Nova Scotia, as the Managing Agent
                     for the Lenders (incorporated by reference to exhibit 10.13 to the Annual
                     Report on Form 10-K of Oregon Steel Mills, Inc. for the year ended
                     December 31, 1995).
           99.4      Form of Amended and Restated Credit Agreement among Oregon Steel Mills,
                     Inc. as the Borrower, Certain Commercial Lending Institutions as the
                     Lenders, First Interstate Bank of Oregon, N.A. as the Administrative
                     Agent for the Lenders, The Bank of Nova Scotia as the Syndication Agent
                     for the Lenders and First Interstate Bank of Oregon, N.A. and The Bank of
                     Nova Scotia as the Managing Agents for the Lenders


- ---------------
 * Filed April 8, 1996.


** Filed May 22, 1996.


     All supporting schedules have been omitted because they are not required or the information required to be set forth therein is furnished elsewhere.

ITEM 17. UNDERTAKINGS

     A. Oregon Steel hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Oregon Steel's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. The undersigned registrants hereby undertake that:

          (1) For purposes of determining any liability under the Securities Act of 1933, as amended, (the "Securities Act"), the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on June 7, 1996.


                                          NEW CF&I, INC.

                                          By:          THOMAS B. BOKLUND

                                            ------------------------------------
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the following capacities effective on June 7, 1996.


                  SIGNATURE                                        TITLE
- ---------------------------------------------  ----------------------------------------------
              THOMAS B. BOKLUND                    President and Chief Executive Officer
- ---------------------------------------------          (Principal Executive Officer)
             (Thomas B. Boklund)

                L. RAY ADAMS                     Chief Financial Officer, Vice President of
- ---------------------------------------------  Finance and Director (Principal Financial and
               (L. Ray Adams)                               Accounting Officer)

               JOE E. CORVIN*                                     Director
- ---------------------------------------------
               (Joe E. Corvin)

            EDWARD J. HEPP, JR.*                                  Director
- ---------------------------------------------
            (Edward J. Hepp, Jr.)

               YUTAKA HOKURA*                                     Director
- ---------------------------------------------
               (Yutaka Hokura)

*By:            L. RAY ADAMS
- ---------------------------------------------
                L. Ray Adams
              Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on June 7, 1996.


                                          CF&I STEEL, L.P.

                                          By: New CF&I, Inc.
                                            General Partner

                                          By:          THOMAS B. BOKLUND

                                            ------------------------------------
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the following capacities effective on June 7, 1996.


                  SIGNATURE                                        TITLE
- ---------------------------------------------  ----------------------------------------------
              THOMAS B. BOKLUND                         Principal Executive Officer
- ---------------------------------------------
             (Thomas B. Boklund)

                L. RAY ADAMS                   Principal Financial and Accounting Officer and
- ---------------------------------------------            Director of New CF&I, Inc.
               (L. Ray Adams)

                JOE E. CORVIN*                           Director of New CF&I, Inc.
- ---------------------------------------------
               (Joe E. Corvin)

             EDWARD J. HEPP, JR.*                        Director of New CF&I, Inc.
- ---------------------------------------------
            (Edward J. Hepp, Jr.)

                YUTAKA HOKURA*                           Director of New CF&I, Inc.
- ---------------------------------------------
               (Yutaka Hokura)

*By             L. RAY ADAMS
- ---------------------------------------------
                L. Ray Adams
              Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on June 7, 1996.


                                            OREGON STEEL MILLS, INC.

                                            By:         THOMAS B. BOKLUND

                                              ----------------------------------
                                                 Chairman and Chief Executive
                                                            Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the following capacities effective on June 7, 1996.


                 SIGNATURE                                          TITLE
- --------------------------------------------     --------------------------------------------
              THOMAS B. BOKLUND                   Chairman of the Board and Chief Executive
- --------------------------------------------        Officer (Principal Executive Officer)
            (Thomas B. Boklund)

                L. RAY ADAMS                      Chief Financial Officer and Vice President
- --------------------------------------------       of Finance (Principal Financial Officer)
               (L. Ray Adams)

           CHRISTOPHER D. CASSARD*                Corporate Controller (Principal Accounting
- --------------------------------------------                       Officer)
          (Christopher D. Cassard)

               C. LEE EMERSON*                                     Director
- --------------------------------------------
              (C. Lee Emerson)

               V. NEIL FULTON*                                     Director
- --------------------------------------------
              (V. Neil Fulton)

             EDWARD C. GENDRON*                                    Director
- --------------------------------------------
            (Edward C. Gendron)

              ROBERT W. KEENER*                                    Director
- --------------------------------------------
             (Robert W. Keener)

             RICHARD G. LANDIS*                                    Director
- --------------------------------------------
            (Richard G. Landis)

                 SIGNATURE                                          TITLE
- --------------------------------------------     --------------------------------------------
             JAMES A. MAGGETTI*                                    Director
- --------------------------------------------
            (James A. Maggetti)

               JOHN A. SPROUL*                                     Director
- --------------------------------------------
              (John A. Sproul)

             WILLIAM SWINDELLS*                                    Director
- --------------------------------------------
            (William Swindells)

*By             L. RAY ADAMS
    ----------------------------------------
                L. Ray Adams
              Attorney-in-Fact

                                                                    EXHIBIT 12.1

                            OREGON STEEL MILLS, INC.

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                                      THREE MONTHS
                                                                                          ENDED              PRO FORMA(4)
                                              YEAR ENDED DECEMBER 31,                   MARCH 31,       -----------------------
                                  -----------------------------------------------   -----------------             FIRST QUARTER
                                   1991      1992      1993      1994      1995      1995      1996      1995         1996
                                  -------   -------   -------   -------   -------   -------   -------   -------   -------------
                                                                  (DOLLAR AMOUNTS IN THOUSANDS)
EARNINGS:
  Income (loss) before income
    taxes (1)...................  $56,235   $34,483   $22,193   $(3,279)  $16,196   $ 3,080   $10,665   $ 8,021      $11,211
ADJUSTMENTS:
  Fixed charges, as below.......    1,895       923     6,654    12,225    22,972     4,905     7,626    31,959        7,963
  Capitalized interest..........   (1,399)     (318)   (1,657)   (7,404)  (12,221)   (2,902)   (3,595)  (13,033)      (4,478)
  Minority interest in income of
    majority-owned subsidiaries
    with fixed charges..........                        1,996     3,379                 168       788                    788
  Minority interest in losses of
    majority-owned
    subsidiaries................             (1,097)                 (6)     (862)      (72)               (862)
                                  -------   -------   -------   -------   -------   -------   -------   -------     --------
Earnings for computational
  purposes (1)..................  $56,731   $33,991   $29,186   $ 4,915   $26,085   $ 5,179   $15,484   $26,085      $15,484
                                  =======   =======   =======   =======   =======   =======   =======   =======     ========
FIXED CHARGES:
  Interest on indebtedness
    (2).........................  $ 1,399   $   318   $ 5,645   $11,314   $22,528   $ 4,785   $ 7,467   $31,515      $ 7,804
  Interest portion of rentals
    (3).........................      496       605     1,009       911       444       120       159       444          159
                                  -------   -------   -------   -------   -------   -------   -------   -------     --------
Fixed charges for computational
  purposes......................  $ 1,895   $   923   $ 6,654   $12,225   $22,972   $ 4,905   $ 7,626   $31,959      $ 7,963
                                  =======   =======   =======   =======   =======   =======   =======   =======     ========
Ratio of earnings to fixed
  charges.......................     29.9x     36.8x      4.4x       .4x      1.1x      1.1x      2.0x       .8x         1.9x
                                  =======   =======   =======   =======   =======   =======   =======   =======     ========

- ---------------

(1) The 1994 amounts have been restated to reflect the proceeds from a subsidiary's issuance of stock as minority interest.

(2) Interest on indebtedness charges include amortization of debt issue costs.

(3) Interest portion of rentals is assumed to equal one-third of operating lease and rental expense for the year.

(4) The pro forma ratio reflects the issuance of the 10% First Mortgage Notes and the issuance of 6,000,000 shares Common Stock at $16.00 per share with the use of proceeds to repay amounts outstanding under the Old Credit Agreement, the cost to terminate certain interest rate swap agreements and the fees related to the establishment of the Amended Credit Agreement, none of which was drawn down for pro forma purposes. The receipt of proceeds and repayment of the amounts outstanding under the Old Credit Agreement are assumed for this purpose to have occurred as of January 1, 1995.

                                                                    EXHIBIT 12.2

                            OREGON STEEL MILLS, INC.

              COMPUTATION OF RATIOS OF EBITDA TO INTEREST EXPENSE

                                                                                     THREE MONTHS
                                                                                         ENDED              PRO FORMA(2)
                                             YEAR ENDED DECEMBER 31,                   MARCH 31,       -----------------------
                                 -----------------------------------------------   -----------------             FIRST QUARTER
                                  1991      1992      1993      1994      1995      1995      1996      1995         1996
                                 -------   -------   -------   -------   -------   -------   -------   -------   -------------
                                          (DOLLAR AMOUNTS IN THOUSANDS)
EBITDA:
  Net income (loss) (1)........  $35,465   $19,977   $14,805   $  (338)  $12,434   $ 1,910   $ 6,518   $ 7,365      $ 6,857
  Income taxes (benefit).......   20,770    14,506     7,388    (2,941)    3,762     1,170     4,147       656        4,354
  Interest expense.............                        3,988     3,910    10,307     1,883     3,872    18,482        3,326
  Depreciation and
    amortization...............   12,441    16,253    21,375    22,012    24,964     5,116     7,131    24,964        7,131
  Settlement of litigation.....              5,040    (2,750)
  Provision for rolling mill
    closures...................                                 22,134
                                 -------   -------   -------   -------   -------   -------   -------   -------   -------------
EBITDA for computational
  purposes (1).................  $68,676   $55,776   $44,806   $44,777   $51,467   $10,079   $21,668   $51,467      $21,668
                                 ========  ========  ========  ========  ========  ========  ========  ========  =============
Interest expense (including
  capitalized interest)........  $ 1,399   $   318   $ 5,645   $11,314   $22,528   $ 4,785   $ 7,467   $31,515      $ 7,804
                                 ========  ========  ========  ========  ========  ========  ========  ========  =============
Ratio of EBITDA to interest
  expense......................     49.1x    175.4x      7.9x      4.0x      2.3x      2.1x      2.9x      1.6x         2.8x
                                 ========  ========  ========  ========  ========  ========  ========  ========  =============

- ---------------

(1) The 1994 amounts have been restated to reflect the proceeds from a subsidiary's issuance of stock as minority interest.

(2) The pro forma ratio reflects the issuance of the 10% First Mortgage Notes and the issuance of 6,000,000 shares Common Stock at $16.00 per share with the use of proceeds to repay amounts outstanding under the Old Credit Agreement, the cost to terminate certain interest rate swap agreements and the fees related to the establishment of the Amended Credit Agreement, none of which was drawn down for pro forma purposes. The receipt of proceeds and repayment of the amounts outstanding under the Old Credit Agreement are assumed for this purpose to have occurred as of January 1, 1995.

                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion and incorporation by reference in the registration statement on Form S-1 and Form S-3, respectively, of our report, which has an explanatory paragraph with regard to restatement of the 1994 financial statements, dated January 19, 1996, on our audits of the consolidated financial statements and financial statement schedule of Oregon Steel Mills, Inc. and Subsidiaries as of December 31, 1995, 1994 and 1993 and for the years then ended, which report is included herein and in the Annual Report on Form 10-K (and amendment thereto on Form 10-K/A) for the year ended December 31, 1995. We also consent to the reference to our firm under the caption "Experts."

                                            COOPERS & LYBRAND L.L.P.

Portland, Oregon

June 7, 1996

                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion in this registration statement on Form S-1 of our report, which has an explanatory paragraph with regard to restatement of the December 31, 1994 balance sheet, dated January 19, 1996, on our audits of the consolidated financial statements of New CF&I, Inc. and Subsidiaries. We also consent to the reference to our firm under the caption "Experts."

                                          COOPERS & LYBRAND L.L.P.

Portland, Oregon

June 7, 1996

                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion in this registration statement on Form S-1 of our report dated January 19, 1996, on our audits of the financial statements of CF&I Steel, L.P. We also consent to the reference to our firm under the caption "Experts."

                                          COOPERS & LYBRAND L.L.P.

Portland, Oregon

June 7, 1996

                               INDEX TO EXHIBITS


                                                                                       SEQUENTIALLY
                                                                                         NUMBERED
                                                                                           PAGE
EXHIBIT NO.                                  EXHIBIT                                      NUMBER
- -----------  ------------------------------------------------------------------------  ------------
     1.1     Form of Underwriting Agreement**........................................
     3.1     Certificate of Incorporation of New CF&I, Inc.**........................
     3.2     Amended and Restated Agreement of Limited Partnership of CF&I Steel,
             L.P. dated as of March 3, 1993 by and between New CF&I, Inc. and the
             Pension Benefit Guaranty Corporation (incorporated by reference to exhibit 28.1 to the Current Report on Form 8-K of Oregon Steel Mills,
             Inc. dated March 3, 1993)...............................................
     3.3     Bylaws of New CF&I, Inc.**..............................................
     4.1     Form of Indenture related to the   % First Mortgage Notes due 2003
             (including a form of Note and form of Guarantee and form of note evidencing Guarantee)**.................................................
     4.2     Form of Deed of Trust, Assignment of Rents and Leases and Security
             Agreement**.............................................................
     4.3     Form of Security Agreement**............................................
     4.4     Form of Intercreditor Agreement**.......................................
     5.1     Opinion of Stoel Rives LLP..............................................
    10.1     Asset Purchase Agreement dated as of March 3, 1993 among CF&I Steel
             Corporation, Denver Metals Company, Albuquerque Metals Company, CF&I
             Fabricators of Colorado, Inc., CF&I Fabricators of Utah, Inc., Pueblo
             Railroad Service Company, Pueblo Metals Company, Colorado & Utah Land
             Company, The Colorado and Wyoming Railway Company, William J. Westmark
             as trustee for the estate of The Colorado and Wyoming Railway Company,
             CF&I Steel, L.P., New CF&I, Inc. and Oregon Steel Mills, Inc.
             (incorporated by reference to exhibit 2.1 to the Current Report on Form
             8-K of Oregon Steel Mills, Inc. dated March 3, 1993)....................
    12.1     Statement re computation of ratios of earnings to fixed charges (actual and pro forma) (included on page II-9)..................................
    12.2     Statement re computation of ratios of EBITDA to interest expense
             (including capitalized interest) (actual and pro forma) (included on page II-10).............................................................
    23.1     Consent of Coopers & Lybrand L.L.P. (Oregon Steel Mills, Inc.) (included on
             page II-11).............................................................
    23.2     Consent of Coopers & Lybrand L.L.P. (New CF&I, Inc.) (included on page
             II-12)..................................................................
    23.3     Consent of Coopers & Lybrand L.L.P. (CF&I Steel, L.P.) (included on page
             II-13)..................................................................
    23.4     Consent of Stoel Rives LLP (included in Exhibit 5.1)....................
    24.1     Power of Attorney of the directors and certain officers of New CF&I,
             Inc.*...................................................................
    24.2     Power of Attorney of the directors and certain officers of the general partner of CF&I Steel, L.P.*............................................
    24.3     Power of Attorney of the directors and certain officers of Oregon Steel
             Mills, Inc.*............................................................
    25.1     Statement of eligibility of trustee**...................................
    27.1     Financial Data Schedule of New CF&I, Inc.**.............................
    27.2     Financial Data Schedule of CF&I Steel, L.P.**...........................
    99.1     Credit Agreement dated December 14, 1994 among Oregon Steel Mills, Inc.
             as the Borrower, Certain Commercial Lending Institutions as the Lenders,
             First Interstate Bank of Oregon, N.A. as the Administrative Agent for
             the Lenders, The Bank of Nova Scotia as the Syndication Agent for the
             Lenders and First Interstate Bank of Oregon, N.A. and The Bank of Nova
             Scotia as the Managing Agents for the Lenders, as amended (incorporated by reference to exhibit 10.12 to the Annual Report on Form 10-K of
             Oregon Steel Mills, Inc. for the year ended December 31, 1994)..........

                                                                                       SEQUENTIALLY
                                                                                         NUMBERED
                                                                                           PAGE
EXHIBIT NO.                                  EXHIBIT                                      NUMBER
- -----------  ------------------------------------------------------------------------  ------------
    99.2     Amendment dated as of September 30, 1995 to the Credit Agreement dated
             December 14, 1994 among Oregon Steel Mills, Inc. as the Borrower,
             Certain Commercial Lending Institutions as the Lenders, First Interstate
             Bank of Oregon, N.A. as the Administrative Agent for the Lenders, The
             Bank of Nova Scotia as the Syndication Agent for the Lenders and First
             Interstate Bank of Oregon, N.A. and The Bank of Nova Scotia as the
             Managing Agents for the Lenders, as amended (incorporated by reference to exhibit 10.0 to the Quarterly Report on Form 10-Q of Oregon Steel
             Mills, Inc. for the quarter ended September 30, 1995)...................
    99.3     Waiver and Amendment No. 2 to the Credit Agreement dated December 14,
             1994 among Oregon Steel Mills, Inc., as the Borrower, Certain Commercial
             Lending Institutions, as the Lenders, First Interstate Bank of Oregon,
             N.A., as the Administrative Agent for the Lenders, The Bank of Nova
             Scotia, as the Syndication Agent for the Lenders and First Interstate
             Bank of Oregon, N.A. and The Bank of Nova Scotia, as the Managing Agents
             for the Lenders (incorporated by reference to exhibit 10.13 to the
             Annual Report on Form 10-K of Oregon Steel Mills, Inc. for the year ended December 31, 1995)................................................
    99.4     Form of Amended and Restated Credit Agreement among Oregon Steel Mills,
             Inc. as the Borrower, Certain Commercial Lending Institutions as the
             Lenders, First Interstate Bank of Oregon, N.A. as the Administrative
             Agent for the Lenders, The Bank of Nova Scotia as the Syndication Agent
             for the Lenders and First Interstate Bank of Oregon, N.A. and The Bank
             of Nova Scotia as the Managing Agents for the Lenders...................


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 * Filed April 8, 1996.


** Filed May 22, 1996.